The information in this preliminary prospectus supplement is not complete and may be changed.  This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(5)

Registration Statement No. 333-159959

SUBJECT TO COMPLETION, DATED SEPTEMBER 9, 2009

PROSPECTUS SUPPLEMENT

(to prospectus dated August 4, 2009)

                      SHARES

SKYPEOPLE FRUIT JUICE, INC.

COMMON STOCK

This prospectus supplement relates to the sale of               shares of our common stock, par value $0.001 per share (the “Common Stock”), by Barron Partners LP and Eos Holdings, LLC (the “Selling Stockholders”).  Although we will not receive any proceeds from the sale of the shares, the Selling Stockholders must exercise warrants to acquire the shares to be sold, and we could receive up to  $                  in proceeds from these warrant exercises.

Except as otherwise indicated, share and share price information (except information taken from our historical financial statements) in this prospectus supplement assumes that, and has been adjusted for a two shares for three shares reverse split of our Common Stock that we intend to effectuate simultaneously with the listing of our Common Stock on the NYSE Amex Equities and the closing of the sale of the shares offered hereby.

Our Common Stock currently trades on the OTC Bulletin Board under the symbol SPFJ; however, our Common Stock has been approved for listing on NYSE Amex Equities.  The last actual trade of our Common Stock occurred on May 1, 2009 at $5.25 per share.  There is only a limited market for our Common Stock, and the shares are being offered in anticipation of development of a secondary trading market.  Although the listing of our Common Stock on NYSE Amex Equities has been approved, we can provide no assurance that an active market in our Common Stock will develop.

Investing in our securities involves risks. See “Risk Factors” on page S-12.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds to Selling Stockholders (before expenses)	$	$
Proceeds to the Company from exercise of warrants		$

The Selling Stockholders have granted the underwriters a 30-day option to purchase up to an additional      shares of our Common Stock to cover over-allotments, if any.  If the underwriters exercise this option in full, the total underwriting discounts and commissions payable by the Selling Stockholder will be $       , and the total proceeds to the Selling Stockholders, before expenses, will be $        .  Total proceeds to us from the exercise of warrants will be $        .

We expect to deliver the shares offered hereby to purchasers on or about September     , 2009.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Roth Capital Partners

Maxim Group LLC

The date of this prospectus supplement is September    , 2009

PROSPECTUS

-i-

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-1 (File No. 333-159959) that we filed with the Securities and Exchange Commission, or the SEC, and which was declared effective by the SEC on July 23, 2009.  This prospectus supplement describes details of the offering of shares of our Common Stock by certain selling stockholders listed in this prospectus supplement along with the risks of investing in our Common Stock and other items. The accompanying prospectus provides more general information.  To the extent the information in this prospectus supplement or any of the documents incorporated by reference into this prospectus supplement are inconsistent with the accompanying prospectus or any of the documents incorporated by reference into the accompanying prospectus, you should rely on this prospectus supplement or the documents incorporated by reference into this prospectus supplement, as the case may be. You should read both this prospectus supplement and the accompanying prospectus together with the information about us described in the Section entitled “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference. We have not, and neither Roth Capital Partners nor Maxim Group LLC has, authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of delivery of such documents, regardless of the time of its delivery or of any sale of shares offered hereby. This prospectus will be updated and, as updated, will be made available for delivery to the extent required by federal securities laws.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus.  This summary does not contain all of the information you should consider before investing in our Common Stock. You should read this entire prospectus supplement and the accompanying prospectus carefully, especially the “Risk Factors” section beginning on page S-12 and our consolidated financial statements and the related notes appearing at the end of the accompanying prospectus, before making an investment decision.  Unless the context otherwise requires, we use the terms “SkyPeople,” “Company,” “we,” “us” and “our” in this prospectus supplement and the accompanying prospectus  to refer to SkyPeople Fruit Juice, Inc. and its consolidated subsidiaries.

Our Business

We are engaged in the production and sale of fruit concentrate, fruit juice beverages, and other fruit related products in and from the People’s Republic of China ("PRC" or "China").  Our fruit concentrates, which include apple, pear, and kiwifruit, are primarily exported via distributors to North America, Europe and the Middle East.  We sell our Hedetang brand bottled fruit juice beverages domestically, primarily to supermarkets in certain regions of the PRC. In the six months ended June 30, 2009, our fruit concentrate, fruit juice beverages, and other fruit related products represented 51%, 45%, and 4% of our sales, respectively as compared to 78%, 13% and 9%, respectively, at December 31, 2008.

We believe that we are currently one of the only companies able to produce specialty fruit juices on a large scale in China.  In addition, we believe that we are recognized as a leading specialty fruit juice producer.  Specialty fruit juices are juices squeezed from fruits that are grown in a relatively low quantity. Specialty fruit juices include kiwifruit juice, mulberry juice, strawberry juice, and pomegranate juice.

We employ modern equipment and technology at our production facilities. Our equipment and technology help ensure product quality, control costs, and satisfy international juice standards such as ISO9001, Hazard Analysis and Critical Control Points (“HACCP”) and Kosher. Our production facilities are located near regional fruit production centers, which enables us to purchase directly from farmers and avoid the need to transport raw fruits over long distances. In turn, this helps reduce our transportation expenses and maintains high product quality by preserving freshness and reducing damage to the raw fruit in transit.

During the year ended December 31, 2008, we produced 21,591 tons of fruit juice concentrate, 5,339 tons of fruit juice beverage and 5,833 tons of fresh and other fruit related products such as kiwifruit seeds and apple aroma. As we expand our current production facilities and, to the extent we are able to acquire other companies in the fruit product industry, we will expand our fruit processing capacity and our annual yield to meet what we believe will be increasing customer demand.

Our Industry

The global market for processed fruit products has expanded rapidly in the last few years, in part reflecting a shift from carbonated beverages to pure fruit juice products.  According to The Beverage Digest’s annual “Fact Book,” global demand for non-alcoholic single serve beverages was $106 billion in 2006 and increased 4.1% by volume from 2005 to 2006. Further, while carbonated soft drinks declined in volume from 2005 to 2006 for the first time in 20 years, global sales of noncarbonated drinks (tea, coffee, fortified water, juice, sports drinks, milk drinks, and energy drinks) increased by 15% from 2005 to 2006. According to the Beijing Business & Intelligence Consulting Co. Ltd., an independent research firm, projected total sales value of and net income with respect to processed fruit products in China will reach $37.2 billion and $2.5 billion, respectively, in 2010, which would yield a compounded annual growth rate of 42.5% and 66.7%, respectively, for the four-year period from 2007 to 2010. China currently accounts for only 10% of total global fruit juice consumption and the annual per capita fruit juice consumption in China is approximately 1 kilogram. Chinese consumption shows strong growth potential when it is compared to the developed international markets, for which the average annual per capita fruit juice consumption is approximately 40 kilograms.

This rapid growth in the fruit processing industry in China and worldwide has placed significant pressure on producers to increase production capacities while managing increased costs associated with transport logistics and raw materials.  To respond effectively, producers must:

●	utilize modern processing technology to maximize processing capacity and annual yield without significantly increasing production costs;

●	utilize flexible production facilities to respond quickly to market supply and demand, including being able to periodically introduce new products to the market; and

●	build or acquire new production facilities near stable sources of raw material that can adequately meet planned processing capacities and annual yield.

Our Strengths

We believe that the following strengths enable us to compete effectively and capitalize on the rapid growth of the fruit product industry:

Raw Materials Control and Resources Advantages

We have located our production facilities in close proximity to large sources of apples and kiwifruit in Shaanxi and Liaoning Provinces. Our close proximity to regional production centers ensures raw material availability and freshness and reduces our fruit purchasing and transportation costs.

Equipment, Technology, and Quality Advantages

We employ modern fruit processing equipment and have developed several unique production processes and technologies that have allowed us to gain market share in the fruit concentrate and fruit juice beverage industries, most notably in the kiwifruit market. We believe that our equipment helps us to maintain uniform and high product quality and keeps processing costs under control.

Product Diversity

Our products include fruit concentrate and fruit juice beverages from apples, pears, kiwifruit, and mulberries. We also sell organic fresh fruit, kiwifruit seed and apple aroma. Our diversified product lines help us compete in international markets, lessen commodity price risk, and lessen the risks associated with seasonality and changing consumer preferences.

Operations Team

We have a professional, highly educated, and motivated business administration and technology development team. Our operating managers have an average of more than 10 years of experience in the fruit processing industry. We have established good relationships with several scientific research institutes and experienced consultants that we believe have been instrumental to our growth.

Chinese Government Support

The PRC government’s agricultural industrialization policy supports our business. Our main operating subsidiary, Shaanxi Tianren Organic Food Co., Ltd. ("Shaanxi Tianren"), was awarded the nationally recognized status of High and New Technology Enterprise in December 2006.  As a result, in 2007 and 2008 we received subsidies from the local government of Shaanxi Province of approximately $500,000 and $316,000, respectively. The Shaanxi government has also approved the expansion of kiwifruit production in the province. We have submitted our kiwifruit industrialization development plan to the Shaanxi Province government, which has been approved by the related government department and therefore may result in our receiving further subsidies.

Our Strategy

We intend to employ the following business strategies to capitalize on the rapidly growing fruit product market:

Increase Our Capacity

We will continue to expand the production capacity of our three existing production facilities. We will also consider acquisition opportunities in order to further expand our production capacity.

Diversify Our Products

We hope to increase our fruit product offerings in order to further diversify our product mix. Our strategic focus will be on expanding into fruits with harvesting seasons complementary to our current fruits. This will enable us to expand our squeezing season, thus increasing our annual production of fruit concentrate.  In addition, we will enhance our research and development activities in order to develop and produce innovative high margin products like polyphenol (an antioxidant compound with beneficial effects on health) from concentrated fruit juice to further diversify our product mix, reduce risk and increase our revenue.

Enlarge Our Worldwide Customer Base

We will strive to expand our worldwide customer base by strengthening current relationships with distributors and end users in our existing markets and by developing new relationships with strategic distributors and end users in markets we have not yet penetrated.

Focus on Improving Gross Margins

We plan to continue to focus on creating new high margin products to supplement our current product offering.  In addition, we are making efforts to improve margins for our fruit juice beverage business segment by creating new products and focusing on selling efforts on higher margin products..

Increase Sales of Fruit Concentrate and Fruit Juice Beverages in China

We plan to execute our plan to sell our Hedetang brand fruit juice beverages over a broader geographic area in China by expanding our glass bottle production line to produce higher margin portable beverages targeting consumers in large Chinese cities. We will also seek to further develop our fruit vinegar beverage and fruit juice beverage sales networks.

Increase Focus on the Organic and Green Fruit Concepts

According to the Agricultural Marketing Resource Center (www.agmrc.org/markets), organic food production has grown at a rate of almost 20% per annum for the last 7 years and industry experts are continuing to forecast additional growth. We are working toward transitioning the Qinmei kiwifruit plantation, which currently provides us select organic product, to fully organic production within five years. We also plan to convert our apple production base to partially organic, and to establish a fruit and vegetable organic research and development center and a training center by 2010 to further explore organic and other fruit concepts.

Recent Developments

Subsidies

Based on Shaanxi Tianren’s recognition as a High and New Technology Enterprise in 2006, the local government of Shaanxi Province has granted us various subsidies. In the six months ended June 30, 2009, we received subsidies aggregating RMB 10,604,800 or  $1,552,679 (based on the average exchange rate during the six months ended June 30, 2009). Of this amount, RMB 9 million, or $1,317,716 (based on the average exchange rate during the six months ended June 30, 2009) was granted to support our kiwifruit industrialization development plan; RMB 1.6 million, or $234,260 (based on the average exchange rate during the six months ended June 30, 2009), was granted to support our pear processing and production; and RMB 4,800, or $703 (based on the average exchange rate during the six months ended June 30, 2009), was granted for patent right protection of our brand name “Hedetang.”

Office Purchase Agreement

On July 1, 2009, Shaanxi Tianren entered into an office purchase agreement with Zhonghai Trust Co., Ltd. (“Zhonghai”) to purchase 1,426 square meters of office space located on the 16th floor  of the National Development Bank Building, No. 2, Gaoxin 1st RD, Hi-Tech Zone, Xi’an, China. Shaanxi Tianren previously leased this office space from Zhonghai under a lease agreement. The total purchase price under the office purchase agreement was RMB 12,070,000 or approximately $1,767,152 (based on the exchange rate as of July 30, 2009).

Construction

In the second quarter of 2009, Shaanxi Tianren completed construction on the expansion of its research and development center. This research and development center covers an area of 2,000 square meters and encompasses additional space required for research and development laboratories. The expansion is on the existing site of the factory in Jingyang County, Shaanxi Province. The research and development center provides additional space for our engineers to conduct research and development toward the goal of improving our product line.

 Shaanxi Qiyiwangguo Modern Agriculture Co., Ltd. ("Shaanxi Qiyiwangguo"), which is 91.15% owned by Shaanxi Tianren, completed the construction of an industrial waste water processing facility and renovation of an employee building near the factory of Shaanxi Qiyiwangguo located in Shaanxi Province in the second quarter of 2009. We expect that the 1,118 square meter industrial waste water processing facility will process 1,200 cubic meters of waste water per day, helping us meet the increasing production demands of Shaanxi Qiyiwangguo and increasing the use of recycled waste water. The waste water processing facility is expected to be operational in the fourth quarter of 2009.

In the second quarter of 2009, Shaanxi Qiyiwangguo also began renovation of its factory, road and office building located in the factory of Shaanxi Qiyiwangguo. This project is expected to be completed by the end of the third quarter of 2009.

Capital Expenditures

We believe that we currently have sufficient cash on hand, combined with anticipated cash receipts, to fund our business for at least the next 12 months. The capital needed for our business in the next 12 months does not include our planned expenditures for land and equipment, which amount includes the anticipated acquisition of Yingkou Trusty Fruits Co., Ltd. in the third quarter of 2009 for approximately $3.3 million.

For our long term planned expenditures for equipment and land we will likely need to seek additional debt or equity financing. We believe that any such financing could come in the form of debt or the issuance of our Common Stock in a private placement or public offering.  However, there are no assurances that such financing will be available or available on terms acceptable to us. To the extent that we require additional financing in the future and are unable to obtain such additional financing, we may not be able to fully implement our growth strategy.

The majority of our capital expenditures are for the expansion of our production capacity.  In the past three years our annual capital expenditures ranged from $53,000 to $2.9 million.  We financed our capital expenditures and other operating expenses through operating cash flows and bank loans. As of June 30, 2009, the balance of short-term loans totaled RMB 65,000,000 (U.S. $9,516,559 based on the exchange rate on June 30, 2009), with interest rates ranging from 4.86% to 7.52% per annum. These loans are collateralized by land and buildings. These loans are due from September 2009 to June 2010.

Board Matters

On August 12, 2009, Yongke Xue, our Chairman of the Board, and Xiaoqin Yan, another director, resigned as members of the Compensation Committee of our Board of Directors so that the composition of such committee would be in compliance with listing criteria of the NYSE Amex Equities.

AMEX Listing

On August 31, 2009, the staff of NYSE Regulation’s Corporate Compliance Department, on behalf of NYSE Amex Equities, notified us that it had cleared us to file an original listing application for the listing of our Common Stock on the NYSE Amex Equities. We have filed such original listing application and certain other required documents and are waiting for authorization to list. We anticipate that our Common Stock will be listed upon the consummation of this offering.

Stock Split

On July 31, 2009, our Board of Directors approved a two shares for three reverse split of our Common Stock. Shareholder approval of such reverse stock split was neither required nor sought. We intend to effectuate such reverse stock split simultaneously with the listing of our Common Stock on the NYSE Amex Equities and the closing of the sale of the shares offered hereby.

Except as otherwise indicated in this prospectus supplement, share and share price information (except information taken from our historical financial statements) in this prospectus supplement has been adjusted for the two shares for three shares reverse split of our Common Stock that we intend to effectuate simultaneously with the listing of our Common Stock on the Amex and the closing of the sale of the share offered hereby.

Company Information

Our principal executive offices are located at 16F, National Development Bank Tower, No. 2 Gaoxin 1st Road, Xi’an, Shaanxi Province, PRC 710075, and our telephone number is 011-86-29-88377216.  Our website address is www.skypeoplefruitjuice.com. The information contained on our website or that can be accessed through our website is not part of this prospectus, and investors should not rely on any such information in deciding whether to purchase our Common Stock.

THE OFFERING

This prospectus supplement and the accompanying prospectus relate to the resale of the           shares of our Common Stock issuable to the Selling Stockholders upon exercise of warrants (“New Warrants”) which were issued in exchange for other warrants in June 2009.

Total shares of Common Stock outstanding prior to the Offering	14,847,857

Total shares of Common Stock offered by the Selling Stockholders

Total shares of Common Stock to be outstanding after the Offering

Use of Proceeds
We will not receive any proceeds from the sale of the shares of Common Stock underlying the New Warrants, but we may receive proceeds from the exercise of the New Warrants by the Selling Stockholders if such New Warrants are exercised for cash. In the event that all of the New Warrants to purchase the shares of Common Stock included in this prospectus were exercised in cash, we would receive $           of gross proceeds, which we would use for general corporate purposes, including acquisitions and other expansions of our current production capacity. Under the terms of the New Warrants, cashless exercise is permitted in certain circumstances. We will not receive any proceeds from any cashless exercise of the New Warrants.

OTC Bulletin Board Symbol/NYSE Amex Equities Symbol
SPFJ.  On August 31, 2009, the staff of NYSE Regulation’s Corporate Compliance Department, on behalf of  NYSE Amex Equities, notified us that it had cleared us to file an original listing application for the listing of our common stock on the NYSE Amex Equities. We have filed such original listing application and certain other required documents and are waiting for authorization to list. We anticipate that our Common Stock will be listed upon the consummation of this offering. However, we do not know what symbol will be assigned to our Common Stock if our Common Stock is listed on the NYSE Amex Equities.

Risk Factors
You should read the “Risk Factors” section beginning on page S-12 of this prospectus supplement for a discussion of factors to consider carefully before deciding to invest in shares of our Common Stock.

The number of shares of our Common Stock to be outstanding after this offering is based on 14,847,857 shares of our Common Stock outstanding as of August 12, 2009 and          shares of Common Stock issuable upon exercise of the New Warrants exercised in connection with this offering. It excludes (i)            shares of Common Stock underlying warrants not exercised in connection with this offering; (ii) an aggregate of 2,298,297 shares of Common Stock issuable upon the conversion of an aggregate of 3,448,480 outstanding shares of the Company’s Series B Stock, and (iii) 1,333,333 shares of Common Stock issuable upon the conversion of 2,000,000 shares of Series B Stock (the “Make Good Escrow Stock”) that have been deposited with an escrow agent pursuant to the terms of the Stock Purchase Agreement entered into by and between the Company and the Selling Stockholders on February 25, 2008 (the “Stock Purchase Agreement”) and which may be transferred to the Selling Stockholders if the Company fails to achieve certain financial targets in 2009.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables summarize our consolidated financial data for the periods presented. You should read these tables together with the consolidated financial statements and related notes appearing at the end of the accompanying prospectus, as well as “Capitalization,” “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other financial information included elsewhere in this prospectus supplement and the accompanying prospectus.  Our historical results are not necessarily indicative of the results to be expected in any future period.

	Fiscal Year Ended December 31,				Six Months Ended June 30,
	2008	2007	2006	2005	2009	2008

Revenue	$41,648,605	$29,361,941	$17,427,204	$7,027,889	$12,868,062	$16,096,551
Cost of Sale	23,607,409	18,467,045	10,105,327	4,471,432	8,019,754	11,320,336
Gross Margin	18,041,196	10,894,896	7,321,877	2,556,457	4,848,308	4,776,215

Operating Expenses
General and Administrative Expenses	2,830,739	1,158,759	405,253	488,948	967,297	1,005,844
Selling Expenses	1,453,461	686,819	664,717	448,346	375,122	496,645
Research and Development Expenses	449,695	30,878	-	-	551,792	23,625
Liquidated Damages	254,301	-	-	-	-	-
Total Operating Expenses	4,988,196	1,876,456	1,069,970	937,294	1,894,211	1,526,114

Income from Operations	13,053,000	9,018,440	6,251,907	1,619,163	2,954,097	3,250,101

Other Income (Expenses)
Interest Income	63.775	18,295	14,365	22,299	39,033	22,965
Subsidy Income	316,152	500,468	-	-	1,552,679	48,778-
Interest Expense	(932,048)	(400,517)	(62,147)	(2,504)	(485,658)	(445,103)
Other Income (Expense)	353,698	(70,622)	(79,616)	50,119	357,877	332,280
Total Other Income (Expenses)	(198,423)	47,624	(127,398)	69,914	1,463,931	(41,080)
Income Before Income Tax	12,854,577	9,066,064	6,124,509	1,689,077	4,418,028	3,209,021
Income Tax Provision	2,231,140	1,109,160	2,035,675	650,265	1,215,567	311,198
Income Before Minority Interest	10,623,437	7,956,904	4,088,834	1,038,812	3,202,461	2,897,823

Minority interest	613,135	360,501	243,564	3,428	289,912	182,783

Net Income	$10,010,302	$7,596,403	$3,845,270	$1,035,384	$2,912,549	$2,715,040

Earnings per Share:
Basic Earnings per Share	$0.37	$0.35	$0.17	$0.05	$0.11	$010
Diluted Earnings per Share	$0.37	$0.35	$0.17	$0.05	$0.10	$0.10

Weighted Average Shares Outstanding
Basic	22,230,334	22,006,173	22,006,173	22,006,173	22,271,684	22,188,529
Diluted	26,831,961	22,006,173	22,006,173	22,006,173	29,310,927	28,310,157

As of June 30, 2009 (unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$16,501.866
Working capital	14,955,386
Total assets	59,792,946
Indebtedness, long-term	-
Convertible preferred stock at $0.001 par value	3,448
Total Stockholders’ Equity	44,087,740

RISK FACTORS

The following is a summary of certain material risks facing our business and Common Stock that should be carefully considered along with the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. If any other material risks of which we are unaware later occur or become material, our business, financial condition, and operating results, and the price of and trading market for out stock, could be materially harmed.

Risks Related to our Business

We may not be able to effectively control and manage our growth, and a failure to do so could adversely affect our operations and financial condition.

We plan to expand our current production capacity and intend to evaluate potential acquisitions in the near future. Planned expenditures for land, equipment and acquisitions are approximately $45.7 million over the next two years. Even if we are able to secure the funds necessary to implement these expenditures (of which there is no assurance), we will face management, resource and other challenges in expanding our current facilities, integrating acquired businesses with our own, and managing expanding product offerings. Failure to effectively deal with increased demands on our resources could interrupt or adversely affect our operations and cause production backlogs, longer product development time frames and administrative inefficiencies. Other challenges involved with expansion, acquisitions and operation include:

●	unanticipated costs;

●	the diversion of management’s attention from other business concerns;

●	potential adverse effects on existing business relationships with suppliers and customers;

●	obtaining sufficient working capital to support expansion;

●	expanding our product offerings and maintaining the high quality of our products;

●	continuing to fill customers’ orders on time;

●	maintaining adequate control of our expenses and accounting systems;

●	successfully integrating any future acquisitions; and

●
anticipating and adapting to changing conditions in the fruit product industry, whether from changes in government regulations, mergers and acquisitions involving our competitors, technological developments or other economic, competitive or market dynamics.

Even if we do obtain benefits of expansion in the form of increased sales, there may be a lag between the time when the expenses associated with an expansion or acquisition are incurred and the time when we recognize such benefits, which would affect our earnings.

We may need additional capital to fund our future operations and, if it is not available when needed, we may need to reduce our planned development and marketing efforts, which may reduce our sales revenues.

Along with proceeds we may receive from the exercise of the New Warrants (to the extent the New Warrants are exercised for cash), we believe that our existing working capital, along with cash from operations, will allow us to meet our working capital requirements for 2009.  However, if not all of the New Warrants are exercised for cash or if cash from future operations is insufficient, we may need additional capital from outside sources. Our ability to raise capital in the future will depend on a number of factors, including our financial condition and results of operations and the conditions in the relevant financial markets. In addition, pursuant to the terms of the Stock Purchase Agreement, we may not issue any preferred stock or convertible debt until February 26, 2011 so long as the Selling Stockholders collectively own 20% of the Series B Stock issued under the Stock Purchase Agreement.  We cannot assure you that additional capital, if required, will be available on acceptable terms, or at all. If we are unable to obtain financing on a timely basis and on acceptable terms, we may be required to reduce the scope of our planned expansions, product development and marketing efforts, and in turn our financial position, competitive position, growth and profitability may be adversely affected.

    To the extent that we do raise additional capital through the sale of equity or convertible debt securities, the issuance of such securities would result in dilution of the shares held by existing stockholders and could provide new investors with certain rights, preferences and privileges senior to our Common Stock.

Our revenues and profitability are heavily dependent on prevailing prices for our products and raw materials; if we are unable to pass cost increases along to our customers, our margins and operating income may decrease.

As a producer of commodities, much of which are sold into global markets, our revenue, gross margins and cash flow from operations are substantially dependent on the prevailing prices we receive for our products and the cost of our raw materials, neither of which we control. The factors influencing the sales price of concentrated fruit juice include the supply price of fresh fruit, supply and demand of our products in international and domestic markets and competition in the fruit juice industry. In 2008, over 69% of the Company’s fruit juice concentrate was exported out of the PRC directly or indirectly. Changes in politics, laws and the economies of supply and demand in international markets will have a significant impact on prices we may receive for our products.

The price of fresh fruits, our principal raw materials, are subject to market volatility as a result of numerous factors including, but not limited to, general economic conditions, governmental regulations, weather, transportation delays and other uncertainties that are beyond our control. Due to such market volatility, we generally do not, nor do we expect to, have long-term contracts with our fresh fruit suppliers. Other significant raw materials used in our business include packing barrels, pectic enzyme, amylase and auxiliary power fuels such as coal, electricity and water. Prices for these items may be volatile as well and we may experience shortages in these items from time to time. As a result, we cannot assure you that the necessary raw materials will continue to be available to us at prices currently in effect or acceptable to us. In the event raw material prices increase materially, we may not be able to adjust our product prices, especially in the short-term, to recover such cost increases.  If we are not able to effectively pass these cost increases along to our customers, our margins will decrease and earnings will suffer accordingly.

Because we experience seasonal fluctuations in our sales, our quarterly results will fluctuate and our annual performance will depend largely on results from two quarters.

Our business is highly seasonal, reflecting the harvest season of our primary source fruits during the months from August through April of the following year.  Typically, a substantial portion of our revenue is earned during our first and fourth quarters. We generally experience lower revenues during our second and third quarters. Sales in the first and fourth quarters accounted for approximately 67.4% of our revenues for fiscal year 2008. If sales in these quarters are lower than expected, our operating results would be adversely affected, and it would have a disproportionately large impact on our annual operating results.

Weather and other environmental factors affect our raw material supply and a reduction in the quality or quantity of our fresh fruit supplies may have material adverse consequences on our financial results.

Our business may be adversely affected by weather and environmental factors beyond our control, such as adverse weather conditions during the squeezing season. A significant reduction in the quantity or quality of fresh fruits harvested resulting from adverse weather conditions, disease or other factors could result in increased per unit processing costs and decreased production, with adverse financial consequences to the Company.

We depend on a limited number of customers, the loss of one or more of which could materially adversely affect our operations and revenues.

Our revenue is dependent in large part on significant orders from a limited number of customers. Sales to our five largest customers accounted for approximately 34%, 29%, and 57% of our net sales during the years ended December 31, 2008, 2007 and 2006, respectively.  Customer demand depends on a variety of factors including, but not limited to, our customers’ financial condition and general economic conditions. If our sales to any of our largest customers are reduced for any reason, such reduction may have a material adverse effect on our business, financial condition and results of operations.

We may not be able to successfully introduce new products, which could decrease our profitability.

Our future business and financial performance depends, in part, on our ability to successfully respond to consumer preference by introducing new products and improving existing products. We incur significant development and marketing costs in connection with the introduction of new products. Successfully launching and selling new products puts pressure on our sales and marketing resources, and we may fail to invest sufficient funds in order to market and sell a new product effectively.  If we are not successful in marketing and selling new products, our results of operations could be materially adversely affected.

Economic conditions have had and may continue to have an adverse effect on consumer spending on our products.

The worldwide economy is currently undergoing significant turmoil.  The adverse effect of a sustained international economic downturn, including sustained periods of decreased consumer spending, high unemployment levels, or declining consumer or business confidence, along with continued volatility and disruption in the credit and capital markets, will likely result in reduced demand for our products as consumers turn to cheaper substitute goods or forego certain purchases altogether.  To the extent the international economic downturn continues or worsens, we could experience a further reduction in sales volume, and if we are unable to reduce our operating costs and expenses proportionately, many of which are fixed, it would adversely affect our results of operations.

Concerns over food safety and public health may affect our operations by increasing our costs and negatively impacting demand for our products.

We could be adversely affected by diminishing confidence in the safety and quality of certain food products or ingredients. As a result, we may elect or be required to incur additional costs aimed at increasing consumer confidence in the safety of our products.  For example, a crisis in China over melamine-contaminated milk in 2008 has adversely impacted overall Chinese food exports since October 2008 as reported by the Chinese General Administration of Customs, even though most foods exported from China were not implicated in these issues.  In addition, our concentrated fruit juices exported to foreign countries have to be in compliance with foreign quality standards.  Our success depends on our ability to maintain the product quality of our existing products and new products.  Product quality issues, real or imagined, or allegations of product contamination, even if false or unfounded, could tarnish the image of the affected brands and may cause consumers to choose other products.

We will encounter substantial competition in our business and any failure to compete effectively could adversely affect our results of operations.

There are currently a number of well-established companies producing products that compete directly with our product offerings and some of those competitors have significantly more financial and other resources than we possess. We anticipate that our competitors will continue to improve their products and introduce new products with competitive price and performance characteristics. Aggressive marketing or pricing by our competitors or the entrance of new competitors into our markets could have a material adverse effect on our business, results of operations and financial condition.

We may engage in future acquisitions involving significant expenditures of cash, the incurrence of debt or the issuance of stock, all of which could have a materially adverse effect on our operating results.

As part of our business strategy, we review acquisition and strategic investment prospects that we believe would complement our current product offerings, augment our market coverage, enhance our technological capabilities, or otherwise offer growth opportunities. From time to time we review investments in new businesses and we expect to make investments in, and to acquire, businesses, products, or technologies in the future. In the event of any future acquisitions, we may expend significant cash, incur substantial debt and/or issue equity securities, diluting the percentage ownership of current stockholders, all of which could have a material adverse effect on our operating results and the price of our Common Stock. We cannot assure you  that we will be able to successfully integrate any businesses, products, technologies, or personnel that we might acquire in the future, and our failure to do so could have a material adverse effect on our business, operating results and financial condition.

Governmental regulations affecting the import or export of products could negatively affect our revenues.

The United States and various foreign governments have imposed controls, export license requirements, and restrictions on the export of some of our products.  In 2008, over 69% of the Company’s concentrated fruit juice was exported, directly or indirectly, out of the PRC. Governmental regulation of exports, or our failure to obtain required export approval for our products, could harm our international and domestic sales and adversely affect our revenues and profits.  In addition, failure to comply with such regulations could result in penalties, costs, and restrictions on export privileges.

We do not presently maintain product liability insurance, and our property and equipment insurance does not cover the full value of our property and equipment, which leaves us with exposure in the event of loss or damage to our properties or claims filed against us.

We currently do not carry any product liability or other similar insurance. Unlike the United States and many other countries, product liability claims and lawsuits in the PRC are rare. Product liability exposures and litigation, however, could become more commonplace in the PRC. Moreover, we could be more prone to face product liability exposure and liability as we expand our sales into international markets, like the United States, where product liability claims are more prevalent.

We may be required from time to time to recall products entirely or from specific co-packers, markets or batches.  We do not maintain recall insurance. In the event we do experience product liability claims or a product recall, our financial condition and business operations could be materially adversely affected.

Our business and results may be subject to disruption from work stoppages, terrorism or natural disasters.

Our operations may be subject to disruption for a variety of reasons, including work stoppages, acts of war, terrorism, pandemics, fire, earthquake, flooding or other natural disasters. If a major incident were to occur in either of the regions where our facilities or main offices are located, our facilities or offices or those of critical suppliers could be damaged or destroyed. Such a disruption could result in the temporary or permanent loss of critical data, suspension of operations, delays in shipments of product, and disruption of business generally, which would adversely affect our revenue and results of operations.

Our success depends substantially on the continued retention of certain key personnel and our ability to hire and retain qualified personnel in the future to support our growth.

If one or more of our senior executives or other key personnel are unable or unwilling to continue in their present positions, we may not be able to replace them easily or at all, and our business may be disrupted and our financial condition and results of operations may be materially and adversely affected. While we depend on the abilities and participation of our current management team generally, we have a particular reliance upon Mr. Hongke Xue, Chairman of the Board and Chief Executive Officer of Shaanxi Tianren and Mr. Yongke Xue, the Company’s Chairman of the Board and Chief Executive Officer. The loss of the services of Mr. Hongke Xue or Mr. Yongke Xue for any reason could significantly impact our business and results of operations. Competition for senior management and senior technology personnel in China is intense and the pool of qualified candidates is very limited.  Accordingly, we cannot guaranty that the services of our senior executives and other key personnel will continue to be available to us, or that we will be able to find a suitable replacement for them if they were to leave.

The relative lack of public company experience of our management team may put us at a competitive disadvantage.

Our management team lacks public company experience, which could impair our ability to comply with legal and regulatory requirements such as those imposed by the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”). Aside from our Chief Financial Officer, Spring Liu, the individuals who now constitute our senior management have never had responsibility for managing a publicly traded company. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. Our senior management may not be able to implement programs and policies in an effective and timely manner that adequately respond to the increased legal, regulatory and reporting requirements associated with being a publicly traded company. Our failure to comply with all applicable requirements could lead to the imposition of fines and penalties and distract our management from attending to the growth of our business.

We may not have adequate or effective internal accounting controls.

The PRC has not adopted a Western style of management and financial reporting concepts and practices. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing accounting and financial controls, collecting financial data, budgeting, managing our funds and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

Rules adopted by the Securities and Exchange Commission (the “SEC”) pursuant to Section 404 of Sarbanes-Oxley require annual assessment of our internal controls over financial reporting, and attestation of this assessment by the Company’s independent registered public accountants. The requirement that management perform an assessment of internal controls over financial reporting first applied to our Annual Report on Form 10-K for the fiscal year ending December 31, 2008 and the attestation requirement of management’s assessment by our independent registered public accountants will first apply to our Annual Report on Form 10-K for the fiscal year ending December 31, 2009. The standards that must be met for management to assess the internal controls over financial reporting as effective are relatively new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards.

Our lack of familiarity with Western practices generally and Section 404 specifically may unduly divert management’s time and resources, which could have a material adverse effect on our operating results. Further, if material weaknesses in our internal controls over financial reporting are identified or our external auditors are unable to attest that our management’s report is fairly stated or to express an opinion on the effectiveness of our internal controls, this could result in a loss of investor confidence in our financial reports, have an adverse effect on our stock price and/or subject us to sanctions or investigation by regulatory authorities.

We may have inadvertently violated Section 402 of the Sarbanes-Oxley Act of 2002 and Section 13(k) of the Exchange Act of 1934 and may be subject to sanctions for such violations.

Section 13(k) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provides that it is unlawful for a company such as ours, which has a class of securities registered under Section 12(g) of the Exchange Act, to directly or indirectly, including through any subsidiary, extend or maintain credit in the form of a personal loan to or for any director or executive officer of the company. Issuers violating Section 13(k) of the Exchange Act may be subject to civil sanctions, including injunctive remedies and monetary penalties, as well as criminal sanctions. The imposition of any of such sanctions on the Company may have a material adverse effect on our financial position, results of operations or cash flows.

In February 2008, we purchased Pacific Industry Holding Group Co., Ltd. (“Pacific”), a Vanuatu corporation, which is the holding company for our operating subsidiary, Shaanxi Tianren.  At the time, Shaanxi Hede Investment Management Co., Ltd. (“Hede”), a PRC company owned by Yongke Xue, the Chairman of the Board and Chief Executive Officer of the Company, and Xiaoqin Yan, a director of the Company, was indebted to Shaanxi Tianren on account of previous loans and advances made by Shaanxi Tianren to Hede, including RMB 31,544,043 in the aggregate (approximately $4,318,281 based on the exchange rate as of December 31, 2007) made during the period from June 6, 2007 to December 29, 2007 that were used by Hede to pay a portion of the purchase price for Hede’s acquisition of Huludao Wonder Fruit Co., Ltd. (“Huludao Wonder”). In May 2008, Shaanxi Tianren also assumed Hede’s obligation of RMB 18,000,000 (approximately $2,638,329 based on the exchange rate of December 31, 2008) for the balance of the purchase price for Huludao Wonder.

On June 10, 2008, Hede sold Huludao Wonder to Shaanxi Tianren for a total price of RMB 48,250,000 (the same price which Hede paid for Huludao Wonder). As of May 31, 2008, Shaanxi Tianren had a related party receivable of RMB 48,929,272 from Hede, which was credited against the purchase price (so that Shaanxi Tianren did not pay any cash to Hede for the purchase) and the remaining balance of the loans and advances of RMB 679,272 (approximately $99,564 based on the exchange rate as of December 31, 2008) to Hede was repaid to the Company on June 11, 2008. No interest or other consideration was paid by Hede to the Company on account of the time value of money with respect to the loans and advances made by Shaanxi Tianren to Hede.

Notwithstanding Hede’s repayment in full of loans made by Shaanxi Tianren to Hede, the existence of indebtedness of Hede to Shaanxi Tianren at the time the Company acquired Pacific and the continuation of such indebtedness thereafter until it was fully repaid in June 2008 may constitute a violation of Section 13(k) of the Exchange Act (Section 402(a) of Sarbanes-Oxley).

In addition, in May 2008 Pacific erroneously paid $4,916,617 to its former stockholders, including Xiaoqing Yan and Yongke Xue, as the result of a dividend declaration by Pacific in February 2008. Because the recipients of the money were no longer stockholders of Pacific, the transaction has been treated for accounting purposes as an interest free loan. In June 2008, the directors and other related parties returned the monies they received, without interest.  Although the erroneously paid funds associated with Pacific’s dividend declaration have been repaid to the Company in full, Xiaoqing Yan and Yongke Xue’s receipt of the erroneous dividend may also be deemed to be a violation of Section 13(k) (Section 402(a) of Sarbanes-Oxley).

Partially in response to the matters set forth herein, in September 2008, our Board of Directors adopted a policy regarding approval of related party transactions. Under the policy, any related party transaction involving an aggregate amount that is expected to exceed $50,000 must be approved by the Audit Committee, and no director shall participate in any discussion or approval of a transaction that would be considered to be a related party transaction in which such person is interested.  See “Certain Relationships and Related Party Transactions - Review, Approval or Ratification of Transactions with Related Persons” located in the accompanying prospectus.

We may not be able to prevent others from unauthorized use of our patents, which could harm our business and competitive position.

Our success depends, in part, on our ability to protect our proprietary technologies. We own two patents in the PRC covering our fruit processing technology. The process of seeking patent protection can be lengthy and expensive and we cannot assure you that our existing or future issued patents will be sufficient to provide us with meaningful protection or commercial advantages.

We also cannot assure you that our current or potential competitors do not have, and will not obtain, patents that will prevent, limit or interfere with our ability to make or sell our products in either the PRC or other countries.

The implementation and enforcement of PRC intellectual property laws historically have not been vigorous or consistent, primarily because of ambiguities in PRC laws and a relative lack of developed enforcement mechanisms. Accordingly, intellectual property rights and confidentiality protections in the PRC are not as effective as in the United States and other countries. We might need to resort to litigation to enforce or defend patents issued to us or to determine the enforceability, scope and validity of our proprietary rights or those of others. Such litigation will require significant expenditures of cash and management efforts and could harm our business, financial condition and results of operations. An adverse determination in any such litigation will impair our intellectual property rights and may harm our business, competitive position, business prospects and reputation.

Intellectual property infringement claims may adversely impact our results of operations.

As we develop and introduce new products, we may be increasingly subject to claims of infringement.  If a claim for infringement is brought against us, such claim may require us to modify our products, cease selling certain products or engage in litigation to determine the validity and scope of such claims.  Any of these events may harm our business and results of operations.

Risks Related to Doing Business in the PRC

We face the risk that changes in the policies of the PRC government could have a significant impact upon the business we may be able to conduct in the PRC and the profitability of such business.

We conduct substantially all of our operations and generate most of our revenue in China.  Accordingly, economic, political and legal developments in China will significantly affect our business, financial condition, results of operations and prospects. The PRC economy is in transition from a planned economy to a market oriented economy subject to plans adopted by the government that set national economic development goals. Policies of the PRC government can have significant effects on economic conditions in China. While we believe that the PRC will continue to strengthen its economic and trading relationships with foreign countries and that business development in the PRC will continue to follow market forces, we cannot assure you that this will be the case. Our interests may be adversely affected by changes in policies by the PRC government, including:

●	changes in laws, regulations or their interpretation;

●	confiscatory taxation;

●	restrictions on currency conversion, imports or sources of supplies;

●	expropriation or nationalization of private enterprises; and

●	the allocation of resources.

Although the PRC government has been pursuing economic reform policies for more than two decades, the PRC government continues to exercise significant control over economic growth in China through the allocation of resources, controlling payments of foreign currency, setting monetary policy and imposing policies that impact particular industries in different ways. We cannot assure you that the PRC government will continue to pursue policies favoring a market oriented economy or that existing policies will not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting political, economic and social life in the PRC.

PRC laws and regulations governing our current business operations are sometimes vague and uncertain and any changes in such laws and regulations may harm our business.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations including, but not limited to, the laws and regulations governing our business and the enforcement and performance of our arrangements with customers in certain circumstances. We are considered foreign persons or foreign funded enterprises under PRC laws and, as a result, we are required to comply with PRC laws and regulations. These laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

Inflation in the PRC could negatively affect our profitability and growth.

Rapid economic growth in the PRC could lead to growth in the money supply and rising inflation. If prices for our products rise at a rate that is insufficient to compensate for the rise in the cost of supplies, it may harm our profitability.

In order to control inflation in the past, the PRC government has imposed controls on bank credit, limits on loans for fixed assets and restrictions on state bank lending. Such policies can lead to a slowing of economic growth. In October 2004, the People’s Bank of China, the PRC’s central bank, raised interest rates for the first time in nearly a decade and indicated in a statement that the measure was prompted by inflationary concerns in the PRC economy. Repeated rises in interest rates by the central bank would likely slow economic activity in China, which could, in turn, materially increase our costs and also reduce demand for our products.

We could be restricted from paying dividends to stockholders due to PRC laws.

We are a holding company incorporated in the State of Florida and do not have any assets or conduct any business operations other than our investments in our subsidiaries and affiliates. As a result of our holding company structure, we rely entirely on dividend payments from Shaanxi Tianren. PRC accounting standards and regulations currently permit payment of dividends only out of accumulated profits, a portion of which is required to be set aside for certain reserve funds. Furthermore, if Shaanxi Tianren incurs debt on its own in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments. Although we do not intend to pay dividends in the future, our inability to receive all of the revenues from Shaanxi Tianren’s operations may provide an additional obstacle to our ability to pay dividends if we so decide in the future.

Governmental control of currency conversion may affect the value of your investments.

The PRC government imposes controls on the convertibility of the PRC currency, the renminbi (“RMB”) into foreign currencies and, in certain cases, the remittance of currency out of the PRC. RMB is currently not a freely convertible currency. Shortages in the availability of foreign currency may restrict our ability to remit sufficient foreign currency to satisfy foreign currency obligations. Under existing PRC foreign exchange regulations, payments of current accounting items, including profit distributions, interest payments and expenditures from the transaction, can be made in foreign currencies without prior approval by complying with certain procedural requirements. Approval from appropriate governmental authorities, however, is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies.  In addition, the PRC government could restrict access to foreign currencies for current account transactions in the future. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay certain of our expenses as they come due.

The fluctuation of the RMB may harm your investments.

The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions. Any significant revaluation of the RMB may materially and adversely affect our cash flows, revenues and financial condition. For example, to the extent that we need to convert U.S. dollars we receive from an offering of our securities into RMB for our operations, appreciation of the RMB against the U.S. dollar would diminish the value of the proceeds of the offering and could harm our business, financial condition and results of operations. Conversely, if we decide to convert our RMB into U.S. dollars for business purposes and the U.S. dollar appreciates against the RMB, the U.S. dollar equivalent of the RMB we convert would be reduced. In addition, the depreciation of significant U.S. dollar denominated assets could result in a charge to our income statement and a reduction in the value of these assets.

PRC regulations relating to mergers and the establishment of offshore special purpose companies by PRC residents, if applied to us, may limit our ability to operate our business as we see fit.

On August 8, 2006, six Chinese regulatory agencies, including the China Securities Regulatory Commission, promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, which became effective on September 8, 2006. This new regulation, among other things, governs the approval process by which a Chinese company may participate in an acquisition of assets or equity interests. Depending on the structure of the transaction, the new regulation will require Chinese parties to make a series of applications and supplemental applications to the government agencies. In some instances, the application process may require the presentation of economic data concerning a transaction, including appraisals of the target business and evaluations of the acquirer, which are designed to allow the government to assess the transaction. Government approvals will have expiration dates by which a transaction must be completed and reported to the government agencies. Compliance with the new regulations is likely to be more time consuming and expensive than in the past and the government can now exert more control over the combination of two businesses. Accordingly, due to the new regulation, our ability to engage in business combination transactions in China has become significantly more complicated, time consuming and expensive, and we may not be able to negotiate a transaction that is acceptable to us or sufficiently protective of our interests in a transaction.

In October 2005, China’s State Administration of Foreign Exchange, or SAFE, issued the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China, generally referred to as Circular 75. Circular 75 requires Chinese residents to register with an applicable branch of SAFE before establishing or acquiring control over an offshore special purpose company for the purpose of engaging in an equity financing outside of China that is supported by domestic Chinese assets originally held by those residents. Following the issuance of Circular 75, SAFE issued internal implementing guidelines for Circular 75 in June 2007. These implementing guidelines, known as Notice 106, effectively expanded the reach of Circular 75 by:

●
purporting to regulate the establishment or acquisition of control by Chinese residents of offshore entities which merely acquire “control” over domestic companies or assets, even in the absence of legal ownership;

●	adding requirements relating to the source of the Chinese resident’s funds used to establish or acquire the offshore entity;

●	regulating the use of existing offshore entities for offshore financings;

●	purporting to regulate situations in which an offshore entity establishes a new subsidiary in China or acquires an unrelated company or unrelated assets in China;

●
making the domestic affiliate of the offshore entity responsible for the accuracy of certain documents which must be filed in connection with any such registration, notably, the business plan which describes the overseas financing and the use of proceeds; and

●	requiring that the registrant establish that all foreign exchange transactions undertaken by the offshore entity and its affiliates were in compliance with applicable laws and regulations.

No assurance can be given that our stockholders who are the residents as defined in Circular 75, and who own or owned shares in the Company, have fully complied with, and will continue to comply with, all applicable registration and approval requirements of Circular 75 in connection with their equity interests in the Company and the Company’s acquisition of equity interests in its China based subsidiaries by virtue of our acquisition of Pacific. Moreover, because of uncertainty over how Circular 75 will be interpreted and implemented, and how or whether SAFE will apply it to the Company following the Pacific acquisition, we cannot predict how it will affect our business operations or future strategies. For example, the ability of our present and prospective China subsidiaries to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with Circular 75 by our Chinese resident beneficial holders. In addition, such Chinese residents may not always be able to complete the necessary registration procedures required by Circular 75. We have little control over either our present or prospective direct or indirect stockholders or the outcome of such registration procedures. If our Chinese stockholders or the Chinese stockholders of the target companies we acquired in the past or acquire in the future fail to comply with Circular 75, and if SAFE requires it, they may be subject to fines or legal sanctions, and Chinese authorities could restrict our investment activities in China, limit our subsidiaries’ ability to make distributions or pay dividends, or even unwind the transaction and revoke the right of our subsidiaries to do business in China.

Our acquisition of Shaanxi Tianren could constitute a Round-trip Investment under the 2006 M&A Rules.

Prior to obtaining the approval from the Ministry of Commerce of the People’s Republic of China (“MOFCOM”) on September 3, 2007 and Xi’an Administration for Industry and Commerce (“AIC”) on October 18, 2007 and prior to the full payment of the purchase price by Pacific for 99% of Shaanxi Tianren’s capital stock (the “Shaanxi Tianren Acquisition”), Shaanxi Tianren was a PRC business some of whose shareholders were PRC individuals including Mr. Hongke Xue, our Chairman of Shaanxi Tianren. After the consummation of the transactions pursuant to which the shareholders of Pacific agreed to exchange 100% of the shares of Pacific for 1,000,000 shares of a newly designated Series A Convertible Preferred Stock of the Company (the “Share Exchange Agreement”) and a simultaneous private placement of $3,400,000 on February 26, 2008 (the “Private Placement”), Shaanxi Tianren received the purchase price for Pacific on August 27, 2008 paid by Pacific by using part of the Private Placement proceeds. When Pacific was incorporated on November 30, 2006 and when the Shaanxi Tianren Acquisition was approved, none of the shareholders of Pacific were PRC citizens. Immediately after the consummation of the Share Exchange Agreement, shareholders of Pacific became shareholders of the Company, including Fancylight Limited (“Fancylight”), our controlling shareholder. To incentivize Mr. Hongke Xue in connection with the continuous development of Shaanxi Tianren’s business, a Call Option Agreement was entered into between Fancylight and Mr. Tao Li on February 25, 2008 (the “Call Option Agreement”), pursuant to which Mr. Hongke Xue has the opportunity to acquire certain “Earn In Shares” from Fancylight, which Earn In Shares comprise a majority of our Common Stock held by Fancylight. Mr. Hongke Xue and Fancylight have also entered into a Voting Trust Agreement, pursuant to which Mr. Hongke Xue has the right to vote the Earn in Shares on Fancylight’s behalf. As a result of exercising the Call Option Agreement and the Voting Trust Agreement, Mr. Hongke Xue has become our controlling shareholder.

The PRC regulatory authorities may take the view that the Shaanxi Tianren Acquisition, the Share Exchange Agreement and the Call Option and Voting Trust arrangement are part of an overall series of arrangements which constitute a Round-trip Investment, because at the end of these transactions the same PRC Individual who controlled Shaanxi Tianren became the effective controlling party of a foreign entity that acquired ownership of Shaanxi Tianren. The PRC regulatory authorities may also take the view that the registration of the Shaanxi Tianren Acquisition with Shaanxi Department of Commerce and AIC in Xi’an may not be evidence that the Shaanxi Tianren Acquisition has been properly approved because the relevant parties did not fully disclose to the MOFCOM or AIC the overall restructuring arrangements, the existence of the Share Exchange Agreement and its link with the Shaanxi Tianren Acquisition. If the PRC regulatory authorities take the view that the Shaanxi Tianren Acquisition constitutes a Round-trip Investment under the 2006 M&A Rules, we cannot assure you we may be able to obtain the approval required from MOFCOM.

If the PRC regulatory authorities take the view that the Shaanxi Tianren Acquisition constitutes a Round-trip Investment without MOFCOM approval, they could invalidate our acquisition and ownership of Shaanxi Tianren. Additionally, the PRC regulatory authorities may take the view that the Shaanxi Tianren Acquisition constitutes a transaction which requires the prior approval of the China Securities Regulatory Commission, or CSRC, before MOFCOM approval is obtained. We believe that if this takes place, we may be able to find a way to re-establish control of Shaanxi Tianren’s business operations through a series of contractual arrangements rather than an outright purchase of Shaanxi Tianren. But we cannot assure you that such contractual arrangements will be protected by PRC law or that the registrant can receive as complete or effective economic benefit and overall control of Shaanxi Tianren’s business than if the Company had direct ownership of Shaanxi Tianren. In addition, we cannot assure you that such contractual arrangements can be successfully effected under PRC law. If we cannot obtain MOFCOM or CSRC approval if required by the PRC regulatory authorities to do so, and if we cannot put in place or enforce relevant contractual arrangements as an alternative and equivalent means of control of Shaanxi Tianren, our business and financial performance will be materially adversely affected.

Because our principal assets are located outside of the United States, it may be difficult for you to use the United States Federal securities laws to enforce your rights against us and our officers and some directors in the United States or to enforce judgments of United States courts against us or them in the PRC.

All of our present officers and directors (except directors Norman Ko, Robert B. Fields and CFO and Corporate Secretary Spring Liu, who are residents of the United States) reside outside of the United States. In addition, Shaanxi Tianren is located in the PRC and substantially all of its assets are located outside of the United States. Therefore, it may be difficult for investors in the United States to enforce their legal rights based on the civil liability provisions of the United States Federal securities laws against us in the courts of either the United States or the PRC and, even if civil judgments are obtained in courts of the United States, to enforce such judgments in the PRC courts. Further, it is unclear if extradition treaties now in effect between the United States and the PRC would permit effective enforcement against us or our officers and directors of criminal penalties under the United States Federal securities laws or otherwise.

An outbreak of avian influenza, a reoccurrence of Severe Acute Respiratory Syndrome (“SARS”), or another widespread public health problem, could adversely affect our operations.

A more widespread outbreak of avian influenza or a renewed outbreak of SARS or any other widespread public health problem in the PRC, where all of our operations are conducted, could have an adverse effect on our operations. If such an outbreak were to occur, our operations may be adversely impacted by a number of health-related factors, including quarantines or closures of some of our offices.

Risks Related to Our Common Stock

Our officers, directors and their relatives control us through their positions and stock ownership, and their interests may differ from other stockholders.

Hongke Xue, the President of Shaanxi Tianren and the brother of Yongke Xue, our director and Chief Executive Officer, is the voting trustee for the benefit of Fancylight Limited (“Fancylight”). As of June 3, 2009, Fancylight beneficially owned approximately 79% of our Common Stock.  Assuming the exercise for cash of all of the New Warrants, Fancylight will beneficially own approximately 61.2%, of our Common Stock.  As a result, our officers and directors and their relatives are generally able to control the outcome of stockholder votes on various matters, including the election of directors and extraordinary corporate transactions, such as business combinations. The interests of our directors and officers may differ from other stockholders. Furthermore, the current ratios of ownership of our Common Stock reduce the public float and liquidity of our Common Stock which can, in turn, affect the market price of our Common Stock.

We are not likely to pay cash dividends in the foreseeable future.

We may not pay cash dividends on our capital stock until February 26, 2011 so long as the Selling Stockholders collectively own 20% of the Series B Stock issued under the Stock Purchase Agreement. Accordingly, we do not expect to pay any cash dividends in the foreseeable future, but will review this policy as circumstances dictate. Should we determine to pay dividends in the future, our ability to do so will depend upon the receipt of dividends or other payments from Shaanxi Tianren. Shaanxi Tianren may, from time to time, be subject to restrictions on its ability to make distributions to us, including restrictions on the conversion of RMB into U.S. dollars or other hard currency and other regulatory restrictions.

The release from escrow of the Make Good Escrow Stock due to our failure to achieve certain financial targets in 2009 would dilute the equity interests of existing stockholders.

Under the Stock Purchase Agreement, if our consolidated pre-tax income for the fiscal year ending December 31, 2009 is less than RMB 107,004,240 (approximately $15,666,341 based on the exchange rate as of June 30, 2009), then, depending on the amount of the shortfall from such targets, some or all of the Make Good Escrow Stock may be transferred to the Selling Stockholders. If we achieve our income targets in 2009, none of such shares shall be transferred to the Selling Stockholders and such shares will be cancelled. The transfer to the Selling Stockholders of some or all of the Make Good Escrow Stock and the subsequent conversion of such shares into Common Stock would increase the number of outstanding shares of our Common Stock and dilute the equity interests of existing stockholders. The transfer of some or all of the Make Good Escrow Stock to the Selling Stockholders could depress the market price of our Common Stock regardless of whether it is converted into Common Stock.  Our pre-tax income was $4,418,028 for the six months ended June 30, 2009. As July to December is the squeezing season for most of our products, our revenue is usually higher in the last half of the year compared with the first half of the year.  We anticipate that we will reach the target of pre-tax income for fiscal year 2009.

Our Common Stock is thinly traded, so you may be unable to sell at or near asking prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

Currently our Common Stock is quoted on the OTC Bulletin Board market; however, our Common Stock will be listed on NYSE Amex Equities concurrently with the closing of this offering.  As a result, there is currently no broadly followed or established trading market for our Common Stock and an established trading market may never develop or be maintained.  Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders. Absence of an active trading market reduces the liquidity of the shares traded.

Our Common Stock is currently subject to the “penny stock” rules which require delivery of a schedule explaining the penny stock market and the associated risks before any sale.

Our Common Stock is currently subject to regulations prescribed by the SEC relating to “penny stocks.” The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price (as defined in such regulations) of less than $5.00 per share, subject to certain exceptions. These regulations impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 and individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 (individually) or $300,000 (jointly with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of these securities and have received the purchaser’s prior written consent to the transaction. Additionally, for any transaction other than exempt transactions involving a penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the “penny stock” rules may restrict the ability of broker-dealers to sell our Common Stock and may affect the ability of investors to sell their Common Stock in the secondary market.

Our Common Stock is subject to price volatility related and unrelated to our operations.

The market price of our Common Stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our Common Stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our Common Stock.

A large number of shares will be eligible for future sale and may depress our stock price.

This is an offering of up to               shares of our Common Stock, all of which (assuming the effectiveness of the registration statement of which this prospectus supplement is a part) will be freely tradable. Future sales of substantial amounts of Common Stock, or a perception that such sales could occur, and the existence of warrants to purchase shares of Common Stock at prices that may be below the then current market price of the Common Stock, could adversely affect the market price of our Common Stock and could impair our ability to raise capital through the sale of our equity securities in the future.

We are authorized to issue “blank check” preferred stock, which may be issued without stockholder approval and which may adversely affect the rights of holders of our Common Stock.

We are authorized to issue 10,000,000 shares of preferred stock. Our Board of Directors is authorized under our Amended and Restated Articles of Incorporation to provide for the issuance of shares of preferred stock by resolution, and by filing a certificate of designations under Florida law, to fix the designation, powers, preferences and rights of the shares of each such series of preferred stock and the qualifications, limitations or restrictions thereof without any further vote or action by the stockholders. As of the date of this prospectus supplement, our Board of Directors has designated and issued 1,000,000 shares of Series A Convertible Preferred Stock (the “Series A Stock”), of which no shares are currently issued or outstanding, and has designated 7,000,000 shares of Series B Stock, of which 3,448,480 shares of Series B Stock are currently issued or outstanding, which amount does not include 2,000,000 shares of Series B Stock subject to the Make Good Escrow Stock. Any shares of preferred stock that are issued are likely to have priority over our Common Stock with respect to dividend or liquidation rights. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control, which could have the effect of discouraging bids for the Company and thereby prevent stockholders from receiving the maximum value for their shares. We have no present intention to issue any additional shares of preferred stock in order to discourage or delay a change of control or for any other reason. However, there can be no assurance that preferred stock will not be issued at some time in the future.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain forward-looking statements.  All statements other than statements of historical facts contained in this prospectus supplement and the accompanying prospectus, including statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements.  In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words.

These forward-looking statements are only predictions.  These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other important factors that may cause our actual results, levels of activity, performance or achievements to materially differ from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.  We have described in the “Risk Factors” section and elsewhere in this prospectus supplement and the accompanying prospectus the principal risks and uncertainties that we believe could cause actual results to differ from these forward-looking statements.  Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as guarantees of future events.

The forward-looking statements in this prospectus supplement represent our views as of the date of this prospectus supplement.  We anticipate that subsequent events and developments will cause our views to change.  However, while we may elect to update these forward-looking statements at some point in the future, we undertake no obligation to update any forward-looking statement to reflect events or developments after the date on which the statement is made or to reflect the occurrence of unanticipated events except to the extent required by applicable law.  You should, therefore, not rely on these forward-looking statements as representing our views as of any date after the date of this prospectus supplement.

This prospectus supplement and the accompanying prospectus also contains estimates and other statistical data prepared by independent parties and by us relating to market size and growth and other data about our industry. These estimates and data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates and data. We have not independently verified the statistical and other industry data generated by independent parties and contained in this prospectus supplement and the accompanying prospectus, and, accordingly, we cannot guarantee their accuracy or completeness. In addition, projections, assumptions and estimates of our future performance and the future performance of the industries in which we operate are necessarily subject to a high degree of uncertainty and risk.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of Common Stock underlying the New Warrants, but we may receive proceeds from the exercise of the New Warrants by the Selling Stockholders if they are exercised for cash. In the event that all of the New Warrants to purchase the shares of Common Stock included in this prospectus are exercised for cash, we would receive $             of gross proceeds, which we would use for general corporate purposes, including acquisitions and other expansions of our current production capacity. Under the terms of the New Warrants, cashless exercise is permitted in certain circumstances, and we will not receive any proceeds from any cashless exercise of the New Warrants. There can be no assurance that any of the New Warrants will be exercised by the Selling Stockholders. See “Certain Relationships and Related Party Transactions – Exchange of February 2008 Warrants for New Warrants” in the accompanying prospectus for a description of the New Warrants.

PRICE RANGE OF COMMON STOCK

Our Common Stock is currently quoted on the OTC Bulletin Board under the symbol “SPFJ.” The following table sets forth the high and low inter-dealer prices, without mark-up, mark-down or commission, involving our Common Stock during each calendar quarter, and may not represent actual transactions. There is a limited market for our Common Stock.  The last actual trade of our Common Stock occurred on May 1, 2009 at $5.25 per share.

2009	High	Low
First quarter	$4.50	$3.75
Second quarter	$9.75	$4.125

2008	High	Low
First quarter	$14.79	$3.705
Second quarter	$9.87	$4.935
Third quarter	$8.85	$3.975
Fourth quarter	$4.875	$3.375

2007	High	Low
First quarter	$19.725	$4.935
Second quarter	$29.58	$4.935
Third quarter	$34.515	$14.79
Fourth quarter	$14.79	$12.33

At September 8, 2009, there were 14,847,857 shares of our Common Stock outstanding. Our shares of Common Stock are held by approximately 85 stockholders of record. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of Common Stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies.

On August 31, 2009, the staff of NYSE Regulation’s Corporate Compliance Department, on behalf of NYSE Amex Equities, notified us that it had cleared us to file an original listing application for the listing of our Common Stock on the NYSE Amex Equities. We have filed such original listing application and certain other required documents and are waiting for authorization to list. We anticipate that our Common Stock will be listed upon the consummation of this offering.

DIVIDEND POLICY

We have never declared or paid any cash dividends on shares of our capital stock and are not authorized to do so until February 26, 2011 so as long as the Selling Stockholders collectively own 20% of the Series B Stock issued pursuant to the Stock Purchase Agreement. Furthermore, because we are a holding company, we rely entirely on dividend payments from our primary operating subsidiary, Shaanxi Tianren, which may, from time to time, be subject to certain additional restrictions on its ability to make distributions to us. PRC accounting standards and regulations currently permit payment of dividends only out of accumulated profits, a portion of which must be set aside to fund certain reserve funds. Our inability to receive all of the revenues from Shaanxi Tianren’s operations may in turn provide an additional obstacle to our ability to pay dividends on our Common Stock in the future. Additionally, because the PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of the PRC, shortages in the availability of foreign currency may occur, which could restrict our ability to remit sufficient foreign currency to pay dividends.

We currently intend to retain any future earnings to finance the development and growth of our business and do not anticipate paying cash dividends on our Common Stock in the foreseeable future, but will review this policy as circumstances dictate. If in the future we are able to pay dividends and determine it is in our best interest to do so, such dividends will be paid at the discretion of the Board of Directors after taking into account various factors, including our financial condition, operating results, capital requirements, restrictions contained in any future financing instruments and other factors the Board deems relevant.

CAPITALIZATION

The following table describes our capitalization as of June 30, 2009. You should read this table together with the consolidated financial statements and related notes appearing at the end of the accompanying prospectus, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other financial information included elsewhere in the accompanying prospectus.

SHAREHOLDERS’ EQUITY
Preferred B stock, $0.001 par value; 10,000,000 shares authorized, 3,448,480 shares issued and outstanding	$3,448
Common Stock, $0.001 par value; 100,000,000 shares authorized, 22,271,786 shares issued and outstanding	222,272
Paid-in capital	14,276,470
Accumulated retained earnings	25,381,483
Accumulated other comprehensive income	4,434,067
Total stockholders’ equity	44,087,740
NONCONTROLLING INTEREST	1,865,363
Equity	$45,953,103

The table above does not include an aggregate of (i) 6,500,000 shares of Common Stock issuable upon exercise of the New Warrants outstanding as of June 30, 2009, at a weighted average exercise or conversion price of $1.70  per share, (ii) an aggregate of 3,448,400 shares of Common Stock issuable upon conversion of an aggregate of 3,448,480 outstanding shares of the Company’s Series B Stock, or (iii) 2,000,000 shares of Common Stock issuable upon conversion of 2,000,000 Shares of Make Good Escrow Stock. The number of shares of Common Stock reported as issued in the above table and the number of shares of Common Stock and the exercise or conversion prices set forth in this paragraph have not been adjusted to reflect the 2 for 3 reverse stock split that the Company intends to effectuate simultaneously with the listing of our Common Stock on the NYSE Amex Equities and the closing of the sale of the Common Stock.

SELLING STOCKHOLDERS

This prospectus supplement relates to the sale by the Selling Stockholders of shares of our Common Stock underlying New Warrants held by the Selling Stockholders identified in the table below. Each of the Selling Stockholders acquired Series B Stock and the February 2008 Warrants to purchase our Common Stock as an investor in a private placement transaction completed on February 26, 2008.  On June 2, 2009, the Selling Stockholders and the Company entered into and consummated an Exchange Agreement pursuant to which, among other things, the Selling Stockholders were issued the New Warrants.  All of the Common Stock offered hereby is issuable to the Selling Stockholders upon exercise of such New Warrants.

The table set forth below lists the names of the Selling Stockholders as well as the number of shares of Common Stock underlying the New Warrants acquired by the Selling Stockholders pursuant to the Exchange Agreement,               of which are being offered hereby. Neither of the Selling Stockholders is a broker-dealer or an affiliate of a broker-dealer. Barron Partners LP, one of the Selling Stockholders, beneficially owns approximately 30.3% of our Common Stock and has engaged in certain transactions with the Company since 2004 which are described in the section of the accompanying prospectus entitled “Certain Relationships and Related Transactions” on page 72 of the accompanying prospectus. Neither of the Selling Stockholders has or has had within the past three years any position, office, or other material relationship with the Company or any of its predecessors or affiliates.

Name of Selling Stockholder	Total Number and Percentage of Shares of Common Stock Beneficially Owned Prior to the Offering (1) (2)			Number of Shares Offered	Total Number and Percentage of Shares Beneficially Owned After the Offering (2)
Barron Partners LP	6,449,314	(3)	30.3%
EOS Holdings, LLC	183,006	(4)	1.2%

(1)
As of September 8, 2009, we had outstanding 14,847,857 shares of Common Stock. Under applicable SEC rules, a person is deemed to beneficially own securities which he has the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of another security, and also is deemed to be the “beneficial owner” of a security with regard to which he directly or indirectly has or shares (a) voting power (which includes the power to vote or direct the voting of the security), or (b) investment power (which includes the power to dispose, or direct the disposition, of the security), in each case irrespective of the person’s economic interest in the security. All of the New Warrants and the Stock Purchase Agreement under which the Series B Stock was issued to the Selling Stockholders contain a limitation that the New Warrants or the Series B Stock may not be exercised or converted by the selling stockholder to the extent that upon exercise or conversion the number of shares of the Company’s Common Stock beneficially owned by such selling stockholder and its affiliates would exceed 4.9% of the outstanding shares of Common Stock on such date. Therefore, for purposes of the Selling Stockholder’s obligation to file a Statement on Schedule 13D pursuant to Section 13(d) of the Exchange Act or reports of beneficial ownership or changes in beneficial ownership under Section 16(a) of the Exchange Act, neither Selling Stockholder is deemed to beneficially own more than 4.9% of the Company’s Common Stock. However, for purposes of this prospectus supplement, we have assumed that each Selling Stockholder beneficially owns all shares of Common Stock issuable upon exercise of the New Warrants and conversion of Series B Stock held by such Selling Stockholder. Each Selling Stockholder has the sole investment and voting power with respect to all shares of Common Stock shown as beneficially owned by such Selling Stockholder.

(2)
In determining the percent of Common Stock beneficially owned by a Selling Stockholder on September   , 2009, (a) the numerator is the number of shares of Common Stock beneficially owned by such selling stockholder, including shares the beneficial ownership of which may be acquired within 60 days through the exercise of the warrants, if any, held by that Selling Stockholder, and (b) the denominator is the sum of (i) the 14,847,857 shares of Common Stock deemed outstanding on September   , 2009, and (ii) the aggregate number of shares of Common Stock that may be acquired by such Selling Stockholder within 60 days upon the conversion of convertible securities and the exercise of the warrants held by the Selling Stockholder.

(3)
Consists of 4,205,882 shares of Common Stock issuable upon exercise of currently exercisable New Warrants and 2,243,432 shares of Common Stock issuable upon conversion of Series B stock.  Andrew Worden, Chairman and CEO of Barron Partners, has the power to vote or dispose of the securities offered for resale by Barron Partners.

(4)
Consists of 127,450 shares of Common Stock issuable upon exercise of currently exercisable New Warrants and 55,556 shares of Common Stock issuable upon conversion of Series B stock.  Jon Carnes, the President of EOS Holdings, LLC, has the power to vote or dispose of the securities offered for resale by Jon Carnes.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement, we have agreed to sell to the underwriters named below, and each underwriter severally has agreed to purchase the respective number of shares of common stock set forth opposite its name below:

Underwriter	Number of Shares
Roth Capital Partners
Maxim Group LLC
Total

The underwriting agreement provides that the obligation of the underwriters to purchase the shares offered hereby is subject to certain conditions and that the underwriters are obligated to purchase all of the shares of Common Stock offered hereby if any of the shares are purchased.

If the underwriters sell more shares than the above number, the underwriters have a pro rata option for 30 days to buy up to an additional                shares from the Selling Stockholders at the public offering price less the underwriting commissions and discounts to cover these sales.

The underwriters propose to offer to the public the shares of Common Stock purchased pursuant to the underwriting agreement at the public offering price on the cover page of this prospectus. After the shares are released for sale to the public, the underwriters may change the offering price and other selling terms at various times.  In connection with the sale of the shares of Common Stock to be purchased by the underwriters, the underwriters will be deemed to have received compensation in the form of underwriting commissions and discounts.

The following table summarizes the compensation and estimated expenses we and the Selling Stockholders will pay:

	Per Share		Total
	Without Over-allotment	With Over-allotment	Without Over-allotment	With Over-allotment
Underwriting discounts and commissions paid by the Selling Stockholders	$	$	$	$
Expenses payable by us	$	$	$	$

We have agreed to pay for all expenses of the offering, except the commissions payable to the underwriters, and have agreed to reimburse Roth Capital Partners for its reasonable and documented out-of-pocket expenses up to an aggregate of $70,000.  We estimate that the total expenses of the offering for which we are responsible, which include these reimbursement obligations, as well as our own legal, accounting and printing costs, will approximate $            .

Although we will not receive any proceeds from the sale of the shares, the Selling Stockholders must exercise the New Warrants to acquire the shares to be sold, and we could receive up to $          in proceeds from these exercises. The New Warrants may be exercised on a cashless basis, so there can be no assurance that we will receive any proceeds from exercises or that any exercises of the New Warrants will occur.

We have agreed not to offer, sell, contract to sell or otherwise issue any shares of Common Stock or securities exchangeable or convertible into Common Stock, without the prior written consent of Roth, for a period of 90 days, subject to an 18 day extension under certain circumstances, following the date of this prospectus, subject to certain exceptions. In addition, the Selling Stockholders and our CEO, Yongke Xu, have entered into lock-up agreements with the underwriters. Under those lock-up agreements, subject to exceptions, those holders of such stock may not, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of or hedge any Common Stock or securities convertible into or exchangeable for shares of Common Stock, or publicly announce to do any of the foregoing, without the prior written consent of Roth, for a period of 90 days, subject to an 18 day extension under certain circumstances, from the date of this prospectus.

Pursuant to the underwriting agreement, we and the Selling Stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriters or such other indemnified parties may be required to make in respect of any such liabilities.

The underwriters and its affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us for which services they have received, and may receive in the future, customary fees.

Prior to this offering, there has only been a limited market for the Common Stock, which is currently traded on the OTC Bulletin Board under the symbol SPFJ. On August 31, 2009 we received approval to list our Common Stock on NYSE Amex Equities and the shares offered pursuant hereto will be listed thereon.  Because there has not been an effective trading market of substance for our Common Stock, however, the offering price for shares offered hereby, which was negotiated by the Company, the Selling Stockholders and the underwriters, may not necessarily reflect the last reported sale price for our Common Stock or the market price of the Common Stock following the offering.  In addition to recent sale prices for our Common Stock, the following factors were considered in determining the offering price:

●	our current financial condition and results of operations;

●	the prospects for our future earnings;

●	the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies; and

●	the general condition of the securities markets at the time of the offering.

We offer no assurances that the offering price corresponds to the price at which the Common Stock will trade in the public market subsequent to the offering or that an active trading market for the Common Stock will develop and continue after the offering.

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

●	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

●
Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

●
Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. A naked short position occurs if the underwriters sell more shares than could be covered by the over-allotment option.  This position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

●
Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be discontinued at any time.

This prospectus supplement and the accompanying prospectus may be made available in electronic format on the Internet sites or through other online services maintained by the underwriters participating in the offering or by its affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on the underwriters’ or our website and any information contained in any other website maintained by the underwriters or by us is not part of the prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, has not been approved and/or endorsed by us or the underwriters in its capacity as underwriters and should not be relied upon by investors.

LEGAL MATTERS

The validity of the shares of Common Stock offered by this prospectus supplement and the accompanying prospectus have been passed upon for us by Guzov Ofsink, LLC, New York, New York. Certain matters with respect to the laws of the PRC have been passed upon by Global Law Office.  DLA Piper (US) of Phoenix, Arizona will act as counsel for the underwriters.

EXPERTS

The financial statements appearing in the prospectus and registration statement have been audited by Child, Van Wagoner & Bradshaw, PLLC (“Child, Van Wagoner”), an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 (File No. 333-149896) under the Securities Act, as amended, with respect to the shares of Common Stock we are offering by this prospectus supplement. This prospectus supplement and the accompanying prospectus do not contain all of the information included in the registration statement. For further information pertaining to us and our Common Stock, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. Whenever we make reference in this prospectus supplement or the accompanying prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

The registration statement and other information may be read and copied at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site (http://www.sec.gov) that contains the registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the SEC such as us.

You may also read and copy any reports, statements or other information that we have filed with the SEC at the addresses indicated above and you may also access them electronically at the web site set forth above. These SEC filings are also available to the public from commercial document retrieval services.

QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED JUNE 30, 2009

Following is a copy of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009:

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2009

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ________________ to ________________

Commission file number:  000-32249

SKYPEOPLE FRUIT JUICE, INC.
 (Exact name of registrant as specified in its charter)

Florida	98-0222013
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

16F, National Development Bank Tower,
No. 2, Gaoxin 1st. Road, Xi’an, PRC	710075
(Address of principal executive offices)	(Zip Code)

011-86-29-88386415
           (Registrant’s telephone number, including area code)

     N/A
(Former name, former address and former fiscal year, if changed since last report)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
Yes ☐  No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).
Yes  ☐    No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer (Do not check if a smaller reporting company)	☐	Smaller reporting company	☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).
Yes ☐ No  ☒

Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date.

Class	Outstanding at August 12, 2009
Common Stock, $0.001 par value per share Preferred Stock, $0.001 par value per share	22,271,786 shares 3,448,480 shares

SKYPEOPLE FRUIT JUICE, INC.

INDEX
		Page

	Forward Looking Statements	1

Part I.	Financial Information	2

Item 1.	Financial Statements	2

	(a) Condensed Consolidated Balance Sheets as of June 30, 2009 (Unaudited) and December 31, 2008.	2

	(b) Condensed Consolidated Statements of Operations and Comprehensive Income for the Three Months and Six Months Ended June 30, 2009 (Unaudited) and June 30, 2008 (Unaudited)	3

	(c) Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2009 (Unaudited) and June 30, 2008 (Unaudited)	4

	(d) Notes to Consolidated Financial Statements (Unaudited)	5

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations	22

Item 3.	Quantitative and Qualitative Disclosures About Market Risk	35

Item 4.	Controls and Procedures	35

Part II

Item 1.	Legal Proceedings	36

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds	36

Item 3.	Defaults Upon Senior Securities	36

Item 4.	Submission of Matters to a Vote of Security Holders	36

Item 5.	Other Information	36

Item 6.	Exhibits	36

Signatures		37
Exhibits
Certifications

-i-

SKYPEOPLE FRUIT JUICE, INC.
FORWARD-LOOKING STATEMENTS

The discussions of the business and activities of SkyPeople Fruit Juice, Inc. (“we,” “us,” “our” or “the Company”) set forth in this Form 10-Q and in other past and future reports and announcements by the Company may contain forward-looking statements and assumptions regarding future activities and results of operations of the Company.  You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements involve risks and uncertainties. Forward-looking statements include statements regarding, among other things, (a) our projected sales, profitability, and cash flows, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. They are generally identifiable by use of the words "may," "will," "should," "anticipate," "estimate," "plans," “potential," "projects," "continuing," "ongoing," "expects," "management believes," "we believe," "we intend" or the negative of these words or other variations on these words or comparable terminology. These statements may be found under "Management's Discussion and Analysis of Financial Condition and Results of Operations” as well as in this Form 10-Q generally. In particular, these include statements relating to future actions, prospective products or product approvals, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results.

Any or all of our forward-looking statements in this report may turn out to be inaccurate. They can be affected by inaccurate assumptions we might make or by known or unknown risks or uncertainties. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in the most recent Form 10-K filed by the Company. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. You should not place undue reliance on these forward-looking statements.

      We undertake no obligation to update forward-looking statements to reflect subsequent events, changed circumstances, or the occurrence of unanticipated events.

PART I. FINANCIAL INFORMATION
ITEM 1. FINANCIAL STATEMENTS

SKYPEOPLE FRUIT JUICE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS, UNAUDITED

	June 30,	December 31,
ASSETS	2009	2008
	(Unaudited)
CURRENT ASSETS
Cash and equivalents	$16,501,866	$15,274,171
Accounts receivable	7,164,503	11,610,506
Other receivables	1,478,751	297,394
Inventories	2,250,240	1,844,397
Prepaid expenses and other current assets	1,399,869	1,087,076
Total current assets	28,795,229	30,113,544

PROPERTY, PLANT AND EQUIPMENT, Net	19,670,503	20,406,967
LAND USAGE RIGHTS (Note 9)	6,314,005	6,404,771
OTHER ASSETS	5,013,209	2,362,049
TOTAL ASSETS	$59,792,946	$59,287,331

LIABILITIES AND EQUITY

CURRENT LIABILITIES
Accounts payable	$1,319,660	$663,092
Accrued expenses	856,479	1,657,437
Accrued liquidated damages	-	254,301
Related party payables	-	23,452
Income taxes payable	721,408	1,450,433
Advances from customers	1,425,737	1,375,460
Short-term notes payable	9,516,559	11,256,871
Total current liabilities	13,839,843	16,681,046

TOTAL LIABILITIES	13,839,843	16,681,046

EQUITY
SkyPeople Fruit Juice, Inc. stockholders’ equity:
Preferred Stock, $0.001 par value; 10,000,000 shares authorized 3,448,480 Series B Preferred Stock issued and outstanding as of June 30, 2009 and December 31, 2008, respectively	3,448	3,448
Common Stock, $0.001 par value; 100,000,000 shares authorized 22,271,786 shares issued and outstanding as of June 30, 2009 and December 31, 2008, respectively	22,272	22,272
Additional paid-in capital	14,246,470	13,992,169
Accumulated retained earnings	25,381,483	22,468,934
Accumulated other comprehensive income	4,434,067	4,573,143
Total SkyPeople Fruit Juice, Inc. stockholders' equity	44,087,740	41,059,966
Noncontrolling interests	1,865,363	1,546,319
TOTAL EQUITY	45,953,103	42,606,285

TOTAL LIABILITIES AND EQUITY	$59,792,946	$59,287,331

See accompanying notes to condensed consolidated financial statements.

SKYPEOPLE FRUIT JUICE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME,
UNAUDITED

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenue	$6,197,001	$7,245,967	$12,868,062	$16,096,551
Cost of Sales	4,273,595	4,329,370	8,019,754	11,320,336
Gross Profit	1,923,406	2,916,597	4,848,308	4,776,215

Operating Expenses
General and administrative	555,393	438,860	967,297	1,005,844
Selling expenses	101,534	255,300	375,122	496,645
Research and development	276,282	16,418	551,792	23,625
Total operating expenses	933,209	710,578	1,894,211	1,526,114

Income from Operations	990,197	2,206,019	2,954,097	3,250,101

Other Income (Expense)
Interest expense	(259,262)	(386,075)	(485,658)	(445,103)
Interest income	31,717	16,801	39,033	22,965
Subsidy income	1,464,879	-	1,552,679	48,778
Other income	357,917	142,102	357,877	332,280
Total other income (expense)	1,595,251	(227,172)	1,463,931	(41,080)

Income Before Income Taxes	2,585,448	1,978,847	4,418,028	3,209,021

Income Tax Provision	721,697	180,678	1,215,567	311,198

Net Income	1,863,751	1,798,169	3,202,461	2,897,823

Less: Net income attributable to noncontrolling interests	190,638	134,948	289,912	182,783

NET INCOME ATTRIBUTABLE TO SKYPEOPLE FRUIT JUICE, INC.	$1,673,113	$1,663,221	$2,912,549	$2,715,040

Earnings Per Share:
Basic earnings per share	$0.06	$0.06	$0.11	$0.10
Diluted earnings per share	$0.06	$0.06	$0.10	$0.10

Weighted Average Shares Outstanding:
Basic	22,271,684	22,271,684	22,271,684	22,188,529
Diluted	29,542,529	30,096,324	29,310,927	28,310,157

Comprehensive Income:
Net income	$1,863,751	$1,798,169	$3,202,461	$2,897,823
Foreign currency translation adjustment	(16,519)	(123,487)	(109,944)	1,296,813

Comprehensive Income	$1,847,232	$1,674,682	$3,092,517	$4,194,636
Comprehensive income attributable to the noncontrolling interest	(191,490)	171,352	(319,044)	123,517
Comprehensive Income Attributable to SkyPeople Fruit Juice, Inc.	$1,655,742	$1,846,034	$2,773,473	$4,318,153

See accompanying notes to condensed consolidated financial statements.

SKYPEOPLE FRUIT JUICE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS, UNAUDITED

	June 30,	June 30,
	2009	2008
	(Unaudited)	(Unaudited)
Cash Flow from Operating Activities
Net income	$2,912,549	$2,715,040
Adjustments to reconcile net income to net cash flow provided by operating activities
Bad debt expenses	1,130	-
Depreciation and amortization	974,197	931,617
Earnings attributable to noncontrolling interests	289,912	182,783
Changes in operating assets and liabilities, net of acquisition effects
Accounts receivable	4,432,256	4,767,805
Other receivables	(1,181,728)	11,829
Prepaid expenses and other current assets	(2,967,925)	(1,345,081)
Inventories	(407,935)	2,853,165
Accounts payable	657,335	(2,097,350)
Accrued expenses and other current liabilities	225,064	221,478
Advances from customers	51,829	125,235
Taxes payable	(1,488,223)	60,885
Net cash provided by operating activities	3,498,461	8,427,406

Cash Flow from Investing Activities
Prepayment for lease improvement	-	(364,479)
Deposits to purchase target company	-	(2,116,313)
Loan repayment from related parties	-	5,411,560
Loan advanced to related parties	-	(7,096,571)
Additions to property, plant and equipment	(177,168)	(2,702,172)
Net cash used in investing activities	(177,168)	(6,867,975)

Cash Flow from Financing Activities
Proceeds from stock issuance	-	3,115,072
Proceeds from bank loans	6,002,928	11,004,825
Repayment of bank loans	(7,730,600)	(10,553,345)
Dividend paid to non-controlling interest	-	(306,300)
Repayments of related party loan	-	(147,751)
Net cash provided by (used in) financing activities	(1,727,672)	3,112,501

Effect of Changes in Exchange Rate	(365,926)	375,152

NET INCREASE IN CASH	1,227,695	5,047,084
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	15,274,171	4,094,238
CASH AND CASH EQUIVALENTS, END OF PERIOD	$16,501,866	$9,141,322
Supplementary Information of Cash Flows
Cash paid for interest	$485,658	$377,717
Cash paid for taxes	$1,942,978	$858,047
Purchase of Huludao, offset by related party receivables	$-	$6,807,472

See accompanying notes to condensed consolidated financial statements.

SKYPEOPLE FRUIT JUICE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.	CORPORATE INFORMATION

SkyPeople Fruit Juice, Inc. (“SkyPeople” or the “Company”), formerly Entech Environment Technology, Inc., was formed in June 1998 under the laws of the State of Florida. From July 2007 until February 26, 2008, our operations consisted solely of identifying and completing a business combination with an operating company and compliance with our reporting obligations under federal securities laws.

Between February 22, 2008 and February 25, 2008, we entered into a series of transactions whereby we acquired 100% of the ownership interest in Pacific Industry Holding Group Co., Ltd. (“Pacific”) from a share exchange transaction (the “Share Exchange Transaction”) and raised $3,400,000 gross proceeds from certain accredited investors in a private placement transaction. As a result of the consummation of these transactions, Pacific is now a wholly-owned subsidiary of the Company.

This Share Exchange Transaction resulted in Pacific obtaining a majority voting and control interest in the Company. Generally accepted accounting principles require that the company whose stockholders retain the majority controlling interest in a combined business be treated as the acquirer for accounting purposes, resulting in a reverse acquisition with Pacific as the accounting acquirer and SkyPeople as the acquired party. Accordingly, the Share Exchange Transaction has been accounted for as a recapitalization of the Company. The equity sections of the accompanying financial statements have been restated to reflect the recapitalization of the Company due to the reverse acquisition as of the first day of the first period presented. All references to Common Stock of Pacific Common Stock have been restated to reflect the equivalent numbers of SkyPeople equivalent shares.

Pacific’s only business is acting as a holding company for Shaanxi Tianren Organic Food Co., Ltd.(“Shaanxi Tianren”), a company organized under the laws of the People’s Republic of China (“PRC”), in which Pacific holds a 99% ownership interest.  Shaanxi Tianren is engaged in the business of producing and selling a wide variety of fruit products, including fruit juice concentrates, fruit juice drinks, and fresh fruit and fruit seeds.

Shaanxi Tianren holds a 91.15% interest in Shaanxi Qiyiwangguo Modern Organic Agriculture Co. Ltd. (“Shaanxi Qiyiwangguo”). The acquisition was accounted for using the purchase method, and the financial statements of Shaanxi Tianren and Shaanxi Qiyiwangguo have been consolidated on the purchase date of May 27, 2006 and forward.

Shaanxi Tianren also holds a 100% interest in Huludao Wonder Fruit Co., Ltd. (“Huludao Wonder”). The payment was made through the offset of related party receivables from Shaanxi Hede Investment Management Co., Ltd. (“Hede”). Before the acquisition, Huludao Wonder had been a variable interest entity of Shaanxi Tianren for accounting purposes according to FASB Interpretation No. 46: Consolidation of Variable Interest Entities, an interpretation of ARB 51 (“FIN 46”), since June 1, 2007, and the financial statements of Shaanxi Tianren and Huludao Wonder have been consolidated as of June 1, 2007 and forward. See Note 13-Related Party Transactions.

On May 23, 2008, we amended the Company’s Articles of Incorporation and changed our name to SkyPeople Fruit Juice, Inc. to better reflect our business. A 1-for-328.72898 reverse stock split of the outstanding shares of Common Stock and a mandatory 1-for-22.006 conversion of Series A Preferred Stock, which had been approved by written consent of the holders of a majority of the outstanding voting stock, also became effective on May 23, 2008.

On June 17, 2009, the Company incorporated a new Delaware corporation called Harmony MN Inc. (“HMN”)  to be a wholly-owned subsidiary of the Company with offices initially in California to act as a sales company for the Company. The total number of shares of capital stock which HMN has authority to issue is 3,000 shares, all of which are Common Stock with a par value of $1.00 per share. On June 20, 2009, HMN was registered in the State of California to transact business in such state.

The Company’s current structure is set forth in the diagram below:

*Xi’an Qinmei Food Co., Ltd., an entity which is not affiliated with the Company, owns the other 8.85% of the equity interests in Shaanxi Qiyiwangguo (formerly called Xi’an Tianren Modern Organic Co., Ltd.).

2.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Financial Statements

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). This basis differs from that used in the statutory accounts of our subsidiaries in China, which were prepared in accordance with the accounting principles and relevant financial regulations applicable to enterprises in the PRC. All necessary adjustments have been made to present the financial statements in accordance with U.S. GAAP.

In the opinion of management, all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation have been included. Due to the seasonal nature of our business and other factors, interim results are not necessarily indicative of the results that may be expected for the entire fiscal year.

Certain amounts in the 2008 financial statements have been reclassified to conform to the 2009 financial statement presentation. Such reclassification had no effect on net income.

Consolidation

The accompanying condensed consolidated financial statements include the accounts of SkyPeople, Pacific, HMN, Shaanxi Tianren, Shaanxi Qiyiwangguo and Huludao Wonder. All material inter-company accounts and transactions have been eliminated in consolidation.

The pooling method (entity under common control) is applied to the consolidation of Pacific with Shaanxi Tianren and Shaanxi Tianren with Huludao Wonder. The reverse merger accounting is applied to the consolidation of SkyPeople with Pacific.

Economic and Political Risks

The Company faces a number of risks and challenges as a result of having primary operations and marketing in the PRC. Changing political climates in the PRC could have a significant effect on the Company’s business.

Control by Principal Stockholders

The directors, executive officers and their affiliates or related parties own, beneficially and in the aggregate, the majority of the voting power of the outstanding shares of the Common Stock of the Company. Accordingly, the directors, executive officers and their affiliates, if they voted their shares uniformly, would have the ability to control the approval of most corporate actions, including increasing the authorized capital stock of the Company and the dissolution, merger or sale of the Company’s assets.

Cash and Cash Equivalents

For purposes of the statements of cash flows, cash and cash equivalents include cash on hand and demand deposits held by banks. Deposits held in financial institutions in the PRC are not insured by any government entity or agency.

As of June 30, 2009, the cash balance in financial institutions in the United States was $12,835. Accounts at these financial institutions are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. At June 30, 2009, the Company had no deposits that were in excess of the FDIC insurance limit.

Accounting for the Impairment of Long-Lived Assets

The long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technological or other industrial changes. The determination of recoverability of assets to be held and used is made by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets.

If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell. During the reporting periods there was no impairment loss.

Earnings Per Share

Basic earnings per Common Stock (“EPS”) are calculated by dividing net income available to common stockholders by the weighted average number of Common Stock outstanding during the period. Our Series B Convertible Preferred Stock is a participating security. Consequently, the two-class method of income allocation is used in determining net income available to common stockholders.

Diluted EPS is calculated by using the treasury stock method, assuming conversion of all potentially dilutive securities, such as stock options and warrants. Under this method, (i) exercise of options and warrants is assumed at the beginning of the period and shares of Common Stock are assumed to be issued, (ii) the proceeds from exercise are assumed to be used to purchase Common Stock at the average market price during the period, and (iii) the incremental shares (the difference between the number of shares assumed issued and the number of shares assumed purchased) are included in the denominator of the diluted EPS computation. The numerators and denominators used in the computations of basic and diluted EPS are presented in the following table.

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2009	2008	2009	2008
NUMERATOR FOR BASIC AND DILUTED EPS
Net income attributable to SkyPeople Fruit Juice, Inc. (numerator for Diluted EPS)	$1,673,113	$1,663,221	$2,912,549	$2,715,040
Net income allocated to Preferred Stock	(313,207)	(326,989)	(554,258)	(533,777)
Net income available to SkyPeople Fruit Juice, Inc. common stockholders (Basic)	$1,359,906	$1,336,232	$2,358,291	$2,181,263

DENOMINATORS FOR BASIC AND DILUTED EPS
Common Stock outstanding	22,271,684	22,271,684	22,271,684	22,188,529

Add: Weighted average preferred as if converted	5,128,038	5,448,480	5,236,026	3,745,468
Add: Weighted average stock warrants outstanding	2,142,807	2,376,160	1,803,217	2,376,160

DENOMINATOR FOR DILUTED EPS	29,542,529	30,096,324	29,310,927	28,310,157

EPS – Basic	$0.06	$0.06	$0.11	$0.10
EPS – Diluted	$0.06	$0.06	$0.10	$0.10

Shipping and Handling Costs

Shipping and handling amounts billed to customers in related sales transactions are included in sales revenues. The shipping and handling expenses of $355,496 and $408,095 for the six months ended June 30, 2009 and 2008, respectively, are reported in the Consolidated Statement of Income as a component of selling expenses.

Accumulated Other Comprehensive Income

Accumulated other comprehensive income represents foreign currency translation adjustments.

Trade Accounts Receivable

During the normal course of business, we extend unsecured credit to our customers. Accounts receivable and other receivables are recognized and carried at the original invoice amount less an allowance for any uncollectible amount. Allowance is made when collection of the full amount is no longer probable. Management reviews and adjusts this allowance periodically based on historical experience, the current economic climate, as well as its evaluation of the collectability of outstanding accounts. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. Based on the information available to management, the Company believed that its allowance for doubtful accounts was adequate as of June 30, 2009. The Company evaluates the credit risks of its customers utilizing historical data and estimates of future performance.

Inventories

Inventories consist primarily of raw materials and packaging (which include ingredients and supplies) and finished goods (which include finished juice in our bottling and canning operations). Inventories are valued at the lower of cost or market. We determine cost on the basis of the average cost or first-in, first-out methods.

Inventories consisted of:
	June 30, 2009	December 31, 2008
Raw materials and packaging	$1,467,364	$611,755
Finished goods	782,876	1,232,642
Inventories	$2,250,240	$1,844,397

Intangible Assets

The Company adopted the provisions of SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”), effective January 1, 2002. Under SFAS 142, goodwill and indefinite lived intangible assets are not amortized, but are reviewed annually for impairment, or more frequently, if indications of possible impairment exist. The Company has no indefinite lived intangible assets.

Revenue Recognition

We recognize revenue upon meeting the recognition requirements of Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition. Revenue from sales of the Company’s products is recognized upon shipment or delivery to its distributors or end users, depending upon the terms of the sales order, provided that persuasive evidence of a sales arrangement exists, title and risk of loss have transferred to the customer, the sales amount is fixed and determinable and collection of the revenue is reasonably assured. More than 69% of our products are exported either through distributors with good credit or to end-users directly. Of this amount, 80% of the revenue is exported through distributors. Our general sales agreement requires distributors to pay us after we deliver the products to them, which is not contingent on resale to end customers. Our credit term for distributors with good credit history is from 30 days to 90 days. For new customers, we usually require 100% advance payment for direct export sales. Advances from customers are recorded as unearned revenue, which is a current liability. Our payment terms with distributors are not determined by the distributor’s resale to the end customer. According to our past collection history, the bad debt rate of our accounts receivables is less than 0.5%. The problem of quality hardly occurs during production, storage and transportation due to our maintenance of strict standards during the entire process. Our customers have no contractual right of the return of products. Historically, we have not had any returned products. Accordingly, no provision has been made for returnable goods. We are not required to rebate or credit a portion of the original fee if we subsequently reduce the price of our product and the distributor still has rights with respect to that product.

Advertising and Promotional Expense

Advertising and promotional costs are expensed as incurred. The Company incurred $2,416 and $162 in advertising and promotional costs for the six months ended June 30, 2009 and 2008, respectively.

Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. The significant areas requiring the use of management estimates include the provisions for doubtful accounts receivable, useful life of fixed assets and valuation of deferred taxes. Although these estimates are based on management’s knowledge of current events and actions management may undertake in the future, actual results may ultimately differ from those estimates.

Property, Plant and Equipment

Property, plant and equipment are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the useful lives of the assets. Major renewals and betterments are capitalized and depreciated; maintenance and repairs that do not extend the life of the respective assets are charged to expense as incurred. Upon disposal of assets, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in income. Depreciation related to property and equipment used in production is reported in cost of sales. Property, plant and equipment are depreciated over their estimated useful lives as follows:

Buildings	20-30 years
Machinery and equipment	10 years
Furniture and office equipment	5 years
Motor vehicles	5 years

	June 30, 2009	December 31, 2008
Machinery and equipment	$14,627,338	$14,531,577
Furniture and office equipment	227,981	226,929
Motor vehicles	194,043	194,262
Buildings	10,301,061	8,521,537
Construction in progress	175,539	1,903,418
Subtotal	25,525,962	25,377,723
Less: accumulated depreciation	(5,855,459)	(4,970,756)
Net property and equipment	$19,670,503	$20,406,967

Depreciation expense included in general and administration expenses for the six months ended June 30, 2009 and 2008 was $227,770 and $364,267, respectively. Depreciation expense included in cost of sales for the six months ended June 30, 2009 and 2008 was $662,880 and $498,624, respectively.

Long-term assets of the Company are reviewed annually to assess whether the carrying value has become impaired according to the guidelines established in Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. No impairment of assets was recorded in the periods reported.

Foreign Currency and Comprehensive Income

The accompanying financial statements are presented in U.S. dollars. The functional currency of SkyPeople and Pacific is the U.S. dollar and that of Shaanxi Tianren and its subsidiary is the renminbi (“RMB”) of the PRC. The financial statements are translated into U.S. dollars from RMB at year-end exchange rates for assets and liabilities, and weighted average exchange rates for revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

On July 21, 2005, the PRC changed its foreign currency exchange policy from a fixed RMB/USD exchange rate into a flexible rate under the control of the PRC’s government. We use the closing rate method in currency translation of the financial statements of the Company.

RMB is not freely convertible into the currency of other nations. All such exchange transactions must take place through authorized institutions. There is no guarantee the RMB amounts could have been, or could be, converted into U.S. dollars at rates used in translation.

Taxes

Income tax expense is based on reported income before income taxes. Deferred income taxes reflect the effect of temporary differences between assets and liabilities that are recognized for financial reporting purposes and the amounts that are recognized for income tax purposes. In accordance with Statement of Financial Accounting Standards (“SFAS”) No.109, Accounting for Income Taxes, these deferred taxes are measured by applying currently enacted tax laws.

The Company has implemented SFAS No.109, Accounting for Income Taxes, which provides for a liability approach to accounting for income taxes. Deferred income taxes result from the effect of transactions that are recognized in different periods for financial and tax reporting purposes. The Company had no material adjustments to its liabilities for unrecognized income tax benefits according to the provisions of Accounting for Uncertainty in Income Taxes (“FIN 48”).

Restrictions on Transfer of Assets Out of the PRC

Dividend payments by Shaanxi Tianren and its subsidiaries are limited by certain statutory regulations in the PRC. No dividends may be paid by Shaanxi Tianren without first receiving prior approval from the Foreign Currency Exchange Management Bureau. Dividend payments are restricted to 85% of profits, after tax.

Noncontrolling Interests

Noncontrolling interests represent the minority stockholders’ proportionate share of 1% of the equity of Shaanxi Tianren and 8.85% of the equity of Shaanxi Qiyiwangguo.

Accounting Treatment of the February 26, 2008 Private Placement

The shares held in escrow as Make Good Escrow Shares will not be accounted for on our books until such shares are released from escrow pursuant to the terms of the Make Good Escrow Agreement. During the time such Make Good Escrow Shares are held in escrow, they will be accounted for as contingently issuable shares in determining the diluted EPS denominator in accordance with SFAS 128.

Liquidated damages potentially payable by the Company under the Stock Purchase Agreement and the Registration Rights Agreement were accounted for in accordance with Financial Accounting Standard Board Staff Position EITF 00-19-2. Estimated damages at the time of closing were recorded as a liability and deducted from additional paid-in capital as costs of issuance. Liquidated damages determined later pursuant to the criteria for SFAS 5 were recorded as a liability and deducted from operating income.

Our failure to meet the timetables provided for in the Registration Rights Agreement have resulted in the imposition of liquidated damages, which are payable in cash to the Investors (pro rata based on the percentage of Series B Preferred Stock owned by the Investors at the time such liquidated damages shall have been incurred) equal to fourteen percent (14%) of the Purchase Price per annum payable monthly based on the number of days such failure exists, which amount of liquidated damages, together with all liquidated damages that the Company may incur pursuant to the Registration Rights Agreement, the Warrant and the Stock Purchase Agreement, shall not exceed an aggregate of eighteen percent (18%) of the amount of the Purchase Price.

We initially filed with the SEC the registration statement on March 26, 2008, which date was before the filing date deadline of March 30, 2008 in the Registration Rights Agreement, because in the opinion of the counsel to the Company, the Company’s audited financials for the fiscal year 2007 were required to be included in the initial registration statement based on the applicable SEC rules. Therefore, we were required to have the registration statement declared effective by the SEC by July 24, 2008 (within 120 days after the initial filing date). On February 5, 2009, the registration statement was declared effective by the SEC.  We recorded liquidated damages of $254,301 in fiscal year 2008 for failure to meet the timetables provided for in the Registration Rights Agreement.

On June 2, 2009, we entered into an Exchange Agreement dated as of May 28, 2009 with Barron Partners L.P. ("Barron") and Eos Holdings LLC ("Eos," and together with Barron, the "Investors"), pursuant to which we issued to the Investors warrants to purchase an aggregate of 6,500,000 shares of Common Stock at a reduced exercise price (the “New Warrants”) in exchange for warrants to purchase an aggregate of 7,000,000 shares of Common Stock which had been issued to the Investors in February 2008 (the “February 2008 Warrants”). In the Exchange Agreement the Investors agreed to release the Company from all liability for damages, including any and all liquidated damages, penalties and interest thereon, relating to any breach or breaches of any obligation of the Company under the Registration Rights Agreement, dated as of February 25, 2008 between the Investors and the Company from the date of execution of such agreement through the date of such release and  the waiver by the Investors of their right to receive up to 2,000,000 additional shares of the Company’s Series B Preferred Stock solely as a result of, and to the extent that, such stock would be deliverable to the Investors because Pre-Tax Income Per Share for the Company’s fiscal year ending December 31, 2009 is reduced as a result of any reduction in net income available to common stockholders for such fiscal year and/or an increase in the weighted average number of shares of common stock outstanding during the period due to the issuance and delivery to the Investors of the New Warrants. We reversed the liquidated damages of $254,301 in the second quarter of fiscal year 2009 to additional paid-in capital that were accrued in fiscal year 2008.

Research and Development

Shaanxi Tianren established a research and development institution which has 41 research and development personnel as of June 30, 2009. Shaanxi Tianren also from time to time retains external experts and research institutions. The research and development expenses were $551,792 and $23,625 for the six months ended June 30, 2009 and 2008, respectively.

               New Accounting Pronouncements

The FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 168, The FASB Accounting  Standards Codification And the Hierarchy of Generally Accepted Accounting Principles, on June 29, 2009 and, in doing so, authorized the Codification as the sole source for authoritative U.S. GAAP. SFAS No. 168 will be effective for financial statements issued for reporting periods that end after September, 15, 2009. Once it’s effective, SFAS 168 will supersede all accounting standards for U.S. GAAP, aside from those issued by the SEC. SFAS No. 168 replaces No. 162 to establish a new hierarchy of GAAP sources for non-governmental entities under the FASB Accounting Standard Codification.

On June 12, 2009, the FASB issued SFAS No. 166, Accounting for Transfers of Financial Assets and SFAS No. 167, Amendments to FASB Interpretation No. 46(R).  Both standards will be effective at the start of a company’s first fiscal year beginning after November 15, 2009.

SFAS No. 166 is a revision to SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.  It requires more information about transfers of financial assets, including securitization transactions and the continued risk exposures related to such transfers.  It eliminates the concept of a “qualifying special-purpose entity,” changes the requirements for derecognizing financial assets, and requires additional disclosures.

SFAS No. 167 changes how a company determines when an entity that is insufficiently capitalized or is not controlled through voting or similar rights should be consolidated.  The determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance.  Additional disclosures are also required. The Company does not expect the adoption of SFAS No. 166 and No. 167 to have a significant impact on its financial statements.

3.           CONVERTIBLE PREFERRED STOCK

The Series A Convertible Preferred Stock

In connection with the Share Exchange Transaction, we designated 1,000,000 shares of Series A Convertible Preferred Stock out of our total authorized number of 10,000,000 shares of Preferred Stock, par value $0.001 per share. Upon effectiveness of the 1-for-328.72898 reverse stock split of the outstanding shares of Common Stock on May 23, 2008, all the outstanding shares of Series A Preferred Stock were immediately and automatically converted into shares of Common Stock without any notice or action required by us or by the holders of Series A Preferred Stock or Common Stock (the “Mandatory Conversion”). In the Mandatory Conversion, each holder of Series A Preferred Stock received twenty two and 62/10,000 (22.0062) shares of fully paid and non-assessable Common Stock for every one (1) share of Series A held (the “Conversion Rate”).

Series B Convertible Preferred Stock

In connection with the Share Exchange Transaction, we designated 7,000,000 shares of Series B Convertible Preferred Stock out of our total authorized number of 10,000,000 shares of Preferred Stock, par value $0.001 per share. The Series B Convertible Preferred Stock is a participating security. No dividends are payable with respect to the Series B Preferred Stock and no dividends can be paid on our Common Stock while the Series B Preferred Stock is outstanding. Upon liquidation the holders are entitled to receive $1.20 per share (out of available assets) before any distribution or payment can be made to the holders of any junior securities.

The Company also deposited 2,000,000 shares of the Series B Stock into an escrow account to be held by an escrow agent as Make Good Shares in the event the Company’s consolidated pre-tax income and pre-tax income per share, on a fully-diluted basis, for the years ended December 31, 2007, 2008 or 2009 are less than certain pre-determined target numbers.

Upon effectiveness of the Reverse Split, each share of Series B Preferred Stock is convertible at any time into one share of Common Stock at the option of the holder. If the conversion price (initially $1.20) is adjusted, the conversion ratio will likewise be adjusted and the new conversion ratio will be determined by multiplying the conversion ratio in effect by a fraction, the numerator of which is the conversion price in effect before the adjustment and the denominator of which is the new conversion price.

On June 2, 2009, pursuant to the Exchange Agreement that we entered into with the investors, the investors waived their right to receive up to 2,000,000 additional shares of the Company’s Series B Preferred Stock solely as a result of, and to the extent that, such stock would be deliverable to the Investors because Pre-Tax Income Per Share for the Company’s fiscal year ending December 31, 2009 is reduced as a result of any reduction in net income available to common stockholders for such fiscal year and/or an increase in the weighted average number of shares of common stock outstanding during the period due to the issuance and delivery to the Investors of the New Warrants.

4.	WARRANTS

The warrants that were issued pursuant to the Stock Exchange Agreement became exercisable after the consummation of a 1-for-328.72898 reverse split of our outstanding Common Stock, which was effective on May 23, 2008, and the 7,000,000 shares issuable upon exercise of such Warrants were not adjusted as a result of such reverse split.

On June 2, 2009 the Company and the Investors entered into and consummated an Exchange Agreement, dated as of May 28, 2009, pursuant to which the Investors exchanged all of the February 2008 Warrants for New Warrants with an exercise price of $1.70 per share (which exercise price, in the case of New Warrants to purchase an aggregate of 1,000,000 shares of the Company’s Common Stock, shall be increased to $3.00 per share if the New Warrants are not exercised by September 30, 2009).

5.	NOTE PURCHASE AGREEMENT

On February 26, 2008, the Company issued to Barron Partners, L.P. (“Barron Partners”) an aggregate of 615,147 shares of Series B Stock in exchange for the cancellation of all principal and accrued interest aggregating approximately $5,055,418 on certain promissory notes of the Company held by Barron Partners.

On February 22, 2008, the Company issued to Grover Moss an aggregate of 59,060 shares of Common Stock (post split) in exchange for the conversion of principal aggregating $398,000 evidenced by a promissory note dated February 22, 2008.

6.	ACCQUISITION OF HULUDAO WONDER

On June 10, 2008, the Company completed the acquisition of Huludao for a total purchase price of RMB 48,250,000, or approximately U.S. $6,308,591 based on the exchange rate of June 1, 2007.  The acquisition is accounted for according to FASB 141, appendix D, paragraphs 11 to 18, Transactions between Entities under Common Control. When accounting for a transfer of assets or exchange of shares between entities under common control, the entity that receives the net assets or the equity interests shall initially recognize the assets and liabilities transferred at their carrying amounts in the accounts of the transferring entity at the date of transfer and report results of operations for the period in which the transfer occurs as though the transfer of net assets or exchange of equity interests had occurred at the beginning of the period.

Prior to the June 2008 acquisition, Huludao Wonder was classified as a variable entity of Shaanxi Tianren according to FASB Interpretation No. 46: Consolidation of Variable Interest Entities (“V.I.E.”), an interpretation of ARB 51 (“FIN 46”). FIN 46R requires the primary beneficiary of the variable interest entity to consolidate its financial results with the variable interest entity. The Company had evaluated its relationship with Huludao and had concluded that Huludao Wonder was a variable interest entity for accounting purposes after June 2007 and prior to June 2008.

The following table summarizes the carrying value of Huludao Wonder’s assets and liabilities transfer:

ASSETS
Cash	$7,567
Accounts receivable, net	2,387,711
Other receivables	29,244
Inventory	57,948
Fixed assets	6,934,219
Intangible asset	3,262,566
Other assets	27,486
TOTAL ASSETS	$12,706,741

LIABILITIES
Accounts payable	$20,642
Other payables	101,603
Loans payable	6,275,905
TOTAL LIABILITIES	$6,398,150

NET ASSETS	$6,308,591

 7.           INVENTORIES

As of June 30, 2009 and December 31, 2008, inventories consisted of:
	June 30,	December 31,
	2009	2008
Raw materials and packaging	$1,467,364	$611,755
Finished goods	782,876	1,232,642
Inventories	$2,250,240	$1,844,397

8.           INCOME TAX

Prior to 2007, the Company was subject to a 33% income tax rate by the PRC. The Company had no material adjustments to its liabilities for unrecognized income tax benefits according to the provisions of FIN 48. Shaanxi Tianren was awarded the status of a nationally recognized High and New Technology Enterprise in December 2006, which entitled Shaanxi Tianren to tax-free treatment for two years starting from 2007. Starting from 2009, Shaanxi Tianren is subject to the regular tax rate of 25% according to the new tax law in China, which was effective on January 1, 2008. In December 2007, the tax rate of Shaanxi Qiywangguo was reduced from 33% to 25%, effective beginning January 2008. The tax rate of Huludao Wonder was also reduced to 25%, effective beginning January 2008. As of result, the Company’s income tax rate in the PRC is effectively 25%.

As the Company had no income generated in the United States, there was no tax expense or tax liability due to the Internal Revenue Service of the United States as of June 30, 2009.

The Company had no material adjustments to its liabilities for unrecognized income tax benefits according to the provisions of FIN 48. The income tax expense was $721,697 and $1,215,567 for the three and six months ended June 30, 2009, respectively, and was $180,678 and $311,198 for the three and six months ended June 30, 2008, respectively. The Company had recorded no deferred tax assets or liabilities as of June 30, 2009  and 2008, since nearly all differences in tax basis and financial statement carrying values are permanent differences.

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Income Tax Expenses
Current	$721,697	$180,678	$1,215,567	$311,198
Deferred	-	-	-	-
Total	$721,697	$180,678	$1,215,567	$311,198

9.         LAND USAGE RIGHTS

According to the laws of the PRC, the government owns all of the land in the PRC. Companies or individuals are authorized to possess and use the land only through land use rights granted by the PRC government. Accordingly, the Company paid in advance for land use rights. Prepaid land use rights are being amortized and recorded as lease expenses using the straight-line method over the use terms of the lease, which were 20 to 50 years. The amortization expense was $83,547 and $68,726 for the six months ended June 30, 2009 and 2008, respectively.

10.         COMMON STOCK

As of June 30, 2009, the Company had 22,271,786 shares of Common Stock issued and outstanding and 3,448,480 shares of Series B Preferred Stock issued and outstanding (2,000,000 shares of the Series B Preferred Stock deposited in the escrow account are not included). Assuming all warrants to purchase 6,500,000 shares of Common Stock with an exercise price of $1.70 per share are exercised and all shares of Series B Preferred Stock are converted, the total number of shares of Common Stock to be issued and outstanding will be 32,220,266.

In the first quarter of 2008, the Company issued 31,941 shares of Common Stock as part of the settlement with its prior Chief Executive Officer, Burr D. Northrop, 37,098 shares of Common Stock to Walker Street Associates and its prior director, Joseph I. Emas, respectively, for the professional services that they provided, and 59,060 shares of Common Stock to Grover Moss for the conversion of principal owed by the Company pursuant to a promissory note in the amount of $398,000.

On February 26, 2008, the Company issued to Barron Partners an aggregate of 615,147 shares of Series B Stock in exchange for the cancellation of all principal and accrued interest aggregating approximately $5,055,418 on certain promissory notes of the Company held by Barron Partners. The shares issued to Barron Partners were not affected by the 1-for-328.72898 reverse split of our outstanding Common Stock, which was effective on May 23, 2008.

In connection with the Share Exchange Transaction in February 2008, the Company designated 1,000,000 shares of Series A Convertible Preferred Stock out of its total authorized number of 10,000,000 shares of Preferred Stock, par value $0.001 per share. In the Mandatory Conversion, each holder of Series A Preferred Stock was entitled to receive twenty two and 62/10,000 (22.0062) shares of fully paid and non-assessable Common Stock for every one (1) share of Series A held. The Company also agreed to issue 2,833,333 shares of a newly designated Series B Convertible Preferred Stock of the Company, par value $0.001 per share and warrants to purchase 7,000,000 shares of the Company’s Common Stock. Upon effectiveness of the Reverse Split on May 23, 2008, all the outstanding shares of Series A Preferred Stock were immediately and automatically converted into 22,006,173 shares of Common Stock. Each share of Series B Preferred Stock will be convertible at any time into one share of Common Stock at the option of the holder, and the Warrants became exercisable immediately after the Reverse Split. The 2,833,333 shares of Series B Convertible Preferred Stock and 7,000,000 shares issuable upon exercise of such Warrants were not adjusted as a result of the Reverse Split.

On June 2, 2009 the Company and the Investors entered into and consummated an Exchange Agreement, dated as of May 28, 2009, pursuant to which the Investors exchanged all of the February 2008 Warrants for New Warrants to purchase an aggregate of 6,500,000 shares of the Company’s Common Stock for $1.70 per share (which exercise price, in the case of New Warrants to purchase an aggregate of 1,000,000 shares of the Company’s  Common Stock, shall be increased to $3.00 per share if the New Warrants are not exercised by September 30, 2009). The Investors also agreed to waive their right to receive up to 2,000,000 additional shares of the Company’s Series B Preferred Stock solely as a result of, and to the extent that, such stock would be deliverable to the Investors because Pre-Tax Income Per Share for the Company’s fiscal year ending December 31, 2009 is reduced as a result of any reduction in net income available to common stockholders for such fiscal year and/or an increase in the weighted average number of shares of common stock outstanding during the period due to the issuance and delivery to the Investors of the New Warrants.

 11.        NOTES PAYABLE

As of June 30, 2009, the balance of the short-term loans totaled RMB 65,000,000 (U.S. $9,516,559 based on the exchange rate on June 30, 2009), with interest rates ranging from 4.86% to 7.52% per annum. These loans were collateralized by land and buildings. These loans are due from September 2009 to June 2010.

Effective January 1, 2008, the Company adopted Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standard (“SFAS”) No. 157, Fair Value Measurements (“SFAS 157”) as it relates to financial assets and financial liabilities. The adoption of SFAS 157 did not have a material effect on our results of operations, financial position or liquidity.

The Company adopted SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115 as of January 1, 2008.  SFAS 159 permits entities to elect to measure many financial instruments and certain other items at fair value. We did not elect the fair value option for the Company’s loans payable. Therefore, valuation of the Company’s loans payable is not affected by the adoption of SFAS 157 and SFAS 159.

12.     DIVIDEND PAYMENT

On February 4, 2008, before the Share Exchange Transaction, the Board of Directors of Shaanxi Qiyiwangguo declared a cash dividend of RMB 20,553,592, or $2,953,665 based on the average exchange rate for the year ended December 31, 2008, to its former shareholders. Since Shaanxi Tianren holds a 91.15% interest in Shaanxi Qiyiwangguo, RMB 18,734,599 (or $2,692,266) was paid to Shaanxi Tianren and RMB 1,818,993 (or $261,399) was paid to its noncontrolling interest holders. On the same date, the Board of Directors of Shaanxi Tianren declared a cash dividend of RMB 35,200,000 (or $5,058,434 based on the average exchange rate for the year ended December 31, 2008) to its shareholders. Since Pacific holds a 99% interest in Shaanxi Tianren, RMB 34,848,000 (or $5,007,850 based on the average exchange rate for the year ended December 31, 2008) was paid to Pacific and RMB 352,000 (or $50,584 based on the average exchange rate for the year ended December 31, 2008) was paid to its noncontrolling interest holders. The inter-company dividend was eliminated in the consolidated statement. The dividend paid to noncontrolling interest holders was RMB 2,170,993 (or $311,984 based on the average exchange rate for the year ended December 31, 2008).

In May 2008, Pacific erroneously paid RMB 34,848,000 (or $5,007,850 based on the average exchange rate for the year ended December 31, 2008) to its former shareholders as the result of a dividend declaration in February 2008. The monies were then returned to the Company in June 2008.

13.      RELATED PARTY TRANSACTIONS

Yongke Xue, the Chairman of the Board and Chief Executive Officer of the Company, owns 80% of the equity interest of Hede. Xiaoqin Yan, a director of Shaanxi Tianren, owns the remaining 20% of Hede.

In January 2008, Shaanxi Tianren paid rental expense of RMB 11,038 (approximately $1,615 based on the exchange rate as of March 31, 2009) to the landlord of Hede’s office space on behalf of Hede.

On February 26, 2008, simultaneously with the consummation of the Share Exchange Agreement and Stock Purchase Agreement described herein, pursuant to an oral agreement with the Company and Barron Partners, the Company issued an aggregate of 615,147 shares of Series B Preferred Stock to Barron Partners in exchange for the cancellation of (a) all indebtedness of the Company to Barron Partners under certain outstanding convertible promissory notes issued to Barron Partners during the period from September 30, 2004 to February 2008 to evidence loans made by Barron Partners to the Company for working capital needs in the ordinary course of business, and (b) all liquidated damages payable to Barron Partners (including all amounts as well as any amounts which would become payable in the future as a result of continuing failures) as a result of the failure of the Company to have registered under the Securities Act of 1933, as amended (the “Securities Act”) for resale by Barron Partners the Common Stock of the Company issuable upon conversion of such convertible promissory notes under various registration rights agreements between the Company and Barron Partners entered into in connection with the foregoing loans.

As of August 12, 2009, Barron Partners beneficially owned 10,159,265 shares of the Company’s Common Stock (approximately 31.3% of the Common Stock). The oral agreement with Barron Partners described in the preceding paragraph was approved by the Chief Executive Officer of the Company.

The total amount of principal and accrued interest under all convertible promissory notes that were cancelled aggregated approximately $1,735,286 and the total amount of accrued liquidated damages that were cancelled aggregated approximately $3,320,132. All of the convertible promissory notes bore interest at the rate of 8% per annum and were convertible into shares of Common Stock at a conversion rate of one share of Common Stock for every $8.21822 of principal converted. The registration rights agreements provided for liquidated damages to accrue at the rate of 36% per annum of the note principal in the event that the registration statements to register the underlying shares were not declared effective by the required deadline.

The number of shares of Series B Stock that were issued to Barron Partners pursuant to the agreement was determined by dividing the aggregate indebtedness cancelled ($5,055,418) by $8.1822 per share (which was the rate at which one share of Common Stock was issuable for principal under the convertible promissory notes). In lieu of issuing Common Stock, the Company and Barron Partners agreed that Barron Partners would be issued Series B Stock (which upon consummation of the Reverse Split became convertible into Common Stock on a share for share basis).

The issuance of the Series B Preferred Stock was accomplished in reliance upon Section 4 (2) of the Securities Act.

14.	OTHER ASSETS

Other assets as of June 30, 2009 included RMB 20,000,000 (or $2,928,172 based on the average exchange rate of June 30, 2009) of deposits to purchase Yingkou Trusty Fruits Co., Ltd. (“Yingkou”). On June 1, 2008, Shaanxi Tianren entered into a memorandum agreement with Xi’an Dehao Investment Consultation Co. Ltd. (“Dehao”). Under the term of the agreement, Dehao agreed to transfer 100% of the ownership interest of Yingkou to Shaanxi Tianren. Shaanxi Tianren is required to make a refundable down payment of RMB 15,000,000, or approximately $2,196,129 based on the exchange rate of June 30, 2009, to Dehao as a deposit for the purchase. The acquisition is still in the process of being negotiated with Dehao and also a third party market value evaluation is in process. The acquisition is targeted to be completed in the third quarter of fiscal 2009. On May 20, 2009, Shaanxi Tianren entered into another memorandum agreement with Dehao, pursuant to which Shaanxi Tianren is required to make another refundable down payment of RMB 5,000,000, or approximately $732,043 based on the exchange rate of June 30, 2009, to Dehao as a deposit for the purchase and Shaanxi Tianren agreed to complete the acquisition before November 15, 2009.

15.          LIQUIDATED DAMAGES

Our registration statement to register for resale an aggregate of 9,833,333 shares of the Common Stock issuable upon conversion of our Series B Convertible Preferred Stock and warrants to purchase Common Stock that we sold to the Investors pursuant to the Stock Purchase Agreement was declared effective by the Securities and Exchange Commission on February 5, 2009.  We accrued liquidated damages payable of $254,301 in fiscal year 2008 due to the failure to meet the timetables provided for in the Registration Rights Agreement with such Investors, which was entered into in connection with the Stock Purchase Agreement.

In the second quarter of 2009, we reversed the liquidated damages of $254,301 to additional paid-in capital that were accrued in fiscal year 2008 as a result of  the Exchange Agreement that we entered  into with the Investors on June 2, 2009.

16.            SUBSEQUENT EVENT

 On July 1, 2009, Shaanxi Tianren entered into an Office Purchase Agreement with Zhonghai Trust Co., Ltd. (“Zhonghai”) to purchase 1,426 square meters of office space located on the 16th floor  of the National Development Bank Building, No. 2, Gaoxin 1st RD, Hi-Tech Zone, Xi’an, China. Shaanxi Tianren previously leased this office space from Zhonghai from July 1, 2008 under a one year lease agreement. The total purchase price under the Office Purchase Agreement was RMB 12,070,000 or approximately $1,767,152 based on the exchange rate as of July 30, 2009. Under the terms of the Office Purchase Agreement, Shaanxi Tianren will offset the payment of RMB 1,700,000, or approximately $248,895, of the prepaid rental expenses and rental deposits that Shaanxi Tianren paid to Zhonghai previously, and the balance of RMB 10,370,000 or approximately $1,518,257 will be paid before August 30, 2009, using internally generated funds of Shaanxi Tianren.

In preparing these condensed financial statements the Company has evaluated events and transactions for potential recognition or disclosure through August 14, 2009, the date the condensed financial statements were issued. or are available to be issued.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the consolidated financial condition and results of operations should be read in conjunction with the condensed consolidated financial statements and notes in Item I above and with the audited consolidated financial statements and notes, and with the information under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on  Form 10-K.

Overview

We are engaged in the production and sale of fruit concentrate, fruit juice beverages, and other fruit related products in and from the PRC.  We export most of the fruit concentrate products we produce, which include apple, pear, and kiwifruit, via distributors to North America, Europe and the Middle East. We also sell our Hedetang branded bottled beverages domestically primarily to supermarkets in certain regions of the PRC. Because the operations of Shaanxi Tianren, which we acquired on February 26, 2008 through our acquisition of Pacific, are the only significant operations of the Company and its affiliates, the business and financial results of Pacific and the Company reflect those of Shaanxi Tianren. As a result, this discussion and analysis focuses on the business results of Shaanxi Tianren, comparing its results in the three months and six months period ended June 30, 2009 with its results in the corresponding period of 2008.

Shaanxi Tianren holds a 91.15% interest in of Shaanxi Qiyiwangguo and a 100% interest in Huludao Wonder.

In the second quarter of 2009, our revenue decreased by 14.5% to $6,197,001 compared to $7,245,967 for the same period of last year.  We believe that this decrease was mainly due to a drop in consumer spending in the international market, which was mainly affected by the international financial crisis.

We believe that the following factors should help us overcome the contraction in our revenues experienced in the second quarter of 2009.

First, we believe that the Chinese fruit juice beverages market will experience consistent growth. In 2008, sales in the Chinese fruit juice beverage market were about RMB50 billion (approximately $7.3 billion based on the exchange rate as of March 31, 2009), which represented an increase of approximately 10% over sales in 2007 according to China International Intelligence. Our revenue from the sales of our fruit juice beverages in the Chinese market increased 43.4% to $1,442,747 in 2008 compared to $1,006,158 in 2007. We believe that the fruit juice beverage market is a high-growth market in China because of growing personal income and an increase in health awareness.

Secondly, we have plans for new acquisitions and further expansion of our current production capacity over the next two years. Planned expenditures for land and equipment are approximately $45.7 million for the next two years. Of this amount, $19.2 is for the expansion of Shaanxi Qiyiwangguo Modern Organic Agriculture Co., Ltd. ("Shaanxi Qiyiwangguo"), $10.8 is for the expansion of the factory owned by Huludao Wonder, $7.8 million is for the expansion of the Jingyang factory owned by Shaanxi Tianren, $3.3 million is for the acquisition of Yingkou Trusty Fruits Co., Ltd. (“Yingkou”), and $4.6 million is for the expansion of Yingkou’s facilities. Yingkou will specialize in the production of concentrated apple juice. It is located in Liaoning Province in China. Its factory is still in the process of construction and expansion and Yingkou has had no revenue to date. Our plans to acquire and expand Yinkou and expand the facilities owned by Huludao Wonder and Shaanxi Tianren are designed to increase our production of apple and pear related products. Our expansion of Shaanxi Qiyiwangguo’s facility is to increase our production of kiwifruit and mulberry related products.

Finally, we plan to continue to focus on creating new high margin products in the future to supplement our current product line.   Our research and development expenses increased by $259,864 to $276,282 for the second quarter ended June 30, 2009 from $16,418 for the same period of fiscal 2008, as we entered into two contracts with an outside research institute to research and develop new products in fiscal year 2008.  We believe that the new products will provide us a higher margin because of less competition in these new product areas.

On June 17, 2009, we incorporated a new Delaware corporation called Harmony MN Inc. (“HMN”)  to be a wholly owned subsidiary of the Company with offices initially in California to act as a sales company for the Company. The total number of shares of capital stock which HMN has authority to issue is 3,000 shares, all of which are Common Stock with a par value of $1.00 per share. On June 20, 2009, HMN was registered in the State of California to transact business in such state.

Below is the Company’s corporate structure:

*Xi’an Qinmei Food Co., Ltd., an entity which is not affiliated with the Company, owns the other 8.85% of the equity interests in Shaanxi Qiyiwangguo.

We produce and sell fruit concentrate and fruit juice beverages. We usually produce our core products such as apple, pear, and kiwifruit concentrate from August to March of each year. The squeezing season for (i) apples is from August to March or April of the following year; (ii) pears is from July or August until March of the following year; and (iii) kiwifruit is from September through December of each year. In the first quarter of 2009, we developed a fruit vinegar beverage that tested very well in the market. We currently offer our fruit vinegar beverage for two fruits; kiwifruit and mulberry fruit. We introduced these products in the first quarter of 2009. Our non-concentrate products, such as fruit juice beverages, are sold and produced in all seasons. The ability to produce fruit juice beverages is important when fresh fruit is out of season and fruit concentrate cannot be produced.  Our range of products and production flexibility allows us to diversify our operational risks and supplement our revenue.  Fruit concentrate comprised 51% of revenue in the six months ended June 30, 2009, fruit juice beverages made up 35%, fruit vinegar made up 11% and the remaining 3% of revenue consisted of sales of fresh fruit and other products.

We own and operate three manufacturing facilities in China; two facilities are located in Shaanxi Province and one facility is located in Liaoning Province. Our raw materials mainly consist of apples, pears and kiwifruit. Fresh fruit is the primary raw material needed for the production of our products. The purchase of fresh fruit represented over 51% of our production cost in fiscal year 2008. China has the largest planting area of apples and kiwifruit in the world. Our kiwifruit processing facilities are located in Zhouzhi County, Shaanxi Province, which has the largest planting area of apples and kiwifruit in China. Shaanxi is also the main pear producing province in China. The pear supply can meet our production requirements. We source our apple supply mainly from Liaoning Province, China’s epicenter for high acidity apples, which can supply enough apples to meet our Liaoning factory’s production needs. Because of the seasonal nature in the growing and harvesting of fruits and vegetables, our business is seasonal and can be greatly affected by weather.

We believe that continuous investment in research and development is a key component to becoming a leader in fruit concentrate and fruit juice beverage quality. We have an internal research and development team of approximately 41 people, and we retain external experts and research institutions for additional consultation. Our research and development effort emphasizes the design and development of our processing technology with the goal of decreasing processing costs and optimizing our production capabilities.  We intend to continue to invest in research and development to respond to and anticipate customer needs.  For the six months ended June 30, 2009 and 2008, our research and development expenses were $551,792 and $23,625, respectively.

To take advantage of economies of scale and to enhance our production efficiency, each of our manufacturing facilities has a focus on juice products centering around one particular fruit according to the proximity of such manufacturing to the supply center of that fruit. Producing multi-fruit concentrate and beverage blends is more costly and time consuming. This strategy allows us to maximize our output and minimize our cost. Our production lines use essentially the same processing method with a few slight variations. Since June 2007, after we leased the production facilities of Huludao Wonder, we have been operating our pear juice products business out of our Jingyang Branch Office. Our business involving apple juice products is operated out of the facilities of Huludao Wonder, and our business involving kiwifruit products is run out of Shaanxi Qiyiwangguo Modern Organic Co., Ltd. (“Shaanxi Qiyiwangguo”), in which we have held a 91.15% ownership interest since May 2006.

On June 10, 2008, we completed the acquisition of Huludao Wonder for a total purchase price of RMB 48,250,000, or approximately U.S. $6,308,591 based on the exchange rate of June 1, 2007. The payment was made through the offset of related party receivables.

Besides concentrated juice products, we generate other revenue from sales of pear juice, apple juice, kiwifruit seeds, organic kiwifruit, fresh kiwifruit, kiwifruit juice, mulberry juice, and apple spice.

The supply of our raw material fruits has traditionally been fragmented, as we generally purchase directly from farmers. In addition, because the prices of raw material fruits change from season to season based on the output of the farms, we do not have long-term supply agreements with our suppliers. To secure our fruit supply and lower transportation costs, our processing facilities are strategically located near the various centers of fruit supply.

Shaanxi Tianren is permitted by the relevant governmental authorities to directly export our products. More than 69% of our products are exported either through distributors with good credit or to end-users directly. Our distributors are generally domestic export companies. Although we generally renew our distribution agreements with our distributors on a yearly basis, we maintain a long-term relationship with our distributors. Our main export markets are the United States, the European Union, South Korea, Russia, and the Middle East.

Second Quarter Fiscal 2009 Highlights

•	Gross profit margin decreased by 23.1% to 31.0% for the second quarter of fiscal 2009 from 40.3% for the same quarter of fiscal 2008 due to a decrease in the selling price of our products.
•
Operating expenses increased by 31.3% to $933,209 for the second quarter of fiscal 2009 from $710,578 for the second quarter of fiscal 2008 due to an increase in general and administrative expenses and research and development expenses.

•
Income from operations decreased by 55.1% to $990,197 for the second quarter of fiscal 2009 from $2,206,019 for the same quarter of fiscal 2008 due to a decrease in gross margin and an increase  in operating expenses.

•	Other income increased by $1,822,423 primarily due to an increase in subsidy income of $1,464,87 .
•
Net income increased $9,892, or 0.6%, to $1,673,113 compared with $1,663,221 for the second quarter of fiscal 2008 primarily due to an increase in other income, which was partially offset by a decrease in revenue and an increase in revenues in the second  quarter of fiscal 2009.

•
On June 17, 2009, we incorporated Harmony MN Inc. (“HMN”) to be a wholly- owned subsidiary of the Company with offices initially in California to act as a sales company for the Company. On June 2, 2009, we entered into an Exchange Agreement dated as of May 28, 2009 with Barron Partners L.P. ("Barron") and Eos Holdings LLC, ("Eos," and together with Barron, the "Investors"), pursuant to which we issued to the Investors warrants to purchase an aggregate of 6,500,000 shares of Common Stock at a reduced exercise price (the “New Warrants”) in exchange for warrants to purchase an aggregate of 7,000,000 shares of Common Stock which had been issued to the Investors in February 2008 (the “February 2008 Warrants”). In the Exchange Agreement the Investors agreed to release the Company of all liability for damages, including any and all liquidated damages, penalties and interest thereon, relating to any breach or breaches of any obligation of the Company under the Registration Rights Agreement, dated as of February 25, 2008 between the Investors and the Company from the date of execution of such agreement through the date of such release and  the waiver by the Investors of any right to receive any Make Good Escrow Shares. We reversed the liquidated damages of $254,301 to additional paid-in capital in the second quarter of fiscal year 2009 that were accrued in fiscal year 2008.

The highlights above are intended to identify some of our more significant events and transactions during the quarter ended June 30, 2009.  These highlights are not intended to be a full discussion of our operating results for this quarter.  These highlights should be read in conjunction with the following discussion and with our unaudited consolidated financial statements and notes thereto accompanying this Quarterly Report.

Results of Operations and Business Outlook

Our consolidated financial information for the three months and six months ended June 30, 2009 should be read in conjunction with our consolidated financial statements and the notes thereto and the section entitled “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our most recent Annual Report on Form 10-K.

Revenues

The following table presents our consolidated net revenues for our main products for the three and six months ended June 30, 2009 and 2008, respectively:

	Three Months Ended June 30,			Six Months Ended June 30,
	2009	2008	% Change	2009	2008	% Change
Fruit beverages	$2,998,466	$1,741,604	72.2%	$4,440,181	$2,747,762	61.6%
Concentrated apple juice and apple aroma	1,312,518	1,895,798	(30.8%)	1,629,225	4,286,059	(62.0%)
Fruit vinegar beverages	1,044,159	-	N/A	1,392,828	-	N/A
Concentrated pear juice	841,858	2,153,430	(60.9%)	3,500,500	6,117,688	(42.8%)
Concentrated kiwifruit juice and kiwifruit puree	-	907,245	(100%)	1,428,969	2,397,152	(40.4%)
Kiwifruit seeds	-	547,890	(100%)	-	547,890	(100%)
Fresh kiwifruit	-	-	-	476,359	-	N/A
Consolidated	$6,197,001	$7,245,967	(14.5%)	$12,868,062	$16,096,551	(20.1%)

Net sales for the three months ended June 30, 2009 were $6,197,001, a decrease of $1,048,966 or 14.5%, when compared to the same sales period of the prior year. This decrease was primarily due to the decrease in sales of concentrated juice, which was partially offset by an increase in sales of fruit beverages and fruit vinegar beverages in our Chinese market.

Sales of fruit beverages increased by $1,256,862, or 72.2%, in the second quarter of 2009 as compared to the same period of fiscal 2008. The fruit vinegar beverages that were introduced to the Chinese market in the first quarter of 2009 also increased our sales by $1,044,159.  We believe that the pure juice market is a high-growth market in China because of growing personal income and an increase in health awareness.

Sales of apple related products decreased by $583,280, or 30.8%, in the second quarter of 2009 as compared to the same period of fiscal 2008. Sales of concentrated pear juice decreased by $1,311,572 or 60.9% in the second quarter of 2009 as compared to the same period of fiscal 2008. Due to instability of the world financial markets and their influence on the global economy, the demand for concentrated juices in the international market decreased in the second quarter of 2009, which in turn had a negative effect on our sales. In addition, we did not produce any apple-related products in the first quarter of 2009. The lower inventory also reduced our sales.

Sales of kiwifruit related products decreased by $1,455,135 in the second quarter of 2009 as compared to the same period of fiscal 2008.  Squeezing season for kiwifruit is from September of each year to January of the next year.  We did not sell concentrated kiwifruit juice or kiwifruit puree during the second quarter of fiscal 2009, which is non-squeeze season, due to the shortage of inventory. However, during the second quarter of 2008, Shaanxi Qiyiwangguo continued to sell concentrated kiwifruit juice and puree and kiwifruit seeds from the balance of its previous inventories.

Net sales for the six months ended June, 2009 were $12,868,062, a decrease of $3,228,489, or 20.1%, when compared to the same sales period of the prior year, primarily due to a decrease in sales of concentrated juices. We believe this decrease in net sales was due to a drop in consumer spending in the international market, which was mainly affected by the international financial crisis.  However, this decrease was offset by an increase in sales of our fruit beverages under our own name “Hedetang” in the Chinese market.

We believe that we will overcome the contraction in our revenues experienced in the six months ended June 30, 2009 for the following reasons. First, we believe that the Chinese fruit juice beverages market will experience consistent growth. We believe that the fruit juice beverage market is a high-growth market in China because of growing personal income and an increase in health awareness.  Secondly, we have plans for new acquisitions and further expansion of our current production capacity for the next two years. Planned expenditures for land and equipment are approximately $45.7 million for the next two years. Finally, we plan to continue to focus on creating new high margin products in the future to supplement our current product offering.   We believe that the new products will provide us a higher margin because of less competition in these new product areas.

Gross Margin

The following table presents the consolidated gross profit margin of our main products and the consolidated gross profit margin as a percentage of related revenues for the three months and six months ended June 30, 2009 and 2008, respectively:

	Three Months Ended June 30,			Six Months Ended June 30,
	2009	2008		2009	2008
Gross profit margin
Fruit beverages	$807,238	$578,316		$1,262,777	976,400
Concentrated apple juice and apple aroma	477,936	785,867		586,275	$905,891
Fruit vinegar beverages	521,702	-		695,704	-
Concentrated pear juice	116,530	738,965		1,392,686	1,676,437
Concentrated kiwifruit juice and kiwifruit puree	-	315,965		612,977	720,003
Kiwifruit seeds	-	497,484		-	497,484
Fresh fruits	-	-		297,889	-
Consolidated	$1,923,406	$2,916,597		$4,848,308	$4,776,215
			%			%
			Change			Change
Gross profit margin in %
Fruit beverages	26.9%	33.2%	(19.0%)	28.4%	35.5%	(20.0%)
Concentrated apple juice and apple aroma	36.4%	41.5%	(12.3%)	36.0%	21.1%	70.6%
Fruit vinegar beverages	50.0%	-	N/A	49.9%	-	N/A
Concentrated pear juice	13.8%	34.3%	(59.8%)	39.8%	27.4%	45.3%
Concentrated kiwifruit juice and kiwifruit puree	-	29.3%	N/A	42.9%	27.9%	53.8%
Kiwifruit seeds	-	90.8%	N/A	-	90.8%	N/A
Fresh fruits	-	-	-	62.5%	-	N/A
Consolidated	31.0%	40.3%	(23.1%)	37.7%	29.7%	27.0%

Overall gross margin as a percentage of revenue decreased by 23.1% for the three months ended June 30, 2009, from 40.3% to 31.0%, compared to the same period of fiscal 2008. In terms of dollar amount, gross margin in the three months ended June 30, 2009 was $1,923,406, a decrease of $993,191, or 34.1%, compared to $2,916,597 in the same period of fiscal 2008, primarily due to a decrease in sales.

The decrease in gross margin as a percentage of revenue in the second quarter of fiscal 2009 was primarily due to a decrease in the selling price of concentrated juice products in the international market. Due to heavy competition in the concentrated juice market and the instability of the financial markets and their influence on the global economy, the price of concentrated apple juice in the international market continued to decrease in the second quarter of fiscal 2009. Although the purchase price we paid for fruits was lower in the last squeezing season (July or August to March is the squeezing season for pears, August to March or April is the squeezing season for apples, and September to December is the squeezing season for kiwifruits), the percentage decline in the prices we received for our products exceeded the percentage decline in purchase prices of fruits in the second quarter of 2009. As a result,  our gross margin decreased compared with the same period of last fiscal year.

The gross margin of fruit vinegar beverages was 50.0% in the second quarter of fiscal 2009. As we are one of the pioneers in the fruit vinegar industry in the Chinese market, our new products enjoy a higher gross margin as a result of the lack of significant competition in the market.

Overall gross margin as a percentage of revenue increased by 27.0% for the six months ended June 30, 2009, from 29.7% to 37.7%, compared to the same period of fiscal 2008. Gross margin in the six months ended June 30, 2008 was $4,848,308, an increase of $72,093, or 1.5%, compared to $4,776,215 for the same period of fiscal 2008.

The increase in gross profit margin as a percentage of revenue for the six months ended June 30, 2009 was primarily due to an increase in the gross margins of concentrated pear juice, concentrated apple juice and apple aroma and concentrated kiwifruit juice and kiwifruit puree, which was partially offset by a decrease in the gross margin of fruit beverages.

The gross profit margin of concentrated apple juice and apple aroma increased by 70.6% to 36.0% for the six months ended June 30, 2009, as compared to 21.1% for the same period of fiscal year 2008. Due to heavy competition in the concentrated apple juice market, the instability of the financial markets and their influence on the global economy, the demand for concentrated apple juice in the international market continued to decrease in 2009. We only produced concentrated apple juice and apple aroma for one month in the apple squeezing season, which was from August 2008 to March 2009. Compared with the most recent apple squeezing season, the purchase price of apples was much higher in 2007-08 due to extremely cold weather conditions in the winter of 2007.  This resulted in an increase in the gross margin of apple-related products in the six months ended June 30, 2009.

The gross profit margin of concentrated pear juice was 39.8% in the six months ended June 30, 2009, representing an increase of 45.3% as compared to the same period of fiscal year 2008. The increase in the gross profit margin of concentrated pear juice was primarily due to a large decrease in the  price we paid for fresh pears during their squeezing season, which was from July or August  2008 until April 2009. As weather conditions at the beginning of this squeezing season were better than last year, there was an abundant harvest of pears in the most recent squeezing season. As a result, the purchase price of pears decreased in the first quarter of fiscal year 2009, which in turn improved our gross margin in pear-related products. However, this increase in gross margin was partially offset by the decrease in the selling price of concentrated pear juice in the international market.

The gross profit margin of concentrated kiwifruit juice and kiwifruit puree increased by 53.8% to 42.9% for the six months ended June 30, 2009, as compared to 27.9% for the same period of fiscal year 2008. This increase was mainly due to the large decrease in the price we paid for fresh kiwifruit during the most recent squeezing season, which was from September through December of 2008, as a result of abundant harvests of kiwifruit.

The gross profit margin of fresh kiwifruit was 62.5% for the six months ended June 30, 2009. We did not sell any fresh kiwifruit in the same period last year.

The gross profit margin of our fruit beverages decreased by 20.0% for the six months ended June 30, 2009 as compared to the same period of last fiscal year. The decrease in the gross margin of fruit beverages was attributable to the decrease in their selling price. We lowered our selling price of fruit beverages during the approximately 30 day Chinese Lunar New Year holiday season in the first quarter as a promotion to boost sales. We did not conduct the same promotion in the same period last year.

We began selling fruit vinegar in the first quarter of fiscal 2009 in the Chinese market and had a gross margin of 49.9% for fruit vinegar in the six months ended June 30, 2009.  As we are one of the pioneers in the fruit vinegar industry in the Chinese market, our new products enjoy a higher gross margin as a result of the lack of significant competition in the market.

Operating Expenses

The following table presents consolidated operating expenses as a percentage of net revenues for the three months and six months ended June 30, 2009 and 2008, respectively:

	Three Months Ended June 30,			Six Months Ended June30,
(Unaudited)	2009	2008	% Change	2009	2008	% Change
General and administrative	$555,393	$438,860	26.6%	$967,297	$1,005,844	$(3.8%)
Selling expenses	101,534	255,300	(60.2%)	375,122	496,645	(24.5%)
Research and development	276,282	16,418	1,582.8%	551,792	23,625	2,235.6%
Consolidated	$933,209	$710,578	31.3%	$1,894,211	$1,526,114	$24.1%

As a percentage of revenue
General and administrative	9.0%	6.1%	48.0%	7.5%	6.2%	21.0%
Selling expenses	1.6%	3.5%	(54.3%)	2.9%	3.1%	(6.5%)
Research and development	4.5%	0.2%	(2,150.0%)	4.3%	0.1%	4,200%
Consolidated	15.1%	9.8%	54.1%	14.7%	9.5%	54.7%

Our operating expenses consist of general and administrative, selling expenses and research and development. Operating expenses increased by 31.3% to $933,209 and by 24.1% to $1,894,211 for the three and six months ended June 30, 2009, respectively, from $710,578 and $1,526,114 for the corresponding periods in fiscal 2008, respectively. The increase in operating expenses was mainly due to an increase in research and development expenses which was partially offset by a decrease in selling expenses.

General and administrative expenses increased by $116,533, or 26.6%, to $555,393 and decreased by $38,547, or 3.8%, to $967,297 for the three and six months ended June 30, 2009, respectively, from $438,860 and $1,005,844 for the same periods of fiscal 2008, respectively.  The increase in general and administrative expenses for the three months ended June 30, 2009 was mainly due to an increase of $86,475 in legal and auditing expenses compared to the same period of last year. The decrease in general and administrative expenses for the six months ended June 30, 2009 was mainly due to a decrease in labor expenses in our subsidiary, Huludao Wonder, which produces apple juice products and did not have any production in the first quarter of 2009 due to decreased global demand.

Selling expenses decreased by $153,766, or 60.2%, to $101,534 and by $121,523, or 24.5%, to $375,122 for the three and six months ended June 30, 2009, respectively, from $255,300 and $496,645 for the same periods of fiscal year 2008, respectively. This was mainly due to a decrease in freight and transportation expenses as a result of the decrease in sales.

Research and development expenses increased by $259,864 to $276,282 and by $528,167, or 2,235.6%, to $551,792 for the three months and six months ended June 30, 2009, respectively, from $16,418 and $23,625 for the same periods of fiscal 2008, as we entered into two contracts with an outside research institute to research and develop new products in fiscal year 2008.  These two contracts are from June 2008 to December 2009 with a monthly payment of RMB 600,000, or $87,845 according to the exchange rate of June 30, 2009.

Income from Operations

In the second quarter of fiscal 2009, income from operations decreased by $1,215,822, or 55.1%, to $990,197 from $2,206,019 for the second quarter of fiscal 2008. As a percentage of net sales, income from operations was approximately 16.0% for the second quarter of fiscal 2009, a decrease of 47.4% as compared to 30.4% for the same quarter of fiscal 2008. The decrease in income from operations in the second quarter of fiscal 2009 was primarily due to a decrease in sales and an increase in operating expenses in the second quarter of fiscal 2009.

In the six months ended June 30, 2009, income from operations decreased by $296,004, or 9.1%, to $2,954,097 from $3,250,101 for the corresponding period in 2008. As a percentage of net sales, income from operations was approximately 23.0% for the six months ended June 30, 2009, an increase of 13.9% as compared to 20.2% for the corresponding period in fiscal 2008. The increase in the percentage of net sales was due to an increase in gross margin, which was offset by an increase in operating expenses, as previously discussed.

Interest Expense

Interest expenses were $259,262 and $485,658 for the three and six months ended June 30, 2009, respectively, a decrease of $126,813 and an increase of $40,555, respectively, as compared with the same periods of fiscal 2008. The decrease in interest expenses in the second quarter of fiscal 2009 was mainly due to a decrease in the short term loans balance during the second quarter of 2009. We repaid a short-term loan of $7,730,600 and received a new loan of $6,002,928 in the second quarter of 2009.

The increase in interest expenses for the six months ended June 30, 2009 was due to an increase in interest expenses in the first quarter of fiscal 2009, which was primarily due to an increase in term loan facilities that we entered into after March 31, 2008 to support expansion plans and potential business opportunities. As of June 30, 2009, the balance of these short-term loans totaled RMB 65,000,000 ($9,516,559 based on the exchange rate as of June 2009), with interest rates ranging from 4.86% to 7.52% per annum and maturity dates ranging from September 2009 to June 2010.

Subsidy Income

Subsidy income was $1,464,879 and $1,552,679 for the three and six months ended June 30, 2009, respectively, an increase of $1,464,879 and $1,503,901, respectively, as compared with the same periods of fiscal 2008. The increase in subsidy income was due to an increase in government support to our Company. As we have been recognized as a High and New Technology Enterprise in Shaanxi Province for the past three years, the local government has granted our various subsidies. In the six months ended June 30, 2009, we received subsidies of $1,552,679. Of this amount, RMB 9 million, or $1,317,716 according to the average rate of the six months ended June 30, 2009, was to support our kiwifruit industrialization development plan; RMB 1.6 million, or $234,260, was to support our pear processing and production; and RMB 4,800, or $703, was for the patent right protection of our brand name “Hedetang.”

Income Tax

Our provision for income taxes was $721,697 and $1,215,567 for the three and six months ended June 30, 2009, respectively, compared to $180,678 and $311,198 for the corresponding periods in 2008. The increase in tax provision was due to an increase in the effective tax rate of Shaanxi Tianren. Shaanxi Tianren was awarded the status of a nationally recognized High and New Technology Enterprise in December 2006, which entitled Shaanxi Tianren to tax-free treatment for two years starting from 2007. Starting in 2009, Shaanxi Tianren is subject to the regular tax rate of 25% according to the new tax law in China, which was effective on January 1, 2008. In December 2007, the tax rate of our indirect PRC subsidiary, Shaanxi Qiyiwangguo, was reduced from 33% to 25%, effective beginning January 2008. The tax rate of Huludao Wonder was also reduced to 25%, effective beginning January 2008. As a result, the Company’s income tax rate in the PRC is effectively 25%.

We adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), on July 1, 2007 and had no material adjustment to liabilities to unrecognized income tax benefits since its adoption.

Noncontrolling Interest

As of June 30, 2009, Shaanxi Tianren held a 91.15% interest in Shaanxi Qiyiwangguo, and Pacific held a 99% percent interest in Shaanxi Tianren. Net income attributable to noncontrolling interests was $190,638 and $289,912 for the three and six months ended June 30, 2009, respectively, an increase of $55,690 and $107,129, respectively, compared to a noncontrolling interest in the net income of $134,948 and $182,783 for the corresponding periods of fiscal 2008, respectively.  The increase in the net income attributable to noncontrolling interests was mainly attributable to the increase in the net income generated from Shaanxi Tianren.

Net Income

Net income was $1,673,113 and $2,912,549 for the three and six months ended June 30, 2009, respectively, an increase of $9,892, or 0.6%, and $197,509, or 7.3%, compared to the corresponding periods of 2008, respectively. Such an increase was primarily due to an increase in subsidy income, but partially offset by a decrease in revenue and an increase in income tax, as previously discussed.

Financial Condition

During the six months ended June 30, 2009, total assets increased $505,615, or 0.9%, from $59,287,331 at December 31, 2008 to $59,792,946 at June 30, 2009.  The majority of the increase was in cash, other receivables and other assets, which was partially offset by a decrease in accounts receivable.

For the six months ended June 30, 2009, cash and cash equivalents increased $1,227,695, or 8.0%, to $16,501,866 as compared to $15,274,171 for the fiscal year ended December 31, 2008.  The increase in cash was mainly due to an increase in collection of accounts receivable and an increase of $451,810 in net income in the six months ended June 30, 2009.

At June 30, 2009, the accounts receivable balance decreased by $4,446,003 from the balance at December 31, 2008 due primarily to the collection in the accounts receivable balance of fiscal year 2008 and a decrease in sales in the six months ended June 30, 2009. The accounts receivable turnover was 133 days for the six months ended June 30, 2009, compared with 85 days for fiscal year 2008. The increase in the accounts receivable turnover was mainly due to a downturn in collection of accounts receivable in Shaanxi Tianren and also reduced sales when compared with the fourth quarter as a result of the seasonality of our industry. Due to the seasonality of fresh fruit, a substantial portion of our revenues are earned during the third and fourth fiscal quarters. We generally experience the lowest revenue during our first and second fiscal quarters.

Our inventory as of June 30, 2009 was $2,250,240, reflecting an increase of $405,843, or 22.0%, compared to inventory at December 31, 2008. Inventory consists of raw materials, packaging materials and finished products. The increase in inventory was mainly due to an increase in raw materials and packaging materials that we purchased for the coming squeezing season since December 31, 2008.

Other receivables at June 30, 2009 were $1,478,751, an increase of $1,181,357 from the balance at December 31, 2008. The increase in other receivables was primarily due to an increase of subsidy income receivables of $1,317,677 in the six months ended June 30, 2009. In 2009, the Shaanxi Province government approved a plan to increase the kiwifruit plantation area in the province to 164,609 acres and increase kiwifruit production to 800,000 tons by 2015. In order to achieve this goal, the government provided subsidies to local farmers to enable them to expand the kiwifruit plantation area and to provide to leading kiwifruit processing companies, such as us, rebates on interest paid by such companies on loans payable by them. In May 2009, the related government department of Shaanxi Province approved our kiwifruit industrialization development plan, and granted a subsidy of RMB 9 million, approximately $1,317,677 according to the exchange rate of June 30, 2009, to support our plan. We will receive this amount in the third quarter of 2009.

Prepaid expenses and other current assets at June 30, 2009 were $1,399,869, an increase of $312,793 from the balance at December 31, 2008. The increase in prepaid expenses was primarily due to an increase in prepaid raw material of fresh fruit for the coming squeezing season.

Property, plant and equipment decreased by $736,464 from $20,406,967 at December 31, 2008 to $19,670,503 at June 30, 2009. The decrease is due to the increase in the exchange rate between Chinese yuan and U.S. dollars. Total capital expenditures were $177,168 for the six months ended June 30, 2009.

In the second quarter of 2009, Shaanxi Tianren completed the construction on the expansion of its research and development center. This research and development center covers an area of 2,000 square meters and encompasses additional space required for research and development laboratories. The expansion is on the existing site of the factory in Jingyang County, Shaanxi Province. We capitalized $8,268,416 as fixed assets for this project.  The research and development center provides more space for our engineers to conduct research and development toward the goal of improving and facilitating our product line.

Shaanxi Qiyiwangguo completed the construction of an industrial waste water processing facility and renovation of an employee building in the factory of Zhouzhi County in Shaanxi Province in the second quarter of 2009. The 1,118 square meter industrial waste water processing facility will process 1,200 cubic meters of waste water per day, which will meet the increasing production demands of Shaanxi Qiyiwangguo and will improve the use of recycled waste water.  We capitalized $4,641,590 as fixed assets for this project. It is expected to operate in the fourth quarter of 2009. The newly built water processing facility in Shaanxi Qiyiwangguo will help the Company save on leasing fees and also enable the Company to increase its production capacity once it operates. Furthermore, it will be in compliance with local environmental laws.  Shaanxi Qiyiwangguo capitalized $1,198,968 as fixed assets for renovation of an employee building in the second quarter of 2009.

In the second quarter of 2009, Shaanxi Qiyiwangguo began renovation of its factory, road and office building. We capitalized $175,539 as construction in progress as of June 30, 2009. This project is expected to be completed by the end of the third quarter of 2009.

Depreciation was $890,650 for the six months ended June 30, 2009, compared with $862,891 for the same period of prior year.  The increase in depreciation expenses was mainly because of the increase in fixed assets after June 30, 2008.

Other assets were $5,013,209 at June 30, 2009, an increase of $2,651,160 from the balance of $2,362,049 at December 31, 2008.  The increase in other assets was mainly due to a prepayment of $234,254 for the office we purchased on July 1, 2009, an increase of $732,043 in deposits to purchase Yingkou and a prepayment of $1,486,047 to purchase certain fruit processing equipment in Shaanxi Tianren.

Liquidity and Capital Resources

As of June 30, 2009, we had cash of $16,501,866 as compared to $15,274,171 as of December 31, 2008. We believe that projected cash flows from operations, anticipated cash receipts, cash on hand, and trade credit will provide the necessary capital to meet our projected operating cash requirements for at least the next 12 months, with the exception of the acquisition in Yingkou and the expansion of our current production capacity.

Our working capital has historically been generated from our operating cash flow, advances from our customers and loans from bank facilities. Our working capital was $14,955,386 as of June 30, 2009, representing an increase of $1,522,888, or 11.3%, compared to working capital of $13,432,498 as of December 31, 2008, mainly due to an increase in cash and other receivables and a decrease in accounts receivable and short term loan payables.

The most significant sources of working capital during the six months ended June 30, 2009 was a receivable of RMB 9 million, or $1,317,677 based on the exchange rate of June 30, 2008, of subsidy income and proceeds of $6,002,928 from short-term loan payables. The most significant uses of working capital during the six months ended June 30, 2009 were an increase of $657,335 in accounts payable and a repayment of $7,730,600 for short-term loan payables.

Under the Stock Purchase Agreement with the Investors, for a period of three years from the closing date of the Stock Purchase Agreement (February 26, 2008), so long as the Investors collectively own 20% of the Series B Preferred Stock issued thereunder, we may not issue any preferred stock or any convertible debt, except for preferred stock issued to the Investors.

Further, under the Stock Purchase Agreement with Investors, until February 26, 2010, at all times our debt-to-EBITDA ratio shall not exceed 3.5:1 for the most recent 12-month period.

The Company plans to acquire Yingkou in the third quarter of fiscal year 2009. The Company also plans to expand its current operations in the next two years. Planned expenditures for land and equipment are approximately $45.7 million for the next two years.

We believe that we currently have sufficient cash on hand, combined with anticipated cash receipts, to fund our business for at least the next 12 months. The capital needed for our business in the next 12 months does not include the acquisition of Yingkou or the expansion of our current production capacity.

For our long term planned expenditures for equipment and land we will likely need to seek additional debt or equity financing. We believe that any such financing could come in the form of debt or the issuance of our Common Stock in a private placement or public offering.  However, there are no assurances that such financing will be available or available on terms acceptable to us. To the extent that we require additional financing in the future and are unable to obtain such additional financing, we may not be able to fully implement our growth strategy.

The majority of our capital expenditures are for the expansion of our production capacity.  In the past three years our annual capital expenditures ranged from $53,000 to $2.9 million.  We financed our capital expenditures and other operating expenses through operating cash flows and bank loans. As of June 30, 2009, the balance of short-term loans totaled RMB 65,000,000 (U.S. $9,516,559 based on the exchange rate on June 30, 2009), with interest rates ranging from 4.86% to 7.52% per annum. These loans are collateralized by land and buildings. These loans are due from September 2009 to June 2010.

ITEM 3.   QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Not applicable.

ITEM 4.  CONTROLS AND PROCEDURES

An evaluation was carried out by the Company’s Chief Executive Officer and Chief Financial Officer of the effectiveness of the Company’s disclosure controls and procedures (as defined in Rule 13a-15(e) or 15d-15(e) under the Securities Exchange Act of 1934, as amended) as of June 30, 2009, the end of the period covered by this Quarterly Report on Form 10-Q. Based upon that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that these disclosure controls and procedures were effective at a reasonable level.

Our internal control system is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP.  There is no assurance that our disclosure controls or our internal controls over financial reporting can prevent all errors.  An internal control system, no matter how well designed and operated, has inherent limitations, including the possibility of human error.  Because of the inherent limitations in a cost-effective control system, misstatements due to error may occur and not be detected.  We monitor our disclosure controls and internal controls and make modifications as necessary.  Our intent in this regard is that our disclosure controls and our internal controls will improve as systems change and conditions warrant.

During the period covered by this report, there have been no changes in the Company’s internal control over financial reporting that have materially affected or are reasonably likely to materially affect the Company’s internal control over financial reporting.

PART II - OTHER INFORMATION

Item 1.   Legal Proceedings

Not applicable.

Item 2.   Unregistered Sales of Equity Securities and Use of Proceeds

Not applicable.

Item 3.   Defaults Upon Senior Securities

Not applicable.

Item 4.   Submission of Matters to a Vote of Security Holders

The Company held its annual meeting of stockholders on June 8, 2009 at the offices of the Company at 16F, National Development Bank Building, No .2, Gaoxin 1st RD, Hi-Tech Zone, Xi’an, Shaanxi, China. At the annual meeting the stockholders voted to elect five persons to the Board of Directors to serve until their respective successors are elected. The results of the vote were:
	For	Against	Abstain

Yongke Xue	22,150,649	-	-
Guolin Wang	22,150,649	-	-
Robert B. Fields	22,150,649	-	-
Xiaoqin Yan	22,150,649	-	-
Norman Ko	22,150,649	-	-

Item 5.   Other Information

Not applicable.

Item 6.  Exhibits

EXHIBIT NUMBER	DESCRIPTION

10.1	Office Purchase Agreement, dated July 1, 2009, between Shaanxi Tianren Organic Food Co., Ltd. and Zhonghai Trust Co., Ltd.
31.1	Certification pursuant to Exchange Act Rules 13a-15(e) and 15d-15(e), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002;
31.2	Certification pursuant to Exchange Act Rules 13a-15(e) and 15d-15(e), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002;
32	Certification pursuant to 18 U.S.C. 1350.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SKYPEOPLE FRUIT JUICE, INC. By: /s/ Spring Liu SPRING LIU Chief Financial Officer (Principal Financial Officer) Dated: August 14, 2009

Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-159959

6,500,000 Shares

SkyPeople Fruit Juice, Inc.

Common Stock

This prospectus relates to the resale by Barron Partners LP and Eos Holdings, LLC (the “Selling Stockholders”) of up to 6,500,000 shares of our common stock, par value $0.01 per share (“Common Stock”), issuable upon exercise of warrants issued to the Selling Stockholders in a private placement (the “Private Placement”) pursuant to an Exchange Agreement dated as of May 28, 2009 (the “Exchange Agreement”).

All of the shares of Common Stock issuable to the Selling Stockholders upon exercise of their warrants may be sold by the Selling Stockholders. It is anticipated that the Selling Stockholders will sell these shares of Common Stock from time to time in one or more transactions, in negotiated transactions or otherwise, at prevailing market prices or at prices otherwise negotiated (see “Plan of Distribution” beginning on page 86). We will not receive any proceeds from the sales by the Selling Stockholders, but we may receive up to $11,050,000 of proceeds from the exercise of the warrants, if such warrants are exercised in cash.  Under the terms of the warrants, cashless exercise is permitted in certain circumstances. We will not receive any proceeds from any cashless exercise of the warrants. We will pay all of the registration expenses incurred in connection with this offering, but the Selling Stockholders will pay any selling commissions, brokerage fees and related expenses.

There is a limited market in our Common Stock. The shares are being offered by the Selling Stockholders in anticipation of the continued development of a secondary trading market in our Common Stock. We cannot give you any assurance that an active trading market in our Common Stock will develop, or if an active market does develop, that it will continue.

Our Common Stock is listed on the OTC Bulletin Board and trades under the symbol SPFJ.  On May 1, 2009, the closing sale price of our Common Stock was $3.50.  We are applying to list our Common Stock on the NYSE Amex Equities, but cannot give you any assurance when or if our Common Stock will be approved for listing.

Investing in our Common Stock involves risks. See “Risk Factors” on page 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 24, 2009

_________________________________________

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

-i-

PROSPECTUS SUMMARY
    This summary highlights information contained elsewhere in this prospectus.   This  summary does not contain all of the information you should consider before investing in our Common Stock. You should read this entire prospectus carefully, especially the “Risk Factors” section  beginning  on  page  9  and  our  consolidated  financial  statements  and  the related notes appearing at the end of this prospectus, before making an investment decision.  Unless the context otherwise requires, we use the terms “SkyPeople,” “Company,” “we,” “us” and “our” in this prospectus to refer to SkyPeople Fruit Juice, Inc. and its consolidated subsidiaries.

Our Business
    We are engaged in the production and sale of fruit concentrate, fruit juice beverages, and other fruit related products (which we refer to collectively as "fruit juice beverages") in and from the People’s Republic of China (“PRC” or “China”).  Our fruit concentrates, which include apple, pear, and kiwifruit, are primarily exported via distributors to North America, Europe and the Middle East.  We sell our Hedetang branded bottled fruit juice beverages domestically primarily to supermarkets in certain regions of the PRC. At December 31, 2008 our fruit concentrate, fruit juice beverages, and other fruit related products represented 78%, 13%, and 9% of our sales, respectively.

    We believe that we are currently one of the only companies able to produce specialty fruit juices in large scale in China and are recognized as a leading specialty fruit juice producer.  Specialty fruit juices are juices squeezed from fruits that are grown in a relatively low quantity and include kiwifruit juice, mulberry juice, strawberry juice, and pomegranate juice.

    Our competitive advantages lie in our modern equipment and technology employed at our production factories in Shaanxi and Liaoning Provinces, which are located near regional fruit production centers.  Our equipment and technology help ensure product quality, processing cost control and allow us to meet international juice standards such as ISO9001, Hazard Analysis and Critical Control Points (“HACCP”) and Kosher. Our location near regional fruit production centers enables us to purchase directly from farmers and avoids the need to transport raw fruits over long distances to our processing facilities, both reducing our transportation expenses and helping us maintain high product quality by preserving freshness and helping us avoid damage to the raw fruit in transit.

    During the year ended December 31, 2008, we produced 21,591 tons of fruit juice concentrate, 5,339 tons of fruit beverage and 5,833 tons of fresh and other fruit related products such as kiwifruit seeds and apple aroma. As we expand our current production facilities and acquire other companies in the fruit product industry, we expect our fruit processing capacity and our annual yield to grow to meet increasing customer demand.

Our Industry

The global market for processed fruit products has expanded rapidly in the last few years. The general consumption trend has begun to gradually shift from carbonated beverages to pure fruit juice products.  According to The Beverage Digest’s annual “Fact Book,” global demand for non-alcoholic single serve beverages was $106 billion in 2006 and increased 4.1% by volume from 2005 to 2006, while carbonated soft drinks declined in volume from 2005 to 2006 for the first time in 20 years. Likewise, global sales of noncarbonated drinks (tea, coffee, fortified water, juice, sports drinks, milk drinks, and energy drinks) increased by 15% from 2005 to 2006. According to the Beijing Business & Intelligence Consulting Co. Ltd., an independent research firm, projected total sales value of and net income with respect to processed fruit products in China will reach $37.2 billion and $2.5 billion, respectively, in 2010, or a compounded annual growth rate of 42.5% and 66.7%, respectively, for the four-year period from 2007 to 2010. This indicates that, globally, consumers are becoming increasingly health conscious. Increasing disposable income combined with the already health conscious nature of Chinese consumers is a positive indicator for continued growth in the Chinese fruit juice beverage market as well. China currently accounts for only 10% of total global fruit juice consumption and the annual per capita fruit juice consumption in China is approximately 1 kilogram. Chinese consumption shows strong growth potential when it is considered that the average annual per capita fruit juice consumption is approximately 40 kilograms in developed international markets.

This rapid growth in the fruit processing industry in China and worldwide has placed significant pressure on producers to increase production capacities while managing increased costs associated with transport logistics and raw materials.  To respond effectively, producers must:

    •   utilize modern processing technology to maximize processing capacity and annual yield without significantly increasing production costs;

    •   utilize flexible production facilities to respond quickly to market supply and demand and quickly introduce new products to the market; and

    •    build or acquire new production facilities near stable sources of raw material that can adequately meet planned processing capacities and annual yield.

Our Strengths

We believe that the following strengths enable us to compete effectively and capitalize on the rapid growth of the fruit juice beverage industry:

Raw Materials Control and Resources Advantages

We have located our production facilities in close proximity to large sources of apples and kiwifruit in Shaanxi and Liaoning Provinces. Our close proximity to regional production centers ensures raw material availability and freshness and reduces our fruit purchasing and transportation costs.

Equipment, Technology, and Quality Advantages

We employ modern fruit processing equipment and have developed several unique production processes and technologies that have allowed us to gain market share in the fruit juice beverage industry, most notably in the kiwifruit market. We believe that our equipment helps us to maintain uniform and high product quality and keeps processing costs under control.

Product Diversity

Our products include fruit concentrate and fruit juice beverages from apples, pears, kiwifruit, and mulberries. We also sell organic fresh fruit, kiwifruit seed and apple aroma. Our diversified product lines help us compete in international markets, lessen commodity price risk as well as risks associated with seasonality and consumer preferences.

Operation Team

We have a professional, highly educated, and motivated business administration and technology development team. Our operating managers have an average of more than 10 years of experience in the fruit processing industry. We have established good relationships with several scientific research institutes and experienced consultants that we believe have been instrumental to our growth.

Chinese Government Support

The PRC government’s agricultural industrialization policy supports our business. Our subsidiary, Shaanxi Tianren Organic Food Co., Ltd. (“Shaanxi Tianren”), was awarded the status as a nationally recognized High and New Technology Enterprise in December 2006.  As a result, in 2007 and 2008 we received subsidies from the local government of Shaanxi Province of approximately $500,000 and $316,000, respectively. The Shaanxi government has also approved the expansion of kiwifruit production in the province. We have submitted our kiwifruit industrialization development plan to the Shaanxi Province government, which has been approved by the related government department, and may result in our receiving further subsidies.

Our Strategy

We intend to employ the following business strategies to capitalize on the rapidly growing fruit juice beverage market:

Increase Our Capacity

    We will continue to expand the production capacity of our three existing production facilities. We will also consider acquisition opportunities in order to further expand capacity.

Diversify Our Products

We hope to increase our fruit product offerings in order to further diversify our product mix. Our strategic focus will be on expanding into fruits with harvesting seasons complementary to our current fruits. This will enable us to expand our squeezing season, thus increasing our annual production of fruit concentrate.  In addition, we will enhance our research and development activities in order to develop and produce innovative high margin products like polyphenol (an antioxidant compound with beneficial effects on health) from concentrated fruit juice to further diversify our product mix, reduce risk and increase our revenue.

Enlarge Our Worldwide Customer Base

We will strive to expand our worldwide customer base by strengthening current relationships with distributors and end users in our existing markets and by developing new relationships with strategic distributors and end users in markets we have not yet penetrated.

Focus on Improving Gross Margins

We plan to continue to focus on creating new high margin products in the future to supplement our current product line.  In addition, we are making efforts to improve margins for our fruit juice beverages by creating new products and shifting our fruit juice beverage distribution medium towards glass versus plastic bottles.

Increase Sales of Fruit Concentrate and Fruit Juice Beverages in China

We plan to execute our plan to sell our Hedetang brand fruit juice beverages over a broader geographic area in China by expanding our glass bottle production line to produce higher margin portable fruit juice beverages targeting consumers in large Chinese cities and further developing our fruit vinegar beverage distribution and fruit juice beverage sales networks.

Increase Focus on the Organic and Green Fruit Concepts

According to the Agricultural Marketing Resource Center (www.agmrc.org/markets), organic food production has grown at a rate of almost 20% per annum for the last 7 years and industry experts are continuing to forecast additional growth. We have set a target to transition the Qinmei kiwifruit plantation to fully organic production within five years. We also plan to establish a fruit and vegetable organic research and development center and a training center by 2010 and to convert our apple production base to become partially organic.

Company Information

Our principal executive offices are located at 16F, National Development Bank Tower, No. 2 Gaoxin 1st Road, Xi’an, Shaanxi Province, PRC 710075, and our telephone number is 011-86-29-88377216.  Our website address is www.skypeoplefruitjuice.com.  The information contained on our website or that can be accessed through our website is not part of this prospectus, and investors should not rely on any such information in deciding whether to purchase our Common Stock.

THE OFFERING

On February 25, 2008, the Company entered into a Series B Convertible Preferred Stock Purchase Agreement (the “Stock Purchase Agreement”) with the Selling Stockholders, pursuant to which the Company issued shares of its newly designated Series B Convertible Preferred Stock, par value $0.001 per share (“Series B Stock”) and five year warrants to purchase an aggregate of 7,000,000 shares of Common Stock for $3.00 per share (the “February 2008 Warrants”) to the Selling Stockholders in exchange for an aggregate cash payment of $3,400,000.  On June 2, 2009 the Company and the Selling Stockholders entered into and consummated the Exchange Agreement, pursuant to which the Selling Stockholders exchanged all of the February 2008 Warrants for warrants to purchase an aggregate of 6,500,000 shares of the Company’s Common Stock (the “New Warrants”) for $1.70 per share (which exercise price, in the case of warrants to purchase an aggregate of 1,000,000 shares of our Common Stock, shall be increased to $3.00 per share if the warrants are not exercised by September 30, 2009). See “Certain Relationships and Related Party Transactions – Series B Stock Purchase Agreement” and “Certain Relationships and Related Party Transactions – Exchange of February 2008 Warrants for New Warrants” for a complete description of the Stock Purchase Agreement and the Exchange Agreement.

This prospectus relates to the resale of the 6,500,000 shares of our Common Stock issuable to the Selling Stockholders upon exercise of the New Warrants.

Total shares of Common Stock outstanding prior to the Offering	22,271,786

Total shares of Common Stock offered by the Selling Stockholders (assuming all New Warrants have been exercised in cash)	6,500,000

Total shares of Common Stock to be outstanding after the Offering (assuming all New Warrants have been exercised in cash)	28,771,786

Use of Proceeds
We will not receive any proceeds from the sale of the shares of Common Stock underlying the New Warrants, but we may receive proceeds from the exercise of the New Warrants by the Selling Stockholders, if such New Warrants are exercised in cash.  There can be no assurance that any of the New Warrants will be exercised by the Selling Stockholders. In the event that all of the New Warrants to purchase the shares of Common Stock included in this prospectus were exercised in cash, we would receive $11,050,000 of gross proceeds, which we would use for expansions of our current production capacity, acquisitions, and other general corporate purposes. Under the terms of the New Warrants, cashless exercise is permitted in certain circumstances. We will not receive any proceeds from any cashless exercise of the New Warrants.

Our OTC Bulletin Board Trading Symbol	SPFJ. We are applying to list our Common Stock on the NYSE Amex Equities, but cannot give you any assurance when or if our Common Stock will be approved for listing.

Risk Factors	You should read the “Risk Factors” section beginning on page 9 of this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our Common Stock.

    The number of shares of our Common Stock to be outstanding after this offering is based on 22,271,786 shares of our Common Stock outstanding as of June 3, 2009 and 6,500,000 shares of Common Stock issuable upon exercise of warrants outstanding as of June 3, 2009. It excludes an aggregate of 3,448,480 shares of Common Stock issuable upon the conversion of an aggregate of 3,448,480 outstanding shares of the Company’s Series B Stock. It also excludes an aggregate of 2,000,000 shares of Common Stock issuable upon the conversion of an aggregate of an additional 2,000,000 outstanding shares of Series B Stock (the "Make Good Escrow Stock") which have been deposited with an escrow agent pursuant to the Stock Purchase Agreement, which may be transferred to the Selling Stockholders upon the failure by the Company to achieve certain financial targets in 2009.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables summarize our consolidated financial data for the periods presented. You should read these tables together with the consolidated financial statements and related notes appearing at the end of this prospectus, as well as “Capitalization,” “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other financial information included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results to be expected in any future period.

	Fiscal Year Ended December 31,				Three Months Ended March 31,
	2008	2007	2006	2005	2009	2008

Revenue	$41,648,605	$29,361,941	$17,427,204	$7,027,889	$6,671,061	$8,850,584
Cost of Sale	23,607,409	18,467,045	10,105,327	4,471,432	3,746,159	6,990,966
Gross Margin	18,041,196	10,894,896	7,321,877	2,556,457	2,924,902	1,859,618

Operating Expenses
General and Administrative Expenses	2,830,739	1,158,759	405,253	488,948	411,904	566,714
Selling Expenses	1,453,461	686,819	664,717	448,346	273,588	241,345
Research and Development Expenses	449,695	30,878	-	-	275,510	7,477
Liquidated Damages	254,301	-	-	-	-	-
Total Operating Expenses	4,988,196	1,876,456	1,069,970	937,294	961,002	815,536

Income from Operations	13,053,000	9,018,440	6,251,907	1,619,163	1,963,900	1,044,082

Other Income (Expenses)
Interest Income	63,775	18,295	14,365	22,299	7,316	6,164
Subsidy Income	316,152	500,468	-	-	87,800	-
Interest Expense	(932,048)	(400,517)	(62,147)	(2,504)	(226,396)	(59,028)
Other Income (expense)	353,698	(70,622)	(79,616)	50,119	(40)	238,956
Total Other Income (expenses)	(198,423)	47,624	(127,398)	69,914	(131,320)	186,092
Income Before Income Tax	12,854,577	9,066,064	6,124,509	1,689,077	1,832,580	1,230,174
Income Tax Provision	2,231,140	1,109,160	2,035,675	650,265	493,870	130,520
Income Before Minority Interest	10,623,437	7,956,904	4,088,834	1,038,812	1,338,710	1,099,654

Minority Interest	613,135	360,501	243,564	3,428	99,274	47,835

Net Income	$10,010,302	$7,596,403	$3,845,270	$1,035,384	$1,239,436	$1,051,819

Earnings per Share:
Basic Earnings per Share	$0.37	$0.35	$0.17	$0.05	$0.04	$0.04
Diluted Earnings per Share	$0.37	$0.35	$0.17	$0.05	$0.04	$0.04

Weighted Average Shares Outstanding
Basic	22,230,334	22,006,173	22,006,173	22,006,173	22,271,684	22,485,118
Diluted	26,831,961	22,006,173	22,006,173	22,006,173	28,394,863	27,907,889

As of March 31, 2009 (unaudited)
Consolidated Balance Sheet Data:
Cash and Cash Equivalents	$23,243,078
Working Capital	15,296,218
Total Assets	60,279,877
Indebtedness, Long-term	-
Convertible Preferred Stock at $0.001 par Value	3,448
Total Stockholders’ Equity	43,879,850

RISK FACTORS

The following is a summary of certain material risks facing our business that should be carefully considered along with the other information contained or incorporated by reference in this prospectus. If any other material risks of which we are unaware later occur or become material, our business, financial condition, and operating results could be materially harmed.

Risks Related to our Business

Our revenues and profitability are heavily dependent on prevailing prices for our products and raw materials; if we are unable to pass cost increases along to our customers, our margins and operating income may decrease.

We are a producer of commodities, much of which are sold into global markets.  Our revenue, gross margins and cash flow from operations are substantially dependent on the prevailing prices we receive for our products and the cost of our raw materials, neither of which we control. The factors influencing the sales price of concentrated fruit juice include the supply price of fresh fruit, supply and demand of our products in international and domestic markets and competition in the fruit juice beverage industry. In 2008, over 69% of the Company’s concentrated fruit juice was exported, directly or indirectly. Changes in politics, law and the economies of supply and demand in international markets will have a significant impact on prices we may receive for our products.

The price of fresh fruits, our principal raw materials, are subject to market volatility as a result of numerous factors including, but not limited to, general economic conditions, governmental regulations, weather, transportation delays and other uncertainties that are beyond our control. Due to such market volatility, we generally do not, nor do we expect to, have long-term contracts with our fresh fruit suppliers. Other significant raw materials used in our business include packing barrels, pectic enzyme, amylase and auxiliary power fuels such as coal, electricity and water. Prices for these items may be volatile as well and we may experience shortages in these items. As a result, we cannot assure you that the necessary raw materials will continue to be available to us at prices currently in effect or acceptable to us. In the event raw material prices increase materially, we may not be able to adjust our product prices, especially in the short-term, to recover such cost increases.  If we are not able to effectively pass these cost increases along to our customers, our margins will decrease and our operating income will suffer accordingly.

Because we experience seasonal fluctuations in our sales, our quarterly results will fluctuate and our annual performance will depend largely on results from two quarters.

Our business is highly seasonal, reflecting the harvest season of our primary source fruits during the months from August through April of the following year.  Typically, a substantial portion of our revenues are earned during our first and fourth quarters. We generally experience lower revenues during our second and third quarters. Sales in the first and fourth quarters accounted for approximately 67.4% of our revenues for fiscal year 2008. If sales in these quarters are lower than expected, our operating results would be adversely affected, and it would have a disproportionately large impact on our annual operating results.

Weather and other environmental factors affect our raw material supply and a reduction in the quality or quantity of our fresh fruit supplies may have material adverse consequences on our financial results.

Our business may be adversely affected by weather and environmental factors beyond our control, such as adverse weather conditions during the squeezing season. We cannot assure you that the necessary raw materials will continue to be available to us in quantities and at prices currently in effect or acceptable to us. The prices for and availability of these raw materials have varied significantly and may affect the quantity and profitability of our products.  A significant reduction in the quantity or quality of fresh fruits harvested resulting from adverse weather conditions, disease or other factors could result in increased per unit processing costs and decreased production, with adverse financial consequences to the Company.

We depend on a concentration of customers, the loss of one or more of which could materially adversely affect our operations and revenues.

Our revenue is dependent in large part on significant orders from a limited number of customers. Sales to our five largest customers accounted for approximately 34%, 29%, and 57% of our net sales during the years ended December 31, 2008, 2007 and 2006, respectively.  Customer demand depends on a variety of factors including, but not limited to, our customers’ financial condition and general economic conditions. If our sales to any of our largest customers are reduced for any reason, such reduction may have a material adverse effect on our business, financial condition and results of operations.

Our inability to continue to market our existing fruit beverage products and develop new fruit beverage products to satisfy our consumers’ changing preferences could materially adversely affect our operations and revenues.

Revenue from our fruit juice beverages constituted 12.8% of our total revenue in 2008. We sell our fruit juice beverages under our brand name “Hedetang” only in the Chinese market. The fruit juice beverage industry is subject to changing consumer preferences, and shifts in consumer preferences may adversely affect us if we misjudge such preferences. In addition, the sale of fruit juice beverages is substantially dependent upon awareness and market acceptance of our products and brand by our targeted consumers.  We may be unable to achieve volume growth in fruit juice beverages through product and packaging initiatives. We also may be unable to penetrate new markets. If our revenues from fruit juice beverages decline, our business, financial condition and results of operations will be adversely affected.

Economic conditions have had and may continue to have an adverse effect on consumer spending on our products.

The worldwide economy is currently undergoing significant turmoil.  The adverse effect of a sustained international economic downturn, including sustained periods of decreased consumer spending, high unemployment levels, or declining consumer or business confidence, along with continued volatility and disruption in the credit and capital markets, will likely result in reduced demand for our products as consumers turn to cheaper substitute goods or forego certain purchases altogether.  To the extent the international economic downturn continues or worsens, we could experience a further reduction in sales volume, and if our operating costs and expenses are not reduced accordingly, it would adversely affect our revenues and results of operations.

We may not be able to prevent others from unauthorized use of our patents, which could harm our business and competitive position.

Our success depends, in part, on our ability to protect our proprietary technologies. We own two patents in the PRC covering our fruit processing technology. The process of seeking patent protection can be lengthy and expensive and we cannot assure you that our existing or future issued patents will be sufficient to provide us with meaningful protection or commercial advantages.

We also cannot assure you that our current or potential competitors do not have, and will not obtain, patents that will prevent, limit or interfere with our ability to make or sell our products in either the PRC or other countries.

The implementation and enforcement of PRC intellectual property laws historically have not been vigorous or consistent, primarily because of ambiguities in PRC laws and a relative lack of developed enforcement mechanisms. Accordingly, intellectual property rights and confidentiality protections in the PRC are not as effective as in the United States and other countries. Policing the unauthorized use of proprietary technology is difficult and expensive, and we might need to resort to litigation to enforce or defend patents issued to us or to determine the enforceability, scope and validity of our proprietary rights or those of others. Such litigation will require significant expenditures of cash and management efforts and could harm our business, financial condition and results of operations. An adverse determination in any such litigation will impair our intellectual property rights and may harm our business, competitive position, business prospects and reputation.

Intellectual property infringement claims may adversely impact our results of operations.

As we develop and introduce new products, we may be increasingly subject to claims of infringement.  If a claim for infringement is brought against us, such claim may require us to modify our products, cease selling certain products or engage in litigation to determine the validity and scope of such claims.  Any of these events may harm our business and results of operations.

Concerns over food safety and public health may affect our operations by increasing our costs and negatively impacting demand for our products.

We could be adversely affected by diminishing confidence in the safety and quality of certain food products or ingredients, even if our practices and procedures are not implicated. As a result, we may also elect or be required to incur additional costs aimed at increasing consumer confidence in the safety of our products. For example, a crisis in China over melamine-contaminated milk in 2008 has adversely impacted overall Chinese food exports since October 2008 as reported by the Chinese General Administration of Customs, even though most foods exported from China were not implicated in these issues. We believe that the contaminated milk crisis also had a negative effect on sales of our concentrated juices that were exported to international markets in fiscal year 2008.  Our concentrated fruit juices exported to foreign countries have to be in compliance with foreign quality standards.  Our success depends on our ability to maintain the product quality of our existing products and new products.  Product quality issues, real or imagined, or allegations of product contamination, even if false or unfounded, could tarnish the image of the affected brands and may cause consumers to choose other products.

We do not presently maintain product liability insurance, and our property and equipment insurance does not cover the full value of our property and equipment, which leaves us with exposure in the event of loss or damage to our properties or claims filed against us.

We currently do not carry any product liability or other similar insurance. Unlike the United States and many other countries, product liability claims and lawsuits in the PRC are rare. However, we cannot guaranty that we would not face liability in the event of the failure of any of our products. Furthermore, we cannot guaranty that product liability exposures and litigation will not become more commonplace in the PRC or that we will not face product liability exposure or actual liability as we expand our sales into international markets, like the United States, where product liability claims are more prevalent.

We may be required from time to time to recall products entirely or from specific co-packers, markets or batches.  Product recalls could adversely affect our profitability and our brand image.  We do not maintain recall insurance.

While we have not experienced any credible product liability litigation to date, there is no guaranty that we will not experience such litigation in the future.  In the event we do experience product liability claims or a product recall, our financial condition and business operations could be materially adversely affected.

Governmental regulations affecting the import or export of products could negatively affect our revenues.

    The United States and various foreign governments have imposed controls, export license requirements, and restrictions on the export of some of our products.  In 2008, over 69% of the Company’s concentrated fruit juice was exported directly or indirectly out of the PRC. Governmental regulation of exports, or our failure to obtain required export approval for our products, could harm our international and domestic sales and adversely affect our revenues.  In addition, failure to comply with such regulations could result in penalties, costs, and restrictions on export privileges.

Our success depends substantially on the continued retention of certain key personnel and our ability to hire and retain qualified personnel in the future to support our growth.

If one or more of our senior executives or other key personnel are unable or unwilling to continue in their present positions, we may not be able to replace them easily or at all, and our business may be disrupted and our financial condition and results of operations may be materially and adversely affected. While we depend on the abilities and participation of our current management team generally, we have a particular reliance upon Mr. Hongke Xue, Chairman of the Board and Chief Executive Officer of Shaanxi Tianren, and Mr. Yongke Xue, the Company’s Chairman of the Board and Chief Executive Officer. The loss of the services of Mr. Hongke Xue or Mr. Yongke Xue for any reason could significantly impact our business and results of operations. Competition for senior management and senior technology personnel is intense and the pool of qualified candidates is very limited.  Accordingly, we cannot guaranty that the services of our senior executives and other key personnel will continue to be available to us, or that we will be able to find a suitable replacement for them if they were to leave.

The relative lack of public company experience of our management team may put us at a competitive disadvantage.

Our management team lacks public company experience, which could impair our ability to comply with legal and regulatory requirements such as those imposed by the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”). Aside from our Chief Financial Officer, Spring Liu, the individuals who now constitute our senior management have never had responsibility for managing a publicly traded company. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. Our senior management may not be able to implement programs and policies in an effective and timely manner that adequately respond to the increased legal, regulatory and reporting requirements associated with being a publicly traded company. Our failure to comply with all applicable requirements could lead to the imposition of fines and penalties and distract our management from attending to the growth of our business.

We may not have adequate or effective internal accounting controls.

We are constantly striving to improve our internal accounting controls. We hope to develop an adequate internal accounting control to budget, forecast, manage and allocate our funds and account for them. There is no guarantee, however, that any such improvements will be adequate or successful or that such improvements will be carried out on a timely basis. The PRC has not adopted a Western style of management and financial reporting concepts and practices. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing accounting and financial controls, collecting financial data, budgeting, managing our funds and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

Rules adopted by the Securities and Exchange Commission (the “SEC”) pursuant to Section 404 of Sarbanes-Oxley require annual assessment of our internal control over financial reporting, and attestation of this assessment by the Company’s independent registered public accountants. The requirement that management perform an assessment of internal controls over financial reporting first applied to our Annual Report on Form 10-K for the fiscal year ending December 31, 2008 and the attestation requirement of management’s assessment by our independent registered public accountants will first apply to our Annual Report on Form 10-K for the fiscal year ending December 31, 2009. The standards that must be met for management to assess the internal control over financial reporting as effective are relatively new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards. Our lack of familiarity with Section 404 may unduly divert management’s time and resources, which could have a material adverse effect on our operating results. If, in the future, management identifies one or more material weaknesses in our internal controls over financial reporting, or our external auditors are unable to attest that our management’s report is fairly stated or to express an opinion on the effectiveness of our internal controls, this could result in a loss of investor confidence in our financial reports, have an adverse effect on our stock price and/or subject us to sanctions or investigation by regulatory authorities.

We may have inadvertently violated Section 402 of the Sarbanes-Oxley Act of 2002 and Section 13(k) of the Exchange Act of 1934 and may be subject to sanctions for such violations.

Section 13(k) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provides that it is unlawful for a company such as ours, which has a class of securities registered under Section 12(g) of the Exchange Act, to directly or indirectly, including through any subsidiary, extend or maintain credit in the form of a personal loan to or for any director or executive officer of the company. Issuers violating Section 13(k) of the Exchange Act may be subject to civil sanctions, including injunctive remedies and monetary penalties, as well as criminal sanctions. The imposition of any of such sanctions on the Company may have a material adverse effect on our financial position, results of operations or cash flows.

In February 2008, we purchased Pacific Industry Holding Group Co., Ltd. (“Pacific”), a Vanuatu corporation, which is the holding company for our operating subsidiary, Shaanxi Tianren.  At the time , Shaanxi Hede Investment Management Co., Ltd. (“Hede”), a PRC company owned by Yongke Xue, the Chairman of the Board and Chief Executive Officer of the Company, and Xiaoqin Yan, a director of the Company, was indebted to Shaanxi Tianren on account of previous loans and advances made by Shaanxi Tianren to Hede, including RMB 31,544,043 in the aggregate (approximately $4,318,281 based on the exchange rate as of December 31, 2007) made during the period from June 6, 2007 to December 29, 2007 that were used by Hede to pay a portion of the purchase price for Hede’s acquisition of Huludao Wonder Fruit Co., Ltd. (“Huludao Wonder”) (Huludao Wonder is a company which Shaanxi Tianren and Hede contemplated would be sold at Hede’s cost after a one year holding period). In May 2008, Shaanxi Tianren also assumed Hede’s obligation of RMB 18,000,000 (approximately $2,638,329 based on the exchange rate of December 31, 2008) for the balance of the purchase price for Huludao Wonder.

On June 10, 2008, Hede sold Huludao Wonder to Shaanxi Tianren for a total price of RMB 48,250,000 (the same price which Hede paid for Huludao Wonder). As of May 31, 2008, Shaanxi Tianren had a related party receivable of RMB 48,929,272 from Hede, which was credited against the purchase price (so that Shaanxi Tianren did not pay any cash to Hede for the purchase) and the remaining balance of the loans and advances of RMB 679,272 (approximately $99,564 based on the exchange rate as of December 31, 2008) to Hede was repaid to the Company on June 11, 2008. No interest or other consideration was paid by Hede to the Company on account of the time value of money with respect to the loans and advances made by Shaanxi Tianren to Hede.

Notwithstanding Hede’s repayment in full of loans made by Shaanxi Tianren to Hede, the existence of indebtedness of Hede to Shaanxi Tianren at the time the Company acquired Pacific and the continuation of such indebtedness thereafter until it was fully repaid in June 2008 may constitute a violation of Section 13(k) of the Exchange Act (Section 402(a) of the Sarbanes-Oxley Act).

In addition, in May 2008 Pacific erroneously paid $4,916,617 to its former stockholders, including Xiaoqing Yan and Yongke Xue, as the result of a dividend declaration by Pacific in February 2008. Because the recipients of the money were no longer stockholders of Pacific, the transaction has been treated for accounting purposes as an interest free loan. In June 2008, the directors and other related parties returned the monies they received, without interest.  Although the erroneously paid funds associated with Pacific’s dividend declaration have been repaid to the Company in full, Xiaoqing Yan and Yongke Xue’s receipt of the erroneous dividend may also be deemed to be a violation of Section 13(k) of the Exchange Act (Section 402(a) of the Sarbanes-Oxley Act).

The Company has not concluded that either the advances Shaanxi Tianren made to Hede or the receipt of money by two of the Company’s directors as a result of an erroneously paid dividend were personal loans within the meaning of Section 13(k) of the Exchange Act or that any violations of the Exchange Act have occurred relating to such matters. The Company also has not received any notice that the matters discussed herein are under investigation by any governmental authority or that any proceeding relating to such matters has been initiated by any person.

Partially in response to the matters set forth herein, in September 2008, our Board of Directors adopted a policy regarding approval of related party transactions. Under the policy, any related party transaction involving an aggregate amount that is expected to exceed $50,000 must be approved by the Audit Committee, and no director shall participate in any discussion or approval of a transaction that would be considered to be a related party transaction in which such person is interested.  See “Certain Relationships and Related Party Transactions - Review, Approval or Ratification of Transactions with Related Persons.”

Our limited operating history may not serve as an adequate basis to judge our future prospects and results of operations.

Our limited operating history in the fruit product industry may not provide a meaningful basis for evaluating our business. Shaanxi Tianren entered into its current line of business in December 2003. Although Shaanxi Tianren’s revenues have grown rapidly since its inception, we cannot guaranty that we will maintain profitability or that we will not incur net losses in the future. We will continue to encounter risks and difficulties that companies at a similar stage of development frequently experience, including the potential failure to:

•	obtain sufficient working capital to support our expansion;

•	maintain our proprietary technology;

•	expand our product offerings and maintain the high quality of our products;

•	manage our expanding operations and continue to fill customers’ orders on time;

•	maintain adequate control of our expenses allowing us to realize anticipated revenue growth;

•	implement our product development, marketing, sales, and acquisition strategies and adapt and modify them as needed;

•	successfully integrate any future acquisitions; or

•
anticipate and adapt to changing conditions in the fruit product industry resulting from changes in government regulations, mergers and acquisitions involving our competitors, technological developments and other significant competitive and market dynamics.

If we are not successful in addressing any or all of the foregoing risks, our business may be materially and adversely affected.

We will encounter substantial competition in our business and any failure to compete effectively could adversely affect our results of operations.

There are currently a number of well-established companies producing products that compete directly with our product offerings, and some of those competitors have significantly more financial and other resources than we possess. We anticipate that our competitors will continue to improve their products and to introduce new products with competitive price and performance characteristics. Aggressive marketing or pricing by our competitors or the entrance of new competitors into our markets could have a material adverse effect on our business, results of operations and financial condition.

We may not be able to successfully introduce new products, which could decrease our profitability.

Our future business and financial performance depends, in part, on our ability to successfully respond to consumer preferences by introducing new products and improving existing products. We incur significant development and marketing costs in connection with the introduction of new products. Successfully launching and selling new products puts pressure on our sales and marketing resources, and we may fail to invest sufficient funds in order to market and sell a new product effectively.  If we are not successful in marketing and selling new products, our results of operations could be materially adversely affected.

We may need additional capital to fund our future operations and, if it is not available when needed, we may need to reduce our planned development and marketing efforts, which may reduce our sales revenues.

We believe that our existing working capital, along with cash from operations and capital raised in this offering, will allow us to meet our working capital requirements for 2009.  However, if cash from future operations is insufficient, or if cash is used for acquisitions or other currently unanticipated uses, we may need additional capital from outside sources. Our ability to raise capital in the future will depend on a number of factors, including our financial condition and results of operations and the conditions in the relevant financial markets. In addition, pursuant to the terms of the Stock Purchase Agreement, we may not issue any preferred stock or convertible debt until February 26, 2011 so long as the Selling Stockholders collectively own 20% of the Series B Stock issued under the Stock Purchase Agreement.  We cannot assure you that additional capital, if required, will be available on acceptable terms, or at all. If we are unable to obtain financing on a timely basis and on acceptable terms, we may be required to reduce the scope of our planned expansions, product development and marketing efforts, and in turn our financial position, competitive position, growth and profitability may be adversely affected.

To the extent that we do raise additional capital through the sale of equity or convertible debt securities, the issuance of such securities would result in dilution of the shares held by existing stockholders and could provide purchasers certain rights, preferences and privileges senior to our Common Stock.

We may not be able to effectively control and manage our growthin order to meet demand, and a failure to do so could adversely affect our operations and financial condition.

If our business and markets continue to grow and develop, it will be necessary for us to finance and manage our growth effectively in order to meet demand. In addition, we may face challenges in expanding our current facilities, integrating acquired businesses with our own, and managing expanding product offerings. We may not respond quickly enough to the increased demands caused by such growth on our existing management, workforce and facilities. Failure to effectively deal with such increased demands could interrupt or adversely affect our operations and cause production backlogs, longer product development time frames and administrative inefficiencies.

We may engage in future acquisitions involving significant expenditures of cash, the incurrence of debt or the issuance of stock, all of which could have a materially adverse effect on our operating results.

As part of our business strategy, we review acquisition and strategic investment prospects that we believe would complement our current product offerings, augment our market coverage, enhance our technological capabilities, or otherwise offer growth opportunities. From time to time we review investments in new businesses and we expect to make investments in, and to acquire, businesses, products, or technologies in the future. In the event of any future acquisitions, we may expend significant cash, incur substantial debt and/or issue equity securities, diluting the percentage ownership of current stockholders, all of which could have a material adverse effect on our operating results and the price of our Common Stock. Other challenges involved with acquisitions and strategic investments include:

•	unanticipated costs;

•	the diversion of management’s attention from other business concerns;

•	potential adverse effects on existing business relationships with suppliers and customers;

•	challenges in retaining customers of acquired businesses;

•	the potential loss of key employees of acquired companies; and

•	accounting issues.

Even if we do obtain benefits in the form of increased sales and earnings, there may be a lag between the time when the expenses associated with an acquisition are incurred and the time when we recognize such benefits. Additionally, we cannot assure you that we will be able to successfully integrate any businesses, products, technologies, or personnel that we might acquire in the future, and our failure to do so could have a material adverse effect on our business, operating results and financial condition.

Our business and results may be subject to disruption from work stoppages, terrorism or natural disasters.

Our operations may be subject to disruption for a variety of reasons, including work stoppages, acts of war, terrorism, pandemics, fire, earthquake, flooding or other natural disasters. If a major natural disaster were to occur in either of the regions where our facilities or main offices are located, our facilities or offices could be damaged or destroyed. Such a disruption could result in the temporary or permanent loss of critical data, suspension of operations, delays in shipments of product, and disruption of business generally, which would adversely affect our revenue and results of operations.

Risks Related to Doing Business in the PRC

We face the risk that changes in the policies of the PRC government could have a significant impact upon the business we may be able to conduct in the PRC and the profitability of such business.

We conduct substantially all of our operations and generate most of our revenue in China.  Accordingly, economic, political and legal developments in China will significantly affect our business, financial condition, results of operations and prospects. The PRC economy is in transition from a planned economy to a market oriented economy subject to plans adopted by the government that set national economic development goals. Policies of the PRC government can have significant effects on economic conditions in China. While we believe that the PRC will continue to strengthen its economic and trading relationships with foreign countries and that business development in the PRC will continue to follow market forces, we cannot assure you that this will be the case. Our interests may be adversely affected by changes in policies by the PRC government, including:

•     changes in laws, regulations or their interpretation;

•     confiscatory taxation;

•     restrictions on currency conversion, imports or sources of supplies;

•     expropriation or nationalization of private enterprises; and

•     the allocation of resources.

Although the PRC government has been pursuing economic reform policies for more than two decades, the PRC government continues to exercise significant control over economic growth in China through the allocation of resources, controlling payment of foreign currency, setting monetary policy and imposing policies that impact particular industries in different ways. We cannot assure you that the PRC government will continue to pursue policies favoring a market oriented economy or that existing policies will not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting political, economic and social life in the PRC.

PRC laws and regulations governing our current business operations are sometimes vague and uncertain and any changes in such laws and regulations may harm our business.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations including, but not limited to, the laws and regulations governing our business and the enforcement and performance of our arrangements with customers in the event of the imposition of statutory liens, death, bankruptcy and criminal proceedings. We are considered foreign persons or foreign funded enterprises under PRC laws and, as a result, we are required to comply with PRC laws and regulations. These laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

Inflation in the PRC could negatively affect our profitability and growth.

While the PRC economy has experienced rapid growth, such growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth could lead to growth in the money supply and rising inflation. If prices for our products rise at a rate that is insufficient to compensate for the rise in the cost of supplies, it may harm our profitability.

In order to control inflation in the past, the PRC government has imposed controls on bank credit, limits on loans for fixed assets and restrictions on state bank lending. Such policies can lead to a slowing of economic growth. In October 2004, the People’s Bank of China, the PRC’s central bank, raised interest rates for the first time in nearly a decade and indicated in a statement that the measure was prompted by inflationary concerns in the PRC economy. Repeated rises in interest rates by the central bank would likely slow economic activity in China, which could, in turn, materially increase our costs and also reduce demand for our products.

We could be restricted from paying dividends to stockholders due to PRC laws.

We are a holding company incorporated in the State of Florida and do not have any assets or conduct any business operations other than our investments in our subsidiaries and affiliates. As a result of our holding company structure, we rely entirely on dividend payments from Shaanxi Tianren. PRC accounting standards and regulations currently permit payment of dividends only out of accumulated profits, a portion of which is required to be set aside for certain reserve funds. Furthermore, if Shaanxi Tianren incurs debt on its own in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments. Although we do not intend to pay dividends in the future, our inability to receive all of the revenues from Shaanxi Tianren’s operations may provide an additional obstacle to our ability to pay dividends if we so decide in the future.

Governmental control of currency conversion may affect the value of your investments.

The PRC government imposes controls on the convertibility of the PRC currency, the renminbi (“RMB”) into foreign currencies and, in certain cases, the remittance of currency out of the PRC. RMB is currently not a freely convertible currency. Shortages in the availability of foreign currency may restrict our ability to remit sufficient foreign currency to satisfy foreign currency obligations. Under existing PRC foreign exchange regulations, payments of current accounting items, including profit distributions, interest payments and expenditures from the transaction, can be made in foreign currencies without prior approval by complying with certain procedural requirements. However, approval from appropriate governmental authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies.

The PRC government could restrict access to foreign currencies for current account transactions in the future. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay certain of our expenses as they come due.

The fluctuation of the RMB may harm your investments.

The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions. Any significant revaluation of the RMB may materially and adversely affect our cash flows, revenues and financial condition. For example, to the extent that we need to convert U.S. dollars we receive from an offering of our securities into RMB for our operations, appreciation of the RMB against the U.S. dollar would diminish the value of the proceeds of the offering and could harm our business, financial condition and results of operations. Conversely, if we decide to convert our RMB into U.S. dollars for business purposes and the U.S. dollar appreciates against the RMB, the U.S. dollar equivalent of the RMB we convert would be reduced. In addition, the depreciation of significant U.S. dollar denominated assets could result in a charge to our income statement and a reduction in the value of these assets.

PRC regulations relating to mergers and the establishment of offshore special purpose companies by PRC residents, if applied to us, may limit our ability to operate our business as we see fit.

On August 8, 2006, six Chinese regulatory agencies, including the China Securities Regulatory Commission, promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, which became effective on September 8, 2006. This new regulation, among other things, governs the approval process by which a Chinese company may participate in an acquisition of assets or equity interests. Depending on the structure of the transaction, the new regulation will require Chinese parties to make a series of applications and supplemental applications to the government agencies. In some instances, the application process may require the presentation of economic data concerning a transaction, including appraisals of the target business and evaluations of the acquirer, which are designed to allow the government to assess the transaction. Government approvals will have expiration dates by which a transaction must be completed and reported to the government agencies. Compliance with the new regulations is likely to be more time consuming and expensive than in the past and the government can now exert more control over the combination of two businesses. Accordingly, due to the new regulation, our ability to engage in business combination transactions in China has become significantly more complicated, time consuming and expensive, and we may not be able to negotiate a transaction that is acceptable to us or sufficiently protective of our interests in a transaction.

In October 2005, China’s State Administration of Foreign Exchange, or SAFE, issued the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China, generally referred to as Circular 75. Circular 75 requires Chinese residents to register with an applicable branch of SAFE before establishing or acquiring control over an offshore special purpose company for the purpose of engaging in an equity financing outside of China that is supported by domestic Chinese assets originally held by those residents. Following the issuance of Circular 75, SAFE issued internal implementing guidelines for Circular 75 in June 2007. These implementing guidelines, known as Notice 106, effectively expanded the reach of Circular 75 by:

•
purporting to regulate the establishment or acquisition of control by Chinese residents of offshore entities which merely acquire “control” over domestic companies or assets, even in the absence of legal ownership;

•	adding requirements relating to the source of the Chinese resident’s funds used to establish or acquire the offshore entity;

•	regulating the use of existing offshore entities for offshore financings;

•	purporting to regulate situations in which an offshore entity establishes a new subsidiary in China or acquires an unrelated company or unrelated assets in China;

•
making the domestic affiliate of the offshore entity responsible for the accuracy of certain documents which must be filed in connection with any such registration, notably, the business plan which describes the overseas financing and the use of proceeds; and

•	requiring that the registrant establish that all foreign exchange transactions undertaken by the offshore entity and its affiliates were in compliance with applicable laws and regulations.

No assurance can be given that our stockholders who are Chinese residents as defined in Circular 75, and who own or owned shares in the Company, have fully complied with, and will continue to comply with, all applicable registration and approval requirements of Circular 75 in connection with their equity interests in the Company and the Company’s acquisition of equity interests in its China based subsidiaries by virtue of our acquisition of Pacific. Moreover, because of uncertainty over how Circular 75 will be interpreted and implemented, and how or whether SAFE will apply it to the Company following the Pacific acquisition, we cannot predict how it will affect our business operations or future strategies. For example, the ability of our present and prospective China subsidiaries to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with Circular 75 by our Chinese resident beneficial holders. In addition, such Chinese residents may not always be able to complete the necessary registration procedures required by Circular 75. We have little control over either our present or prospective direct or indirect stockholders or the outcome of such registration procedures. If our Chinese stockholders or the Chinese stockholders of the target companies we acquired in the past or acquire in the future fail to comply with Circular 75, and if SAFE requires it, they may be subject to fines or legal sanctions, and Chinese authorities could restrict our investment activities in China, limit our subsidiaries’ ability to make distributions or pay dividends, or even unwind the transaction and revoke the right of our subsidiaries to do business in China.

An outbreak of avian influenza, a reoccurrence of Severe Acute Respiratory Syndrome (“SARS”), or another widespread public health problem, could adversely affect our operations.

A more widespread outbreak of avian influenza or a renewed outbreak of SARS or any other widespread public health problem in the PRC, where all of our operations are conducted, could have an adverse effect on our operations. If such an outbreak were to occur, our operations may be impacted by a number of health-related factors, including quarantines or closures of some of our offices, that would adversely disrupt our operations.

Risks Related to Our Common Stock.

Our officers, directors and their relatives control us through their positions and stock ownership, and their interests may differ from other stockholders.

Hongke Xue, the President of Shaanxi Tianren and the brother of Yongke Xue, our director and Chief Executive Officer, is the voting trustee for the benefit of Fancylight Limited (“Fancylight”). As of June 3, 2009, Fancylight beneficially owned approximately 79% of our Common Stock.  Assuming the exercise for cash of the New Warrants and the sale of all the shares of Common Stock offered hereby,  Fancylight will beneficially own approximately 61.2%, of our Common Stock.  As a result, our officers and directors and their relatives are generally able to control the outcome of stockholder votes on various matters, including the election of directors and extraordinary corporate transactions, such as business combinations. The interests of our directors and officers may differ from other stockholders. Furthermore, the current ratios of ownership of our Common Stock reduce the public float and liquidity of our Common Stock which can, in turn, affect the market price of our Common Stock.

We are not likely to pay cash dividends in the foreseeable future.

We currently intend to retain any future earnings for use in the operation and expansion of our business. Additionally, we may not issue any preferred stock or convertible debt until February 26, 2011 so long as the Selling Stockholders collectively own 20% of the Series B Stock issued under the Stock Purchase Agreement. Accordingly, we do not expect to pay any cash dividends in the foreseeable future, but will review this policy as circumstances dictate. Should we determine to pay dividends in the future, our ability to do so will depend upon the receipt of dividends or other payments from Shaanxi Tianren. Shaanxi Tianren may, from time to time, be subject to restrictions on its ability to make distributions to us, including restrictions on the conversion of RMB into U.S. dollars or other hard currency and other regulatory restrictions.

The release from escrow of the Make Good Escrow Stock due to our failure to achieve certain financial targets in 2009 would dilute the equity interests of existing stockholders.

Under the Stock Purchase Agreement, if our consolidated pre-tax income for the fiscal year ending December 31, 2009 is less than RMB 107,004,240 (approximately $15,660,150 based on the exchange rate as of March 31, 2009), then, depending on the amount of the shortfall from such targets, some or all of the Make Good Escrow Stock may be transferred to the Selling Stockholders. If we achieve our income targets in 2009, none of such shares shall be transferred to the Selling Stockholders and such shares will be cancelled. The transfer to the Selling Stockholders of some or all of the Make Good Escrow Stock and the subsequent conversion of such shares into Common Stock would increase the number of outstanding shares of our Common Stock and dilute the equity interests of existing stockholders. The transfer of some or all of the Make Good Escrow Stock to the Selling Stockholders could depress the market price of our Common Stock regardless of whether it is converted into Common Stock.

Our Common Stock is thinly traded, so you may be unable to sell at or near asking prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

Currently our Common Stock is quoted on the OTC Bulletin Board market. The trading volume of our Common Stock is limited by the fact that many major institutional investment funds, including mutual funds, as well as individual investors follow a policy of not investing in Bulletin Board stocks and certain major brokerage firms restrict their brokers from recommending Bulletin Board stocks because they are considered speculative, volatile and thinly traded. The OTC Bulletin Board market is an inter-dealer market that is much less regulated than the major exchanges and our Common Stock is subject to abuses, volatility and shorting. As a result, there is currently no broadly followed or established trading market for our Common Stock and an established trading market may never develop or be maintained. The quoted price for our Common Stock on the OTC Bulletin Board may not necessarily be a reliable indicator of its fair market value. Further, if we cease to be quoted, holders would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our Common Stock and as a result, the market value of our Common Stock likely would decline. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders. Absence of an active trading market reduces the liquidity of the shares traded.

Because our principal assets are located outside of the United States, it may be difficult for you to use the United States Federal securities laws to enforce your rights against us and our officers and some directors in the United States or to enforce judgments of United States courts against us or them in the PRC.

All of our present officers and directors (except directors Norman Ko, Robert B. Fields and CFO and Corporate Secretary Spring Liu, who are residents of the United States) reside outside of the United States. In addition, Shaanxi Tianren is located in the PRC and substantially all of its assets are located outside of the United States. Therefore, it may be difficult for investors in the United States to enforce their legal rights based on the civil liability provisions of the United States Federal securities laws against us in the courts of either the United States or the PRC and, even if civil judgments are obtained in courts of the United States, to enforce such judgments in the PRC courts. Further, it is unclear if extradition treaties now in effect between the United States and the PRC would permit effective enforcement against us or our officers and directors of criminal penalties under the United States Federal securities laws or otherwise.

Our Common Stock is currently subject to the “penny stock” rules which require delivery of a schedule explaining the penny stock market and the associated risks before any sale.

Our Common Stock is currently subject to regulations prescribed by the SEC relating to “penny stocks.” The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price (as defined in such regulations) of less than $5.00 per share, subject to certain exceptions. These regulations impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 and individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 (individually) or $300,000 (jointly with their spouse)). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of these securities and have received the purchaser’s prior written consent to the transaction. Additionally, for any transaction other than exempt transactions involving a penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the “penny stock” rules may restrict the ability of broker-dealers to sell our Common Stock and may affect the ability of investors to sell their Common Stock in the secondary market.

Our Common Stock is illiquid and subject to price volatility unrelated to our operations.

The market price of our Common Stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our Common Stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our Common Stock.

A large number of shares will be eligible for future sale and may depress our stock price.

This is an offering of up to 6,500,000 shares of our Common Stock, all of which (assuming the continued effectiveness of the registration statement of which this prospectus is a part and the exercise of the New Warrants) will be freely tradable. Future sales of substantial amounts of Common Stock, or a perception that such sales could occur, and the existence of warrants to purchase shares of Common Stock at prices that may be below the then current market price of the Common Stock, could adversely affect the market price of our Common Stock and could impair our ability to raise capital through the sale of our equity securities in the future.

We are authorized to issue “blank check” preferred stock, which may be issued without stockholder approval and which may adversely affect the rights of holders of our Common Stock.

We are authorized to issue 10,000,000 shares of preferred stock. Our Board of Directors is authorized under our Amended and Restated Articles of Incorporation to provide for the issuance of shares of preferred stock by resolution, and by filing a certificate of designations under Florida law, to fix the designation, powers, preferences and rights of the shares of each such series of preferred stock and the qualifications, limitations or restrictions thereof without any further vote or action by the stockholders. As of the date of this prospectus, our Board of Directors has designated and issued 1,000,000 shares of Series A Convertible Preferred Stock (the “Series A Stock”), of which no shares are currently issued or outstanding, and has designated 7,000,000 shares of Series B Stock, of which 3,448,480 shares of Series B Stock are currently issued or outstanding, excluding 2,000,000 shares of Series B Stock that constitute the Make Good Escrow Stock. Any shares of preferred stock that are issued are likely to have priority over our Common Stock with respect to dividend or liquidation rights. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control, which could have the effect of discouraging bids for the Company and thereby prevent stockholders from receiving the maximum value for their shares. We have no present intention to issue any additional shares of preferred stock in order to discourage or delay a change of control or for any other reason. However, there can be no assurance that preferred stock will not be issued at some time in the future.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements.  All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements.  In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words.

These forward-looking statements are only predictions.  These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other important factors that may cause our actual results, levels of activity, performance or achievements to materially differ from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.  We have described in the “Risk Factors” section and elsewhere in this prospectus the principal risks and uncertainties that we believe could cause actual results to differ from these forward-looking statements.  Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as guarantees of future events.

The forward-looking statements in this prospectus represent our views as of the date of this prospectus.  We anticipate that subsequent events and developments will cause our views to change.  However, while we may elect to update these forward-looking statements at some point in the future, we undertake no obligation to update any forward-looking statement to reflect events or developments after the date on which the statement is made or to reflect the occurrence of unanticipated events except to the extent required by applicable law.  You should, therefore, not rely on these forward-looking statements as representing our views as of any date after the date of this prospectus.

This prospectus also contains estimates and other statistical data prepared by independent parties and by us relating to market size and growth and other data about our industry. These estimates and data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates and data. We have not independently verified the statistical and other industry data generated by independent parties and contained in this prospectus, and, accordingly, we cannot guarantee their accuracy or completeness. In addition, projections, assumptions and estimates of our future performance and the future performance of the industries in which we operate are necessarily subject to a high degree of uncertainty and risk.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of Common Stock underlying the New Warrants, but we may receive proceeds from the exercise of the New Warrants by the Selling Stockholders if they are exercised in cash. Under the terms of the New Warrants, cashless exercise is permitted in certain circumstances. We will not receive any proceeds from any cashless exercise of the New Warrants. There can be no assurance that any of the New Warrants will be exercised by the Selling Stockholders. In the event that all of the New Warrants to purchase the shares of Common Stock included in this prospectus are exercised in cash, we would receive $11,050,000 of gross proceeds, which we would use for expansions of our current production capacity, acquisitions, and other general corporate purposes.

PRICE RANGE OF COMMON STOCK

    Our Common Stock is listed on the OTC Bulletin Board under the symbol “SPFJ.” The following table sets forth the high and low inter-dealer prices, without mark-up, mark-down or commission, involving our Common Stock during each calendar quarter, and may not represent actual transactions.  The last reported trade of our Common Stock occurred on May 1, 2009 at a price of $3.50 per share.

2009	High	Low
First quarter	$3.00	$2.50
Second quarter	$6.50	$2.75
Third quarter (through July 24, 2009)	$6.50	$2.50

2008	High	Low
First quarter	$9.86	$2.47
Second quarter	$6.58	$3.29
Third quarter	$5.90	$2.65
Fourth quarter	$3.25	$2.25

2007	High	Low
First quarter	$13.15	$3.29
Second quarter	$19.72	$3.29
Third quarter	$23.01	$9.86
Fourth quarter	$9.86	$8.22

    At July 24, 2009, there were 22,271,786 shares of our Common Stock outstanding. Our shares of Common Stock are held by approximately 89 stockholders of record. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of Common Stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies.

    We are applying to list our Common Stock on the NYSE Amex Equities, but we cannot give you any assurance when or if our Common Stock will be approved for listing.

DIVIDEND POLICY

We have never declared or paid any cash dividends on shares of our capital stock and are not authorized to do so until February 26, 2011 so as long as the Selling Stockholders collectively own 20% of the Series B Stock issued pursuant to the Stock Purchase Agreement. Furthermore, because we are a holding company, we rely entirely on dividend payments from Shaanxi Tianren, which may, from time to time, be subject to certain additional restrictions on its ability to make distributions to us. PRC accounting standards and regulations currently permit payment of dividends only out of accumulated profits, a portion of which must be set aside to fund certain reserve funds. Our inability to receive all of the revenues from Shaanxi Tianren’s operations may in turn provide an additional obstacle to our ability to pay dividends on our Common Stock in the future. Additionally, because the PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of the PRC, shortages in the availability of foreign currency may occur, which could restrict our ability to remit sufficient foreign currency to pay dividends.

We currently intend to retain any future earnings to finance the development and growth of our business and do not anticipate paying cash dividends on our Common Stock in the foreseeable future, but will review this policy as circumstances dictate. If in the future we are able to pay dividends and determine it is in our best interest to do so, such dividends will be paid at the discretion of the Board of Directors after taking into account various factors, including our financial condition, operating results, capital requirements, restrictions contained in any future financing instruments and other factors the Board deems relevant.

CAPITALIZATION

    The following table describes our capitalization as of March 31, 2009.  You should read this table together with the consolidated financial statements and related notes appearing at the end of this prospectus, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other financial information included elsewhere in this prospectus.

SHAREHOLDERS’ EQUITY
Preferred B stock, $0.001 par value; 10,000,000 shares authorized, 3,448,480 shares issued and outstanding	$3,448
Common stock, $0.01 par value; 100,000,000 shares authorized, 22,271,786 shares issued and outstanding	222,717
Paid-in capital	13,791,724
Accumulated retained earnings	23,708,370
Accumulated other comprehensive income	4,479,718
Total stockholders’ equity	42,205,977
NONCONTROLLING INTEREST	1,673,873
Equity	$43,879,850

    The table above does not include an aggregate of (i) 6,500,000 shares of Common Stock issuable upon exercise of warrants outstanding as of June 2, 2009, at a weighted average exercise or conversion price of $1.70 per share, (ii) 3,448,400 shares of Common Stock issuable upon conversion of an aggregate of 3,448,480 outstanding shares of the Company’s Series B Stock, or (iii) 2,000,000 Shares of Make Good Escrow Stock.

SELECTED CONSOLIDATED FINANCIAL DATA

The following statement of operations data for the fiscal years ended December 31, 2006, December 31, 2007 and December 31, 2008 and balance sheet data as of December 31, 2007 and December 31, 2008 have been derived from our audited consolidated financial statements and related notes that are included elsewhere in this prospectus.  The following statement of operations data for the fiscal years ended December 31, 2005 and balance sheet data as of December 31, 2005 and December 31, 2006 have been derived from our audited consolidated financial statements that do not appear in this prospectus.  The following statement of operations data for the three months ended March 31, 2008 and March 31, 2009 are unaudited. The financial data set forth below should be read in conjunction with our consolidated financial statements and the related notes, as well as the sections entitled “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.  Our historical results are not necessarily indicative of the results to be expected for any future period.

	Fiscal Year Ended December 31,				Three Months Ended March 31,
	2008	2007	2006	2005	2009	2008

Revenue	$41,648,605	$29,361,941	$17,427,204	$7,027,889	$6,671,061	$8,850,584
Cost of Sale	23,607,409	18,467,045	10,105,327	4,471,432	3,746,159	6,990,966
Gross Margin	18,041,196	10,894,896	7,321,877	2,556,457	2,924,902	1,859,618

Operating Expenses
General and Administrative Expenses	2,830,739	1,158,759	405,253	488,948	411,904	566,714
Selling Expenses	1,453,461	686,819	664,717	448,346	273,588	241,345
Research and Development Expenses	449,695	30,878	-	-	275,510	7,477
Liquidated Damages	254,301	-	-	-	-	-
Total Operating Expenses	4,988,196	1,876,456	1,069,970	937,294	961,002	815,536

Income from Operations	13,053,000	9,018,440	6,251,907	1,619,163	1,963,900	1,044,082

Other Income (Expenses)
Interest Income	63,775	18,295	14,365	22,299	7,316	6,164
Subsidy Income	316,152	500,468	-	-	87,800	-
Interest Expense	(932,048)	(400,517)	(62,147)	(2,504)	(226,396)	(59,028)
Other Income (expense)	353,698	(70,622)	(79,616)	50,119	(40)	238,956
Total Other Income (expenses)	(198,423)	47,624	(127,398)	69,914	(131,320)	186,092
Income Before Income Tax	12,854,577	9,066,064	6,124,509	1,689,077	1,832,580	1,230,174
Income Tax Provision	2,231,140	1,109,160	2,035,675	650,265	493,870	130,520
Income Before Minority Interest	10,623,437	7,956,904	4,088,834	1,038,812	1,338,710	1,099,654

Minority Interest	613,135	360,501	243,564	3,428	99,274	47,835

Net Income	$10,010,302	$7,596,403	$3,845,270	$1,035,384	$1,239,436	$1,051,819

Earnings Per Share:
Basic Earnings per Share	$0.37	$0.35	$0.17	$0.05	$0.04	$0.04
Diluted Earnings per Share	$0.37	$0.35	$0.17	$0.05	$0.04	$0.04

Weighted Average Shares Outstanding
Basic	22,230,334	22,006,173	22,006,173	22,006,173	22,271,684	22,485,118
Diluted	26,831,961	22,006,173	22,006,173	22,006,173	28,394,863	27,907,889

	As of December 31,
	2008	2007	2006	2005

Consolidated Balance Sheet Data:
Cash and Cash Equivalents	$15,274,171	$4,094,238	$2,135,173	$593,445
Working Capital	13,432,498	5,118,216	3,839,886	(2,496,889)
Total Assets	59,287,331	42,119,955	21,422,048	10,423,129
Indebtedness, Long-term	-	2,053,501	-	-
Convertible Preferred Stock at $0.001 par Value	3,448	-	-	-
Total Stockholders' Equity	41,059,966	26,245,867	16,300,181	5,777,652

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis together with our consolidated financial statements and the related notes appearing elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from the results described in or implied by these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly under the heading “Risk Factors.”

Overview

We are engaged in the production and sale of fruit concentrate, fruit juice beverages, and other fruit related products in and from the PRC.  We export most of the fruit concentrate products we produce, which include apple, pear, and kiwifruit, via distributors to North America, Europe and the Middle East. We also sell our Hedetang branded fruit juice beverages domestically in China primarily to supermarkets in certain regions of the PRC. Because the operations of Shaanxi Tianren, which we acquired on February 26, 2008 through our acquisition of Pacific, are the only significant operations of the Company and its affiliates, the business and financial results of the Company reflect those of Shaanxi Tianren. As a result, this discussion and analysis focuses on the business results of Shaanxi Tianren, comparing its results in the three month period ended March 31, 2009 with its results in the corresponding period of 2008, and its full-year 2008 results with those of 2007.

In the first quarter of 2009, our revenue decreased by 24.6% to $6,671,061 compared to $8,850,584 for the same period of last year.  We believe that this decrease was mainly due to a drop in consumer spending in the international market, which was mainly affected by the international financial crisis.

We believe that the following factors should help us overcome the contraction in our revenues experienced in the first quarter of 2009.

 First, we believe that the Chinese fruit juice beverages market will experience consistent growth. In 2008, sales in the Chinese fruit juice beverage market were about RMB50 billion (approximately $7.3 billion based on the exchange rate as of March 31, 2009), which represented an increase of approximately 10% over sales in 2007 according to China International Intelligence. Our revenue from the sales of our fruit juice beverages in the Chinese market increased 43.4% to $1,442,747 in 2008 compared to $1,006,158 in 2007. We believe that the fruit juice beverage market is a high-growth market in China because of growing personal income and an increase in health awareness.

  Secondly, we have plans for new acquisitions and further expansion of our current production capacity over the next two years. Planned expenditures for land and equipment are approximately $45.7 million for the next two years. Of this amount, $19.2 is for the expansion of Shaanxi Qiyiwangguo Modern Organic Agriculture Co., Ltd. ("Shaanxi Qiyiwangguo"), $10.8 is for the expansion of the factory owned by Huludao Wonder, $7.8 million is for the expansion of the Jingyang factory owned by Shaanxi Tianren, $3.3 million is for the acquisition of Yingkou Trusty Fruits Co., Ltd. (“Yingkou”), and $4.6 million is for the expansion of Yingkou’s facilities. Yingkou will specialize in the production of concentrated apple juice. It is located in Liaoning Province in China. Its factory is still in the process of construction and expansion and Yingkou has had no revenue to date. Our plans to acquire and expand Yinkou and expand the facilities owned by Huludao Wonder and Shaanxi Tianren are designed to increase our production of apple and pear related products. Our expansion of Shaanxi Qiyiwangguo’s facility is to increase our production of kiwifruit and mulberry related products.

Finally, we plan to continue to focus on creating new high margin products in the future to supplement our current product line.   Our research and development expenses increased by $268,033 to $275,510 for the first quarter ended March 31, 2009 from $7,477 for the same period of fiscal 2008, as we entered into two contracts with an outside research institute to research and develop new products in fiscal year 2008.  We believe that the new products will provide us a higher margin because of less competition in these new product areas.

Comparison of three months ended March 31, 2009 and March 31, 2008

Results of Operations and Business Outlook

Revenues

The following table presents our consolidated net revenues for our main products for the three months ended March 31, 2009 and 2008, respectively:
	Three Months Ended March 31,
	2009	2008	% Change
Concentrated pear juice	$2,658,642	$3,964,258	(32.9)%
Fruit beverages	1,442,747	1,006,158	43.4%
Concentrated kiwifruit juice and kiwifruit puree	1,428,195	1,489,907	(4.1)%
Fresh kiwifruit	476,101	-	N/A
Fruit vinegar beverages	348,669	-	N/A
Concentrated apple juice and apple aroma	316,707	2,390,261	(86.8)%
Consolidated	$6,671,061	$8,850,584	(24.6)%

Revenue for the three months ended March 31, 2009 was $6,671,061, a decrease of $2,179,523, or 24.6%, when compared to the same sales period of the prior year. This decrease was primarily due to the decrease in sales of concentrated apple juice and pear juice, which was partially offset by an increase in sales of fruit juice beverages, fresh kiwifruit and fruit vinegar beverages in our Chinese market. Since 2008, we have focused more on kiwifruit concentrate and fruit juice beverages, which have a higher margin and less competition than our concentrated apple and pear juices. Due to their nutritional advantages and unique image and taste, the consumption of small breed fruits, such as kiwifruit and mulberry, and their processed products are on the rise worldwide.

Sales from concentrated pear juice decreased by $1,305,616, or 32.9%, in the first quarter of 2009 as compared to the same period of fiscal 2008. Sales from concentrated kiwifruit juice and kiwifruit puree also decreased slightly, by $61,712, or 4.1%, in the first quarter of 2009 as compared to the same period of fiscal 2008. We believe that the decrease in sales from concentrated pear juice and concentrated kiwifruit juice and kiwifruit puree was mainly caused by worsening economic conditions worldwide, which negatively affected consumer demand.

Sales from apple related products decreased by $2,073,554, or 86.8%, in the first quarter of 2009 as compared to the same period of fiscal 2008. Due to instability of the world financial markets and their influence on the global economy, the demand for concentrated apple juice in the international market decreased significantly in fiscal 2008 and such decrease in demand continued into the first quarter of 2009. Furthermore, the competition in apple-related products became stronger in China in 2008. As a result, we saw a large decrease in the price for apple-related products. In the first quarter of 2009, we did not produce any apple-related products. All our sales were from the balance of our previous inventories.

However, these decreases were partially offset by improved sales of our fruit juice beverages and fresh kiwifruit in the Chinese market. As compared with the first quarter of 2008, sales of fresh kiwifruit increased by $476,101, and sales of fruit juice beverages increased by $436,589, or 43.4%. The introduction of fruit vinegar beverages in the first quarter of 2009 also increased our sales by $348,669 in China.  We believe that the pure juice market is a high-growth market in China because of growing personal income and an increase in health awareness.

Gross Margin

The following table presents the consolidated gross profit margin of our main products and the consolidated gross profit margin as a percentage of related revenues for the three months ended March 31, 2009 and 2008, respectively:

	Three Months Ended March 31,
Gross Profit Margin	2009	2008	% Change
Concentrated pear juice	$1,276,156	$937,472	36.1%
Fruit juice beverages	328,559	398,084	(17.5)%
Concentrated kiwifruit juice and kiwifruit puree	740,118	404,038	83.2%
Fresh kiwifruit	297,728	-	N/A
Fruit vinegar beverages	174,002	-	N/A
Concentrated apple juice and apple aroma	108,339	120,024	(9.7)%
Consolidated	$2,924,902	$1,859,618	57.3%

Gross Profit Margin as a % of Revenues
Concentrated pear juice	48.0%	23.6%	103.0%
Fruit juice beverages	22.8%	39.6%	(42.4)%
Concentrated kiwifruit juice and kiwifruit puree	51.8%	27.1%	91.1%
Fresh kiwifruit	62.5%	-	N/A
Fruit vinegar beverages	49.9%	-	N/A
Concentrated apple juice and apple aroma	34.2%	5.0%	581.2%
Consolidated	43.8%	21.0%	108.7%

Overall gross margin as a percentage of revenue increased by 108.7% for the three months ended March 31, 2009, from 21.0% to 43.8%, compared to the same period of fiscal 2008. In terms of dollar amount, gross margin in the three months ended March 31, 2009 was $2,924,902, an increase of $1,065,284, or 57.3%, compared to $1,859,618 in the same period of fiscal 2008, primarily due to favorable weather conditions and a resultant overabundance of fresh fruit, which resulted in a significant decrease in the purchase price of our raw materials.

The increase in gross margin as a percentage of revenue in the first quarter of fiscal 2009 was primarily due to an increase in the gross margin of concentrated pear juice, concentrated apple juice and apple aroma, concentrated kiwifruit juice and kiwifruit puree, which was partially offset by a decrease in the gross margin of fruit juice beverages.

The gross profit margin of concentrated pear juice was 48.0% in the first quarter of 2009, representing an increase of 103.0% as compared to the same period of fiscal year 2008. The increase in the gross profit margin of concentrated pear juice was primarily due to a large decrease in the general price of fresh pears during their squeezing season, which was from July or August until April 2009. As weather conditions in the beginning of this squeezing season were better than last year, there was an abundant harvest of pears in this squeezing season. As a result, the general price of pears decreased in the first quarter of fiscal year 2009, which in turn significantly improved our gross margin in pear-related products.

The gross profit margin of our fruit juice beverages decreased by 42.4% for the first quarter of 2009 as compared to the same period of last fiscal year. The decrease in the gross margin of fruit juice beverages was attributable to the decrease in the selling price. We lowered our selling price of fruit juice beverages during the approximately 30 day Chinese Lunar New Year holiday season in the first quarter as a promotion to boost sales. We did not conduct the same promotion in the same period last year.

The gross profit margin of concentrated kiwifruit juice and kiwifruit puree increased by 91.1% to 51.8% for the first quarter of 2009, as compared to 27.1% for the same period of fiscal year 2008. This increase was mainly due to the large decrease in the general price of fresh kiwifruit during this squeezing season, which was from September through December of 2008, as a result of abundant harvests of kiwifruit.

The gross profit margin of fresh kiwifruit was 62.5% for the first quarter of 2009. We did not sell any fresh kiwifruit in the same period last year.

We began sales of fruit vinegar beverages in the first quarter of fiscal 2009 in the Chinese market, which had a gross margin of 49.9%.  We believe that our new products enjoy a higher gross margin as a result of lower competition in the market.

The gross profit margin of concentrated apple juice and apple aroma increased by 581.2% to 34.2% for the first quarter of fiscal 2009, as compared to 5.0% for the same period of fiscal year 2008. Due to the heavy competition in the concentrated apple juice market, the instability of the financial markets and their influence on the global economy, the demand for concentrated apple juice in the international market continued to decrease. We only produced concentrated apple juice and apple aroma for one month in the apple squeezing season, which was from August 2008 to March 2009. Compared with the most recent apple squeezing season, the purchase price of apples was much higher in 2007-08 due to extremely cold weather conditions in the winter of 2007.  This resulted in a significant increase in the gross margin of apple-related products in the first quarter of 2009.

Operating Expenses

    The following table presents consolidated operating expenses as a percentage of net revenues for the three months ended March 31, 2009 and 2008, respectively:
	Three Months Ended March 31,
	2009	2008	%
	(Unaudited)	(Unaudited)	Change
General and administrative	$411,904	$566,714	(27.3)%
Selling expenses	273,588	241,345	13.4%
Research and development	275,510	7,477	3,584.8%
Total operating expenses	$961,002	$815,536	17.8%

As a percentage of revenue
General and administrative	6.2%	6.4%	(3.6)%
Selling expenses	4.1%	2.7%	50.4%
Research and development	4.1%	0.1%	4,788.6%
Total operating expenses	14.4%	9.2%	56.3%

Our operating expenses consist of general and administrative, selling expenses and research and development expenses. Operating expenses increased by 17.8% to $961,002 for the first quarter ended March 31, 2009 from $815,536 for the corresponding period in fiscal 2008.

General and administrative expenses decreased by $154,810, or 27.3%, to $411,904 for the first quarter ended March 31, 2009 from $566,714 for the same period of fiscal 2008. The decrease in general and administrative expenses was mainly due to a decrease of $176,147 in such expenses (primarily labor expenses) in Huludao Wonder, which produces apple juice products and did not have any production in the first quarter of 2009 due to decreased global demand. As a result, there was a significant decrease in its general and administrative expenses in the first quarter of 2009.

Selling expenses increased by $32,243, or 13.4%, to $273,588 for the first quarter ended March 31, 2009 from $241,345 for the same period of fiscal 2008. This was mainly due to an increase in freight and transportation expenses as a result of the increase in sales of fruit juice beverages. Most of the freight and transportation expenses in the sales of fruit juice beverages are paid by the Company, not our customers. As a result, when the selling volumes increase, the freight and transportation expenses increase simultaneously.

Research and development expenses increased by $268,033 to $275,510 for the first quarter ended March 31, 2009 from $7,477 for the same period of fiscal 2008, as we entered into two contracts with an outside research institute to research and develop new products in fiscal year 2008.  These two contracts are from June 2008 to December 2009 with a monthly payment of RMB 600,000, or $87,810 (based on the exchange rate as of March 31, 2009).

Income from Operations

In the first quarter of fiscal 2009, income from operations increased by $919,818, or 88.1%, to $1,963,900 from $1,044,082 for the first quarter of fiscal 2008. As a percentage of net sales, income from operations was approximately 29.4% for the first quarter of fiscal 2009, an increase of 17.6% as compared to 11.8% for the same quarter of fiscal 2008. The increase in income from operations in the first quarter of fiscal 2009 was primarily due to an increase in gross margins, which was partially offset by an increase in operating expenses, as previously discussed.

Interest Expense

Interest expense was $226,396 for the first quarter ended March 31, 2009, an increase of $167,368 as compared with the same period of fiscal 2008, primarily due to an increase in term loan facilities that we entered into after March 31, 2008 to support expansion plans and potential business opportunities. As of March 31, 2009, the balance of these short-term loans totaled RMB 76,800,000 ($11,239,737 based on the exchange rate as of March 31, 2009), with interest rates ranging from 5.58% to 9.83% per annum and maturity dates ranging from May 2009 to October 2009.

Income Tax

Our provision for income taxes was $493,870 for the first quarter ended March 31, 2009, compared to $130,520 for the corresponding period in 2008. The increase in tax provision for the first quarter of fiscal 2009 was due to an increase in the effective tax rate of Shaanxi Tianren. Shaanxi Tianren was awarded the status of a nationally recognized High and New Technology Enterprise in December 2006, which entitled Shaanxi Tianren to tax-free treatment for two years starting from 2007. Starting in 2009, Shaanxi Tianren is subject to the regular tax rate of 25% according to the new tax law in China, which was effective on January 1, 2008. In December 2007, the tax rate of Shaanxi Qiyiwangguo was reduced from 33% to 25%, effective beginning January 2008. The tax rate of Huludao Wonder was also reduced to 25%, effective beginning January 2008. As a result, the Company’s income tax rate in the PRC is effectively 25%.

We adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), on July 1, 2007 and have had no material adjustment to our liabilities for unrecognized income tax benefits since its adoption.

Noncontrolling Interest

As of March 31, 2009, Shaanxi Tianren held a 91.15% interest in Shaanxi Qiyiwangguo, and Pacific held a 99% interest in Shaanxi Tianren. Net income attributable to noncontrolling interests (which is deducted in determining the Company’s net income) was $99,274 for the first quarter ended March 31, 2009, an increase of $51,439, compared to $47,835 for the same quarter of 2008.  The increase in the net income attributable to noncontrolling interests was mainly attributable to the increase in the net income generated from Shaanxi Tianren.

Net Income

Net income was $1,239,436 for the quarter ended March 31, 2009, an increase of $187,617, or 17.8%, compared to the same quarter of 2008. Such increase was primarily due to an increase in gross margin, as previously discussed.

Other Comprehensive Loss/Income

    Other comprehensive loss was $93,425 for the quarter ended March 31, 2009, an increase of $1,513,725, compared an income of $1,420,300 for the same quarter of 2008. Compared with March 31, 2008, the U.S. dollar weakened against the RMB.  The weakening of the U.S. dollar against the RMB also increased the value of our assets and liabilities denominated in U.S. dollars in the first quarter of 2009 as compared to the same period of last fiscal year.

Changes in Financial Condition

During the three months ended March 31, 2009, total assets increased $992,546, or 1.7%, from $59,287,331 at December 31, 2008 to $60,279,877 at March 31, 2009.  The majority of the increase was in cash and inventory, which was mainly offset by a decrease in accounts receivable, property, plant and equipment, and prepaid expenses and other assets.

For the three months ended March 31, 2009, cash and cash equivalents increased $7,698,907, or 52.2%, to $23,243,078 as compared to $15,274,171 for the fiscal year ended December 31, 2008.  The increase in cash was mainly due to an increase in collection of accounts receivable and an increase of $187,617 in net income in the three months ended March 31, 2009.

At March 31, 2009, the accounts receivable balance decreased by $6,599,463 from the balance at December 31, 2008 due primarily to the collection in the accounts receivable balance of fiscal year 2008 and a decrease in sales in the first quarter of fiscal 2009. The accounts receivable turnover was 114 days for the three months ended March 31, 2009, compared with 85 days for fiscal year 2008 and 109 days for the three months ended March 31, 2008. The increase in the accounts receivable turnover was mainly due to a downturn in collection of accounts receivable in Shaanxi Tianren.  Our accounts receivable turnover in the first quarter of a fiscal year is generally slower than in the fourth quarter of the preceding year due to reduced sales of kiwifruit juice, concentrated kiwifruit juice and kiwifruit puree in the first quarter as compared with the fourth quarter of the preceding year as the squeezing season of kiwifruit ends in December of each year.  Due to the seasonality of fresh fruit, a substantial portion of our revenues are earned during the first and fourth fiscal quarters. We generally experience the lowest revenue during our second and third fiscal quarters.

Our inventory as of March 31, 2009 was $2,312,116, reflecting an increase of $467,719, or 25.4%, compared to inventory at December 31, 2008. Inventory consists of raw materials, packaging materials and finished products. The increase in inventory was mainly due to reduced sales in the first quarter of fiscal year 2009.

Prepaid expenses and other current assets at March 31, 2009 were $904,368, a decrease of $182,708 from the balance at December 31, 2008. The decrease in prepaid expenses was primarily due to a decrease in prepaid raw material of fresh fruits as a result of the end of the squeezing season for most of our products.

Property, plant and equipment decreased by $476,515, from $20,406,967 at December 31, 2008 to $19,930,452 at March 31, 2009. Construction in progress was $1,900,520 at March 31, 2009. Total capital expenditures were zero in the three months ended March 31, 2009.  The decrease in property, plant and equipment was mainly due to an increase in accumulated depreciation expenses in the first quarter of fiscal 2009 in the ordinary course of business.

During 2008, Shaanxi Tianren commenced construction on the expansion of its research and development center. This project covers an area of 2,000 square meters and will encompass additional space required for research and development laboratories. The expansion is currently in progress on the existing site of the factory in Jingyang County, Shaanxi Province. Related to this project, we have capitalized, as construction in progress, $1,170,806 as of March 31, 2009. This research and development center is expected to be completed in the fourth quarter of 2009. Our estimated future capital expenditure for this project is $1,024,455. Once it is completed, it will allow our engineers to better conduct research and development toward the goal of innovating our product line.

In addition, Shaanxi Qiyiwangguo began construction on an industrial waste water processing facility and renovation of an employee building in the factory of Zhouzhi County in Shaanxi Province in fiscal year 2008.  Shaanxi Qiyiwangguo previously leased a waste-water processing facility at an annual fee of approximately $14,371. The Company is constructing a new 1,118 square meter industrial waste water processing facility. Once completed, the facility will process 1,200 cubic meters of waste water per day, which will meet the increasing production demands of Shaanxi Qiyiwangguo and will improve the use of recycled waste water. We capitalized $679,300 as construction in progress as of March 31, 2009. This project is expected to be operational by the end of the fourth quarter of fiscal 2009. Our estimated future input for this project is $110,994. The newly built water processing facility in Shaanxi Qiyiwangguo will help the Company save on leasing fees and also enable the Company to increase its production capacity in the future.  Furthermore, it will be in compliance with local environmental laws.

In the fourth quarter of fiscal 2008, Shaanxi Qiyiwangguo began renovation of an employee building. We capitalized $11,131 as construction in progress as of March 31, 2009. This project is expected to be completed in the third quarter of 2009. There will be no future capital expenditures required for this project.

Capitalized interest expenses of $39,283 are in construction in progress in accordance with FASB Statement of Financial Accounting Standards (“SFAS”) No. 34, Capitalization of Interest Cost. The source of the future investment in these three projects will be generated from our working capital and our current bank loans.

Depreciation and amortization was $487,158 for the first quarter of 2009, compared with $714,647 for the same quarter of the prior year.  The decrease in depreciation expenses was mainly because certain fixed assets in Shaanxi Qiyiwangguo were fully depreciated after the first quarter of 2008.

Other assets were $2,299,914 at March 31, 2009, representing a slight decrease of $62,135, or 2.6%, from the balance at December 31, 2008.

Liquidity and Capital Resources

As of March 31, 2009, we had cash of $23,243,078 as compared to $15,274,171 as of December 31, 2008. We believe that projected cash flows from operations, anticipated cash receipts, cash on hand, and trade credit will provide the necessary capital to meet our projected operating cash requirements for at least the next 12 months, with the exception of the acquisition Yingkou and the expansion of our current production capacity.

Our working capital has historically been generated from the operating cash flow, advances from our customers and loans from bank facilities. Our working capital was $15,296,218 as of March 31, 2009, representing an increase of $1,863,720, or 13.9%, compared to working capital of $13,432,498 as of December 31, 2008, mainly due to an increase in cash and a decrease in accounts receivable as discussed above.

The more significant source of working capital during the three months ended March 31, 2009 was $6,580,392 from the reduction of accounts receivable. The more significant uses of working capital during the three months ended March 31, 2009 was a cash payment in various taxes payable of $1,549,833.

Under the Stock Purchase Agreement, until February 26, 2011, so long as the Selling Stockholders collectively own 20% of the Series B Stock issued thereunder, we may not issue any preferred stock or any convertible debt, except for preferred stock issued to the Selling Stockholders.  Further, under the Stock Purchase Agreement, until February 26, 2010, at all times our debt-to-EBITDA ratio shall not exceed 3.5:1 for the most recent 12-month period.

The Company plans to acquire Yingkou in the third quarter of fiscal year 2009. The Company also plans to expand its current operations in the next two years. Planned expenditures for land and equipment are approximately $45.7 million for the next two years.

We believe that we currently have sufficient cash on hand, combined with anticipated cash receipts, to fund our business for at least the next 12 months. The capital needed for our business in the next 12 months does not include the acquisition of Yingkou or the expansion of our current production capacity.

For our long term planned expenditures for equipment and land, we will likely need to seek additional debt or equity financing. We believe that any such financing could come in the form of debt or the issuance of our Common Stock in a private placement or public offering.  However, there are no assurances that such financing will be available or available on terms acceptable to us. To the extent that we require additional financing in the future and are unable to obtain such additional financing, we may not be able to fully implement our growth strategy.

The majority of our capital expenditures are for the expansion of our production capacity.  In the past three years, our annual capital expenditures ranged from $53,000 to $2.9 million.  We financed our capital expenditures and other operating expenses through operating cash flows and bank loans. As of March 31, 2009, the balance of short-term loans totaled RMB 76,800,000 (U.S. $11,239,737 based on the exchange rate on March 31, 2009), with interest rates ranging from 5.58% to 9.83% per annum. Of these loans, $5,239,357 are collateralized by land and buildings. These loans are due from May 2009 to October 2009.

Comparison of fiscal years ended December 31, 2008 and December 31, 2007

Results of Operations and Business Outlook

Revenue

The following table presents our consolidated net revenues for our main products for the years ended December 31, 2008 and December 31, 2007:
	Year Ended December 31,
	2008	2007	% Change
Concentrated kiwifruit juice and kiwifruit puree	$13,602,600	$5,848,690	132.6%
Concentrated pear juice	11,992,610	11,278,990	6.3
Concentrated apple juice and apple aroma	6,853,649	7,461,278	(8.1)
Fruit juice beverages	5,325,891	3,525,223	51.1
Fresh kiwifruit	2,315,392	1,247,760	85.6
Kiwifruit seeds	1,558,463	-	N/A
Consolidated	$41,648,605	$29,361,941	41.8%

Revenue for the fiscal year 2008 was $41,648,605, an increase of $12,286,664, or 41.8%, when compared to the prior year. This increase was primarily due to an increase in sales of concentrated kiwifruit juice and kiwifruit puree, kiwifruit seeds, fresh kiwifruit and fruit juice beverages, which was partially offset by a decrease in sales of concentrated apple juice and apple aroma.

We believe that the increase in sales of concentrated kiwifruit juice and kiwifruit puree was due to the increase in market acknowledgement of our products in both the international and PRC markets and an increase in the market demand for small breed fruit products. Sales from kiwifruit related products was $17,476,455 in fiscal year 2008, an increase of $10,380,005, or 146.3%, compared to $7,096,450 for fiscal 2007. Due to their nutritional advantages and unique image and taste, the consumption of small breed fruits, such as kiwifruit and mulberry, and their processed products are on the rise worldwide. Our market share of fruit juice beverages in the Chinese market also showed improvement in fiscal 2008.  The net sales of fruit juice beverages increased by 51.1% to $5,325,891 as compared to $3,525,223 for fiscal year 2007 due to continuous marketing efforts from our sales people in Shaanxi Tianren and an increase in market demand for fruit juice beverages in the Chinese market. We believe that the pure juice market is a high-growth market in China because of growing personal income and an increase in health awareness.

Sales from apple-related products were $6,853,649 in fiscal year 2008, a decrease of $607,629, or 8.1%, compared to $7,461,278 for fiscal year 2007. The volume of concentrated apple juice exported from China in 2008 decreased by 34% as compared to 2007 primarily due to decreased demand in the international market as a result of negative effects from the worldwide economic crisis. Furthermore, the competition in apple related products became stronger in China in 2008. Some small and mid-sized juice manufacturers sold their inventory of apple related products at a lower price in China due to the decrease in export volume. As a result, we experienced reduced demand for our apple related products.

Gross Margin

The following table presents the consolidated gross profit margin of our main products and the consolidated gross profit margin as a percentage of related revenues for the fiscal years 2008 and 2007, respectively:

	Year Ended December 31,
Gross Profit Margin	2008	2007	% Change
Concentrated kiwifruit juice and kiwifruit puree	$7,338,762	$2,850,474	157.5%
Concentrated pear juice	4,552,628	4,046,384	12.5
Concentrated apple juice and apple aroma	1,442,694	2,096,941	(31.2)
Fruit juice beverages	1,831,258	1,039,391	76.2
Fresh kiwifruit	1,491,896	861,706	73.1
Kiwifruit seeds	1,383,958	-	N/A
Consolidated	$18,041,196	$10,894,896	65.6%

Gross Profit Margin as a % of Revenues
Concentrated kiwifruit juice and kiwifruit puree	54.0%	48.7%	10.7%
Concentrated pear juice	38.0	35.9	5.8
Concentrated apple juice and apple aroma	21.1	28.1	(25.1)
Fruit juice beverages	34.4	29.5	16.6
Fresh kiwifruit	64.4	69.1	(6.7)
Kiwifruit seeds	88.8	-	N/A

Consolidated	43.3%	37.1%	16.7%

Overall gross margin as a percentage of revenue increased by 16.7% for fiscal year 2008, from 37.1% to 43.3%, compared to fiscal 2007. In terms of dollar amount, gross margin for fiscal year 2008 was $18,041,196, an increase of $7,146,300, or 65.6%, compared to $10,894,896 in fiscal 2007, primarily due to a significant increase in sales.

The increase in gross margin as a percentage of revenue in fiscal 2008 was primarily due to an increase in the gross margin of concentrated kiwifruit juice and kiwifruit puree, concentrated pear juice and fruit beverages, which was partially offset by a decrease in the gross margin of concentrated apple juice and apple aroma and fresh kiwifruit.

The gross profit margin of concentrated kiwifruit juice and kiwifruit puree increased by 10.7% to 54.0% for fiscal year 2008, as compared to 48.7% for fiscal year 2007. This increase was mainly due to the large decrease in the general price of fresh kiwifruit in the kiwifruit squeezing season of fiscal 2008 as a result of abundant harvests of kiwifruit in 2008. The gross profit margin of fresh kiwifruit decreased by 6.7% for fiscal 2008 as compared to fiscal 2007, primarily due to a decrease in the price of fresh kiwifruit in the international market.

The gross profit margin of concentrated pear juice was 38.0% in fiscal year 2008, representing an increase of 5.8% as compared to fiscal year 2007. The increase in the gross profit margin of concentrated pear juice was primarily due to a large decrease in the general price of fresh pears during their squeezing season, which is from July or August until April of the following year. As weather conditions at the beginning of this squeezing season were better than last year, there was an abundant harvest of pears in fiscal 2008. As a result, the general price of pears decreased this year, which in turn improved our gross margin in pear related products.

The gross profit margin of our fruit beverages was 34.4% in fiscal year 2008, an increase of 16.6% compared to 29.5% for fiscal year 2007. This increase was primarily due to the change in our product mix. We sell two types of fruit juice beverages. One is in glass bottles, which contains more concentrated juice, and the other is in plastic polyethylene terephthalate (“PET”) bottles. Our gross margin for glass bottles was 38.6% for the fiscal year ended December 31, 2008 versus 14.4% for plastic PET bottles. We sold more fruit juice beverages in glass bottles for the fiscal year 2008, as the result of a change in demand in the Chinese market. As the middle class of China grows, we believe the demand for higher quality, higher margin products will also increase.

In fiscal 2008, we also had sales of $1,383,958 from kiwifruit seeds.  Kiwifruit seeds are the byproduct of kiwifruit juice. They are removed from the fresh kiwifruit when we process kiwifruit juice for purity. Initially, the Company did not allocate any cost to kiwifruit seeds as there was no expected sales value.  In the second quarter of 2008, the Company began the sale of kiwifruit seeds. As kiwifruit seeds are byproducts of concentrated kiwifruit juice, the cost cannot be determined individually.  For purposes of determining our cost of goods sold we have applied the “relative sales value costing” method in determining our cost for kiwifruit seeds. In calculating the gross margin of kiwifruit seeds, the Company applied the average method to simplify the calculation.  In applying this method, we first calculated the average sales values of kiwifruit seeds and kiwifruit juice that can be produced from one ton of kiwifruit based on our estimate in a normal production situation in the second quarter of 2008. This percentage was then applied to actual cost for the production of kiwifruit juice to calculate the actual cost of sales for kiwifruit seeds and concentrated kiwifruit juice in the period covered by the financial statements. As the Company is using the first in, first out inventory method, the kiwifruit seeds of zero cost allocation were sold first, then the kiwifruit seeds of higher cost allocation. Hence, the gross margin for kiwifruit seeds as a percentage of revenue in fiscal year 2008 was much higher than that of concentrated kiwifruit juice. The high margin of kiwifruit seeds in fiscal 2008 contributed to the improvement in gross margin for fiscal year 2008.

The gross profit margin of concentrated apple juice and apple aroma decreased by 25.1% to 21.1% for fiscal year 2008, as compared to 28.1% for fiscal year 2007, which was primarily due to a decrease in the price of apple-related products in the international market.

Operating Expenses

The following table presents consolidated operating expenses as a percentage of net revenues for the fiscal years 2008 and 2007, respectively:

	Year Ended December 31,
	2008	2007	% Change
General and administrative	$2,830,739	$1,158,759	144.3%
Selling expenses	1,453,461	686,819	111.6
Research and development	449,695	30,878	1,356.4
Accrued liquidated damages	254,301	-	N/A
Total operating expenses	$4,988,196	$1,876,456	165.8%

As a percentage of revenue
General and administrative	6.8%	3.9%	60.2%
Selling expenses	3.5	2.3	38.8
Research and development	1.1	0.1	854.9
Accrued liquidated damages	0.6	0.0	N/A
Total operating expenses	12.0%	6.3%	74.3%

Our operating expenses consist of general and administrative expenses, selling expenses and research and development expenses. Operating expenses increased by 165.8% to $4,988,196 for fiscal year 2008 as compared to $1,876,456 for fiscal year 2007.

General and administrative expenses increased by $1,671,980, or 144.3%, to $2,830,739 for fiscal year 2008, from $1,158,759 for fiscal year 2007. The increase in general and administrative expenses in fiscal 2008 compared with fiscal 2007 was mainly due to the consolidation of Huludao Wonder’s operating results with those of Shaanxi Tianren since June 1, 2007 and an increase in legal and auditing expenses, which were primarily associated with the Company becoming a public company.  Huludao Wonder had a large amount of general and administrative expenses, which contributed to the substantial increase of the Company’s operating expenses as a result of the operating combination. Management believes that our operating expenses will continue to increase in the future compared to previous years due to the expansion of our business.

Selling expenses increased by $766,642, or 111.6%, to $1,453,461 for fiscal 2008 from $686,819 for fiscal year 2007. This was mainly due to an increase in freight and transportation expenses as a result of the increase in sales.

Research and development expenses increased by $418,817 to $449,695 for fiscal year 2008 from $30,878 for fiscal year 2007, as we entered two contracts with an outside research institute to research and develop new products in fiscal year 2008.  These two contracts are from June 2008 to December 2009 with a monthly payment of RMB 600,000, or $87,944 (based on the exchange rate as of December 31, 2008).

We accrued $254,301 as liquidated damages in fiscal year 2008 due to a failure to meet the timetables provided for in the Registration Rights Agreement, dated February 24, 2008, with the Selling Stockholders (the “Registration Rights Agreement”), which we executed in connection with the Stock Purchase Agreement.  The registration statement filed pursuant to the Registration Rights Agreement was declared effective by the SEC on February 5, 2009.

Income from Operations

In fiscal year 2008, income from operations increased by $4,034,560, or 44.7%, to $13,053,000 from $9,018,440 for fiscal 2007. As a percentage of net sales, income from operations was approximately 31.3% for fiscal 2008, an increase of 2.0% as compared to 30.7% for fiscal 2007. The increase in the income from operations was mainly due to an increase in revenue, as previously discussed.

Interest Expense

Interest expense was $932,048 for fiscal year 2008, an increase of $531,531 as compared with fiscal 2007, primarily due to an increase in term loan facilities in 2008 to support expansion plans and potential business opportunities. In fiscal year 2008, the Company entered into nine short-term loan agreements with local banks in China. As of December 31, 2008, the balance of these short-term loans totaled RMB 76,800,000 ($11,256,871), with interest rates ranging from 5.58% to 9.83% per annum and maturity dates ranging from May 2009 to October 2009.

Income Tax

Our provision for income taxes was $2,231,140 for fiscal 2008, compared to $1,109,160 for fiscal 2007. The increase in tax provision for fiscal 2008 was due to a significant increase in net income for Shaanxi Qiyiwangguo in fiscal 2008, which was partially offset by a decrease in the effective tax rate for Shaanxi Qiyiwangguo and Huludao Wonder. The tax rate for Shaanxi Qiyiwangguo and Huludao Wonder was reduced from 33.0% to 25.0%, effective beginning January 2008.

Shaanxi Tianren was awarded the status as a nationally recognized High and New Technology Enterprise in December 2006. As a result, in 2007 and 2008 we received subsidies from the local government of Shaanxi Province of approximately $500,000 and $316,000, respectively.

We adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”) on July 1, 2007, which has not required any material adjustments to our liabilities for unrecognized income tax benefits since its adoption.

Noncontrolling Interest

As of December 31, 2008, Shaanxi Tianren held a 91.15% interest in Shaanxi Qiyiwangguo and Pacific held a 99% interest in Shaanxi Tianren. Net income attributable to noncontrolling interests (which is deducted in determining the Company’s net income) was $613,135 for fiscal 2008, an increase of $252,634 compared to $360,501 for fiscal 2007.  The increase in the net income attributable to noncontrolling interests was mainly due to the increase in the net income generated from Shaanxi Tianren.

Net Income

Net income was $10,010,302 for fiscal 2008, an increase of $2,413,899, or 31.8%, compared to fiscal 2007. Such increase was primarily due to an increase in sales, as previously discussed.

Changes in Financial Condition

During fiscal year 2008, total assets increased by $17,167,376 from $42,119,955 at December 31, 2007 to $59,287,331 at December 31, 2008. The majority of the increase was in cash and equivalents, accounts receivable, prepaid expenses and other current assets, property, plant and equipment and other assets.

Cash and cash equivalents reached $15,274,171 as of December 31, 2008, an increase of 273.1% from $4,094,238 as of December 31, 2007. The increase in cash and cash equivalents was mainly due to net proceeds of $3,115,072 received from certain accredited investors in the Private Placement transaction on February 26, 2008 and an increase of $12,286,664 in net revenue generated in fiscal year 2008.

Accounts receivable at December 31, 2008 were $11,610,506, an increase of $2,456,819, or 26.8%, compared to $9,153,687 at December 31, 2007. The increase was attributable mainly to an increase in sales in fiscal 2008. The turnover of accounts receivable was 85 days for fiscal 2008, a decrease of 3 days compared to 88 days for fiscal 2007. The decrease in the accounts receivable turnover was due primarily to improvement in collections in Shaanxi Tianren.

Inventory at December 31, 2008 was $1,844,397, a decrease of $2,615,752, or 58.6%, compared to $4,460,149 at December 31, 2007.  Our inventory as of December 31, 2007 consisted largely of concentrated apple juice produced by Huludao Wonder. We started operating Huludao Wonder in June 2007 pursuant to a lease and management arrangement with Hede. However, Huludao Wonder did not book any sales until November 2007 due to the delay in obtaining an export permit. As such, we accrued a large amount of inventory in fiscal year 2007. In addition, we reduced the inventory of apple related products in fiscal year 2008, which had a low gross margin due to the decrease in price in the international market.

Prepaid expenses and other current assets at December 31, 2008 were $1,087,076, an increase of $985,448 from the balance at December 31, 2007, due primarily to an increase of $580,314 in prepaid raw material of fresh apples. In the apple squeezing season in 2008, we saw a decrease in the price of fresh apples due to an abundant harvest of apples and the influence of the decrease in the sales price of apple related products in the international market. To ensure that we had enough fresh apples at the current low price during the squeezing season for our production needs, we prepaid a certain percentage of the estimated purchase amount to suppliers in the apple squeezing season.

Property, plant and equipment increased by $2,842,820 from $17,564,147 at December 31, 2007 to $20,406,967 at December 31, 2008. The increase in property, plant and equipment was mainly due to an addition of $1,426,944 in buildings and $1,903,418 in construction in progress. In 2008, we built a new $193,324 facility for Shaanxi Qiyiwangguo for the expansion of kiwifruit production capacity. For Shaanxi Tianren, we completed a technology innovation and expansion project of $860,274 over its original industrial waste water processing facility located in the factory of Jingyang County in Shaanxi Province. The expanded industrial waste water processing facility will enable the Company to increase its production capacity in the future and will be in compliance with local environmental laws. We also made a leasehold improvement of $373,346 in the newly leased office of Shaanxi Tianren. Construction in progress was $1,903,418 at December 31, 2008. Total capital expenditures were approximately $2,924,217 in fiscal year 2008.

During 2008, Shaanxi Tianren commenced construction on the expansion of its research and development center. This project covers an area of 2,000 square meters and will encompass additional space required for research and development laboratories. The expansion is currently in progress on the existing site of the factory in Jingyang County, Shaanxi Province. Related to this project, we capitalized, as construction in progress, $1,211,933 in fiscal year 2008. This research and development center is expected to be completed by June 30, 2009. Our estimated future input for this project is $1,026,017. Once it is completed, it will provide more space for our engineers to conduct research and development toward the goal of improving and diversifying our product line.

In addition, Shaanxi Qiyiwangguo began construction on an industrial waste water processing facility and renovation of an employee building in the factory of Zhouzhi County in Shaanxi Province. Shaanxi Qiyiwangguo previously leased a waste water processing facility at an annual fee of approximately $11,600. This 1,118 square meter industrial waste water processing facility remains on schedule and once completed will process 1,200 cubic meters of waste water per day, which will meet the increasing production demand of Shaanxi Qiyiwangguo and will improve the use of recycled waste water. We capitalized $680,336 as construction in progress during 2008. This project is expected to be operational by the end of the third quarter of fiscal 2009. Our estimated future input for this project is $111,163. The newly built water processing facility in Shaanxi Qiyiwangguo will help the Company save on leasing fees and also enable the Company to increase its production capacity in the future.  Furthermore, it will be in compliance with local environmental laws.  In the fourth quarter of fiscal 2008, Shaanxi Qiyiwangguo began renovation of the employee building. We capitalized $11,149 as construction in progress during 2008. This project has no economic profit to the Company and is expected to be completed by the first quarter of 2009.  There will be no future monetary input for this project.

We capitalized interest expenses of $39,473 in construction in progress in accordance with SFAS No. 34, Capitalization of Interest Cost, which is included in the amounts above. The source of the future investment in these three projects will be generated from our working capital and our current bank loans.

Land usage right was $6,404,771 as of December 31, 2008 as compared to $6,138,297 as of December 31, 2007. The increase in land usage right was mainly due to a decrease in exchange rate as of December 31, 2008 as compared to December 31, 2007. In Chinese currency, the land usage right decreased by RMB1,141,259, or approximately $164,005, based on the average exchange rate of fiscal year 2008, due to an increase in amortization cost.

Depreciation and amortization was $1,903,117 for fiscal 2008, compared with $1,454,746 for fiscal 2007.  The increase in depreciation expenses was due mainly to an increase in property, plant and equipment acquired after December 31, 2007.

Other assets were $2,362,049 at December 31, 2008, an increase of $2,290,231 from the balance at December 31, 2007. The increase in other assets was primarily due to a down payment of $2,198,608 for the acquisition of Yingkou. On June 1, 2008, Shaanxi Tianren entered into a memorandum agreement with Xi’an Dehao Investment Consultation Co., Ltd. (“Dehao”). Under the terms of the agreement, Dehao agreed to transfer 100% of the ownership interest of Yingkou to Shaanxi Tianren. Shaanxi Tianren is required to make a down payment of RMB 15,000,000, or approximately $2,198,608 based on the exchange rate as of December 31, 2008, to Dehao as a deposit for the purchase. The acquisition is targeted for completion in the second quarter of fiscal 2009 after the third party market value evaluation.

Total liabilities at December 31, 2008 were $16,681,046, an increase of $1,880,322, or 12.7%, compared to $14,800,724 at December 31, 2007.  The increase in liabilities was mainly due to the increase in notes payable and income tax payable, but partially offset by the decrease in accounts payable.

In fiscal year 2008, the Company paid off approximately $14,198,105 of short-term loans payable. The Company also entered into nine new short-term loan agreements with some local banks in China. As of December 31, 2008 the balance of these short-term loans totaled RMB 76,800,000 (U.S. $11,256,871 based on the exchange rate on December 31, 2008), with an interest rate ranging from 5.58% to 9.83% per annum. These loans are due from May 2009 to October 2009. Of these loans, $5,247,343 are collateralized by land and buildings.

Income tax payable increased by $1,335,524 to $1,450,433 at December 31, 2008 as compared to $114,909 at December 31, 2007. The increase in income tax payable was mainly due to an increase in net income generated by Shaanxi Qiyiwangguo in fiscal year 2008.

Accounts payable decreased by $2,334,648, from $2,997,740 at December 31, 2007 to $663,092 at December 31, 2008. The decrease in accounts payable was a result of the prompt payment to our vendors in fiscal year 2008. To ensure that we had sufficient fresh fruits and other materials for our production needs during the squeezing season, we expedited our payment term to our vendors and suppliers.

Related party payables decreased to $23,452 as of December 31, 2008 from $143,366 as of December 31, 2007, representing a decrease of 83.6%. Related party payables included the outstanding borrowing from its shareholders and related entities with common owners and directors. These loans bear no interest and have no fixed payment terms.

Critical Accounting Policies

Management’s discussion and analysis of the Company’s financial condition and results of operations is based upon the Company’s consolidated financial statements, which have been prepared in accordance with U.S. GAAP. Our financial statements reflect the selection and application of accounting policies, which require management to make significant estimates and judgments. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. We believe that the following reflects the more critical accounting policies that currently affect our financial condition and results of operations.

The share exchange transaction between the Company and Pacific resulted in Pacific’s stockholders obtaining a majority voting and controlling interest in the Company. Generally accepted accounting principles require that the company whose stockholders retain the majority controlling interest in a combined business be treated as the acquirer for accounting purposes, resulting in a reverse acquisition with Pacific as the accounting acquirer and the Company as the acquired party. Accordingly, the share exchange transaction has been accounted for as a recapitalization of the Company. The equity sections of the accompanying financial statements have been restated to reflect the recapitalization of the Company due to the reverse acquisition as of the first day of the first period presented. All references to Pacific Common Stock have been restated to reflect the equivalent numbers of the Company's equivalent shares.

On June 2, 2007, Shaanxi Tianren entered into a lease agreement with Hede, pursuant to which Shaanxi Tianren, for a term of one year and for a monthly lease payment of RMB 300,000 (approximately $41,070 based on the exchange rate as of December 31, 2007), leased all the assets and operating facilities of Huludao Wonder, which was wholly-owned by Hede. On June 10, 2008, we completed the acquisition of Huludao Wonder for a total purchase price of RMB 48,250,000, or approximately U.S. $6,807,472. The payment was made through the offset of related party receivables from Hede.

Prior to the June 2008 acquisition, Huludao Wonder was classified as a variable interest entity of Shaanxi Tianren according to FASB Interpretation No. 46: Consolidation of Variable Interest Entities (“V.I.E.”), an interpretation of ARB 51 (“FIN 46”). FIN 46R requires the primary beneficiary of the variable interest entity to consolidate its financial results with the variable interest entity. The Company had evaluated its relationship with Huludao Wonder and had concluded that Huludao Wonder was a variable interest entity for accounting purposes after June 2007 and prior to June 2008. The pooling method (entity under common control) is applied to the consolidation of Shaanxi Tianren with Huludao Wonder after the acquisition of Huludao Wonder.

Consolidation

The consolidated financial statements include the accounts of Shaanxi Tianren, Shaanxi Qiyiwangguo, Huludao Wonder and Pacific. All material inter-company accounts and transactions have been eliminated in consolidation.

The consolidated financial statements are prepared in accordance with U.S. GAAP. This basis differs from that used in the statutory accounts of Shaanxi Tianren, Shaanxi Qiyiwangguo and Huludao Wonder, which were prepared in accordance with the accounting principles and relevant financial regulations applicable to enterprises in the PRC. All necessary adjustments have been made to present the financial statements in accordance with U.S. GAAP.

Cash and Cash Equivalents

For purposes of the statements of cash flows, cash and cash equivalents include cash on hand and demand deposits held by banks. Deposits held in financial institutions in the PRC are not insured by any government entity or agency.

Accounting for the Impairment of Long-Lived Assets

The long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technological or other industrial changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets.

If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. During the reporting period there was no impairment loss.

Accumulated Other Comprehensive Income

Accumulated other comprehensive income represents foreign currency translation adjustments.

Accounts Receivable

Accounts receivable and other receivables are recognized and carried at the original invoice amount less an allowance for any uncollectible amount. Allowance is made when collection of the full amount is no longer probable. Management reviews and adjusts this allowance periodically based on historical experience, the current economic climate, as well as its evaluation of the collectability of outstanding accounts. Receivable amounts outstanding more than six months are allowed. The Company evaluates the credit risks of its customers utilizing historical data and estimates of future performance.

Inventory

Inventory consists primarily of raw materials and packaging (which include ingredients and supplies) and finished goods (which include finished juice in our bottling and canning operations). Inventories are valued at the lower of cost or market. We determine cost on the basis of the average cost or first-in, first-out methods.

Revenue Recognition

We recognize revenue upon meeting the recognition requirements of Staff Accounting Bulletin No. 104, Revenue Recognition. Revenue from sales of the Company’s products is recognized upon shipment or delivery to its distributors or end users, depending upon the terms of the sales order, provided that persuasive evidence of a sales arrangement exists, title and risk of loss have transferred to the customer, the sales amount is fixed or determinable and collection of the revenue is reasonably assured. More than 70% of our products are exported either through distributors or to end users. Of this amount, 80% of the revenue is exported through distributors. Our general sales agreement requires the distributors to pay us after we deliver the products to them, which is not contingent on resale to end customers. Our credit terms for distributors with good credit history are from 30 days to 90 days. For new customers, we usually require 100% advance payment for direct export sales. Customer advances are recorded as advances from customers, which are a current liability. Our payment terms with distributors are not determined by the distributor’s resale to the end customer. According to our past collection history, the bad debt rate of our accounts receivable is less than 0.5% and because of our strict quality standards during the production, storage and transportation process we have experienced no returns based on the quality of our products. Our customers have no contractual right to return our products and historically we have not had any products returned. Accordingly, no provision has been made for returnable goods. We are not required to rebate or credit a portion of the original fee if we subsequently reduce the price of our product and the distributor still has right with respect to that product.

Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. The significant areas requiring the use of management estimates include the provisions for doubtful accounts receivable, useful life of fixed assets and valuation of deferred taxes. Although these estimates are based on management’s knowledge of current events and actions management may undertake in the future, actual results may ultimately differ from those estimates.

Property, Plant and Equipment

Property, plant and equipment are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the useful lives of the assets. Major renewals and betterments are capitalized and depreciated; maintenance and repairs that do not extend the life of the respective assets are charged to expense as incurred. Upon disposal of assets, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in income. Depreciation related to property and equipment used in production is reported in cost of sales. Property and equipment are depreciated over their estimated useful lives as follows:

Buildings	20-30 years
Machinery and equipment	10 years
Furniture and office equipment	5 years
Motor vehicles	5 years

Foreign Currency and Comprehensive Income

The accompanying financial statements are presented in U.S. dollars. The functional currency of the PRC is the RMB. The financial statements are translated into U.S. dollars from RMB at year-end exchange rates for assets and liabilities, and weighted average exchange rates for revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

On July 21, 2005, the PRC changed its foreign currency exchange policy from a fixed RMB/USD exchange rate into a flexible rate under the control of the PRC’s government. We use the closing rate method in currency translation of the financial statements of the Company.

RMB is not freely convertible into the currency of other nations. All such exchange transactions must take place through authorized institutions. There is no guarantee the RMB amounts could have been, or could be, converted into U.S. dollars at rates used in translation.

Taxes

Income tax expense is based on reported income before income taxes. Deferred income taxes reflect the effect of temporary differences between assets and liabilities that are recognized for financial reporting purposes and the amounts that are recognized for income tax purposes. In accordance with SFAS No.109, Accounting for Income Taxes, these deferred taxes are measured by applying currently enacted tax laws.

The Company has implemented SFAS No.109 Accounting for Income Taxes, which provides for a liability approach to accounting for income taxes. Deferred income taxes result from the effect of transactions that are recognized in different periods for financial and tax reporting purposes. The Company recorded no deferred tax assets or liabilities as of March 31, 2009, since nearly all differences in tax basis and financial statement carrying values are permanent differences.

Restrictions on Transfer of Assets Out of the PRC

Dividend payments by Shaanxi Tianren and its subsidiaries are limited by certain statutory regulations in the PRC. No dividends may be paid by Shaanxi Tianren without first receiving prior approval from the Foreign Currency Exchange Management Bureau. Dividend payments are restricted to 85% of profits, after tax.

Noncontrolling Interests

    Noncontrolling interests represents the minority stockholders’ proportionate share of 1% of the equity of Shaanxi Tianren and 8.85% of the equity of Shaanxi Qiyiwangguo.

Accounting Treatment of the February 26, 2008 Private Placement

The shares held in escrow as Make Good Escrow Stock will not be accounted for on our books until such shares are released from escrow pursuant to the terms of the Stock Purchase Agreement. During the time such Make Good Escrow Stock is held in escrow, it will be accounted for as contingently issuable shares in determining the diluted EPS denominator in accordance with SFAS 128.

Liquidated damages potentially payable by the Company under the Stock Purchase Agreement and the Registration Rights Agreement were accounted for in accordance with Financial Accounting Standard Board Staff Position EITF 00-19-2. Estimated damages at the time of closing were recorded as a liability and deducted from additional paid-in capital as costs of issuance. Liquidated damages determined later pursuant to the criteria for SFAS 5 were recorded as a liability and deducted from operating income.  Our failure to meet the timetables provided for in the Registration Rights Agreement resulted in the imposition of liquidated damages, which were payable in cash to the Selling Stockholders (pro rata based on the percentage of Series B Stock owned by the Selling Stockholders at the time such liquidated damages shall have incurred), equal to fourteen percent (14%) of the purchase price per annum, payable monthly based on the number of days such failure existed, which amount of liquidated damages, together with all liquidated damages that the Company incurred pursuant to the Registration Rights Agreement, the New Warrants and the Stock Purchase Agreement, was not to exceed an aggregate of eighteen percent (18%) of the amount of the purchase price.

    We initially filed with the SEC the registration statement on March 26, 2008, which date was before the filing date deadline of March 30, 2008 required by the Registration Rights Agreement, because in the opinion of the counsel to the Company, the Company’s audited financials for the fiscal year 2007 were required to be included in the initial registration statement based on the applicable SEC rules. Therefore, we were required to have the registration statement declared effective by the SEC by July 24, 2008 (within 120 days after the initial filing date). On February 5, 2009, the registration statement was declared effective by the SEC.  We recorded liquidated damages of $254,301 in fiscal year 2008 for failure to meet the timetables provided for in the Registration Rights Agreement.

Pursuant to the Exchange Agreement, the Selling Stockholders have agreed to release the Company from its obligations to pay any liquidated damages incurred under the Registration Rights Agreement.

BUSINESS

Business Overview

We are engaged in the production and sale of fruit concentrate, fruit juice beverages, and other fruit related products in the PRC.  Our fruit concentrates, which include apple, pear, and kiwifruit, are primarily exported via distributors to North America, Europe and the Middle East.  We sell our Hedetang branded fruit juice beverages domestically primarily to supermarkets in certain regions of the PRC. At December 31, 2008 our fruit concentrate, fruit juice beverages, and other fruit related products represented 78%, 13%, and 9% of our sales, respectively.

We believe that we are currently one of the only companies able to produce specialty fruit juices in large scale in China and are widely recognized as a leading specialty fruit juice producer.  Specialty fruit juices are juices squeezed from fruits which are grown in a relatively low quantity and include kiwifruit juice, mulberry juice, strawberry juice, and pomegranate juice.

Our competitive advantages lie in our modern equipment and technology employed at our production factories in Shaanxi and Liaoning Provinces, which are located near regional fruit production centers.  Our equipment and technology help ensure product quality, processing cost control and allow us to meet international juice standards such as ISO9001, HACCP and KOSHER. Our location near regional fruit production centers enables us to purchase directly from farmers and avoids the need to transport raw fruits over long distances to our processing facilities, both reducing our transportation expenses and helping us maintain high product quality by preserving freshness and helping us avoid damage to the raw fruit in transit.

During the year ended December 31, 2008, we produced 21,591 tons of fruit juice concentrate, 5,339 tons of fruit beverage and 5,833 tons of fresh and other fruit related products such as kiwifruit seeds and apple aroma. As we expand our current production facilities and acquire other companies in the fruit product industry, we expect our fruit processing capacity and our annual yield to grow to meet increasing customer demand.

Industry and Market Overview

We operate in China’s fast growing fruit juice beverage industry. Due to low labor costs and an abundant supply of fruit, most notably apples, pears, and kiwifruit, China is a large fruit juice concentrate producer and the largest apple juice concentrate producer in the world. Chinese fruit juice concentrates and fruit juice beverage products produced by companies using high-quality equipment are trusted by large-scale international corporations and consumed throughout the world. In addition, marketing strategy and transportation technology improvements have enabled Chinese companies to more effectively market and distribute fruit juice concentrate and fruit juice beverages globally. For example, approximately 70% of apple juice drinks produced in the United States are based on Chinese produced apple juice concentrate.

The global market for processed fruit products has expanded rapidly in the last few years. The general consumption trend has begun to gradually shift from carbonated beverages to pure fruit juice products.  According to The Beverage Digest’s annual “Fact Book,” global demand for non-alcoholic single serve beverages was $106 billion in 2006 and increased 4.1% by volume from 2005 to 2006, while carbonated soft drinks declined in volume in 2005 and 2006 for the first time in 20 years. Likewise, global sales of noncarbonated drinks (tea, coffee, fortified water, juice, sports drinks, milk drinks, and energy drinks) increased by 15% from 2005 to 2006. This indicates that, globally, consumers are becoming increasingly health conscious.

Increasing disposable income combined with the health conscious nature of Chinese consumers is a positive indicator for continued growth in the Chinese fruit juice beverage market. China currently accounts for only 10% of total global fruit juice consumption and the annual per capita fruit juice consumption in China is approximately 1 kilogram. Chinese consumption shows strong growth potential when it is considered that the average annual per capita fruit juice consumption is approximately 40 kilograms in developed international markets.

This rapid growth in the fruit processing industry in China and worldwide has placed significant pressure on producers to increase production capacities while managing increased costs associated with transport logistics and raw materials.  To respond effectively, producers must:

•	utilize modern processing technology to maximize processing capacity and annual yield without significantly increasing production costs;

•	utilize flexible production facilities to respond quickly to market supply and demand and quickly introduce new products to the market; and

•	build or acquire new production facilities near stable sources of raw material that can adequately meet planned processing capacities and annual yield.

Competitive Advantages

Raw Materials Control and Resources Advantages

China has the largest planting area of apples and kiwifruit in the world and Shaanxi Province has the largest planting area of apples and kiwifruit in China. Shaanxi Province’s yield of apples and kiwifruit accounted for approximately 25% and 62%, respectively, of the total output of China in 2008.  We have located our production facilities in Shaanxi Province and Liaoning Province, which also has a large yield of apples and produces the largest amount of high acidity apples in China. We have also assisted farmers located near our production facilities in building and managing their farms, thereby helping to increase output and quality of their products and generating goodwill. For example, we helped to build and provide ongoing assistance to the Qinmei Plantation, a plantation in Shaanxi Province from which we purchased most of our kiwifruit in 2008. Our close proximity to the regional production centers ensures raw material availability and freshness and reduces our fruit purchasing and transportation costs.

Equipment, Technology, and Quality Advantages

We purchase our key production equipment from top-ranking foreign equipment manufacturers, including Flottweg AG in Germany, FBR-ELPO S.P.A in Italy, Bertuzzi Food Processing SRL in Italy and APT Schmidt-Bretten GmbH&Co. KG in Germany. This high quality processing equipment helps ensure product quality, processing cost control and allows us to meet tougher international juice standards.

We have effectively combined two new pressing technologies, complete enzymolysis and multiple step digestive enzymolysis, which allows us to utilize numerous individual processes such as membrane filtration, resin absorption, and low temperature reverse osmosis membrane concentration to increase overall product quality.

We currently utilize seven production processes and technologies. Our processes and technologies are comprised of kiwifruit pulp removal, kiwifruit pulp concentration, cold breakdown, resin discoloration, low temperature reverse osmosis concentration, juice clarification, and pear juice concentration processes and technologies. These processes and technologies have allowed us to slowly gain market share in the fruit concentrate and fruit juice beverage industry, most notably in the kiwifruit market. The ability to remove kiwifruit hair and seeds has differentiated us from our peers.

Product Diversity

Our products include fruit concentrate and fruit juice beverages from apples, pears, kiwifruit, and mulberries. We also sell organic fresh fruit, kiwifruit seed and apple aroma. The ability to produce fruit juice beverages is important when fresh fruit is out of season and fruit concentrate cannot be produced.  Our range of products and production flexibility help us compete in international markets and lessens risks associated with commodity prices, seasonality and consumer preferences.

Operation Team

We have a professional, highly educated, and motivated business administration and technology development team. Our operating managers have an average of more than 10 years of experience in the fruit juice beverage industry. We have established good relationships with several scientific research institutes and experienced consultants that we believe have been instrumental to our growth.  In total, we have more than 10 consultants with relevant industry experience.

Chinese Government Support

The PRC government’s agricultural industrialization policy supports our business. Shaanxi Tianren was awarded the status as a nationally recognized High and New Technology Enterprise in December 2006.  As a result, in 2007 and 2008 we received subsidies from the local government of Shaanxi Province of approximately $500,000 and $316,000, respectively. These subsidies were used to pay research and development expenses. In 2009, the Shaanxi Province government approved a plan to increase the kiwifruit plantation area in the province to 164,609 acres and increase kiwifruit production to 800,000 tons by 2015. In order to achieve this goal, the government plans to provide subsidies to local farmers to enable them to expand the kiwifruit plantation area and to provide to leading kiwifruit processing companies, such as us, rebates on interest paid by such companies on loans payable by them. We have submitted our kiwifruit industrialization development plan to the Shaanxi Province government, which has been approved by the related government department.

Growth Strategy

We have a multi-pronged growth plan to respond to market opportunities.

Increase Our Capacity

We will continue to expand the production capacity of our three existing production facilities. We will also consider acquisition opportunities in order to further expand capacity. We believe there are attractive acquisition opportunities which should allow us to further increase our fruit concentrate and fruit juice beverage market share.

Diversify Our Products

We hope to broaden our fruit product offerings in order to further diversify our product mix. Our strategic focus will be on expanding into fruits with harvesting seasons complementary to our current fruits. This will enable us to expand our squeezing season, thus increasing our annual production of fruit concentrate and fruit juice beverages. In the first quarter of fiscal 2009, we introduced mulberry juice vinegar and kiwifruit juice vinegar in the Chinese market, generating revenue and a gross margin of $348,669 and over 49%, respectively, on these two new products. In addition, we will enhance our research and development activities in order to develop and produce innovative high margin products like polyphenol (an antioxidant compound with beneficial effects on health) from concentrated fruit juice to further diversify our product mix and increase our revenue.

We are continuously evaluating new trends in the markets we serve and the potential demand for new products. Utilizing our flexible production facilities, we can quickly evaluate the viability of new products from a production and profitability perspective.  Continuing to strategically diversify our product line will minimize risk by providing additional revenue and allowing us to allocate our production resources based on seasonal trends and market demand.

Enlarge Our Worldwide Customer Base

We will strive to expand our worldwide customer base by strengthening current relationships with distributors and end users in our existing markets. We also plan to expand upon our customer base by developing new relationships with strategic distributors and end users in markets we have not yet penetrated and adding direct customers in North America.  We have identified several markets in which we would like to increase our sales volume. We anticipate rapidly increasing demand for kiwifruit products in the foreseeable future. Strategic customers such as Cargill, B.V. have indicated interest in purchasing an increasing volume of some of our fruit concentrate. We believe that our relationships with companies such as Nongfu Spring Co. Ltd., HuiYuan Group Co. Ltd. and Lotte Huabang Beverage Co. Ltd. are also strong. We anticipate each of these customers will have higher order volumes in 2009.

Market research has identified several domestic and international markets that possess strong growth opportunities. We hope to slowly gain market share through marketing efforts in these areas. In 2009, we plan to set up a sales center in Los Angeles, California to facilitate the delivery of our products to our customers. We believe focusing on our existing customers while continuing to enter new markets will help us expand our customer base while minimizing business risk.

Focus on Improving Gross Margins

We plan to continue to focus on creating new high margin products in the future to supplement our current product offering. We introduced a new kiwifruit concentrate juice product to the market in the fourth quarter of 2008. The gross margin on our kiwifruit concentrate juice product was 40% in the fourth quarter of 2008, which we believe is higher than the average gross margin for the industry, due to our intellectual property rights on certain kiwifruit juice making processes. We sold 1,488 tons of kiwifruit concentrate juice in the fourth quarter of 2008.

In addition, we are making efforts to improve margins for our fruit juice beverage business segment. We are currently shifting our fruit juice beverage distribution medium towards glass versus plastic bottles. Our gross margin for glass bottles was 38.6% for the fiscal year ended December 31, 2008 versus 14.4% for PET bottles.  We also developed a fruit vinegar beverage in the first quarter of 2009 that has tested very well in the market and has a gross margin of over 49% versus an average gross margin of 20% for our pure fruit beverages.

Increase Sales of Fruit Concentrate and Fruit Juice Beverages in China

Currently, we only market our Hedetang brand fruit juice beverages in certain regions of the PRC market. In the first quarter of 2009 we began to execute our plan to expand the market presence of “Hedetang” over a broader geographic area in China. We plan to implement the following strategies: (1) focus on expanding our glass bottle production line to produce higher margin portable fruit juice beverages targeting consumers in tier 2 (cities with a population over 4.5 million and a per capita gross domestic product of more than $3,000) and tier 3 (cities with a population between 1.5 and 4.5 million people or a per capita gross domestic product of $1,500 to $3,000) Chinese cities; (2) further develop our fruit vinegar beverage distribution and continue to emphasize product innovation; and (3) expand our nationwide fruit juice sales network over the next 3 to 5 years by adding talented marketing and sales personnel.

Increase Focus on the Organic and Green Fruit Concepts

According to the Agricultural Marketing Resource Center (www.agmrc.org/markets), organic food production has grown at a rate of almost 20% per annum for the last 7 years and industry experts are continuing to forecast additional growth. Currently, a portion of the kiwifruit produced on the Qinmei plantation, which supplies our kiwifruit production facility, are organic. We have set a target to transition this kiwifruit plantation to fully organic production within five years. We also plan to establish a fruit and vegetable organic research and development center and a training center by 2010 and to convert our apple production base to become partially organic. We will carry out organic apple planting tests in Shaanxi Province and Liaoning Province in 2009 and 2010, with full conversion targeted within five years.

Products

Our core products are concentrated apple, pear, and kiwifruit juices and are produced from August to March of each year. The squeezing season for (i) apples is from August to March or April of the following year; (ii) pears is from July or August until April of the following year; and (iii) kiwifruit is from September through December of each year. Our non-concentrate products such as fruit juice beverages are produced and sold in all seasons. The ability to produce fruit juice beverages is important when fresh fruit is out of season and fruit concentrate cannot be produced.  Our range of products and production flexibility allows us to diversify our operational risks and supplement our revenue.  Fruit concentrate comprised 78% of 2008 revenue, fruit juice beverages made up 13% and the remaining 9% of revenue consisted of sales of fresh fruit, fruit seeds, and other products.

Fruit Concentrate

Fruit concentrate is manufactured through a multi-stage process, which includes pressing, filtering, sterilizing and evaporating fresh fruits and fruit juices. Fruit concentrate is used as the base ingredient in fruit juice beverages and is also used in other products such as ice cream and fruit wine, and to a lesser extent in cosmetics and medicine. Our fruit concentrate products are made up of three different categories: fruit puree, fruit concentrate puree and concentrated fruit juice.  Fruit puree is prepared from clean, sound fruit that has been washed and sorted prior to processing. The fruit is crushed and pressed, and the pulp of the fruit is kept. We then remove all of the water and some of the pulp from the fruit puree and increase the sugar level in order to produce fruit concentrate puree. Advanced technologies maintain the natural flavors and nutrients of the fruit puree.  Fruit puree and fruit concentrate puree are ideal raw materials used in the production of juices, juice beverages, fruit ice creams, smoothies and health care products. Concentrated fruit juice is made from fruit concentrate puree by removing all of the remaining pulp. Concentrated apple juice and concentrated pear juice are prepared from fresh fruits directly. Concentrated fruit juice can also be combined with other fruit juices for the production of blended fruit juices, canned foods, confectionaries, fruit vinegar beverages and beverage products.  We currently sell apple, pear, and kiwifruit concentrate.

Fruit Juice Beverages

The manufacturing process for fruit juice beverages involves squeezing, filtering, sterilizing and bottling fresh fruit. Our fruit juice beverages are divided into two categories: pure fruit juice and fruit vinegar beverages. We currently produce fruit juice beverages for kiwifruit and mulberry fruit. Pure fruit juice beverages accounted for 12.8% of 2008 revenue. We tested and began marketing fruit vinegar beverages in the first quarter of 2009 and, based on the results, anticipate our fruit vinegar beverages will experience rapid growth in the Chinese market. Fruit vinegar beverages consist of pure fruit juice and vinegar formulated to meet local taste preferences.

Our fruit juice beverages are distributed through two mediums: glass bottles and PET bottles. Over the next three years we plan to fully eliminate PET bottles from our product mix due to the higher production cost involved with PET bottles.

While typically lower margin, fruit juice beverages are an important business segment as fruit juice beverages can be produced year round, versus our fruit concentrate business which experiences seasonality. Our focus on developing new, high margin beverages distributed in glass bottles will allow us to earn gross margins similar to that of our fruit concentrate products.

Other

We also sell fresh fruit, kiwifruit seeds, apple aroma and other products.

The following table contains information regarding the sales of various fruit concentrate, fruit juice beverages and other products since January 1, 2007.

	2008		2007
Products	Amount (tons)	Proportion	Amount (tons)	Proportion
Fruit puree	1,322	4%	591	2%
Fruit concentrate puree	3,937	12%	5,278	18%
Fruit concentrate	15,963	49%	18,371	62%
Fruit juice beverages	5,330	16%	2,514	9%
Fruit vinegar beverages	-		-
Fresh fruits	5,821	18%	2,512	9%
Kiwifruit seeds	160	0.5%	-
Other	160	0.5%	96	-
Total	32,693	100%	29,362	100%

Competition

The markets in which we operate are competitive, rapidly evolving, and subject to shifting customer demands and expectations.  We believe that a number of companies are producing products that compete directly with our product offerings, and some of our competitors have significantly more financial resources than we possess.

Our apple juice concentrate competitors include Sdic Zhounglu Fruit Juice Co., Ltd., Yantainorth Andre (Group) Juice Co., Ltd., Shaanxi Hengxing Fruit Juice, and Shaanxi Haisheng Juice Holdings Co., Ltd.  We also compete with fruit juice companies such as Wahaha, Huiyuan, Nongfu Guoyuan, Tongyi, and Meizhiyuan.

Our competitive advantage is the production of small breed fruit concentrate, such as kiwifruit concentrate. We can produce high quality juice concentrate at a lower cost because of our proximity to fruit farms. Our storage costs are also lower than that of our competitors; however, our low cost structure does not affect our product quality.

Manufacturing

    We own and operate three manufacturing facilities in China; two facilities are located in Shaanxi Province and one facility is located in Liaoning Province. Our three facilities focus on producing single fruit based concentrates and fruit juice beverages. Producing multi-fruit concentrate and fruit juice beverage blends is more costly and time consuming. This strategy allows us to maximize our output and minimize our cost. Our production lines use essentially the same processing method with a few slight variations.

One factory is located in Sanqu Town, Jingyang County, Xianyang City, Shaanxi Province. This factory primarily produces pear concentrate products. The factory occupies an aggregate of approximately 34,476 square meters of land and contains a manufacturing facility. We have implemented the HACCP system, achieved ISO 9001 compliance, and have been recognized with an award for producing Kosher pear concentrate at this factory.  We have 47 years remaining on our land usage right at this facility. Our second factory, located in Shaanxi Province, is located in Siqun Village, Mazhao Town, Zhouzhi County, Xi’an City. Shaanxi Qiyiwangguo, in which we have a 91.15% ownership interest, produces our kiwifruit products. The Shaanxi Qiyiwangguo factory occupies an aggregate of approximately 57,935 square meters of land and contains a manufacturing facility. We have 39 years remaining on our land usage right at this facility. We have implemented the HACCP system, achieved ISO 9001 compliance, and have been recognized with an award for producing Kosher pear concentrate at this factory.  The third factory is located at Hujia Village, Gaotai Town, Suizhong County, Huludao, Liaoning Province. We produce apple concentrate at the Huludao Wonder facility. The factory occupies an aggregate of approximately 86,325 square meters of land and contains factory buildings and machinery. We have 45 years remaining on our land usage right at this facility.  We are ISO 9001 compliant and have implemented HACCP standards at this factory and apple juice produced there has been recognized as Kosher.

Technology in the Production Process

We have recently adopted a number of new technologies for our production processes.

Cold Breakdown

The cold breakdown process is also called cold extraction. In this process, whole fruit is sent to the monomer pulping machine. The initial processing phase removes skin, axis, seeds, and wood particles, after which the pulp is sent to a heat exchanger for sterilization.

Resin Discoloring

Traditional fruit juice concentrating processes are not good at color protection. Color additives affect the quality of the product and hinder sales in international markets. After several rounds of exploratory tests, we developed the new resin absorption discoloring procedure. This new process has a preventative affect on discoloration. This process not only prevents discoloration, but it actually helps improve the pulp and fruit juice color.

Kiwifruit Hair Removal

If the hair on kiwifruit skin is squeezed into pulp juice, it will affect the quality of the pulp juice. Based on cooperation with Xi’an University of Technology, in 2003 and 2004 we developed a hair removal production line for kiwifruit. This innovative production line completely resolved the fruit skin cleansing problem. This technological solution solved a difficult marketing and processing issue.

Kiwifruit Pulp Concentration

Through cooperation with Xi’an University of Technology, we developed a kiwifruit seed removal process. This process resolved the issue of separating fruit flesh and skin during production. Furthermore, valuable kiwifruit seeds, which account for 0.5% of kiwifruit weight, can be easily separated during production. We believe this process is unique to China.

Low Temperature Reverse Osmosis Concentration

Low temperature reverse osmosis concentration is a process of membrane separation. Semi-permeable membranes, such as acetate fiber membrane and polyamide fiber, are most commonly used. Fruit juice can permeate the membrane while other undesirable products are separated from the liquid. We are then able to further increase juice concentration.

Clarification Technology of Concentrated Clear Kiwifruit Juice

Clear kiwifruit juice often becomes clouded. We have adopted a compound enzyme technology to solve this problem.

Raw Materials and Suppliers

China has the largest planting area of apples and kiwifruit in the world. Shaanxi Province, the location of two of our factories, has the largest planting area of apples and kiwifruit in China. The apple and kiwifruit planting area in Shaanxi Province is 1.2 million acres and 68,312 acres, respectively. Pear, pomegranate, strawberry, peach, and cherry yields are also high in Shaanxi Province. We have developed kiwifruit fields with local farmers to ensure a high quality product throughout the production channel. Liaoning Province, the location of our Huludao factory, produces the largest amount of high acidity apples in China.

Our raw materials include:

•	Various fresh fruit, the main raw material for the processing of fruit juice, which are primarily provided by local farmers; and
•	Packing barrels, pectic enzyme, amylase, auxiliary power fuels, and other power sources such as coal, electricity and water.

We purchase raw materials from local markets and fruit growers that deliver directly to our plants. Our raw material supply chain is highly fragmented. Raw fruit prices are highly volatile, therefore fruit concentrate and fruit juice beverage companies generally do not enter into purchasing agreements.

Fresh fruit is the primary raw material needed for the production of our products. The purchase of fresh fruit represents over 47% of our production cost in fiscal 2008. The continuous supply of high quality fresh fruit is necessary for our current operations and our future business growth. We have implemented a fruit purchasing program in areas surrounding our factories. In addition, we organize purchasing centers in rich fruit production areas. This helps farmers deliver fruit to our purchasing agents easily and in a timely manner. We are then able to deliver the fruit directly to our factory for production.

Shaanxi Province is a large agricultural and fruit producing province with sufficient resources to satisfy our raw material needs. The main kiwifruit producing counties are Zhouzhi County and Mei County. The total combined kiwifruit output in these two counties is approximately 300,000 tons per year. This supply adequately satisfies our kiwifruit raw material needs. Shaanxi is also the main pear producing province in China. The pear supply can meet our production requirements. Liaoning Province, China’s epicenter for high acidity apples, can supply enough apples to meet our Liaoning factory’s production needs.

Packing barrels, pectic enzyme and amylase are provided by several different suppliers. We are not dependent on any one supplier or group of suppliers. The Company did not purchase more than 10% of such supplies from any individual vendor in fiscal year 2008 or 2007.

Marketing, Sales, and Distribution

    In 2008, over 69% of the Company’s concentrated fruit juice was exported directly or indirectly.  We utilize two channels for product export; distributors with good credit and direct sale to end users. We have strong relationships with our international distributors and end users in our large international markets (U.S., Europe and the Middle East). We expect international sales will remain a majority of our business in 2009.

We market our products through three primary methods: direct contact with foreign businesses; attendance at international exhibitions; and sales made through trade websites. Our marketing and sales team work closely to maintain a consistent message to our customers. The sales team is divided into three subdivisions. One team focuses on the sale of concentrated fruit juice, another on derivative products, and the last focuses on the sale of fruit juice products.

Our export segment is primarily made up of fruit juice concentrate products. Our international trade department has 13 marketing personnel and is responsible for our sales of fruit juice concentrate. The North American and European markets are big apple and pear concentrate consumers. The U.S. market is a highly mature market with stable growth for apple concentrate. Although we sell to distributors in the PRC and therefore do not know where our exported fruit juice concentrate products are ultimately sold, we believe that the volume of exports to the U.S. of our fruit juice concentrate products has increased annually since 2004. The European market, which we believe has a generally stable consumer base, has been a target market since our inception. Apple concentrate is used to produce many beverages and wines consumed by Europeans. We believe that more than half of our products are exported to Europe. The Middle East is also a target market for our apple juice concentrate.

Fruit juice beverage sales are driven by the Chinese market. Most beverages are sold through provincial level, city level, and county level agents. We also sell directly to hotels, supermarkets, and similar outlets in smaller quantities. Fruit juice beverage sales are conducted by a team of 28 personnel employed by Shaanxi Qiyiwangguo.

Our kiwifruit products (kiwifruit pulp, kiwifruit concentrate pulp, and kiwifruit concentrate juice) are targeted at the European, Southeast Asian, South Korean, Japanese, Middle Eastern, mainland Chinese and Taiwanese markets. The growth of our kiwifruit concentrate and kiwifruit juice beverages has exceeded the growth rate of any other product we offer.

Research and Development

We believe that continuous investment in research and development is a key component to becoming a leader in fruit concentrate and fruit juice beverage quality. As of March 31, 2009, we have an internal research and development team of approximately 41 people, and we retain external experts and research institutions for additional consultation. Our research and development effort emphasizes the design and development of our processing technology with the goal of decreasing processing costs and optimizing our production capabilities.  We intend to continue to invest in research and development to respond to and anticipate customer needs.  For the years ended December 31, 2008 and 2007, our research and development expenses were $449,695 and $30,878, respectively.

During 2008, we commenced construction on the expansion of our research and development center in Xianyang, Shaanxi Province.  This research and development center is expected to be completed by June 30, 2009. Once it is completed, it will provide additional space for our product engineers to conduct research and development to improve the quality and volume of our product lines.

Intellectual Property

We currently use the following seven special production processes and technologies:  kiwifruit pulp removal, kiwifruit pulp concentration, cold breakdown, resin discoloring process, low temperature reverse osmosis concentration, juice clarification, and pear juice concentration.

We have developed a specialized procedure to process high seed content fruit. We are able to remove seeds, hair and skin from the fruit. This is especially useful in strawberry and kiwifruit processing. The removal of seeds, hair and skin increases juice quality and thus increases gross margins.

We have also developed Flow-Through Capacitor membrane, reverse osmosis concentration, and composite biological enzymolysis technology to clarify and remove murkiness from fruit juice. We believe that these are leading technologies in our industry.

We believe that our continued success and competitive status depends largely on our proprietary technology and ability to innovate. We have taken the required measures to protect the confidentiality of our proprietary technologies and processes. We rely on a combination of know-how, patent and trade secret laws, as well as confidentiality agreements to protect our proprietary rights. We will take the necessary action to seek remuneration if we believe our intellectual property rights have been infringed upon. As of March 31, 2009, we held 2 active patents granted by the State Intellectual Property Office of the PRC.

Title: Device for breaking up and separating fruit peel
Patent Number: ZL200620078461.1
Title: Device for removing the filth or fruit peel and fruit hair
Patent Number: ZL200620078460.7

In addition to these 2 active patents, we are applying for another 3 scientific patents for a process in the production of kiwifruit concentrate juice, kiwifruit vinegar beverage and mulberry vinegar beverage. However, we do not have patents on certain other items of intellectual property that we possess.

We also registered one trademark for our Hedetang brand with the Trademark Bureau of the State Administration for Industry and Commerce on November 4, 2005 in the following categories: Category 29, Category 30, Category 31, Category 32 and Category 5. The trademark expires on November 3, 2015 and can be extended upon expiration.

Environment Protection

Each of our three factories is equipped with an industrial waste water processing facility. Our waste water processing facility at the Huludao Wonder factory has a 2,500 tons per day capacity.  Over the past two years, we have increased our Jingyang factory’s waste water processing capacity. The increased waste water processing capacity will enable us to increase fruit juice beverage production capacity in the future while remaining in compliance with the PRC federal and provincial environmental laws.

We also started a technology innovation and expansion project for the industrial waste water processing facility in Zhouzhi County, Shaanxi Province to increase the capacity of waste water processing and recycling.  The expanded industrial waste water processing facility will enable us to increase our production capacity while remaining in compliance with local environmental laws.

Regulation

Our products and services are subject to central government regulation as well as provincial government regulation in Shaanxi and Liaoning Provinces. Business and product licenses must be obtained through application to the central, provincial, and local governments. We are licensed to operate domestically and export product under the laws and regulations set forth by the government of the PRC.

Employees

As of March 31, 2009, we had approximately 357 full-time employees and approximately 95 part-time employees, all of which are located in the PRC. None of our employees are covered by a collective bargaining agreement. We believe that we have a good relationship with our employees.

Company Information

In February 2008, we acquired 100% of the ownership interest in Pacific.  Pacific’s only business is acting as a holding company for Shaanxi Tianren.  Shaanxi Tianren is also the majority owner of our two other operating subsidiaries, Shaanxi Qiyiwangguo and Huludao Wonder.  On May 23, 2008, we amended our Articles of Incorporation and changed our name to SkyPeople Fruit Juice, Inc. to better reflect our new business.

The following chart reflects our organizational structure as of the date of this prospectus:
* Xi’an Qinmei Food Co., Ltd., an entity which is not affiliated with the Company, owns the other 8.85% of the equity interests in Shaanxi Qiyiwangguo.

Our principal executive offices are located at 16F, National Development Bank Tower, No. 2 Gaoxin 1st Road, Xi’an, Shaanxi Province, PRC 710075, and our telephone number is 011-86-29-88377216.  Our website address is www.skypeoplefruitjuice.com.  The information contained on our website or that can be accessed through our website is not part of this prospectus, and investors should not rely on any such information in deciding whether to purchase our Common Stock.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth as of May 31, 2009 the names, positions and ages of our current executive officers and directors. Our directors serve until the next Annual Meeting of Stockholders or until their successors are elected and qualified. Our officers are elected by the Board of Directors and their terms of office are, except to the extent governed by an employment contract, at the discretion of the Board of Directors.

Name of Current Director and/or Executive Officer	Age	Position(s) with the Company
Yongke Xue (2)	42	Director, Chief Executive Officer of the Company
Spring Liu	36	Chief Financial Officer, Secretary of the Company
Xiaoqin Yan	31	Director of the Company
Guolin Wang (1) (2)	45	Director of the Company
Robert B. Fields (1)	70	Director of the Company
Norman Ko (1) (2)	44	Director of the Company
Ke Lu	39	Director and President of Shaanxi Tianren
________________________

(1) Member of Audit Committee.
(2) Member of Compensation Committee.

Yongke Xue. Mr. Xue has been serving as one of our directors since February 26, 2008 upon consummation of a reverse merger transaction. Mr. Xue has served as the Director of Shaanxi Tianren since December 2005. Mr. Xue served as the general manager of Hede from December 2005 to June 2007. Prior to that, he served as the business director of the investment banking division of Hualong Securities Co., Ltd. from April 2001 to December 2005. He also acted as the Vice General Manager of Shaanxi Huaye Foods Co., Ltd. from July 1998 to March 2001. From July 1989 to June 1998, he worked at the Northwestern Materials Bureau of the PLA General Logistics Department. Mr. Xue graduated from Xi’an Jiaotong University with an MBA in 2000. Mr. Xue graduated from National University of Defense Technology in July of 1989 and he majored in Metal Material & Heat Treatment and received a Bachelor’s Degree.

Spring Liu. Ms. Liu has been serving as our CFO since April 14, 2008 and our Secretary since April 25, 2008. Ms. Liu passed all sections of the Uniform Certified Public Accountants Examination in California in March of 2006. Ms. Liu earned a Bachelor of Arts in English degree from the Xi’an Foreign Languages University, China in 1996, and a Bachelor of Science Degree in Accounting, California in 2004. Prior to her appointment as Chief Financial Officer, Ms. Spring Liu served at Trio-Tech International from February 2003 to April  2008 in the following positions: Accountant, Accounting Manager, Financial Reporting Manager, Assistant Corporate Secretary and Corporate Secretary. Her most recent position with Trio-Tech International was Corporate Secretary and Financial Reporting Manager. Ms. Spring Liu is experienced in corporate management and SEC reporting. In addition, she is familiar with the compliance of the U.S. GAAP standards to foreign subsidiaries’ accounting records, and is proficient in adopting strong internal control methods according to the requirements of the Sarbanes-Oxley Act of 2002.

Xiaoqin Yan. Ms. Yan has been serving as one of our directors since April 7, 2008. Ms. Yan is a director of Shaanxi Tianren and has been with the Company since January 2006. From June 2005 to December 2005 Ms. Yan was not employed. From March 2004 to June 2005 Ms. Yan held the position of Manager of Human Resources of Express Worldwide Ltd. Ms. Yan served as the Manager of Logistics of Tianjin Dingyuan International Foods Co., Ltd. from October 1999 to March 2004. Ms. Yan graduated from the Air Force University of Engineering and majored in Computer Technology. In July of 2006 she graduated from PLA Military School and received a Bachelor’s Degree in Business Management.

Guolin Wang. Mr. Wang has been serving as one of our directors since April 7, 2008. Mr. Wang has served as a director of Shaanxi Tianren since October 2005. Since 1996 he has been a professor at the Finance Department of the Management School and the Economics and Finance School of Xi’an Jiaotong University. He previously served as the Director and Chairman of Xi’an Changtian Environmental Protection Engineering Co., Ltd. from February 2006 to June 2007. Mr. Wang acted as the head of the Management School Graduate Office and Chinese-Singapore Management Doctor Center Office of Xi’an Jiaotong University from 1988 to 1996. Mr. Wang graduated from Xi’an Jiaotong University in July 1983. He majored in Electronics & Telecommunication and attained a Bachelor of Science Degree. In July 1983, he attained a Master’s Degree and majored in Management Science and Engineering. He graduated from the University’s School of Economics & Finance in 2006. He majored in Management Science and Engineering and received a Doctorate Degree.

Robert B. Fields. Mr. Fields has been serving as one of our directors since April 25, 2008. Mr. Fields served on the Board of Directors of Dorado Exploration Inc. Since February 15, 2001, Mr. Fields has served as the Chairman of ActForex, Inc., a New York fully hosted management service provider of proprietary software for currency trading with over 20,000 registered traders. From June 2005 through May 31, 2006, Mr. Fields served on the Board of Directors and as Chairman of the Audit Committee of Genoil Inc. (OTCBB: GNOLF.OB). From 1999 to 2002, Mr. Fields was Executive Advisor to Laidlaw Global Corp. (AMEX). In June 2000 Mr. Fields was appointed to the Board of Statmon Technologies, Inc. (OTCBB: STCA) and continues to serve on that board as well as to serve as Chairman of Statmon’s Audit Committee. From 1997 to 1998, Mr. Fields served as Vice Chairman and, from 1997 to 1999, as a director of Laidlaw Ship Funding Ltd. Mr. Fields is currently the President of the Friars National Association Foundation, Inc., a philanthropy of the arts based in New York, and since 1998 Mr. Fields has held various officer positions with the organization. From 1995 to 1998 he was a director of Hospital Staffing Services, Inc. (NYSE), and prior to that Mr. Fields also served as President and CEO of L’Express Inc., a New Orleans based interstate regional airline, EVP of American Finance Group in Boston, and as a director and on the Audit Committee of Flight International Group of Newport News, Virginia, a public company. Additionally, Robert Fields was managing director of Equifund, L.P. Since 1979 he has served as the President of Tradestar Ltd., his wholly owned consulting firm that specializes in asset appreciation. Additionally, since 2006, Mr. Fields has served as the managing member of Petrofields LLC, based in New York. He has been a member of the board of directors for eight public companies and a director of more than a dozen companies.

Norman Ko. Mr. Ko has been serving as one of our directors and Chairman of the Audit Committee and Compensation Committee since April 25, 2008. Mr. Ko has been a Partner of Smith Mandel & Associates, LLP (“Smith Mandel”), a certified public accounting firm in Los Angeles, since July 2007. He was an Assurance Manager of Smith Mandel for more than five years before he was appointed as a partner of that company. Mr. Ko earned a Master of Business Administration from the University of San Francisco in 1989, and a Bachelor of Science Degree from York University, Canada in 1987. He is a member of the American Institute of Certified Public Accountants and a member of the California Society of Certified Public Accountants.

Ke Lu.  Mr. Lu has served as a director and President of Shaanxi Tianren since 2006. Mr. Lu was General Manager of the Ningxia Business Division of Shaanxi Tongda Fruit Juice & Beverage Group Co., Ltd. from October 2004 to March 2006. He was the General Manager and director of Huludao Wonder from December 2003 to October 2004. He served as the General Manager and Deputy Board Chairman of Dalian Purelove Fruit Juice Co., Ltd. from August 1995 to December 2003. Mr. Lu graduated from Dalian Polytechnic University with a Bachelor’s Degree in July 1995, majoring in Food Science and Engineering.

Board Composition

We currently have five directors.  Three of our current directors, Messrs. Wang, Ko, and Fields, are independent directors within the meaning of such term as defined in Section 803 of the American Stock Exchange Company Guide.

Board Committees

Our Board of Directors has established an Audit Committee and a Compensation Committee, each of which operates pursuant to a charter adopted by our Board of Directors. The composition and functioning of all of our committees comply with all applicable requirements of the Sarbanes-Oxley Act and SEC rules and regulations.

Audit Committee.  Messrs. Ko, Fields and Wang currently serve on the Audit Committee, which is chaired by Mr. Ko. Each member of the Audit Committee is “independent” as that term is defined in the rules of the SEC and within the meaning of such term as defined in Section 803 of the American Stock Exchange Company Guide. Our Board of Directors has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Audit Committee. Our Board of Directors has designated Mr. Ko as an “audit committee financial expert,” as defined under the applicable rules of the SEC. The Audit Committee’s responsibilities include:

•	reviewing the financial reports provided by the Company to the SEC, the Company’s stockholders or to the general public;
•	reviewing the Company’s internal financial and accounting controls;
•	recommending, establishing and monitoring procedures designed to improve the quality and reliability of the disclosure of the Company’s financial condition and results of operations;
•	overseeing the appointment, compensation, and evaluation of the qualifications and independence of the Company’s independent auditors;
•	overseeing the Company’s compliance with legal and regulatory requirements;
•	overseeing the adequacy of the Company’s internal controls and procedures to promote compliance with accounting standards and applicable laws and regulations;
•	engaging advisors as necessary; and
•	determining the funding from the Company that is necessary or appropriate to carry out the Committee’s duties.

Compensation Committee. Messrs. Ko, Wang, Xue and Yan  currently serve on the Compensation Committee, which is chaired by Mr. Ko. Each member of the Compensation Committee, except Mr. Xue, is “independent” as that term is defined in the rules of the SEC and within the meaning of such term as defined in Section 803 of the American Stock Exchange Company Guide, a “non-employee director” for purposes of Section 16 of the Exchange Act and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee’s responsibilities include:

•	considering and authorizing the compensation philosophy for the Company’s personnel;
•	monitoring and evaluating matters relating to the compensation and benefits structure of the Company;
•	reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer and other executive officers’ compensation;
•
evaluating the Chief Executive Officer’s and other executive officers’ performance in light of corporate goals and objectives and determining and approving the Chief Executive Officer’s and other executive officers’ compensation based on such evaluation;

•	reviewing and approving all compensation for all the non-employee directors and other employees of the Company and its subsidiaries with a base salary greater than or equal to $100,000;
•	reviewing the terms of the Company’s incentive compensation plans, equity-based plans, retirement plans, deferred compensation plans and welfare benefit plans;
•	reviewing and approving executive officer and director indemnification and insurance matters;
•
reviewing and discussing the Compensation Discussion and Analysis section proposed for inclusion in the Company’s Annual Report on Form 10-K and annual proxy statement with management and recommending to the Board whether such section should be so included;

•	preparing and approving the Committee’s report to be included as part of the Company’s annual proxy statement;
•	evaluating its own performance on an annual basis and reporting on such performance to the Board;
•	reviewing and reassessing the Compensation Committee Charter and submitting any recommended changes to the Board for its consideration; and
•	having such other powers and functions as may be assigned to it by the Board from time to time.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serve as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.

Corporate Governance

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Our code of business conduct and ethics will be available on our website at www.skypeoplefruitjuice.com. We intend to disclose any amendments to the code, or any waivers of its requirements, on our website.

COMPENSATION

Compensation of Named Executive Officers

The Company’s executive officers do not receive any compensation for serving as executive officers of the Company or Pacific, but, except for our Chief Executive Officer, are compensated by and through Shaanxi Tianren.  Our Chief Executive Officer, Yongke Xue, has not received any compensation from the Company or any of its subsidiaries for his services to the Company and its subsidiaries in the past two years. The following table sets forth information concerning cash and non-cash compensation paid by Shaanxi Tianren to the Company’s named executive officers for each of the two fiscal years ended December 31, 2008 and December 31, 2007. No executive officer of the Company, Pacific or Shaanxi Tianren received compensation in excess of $100,000 for either of those two years.

Name and Principal Position	Year Ended	Salary ($)	Bonus ($)	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Yongke Xue	12/31/2007	—	—	—	—	—	—	—	$0
	12/31/2008	—	—	—	—	—	—	—	$0
Spring Liu (1)	12/31/2007	—	—	—	—	—	—	—	—
	12/31/2008	$58,192	—	—	—	—	—	—	$58,192

(1)  Ms. Liu was hired as Chief Financial Officer of the Company in April 2008.

Option and Warrant Grants in Last Fiscal Year; Outstanding Equity Awards

No options or warrants were granted in the last fiscal year and no options or warrants are held by the Company’s executive officers.

Compensation of Directors

The Company’s directors did not receive compensation for their service on the Board of Directors for the fiscal years ended December 31, 2006 and 2007.  Starting in fiscal 2008, we began (i) paying each of our non-employee directors an annual fee of $25,000, (ii) reimbursing our directors for actual, reasonable and customary expenses incurred in connection with the performance of their duties as Board members, and (iii) paying the Chairman of our Audit Committee a fee of $25,000 for his or her service as Chairman.  The following table sets forth information concerning cash and non-cash compensation paid by the Company to our directors during fiscal 2008.

Name	Fees earned or paid in cash ($) (1)	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Yongke Xue	—	—	—	—	—	—	—
Xiaoqin Yan	—	—	—	—	—	—	—
Guolin Wang(2)	—	—	—	—	—	—	—
Robert B. Fields	$25,000	—	—	—	—	—	$25,000
Norman Ko	$25,000	—	—	—	—	—	$25,000

(1)  Cash compensation for Board and committee meeting attendance and service as a committee chairman.

(2)  Mr. Wang is a PRC resident and the Company’s policy is not to provide cash compensation for director services to non-employee directors who are PRC residents. The Company believes that this is a common practice for companies with their primary operations in the PRC.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Related Persons, Promoters and Certain Control Persons

Acquisition of Huludao Wonder

In May, 2007, Hede acquired Huludao Wonder for RMB 48,250,000, or approximately U.S. $6,308,591 based on the exchange rate of June 1, 2007, which, based on a third party valuation, was determined to be fair market value. Yongke Xue, the Chairman of the Board and Chief Executive Officer of the Company, owns 80% of the equity interest in Hede, and Xiaoqin Yan, a director of Shaanxi Tianren, owns the remaining 20%. Immediately following the acquisition, Hede leased to Shaanxi Tianren all of the assets and facilities of Huludao Wonder under a Lease Agreement dated June 2, 2007 between Hede and Shaanxi Tianren (the “Huludao Lease”). The Huludao Lease was for a term of one year from July 1, 2007 to June 30, 2008. The monthly rent under the Huludao Lease was RMB 300,000 per month (approximately $43,972 based on the exchange rate on December 31, 2008). Pursuant to the terms of the purchase agreement, Hede was required to pay the purchase price in installments. Between June and December of 2007, Shaanxi Tianren made various unsecured loans to Hede totaling RMB 31,544,043 (approximately $4,318,381 based on the exchange rate as of December 31, 2007) so that Hede could make the necessary installment payments.

In May 2008, Shaanxi Tianren paid to Hede an aggregate amount of RMB 1,500,000 (approximately $219,861 based on the exchange rate on December 31, 2008) in rent for the period from January to May 2008 pursuant to the Huludao Lease.  In the same month, Shaanxi Tianren assumed Hede’s obligation of RMB 18,000,000 (approximately $2,638,329 based on the exchange rate on December 31, 2008) for the balance of the purchase price for Huludao Wonder.

On May 31, 2008, Shaanxi Tianren entered into a stock transfer agreement (the “Transfer Agreement”) with Hede. Under the terms of the Transfer Agreement, Hede agreed to transfer all its stock ownership of Huludao Wonder to Shaanxi Tianren for a total price of RMB 48,250,000 (approximately $6,308,591 based on the exchange rate as of June 1, 2007). The sale was closed on June 10, 2008. As of May 31, 2008, Shaanxi Tianren had a related party receivable of RMB 48,929,272 from Hede, which was credited against the purchase price (so that Shaanxi Tianren did not pay any cash to Hede for the purchase) and the remaining balance of the loans and advances of RMB 679,272 (approximately $99,564 based on the exchange rate on December 31, 2008) to Hede was repaid to the Company on June 11, 2008.

Barron Partners

On February 26, 2008, simultaneously with our acquisition of Pacific and our related sale of Series B Stock, we entered into an oral agreement with Barron Partners, pursuant to which we issued an aggregate of 615,147 shares of Series B Stock to Barron Partners in exchange for the cancellation of (a) all indebtedness of the Company to Barron Partners under certain outstanding convertible promissory notes issued to Barron Partners during the period from September 30, 2004 to February 2008; and (b) all liquidated damages payable (or which would become payable) to Barron Partners as a result of the Company’s failure to register for resale the shares of the Company’s Common Stock issuable upon conversion of such convertible promissory notes (as called for under certain registration rights agreements between the Company and Barron Partners). The oral agreement was approved by the written consent of the then sole director of the Company in February 2008.

The total amount of principal and accrued interest under all convertible promissory notes which were cancelled aggregated approximately $1,735,286 and the total amount of accrued liquidated damages which were cancelled aggregated approximately $3,320,132. All of the convertible promissory notes bore interest at the rate of 8% per annum and were convertible into shares of our Common Stock at a conversion rate of one share of Common Stock for every $8.21822 of principal converted. The registration rights agreements provided for liquidated damages to accrue at the rate of 36% per annum of the note principal in the event that the registration statements to register the underlying shares were not declared effective by the required deadline.

The number of shares of Series B Stock that were issued to Barron Partners pursuant to the agreement was determined by dividing the aggregate indebtedness cancelled ($5,055,418) by $8.1822 per share (which was the rate at which one share of our Common Stock was issuable for principal under the convertible promissory notes). In lieu of issuing Common Stock, the Company and Barron Partners agreed that Barron Partners would be issued Series B Stock (which, upon consummation of a 1-for-328.72898 reverse stock split on May 23, 2008, became convertible into shares of our Common Stock on a share for share basis).

Erroneous Pacific dividend paid to certain directors of the Company

In May 2008, Pacific erroneously paid $4,916,617 to its former stockholders as the result of a dividend declaration in February 2008. Following the erroneous payment, the monies were then returned to the Company, without interest in June 2008. The recipients of the money were directors of the Company.

On February 4, 2008, the Board of Directors of Shaanxi Qiyiwangguo declared a cash dividend of $2,899,855 to its former shareholders. Since Shaanxi Tianren holds a 91.15% interest in Shaanxi Qiyiwangguo, $2,643,218 was paid to Shaanxi Tianren and $256,637 was paid to its minority interest holders. On the same date, the Board of Directors of Shaanxi Tianren declared a cash dividend of $4,966,280 to its shareholders.  As a result, $4,916,617 was paid to Pacific and $49,663 was paid to Shaanxi Tianren’s minority interest holders. The inter-company dividend was eliminated in the consolidated statement. The dividend paid to minority interest holders was $306,300.

In May 2008, Pacific erroneously paid $4,916,617 to its former shareholders as the result of the dividend declaration by Shaanxi Tianren in February 2008. The monies were then returned to the Company, without interest, in June 2008. Because the recipients of the money were directors of the Company and the erroneous dividend payment was treated as a loan for accounting purposes, the Company may have inadvertently violated Section 13(k) of the Exchange Act in connection with such erroneous dividend payment.

Series B Stock Purchase Agreement

On February 25, 2008, the Company entered into the Stock Purchase Agreement with the Selling Stockholders pursuant to which the Company agreed to issue 2,833,333 shares of Series B Stock and February 2008 Warrants, in exchange for a cash payment in the amount of $3,400,000. Pursuant to the Stock Purchase Agreement, the Company also deposited the Make Good Escrow Stock into an escrow account held by an escrow agent as make good shares in the event the Company’s consolidated pre-tax income and pre-tax income per share, on a fully-diluted basis, for the years ended December 31, 2007, 2008 or 2009, are less than certain pre-determined target numbers.  We achieved our target numbers in 2007 and 2008.  As a result, no shares of Make Good Escrow Stock have been distributed to the Selling Stockholders.

Exchange of February 2008 Warrants for New Warrants

On June 2, 2009, the Company and the Selling Stockholders entered into and consummated the Exchange Agreement pursuant to which the Selling Stockholders exchanged all of the February 2008 Warrants for the New Warrants.  The New Warrants may be exercised at any time through February 24, 2013. The Common Stock being offered by this prospectus are the shares that are issuable to the Selling Stockholders upon exercise of the New Warrants.

As additional consideration for the New Warrants they received, the Selling Stockholders signed a Waiver and Release pursuant to which they (a) released the Company from an obligation to pay them an aggregate of $255,605 in liquidated damages relating to the Company’s failure to have a registration statement covering the resale of shares of the Company’s Common Stock issuable upon the exercise of the February 2008 Warrants and conversion of Series B Stock declared effective by the Securities and Exchange Commission by July 24, 2008 and (b) irrevocably waived their right to receive any Make Good Escrow Stock solely as a result of, and to the extent that, such would be deliverable to them because Pre-Tax Income Per Share for the Company’s fiscal year ending December 31, 2009 (for purposes of determining whether the Company has achieved its target number for such fiscal year) is reduced as a result of any reduction in net income available to common stockholders for such fiscal year and an increase in the weighted average number of shares of Common Stock outstanding during the period due to the issuance and delivery to the Selling Stockholders of the New Warrants in exchange for the February 2008 Warrants.

 Review, Approval or Ratification of Transactions with Related Persons

On September 30, 2008, the Board of Directors of the Company approved a Statement of Policies and Procedures with Respect to Related Party Transactions (the “Policy Statement”) which requires the Audit Committee to review the material facts of all Interested Transactions (defined below), unless an exception applies, and either approve or disapprove of the Company’s entry into the Interested Transaction. If the Audit Committee’s advance approval of an Interested Transaction is not feasible, then the Interested Transaction shall be considered at the Committee’s next regularly scheduled meeting and, if the Audit Committee determines it to be appropriate, ratified.

In determining whether to approve or ratify an Interested Transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Party’s interest in the transaction. Pursuant to the Policy Statement, no director shall participate in any discussion or approval of an Interested Transaction for which he or she is a Related Party, except that the director shall provide all material information concerning the Interested Transaction to the Committee. If an Interested Transaction is ongoing, the Audit Committee may establish guidelines for the Company’s management to follow in its ongoing dealings with the Related Party. Thereafter, the Audit Committee, on at least an annual basis, shall review and assess ongoing relationships with the Related Party to see that they are in compliance with the Audit Committee’s guidelines and that the Interested Transaction remains appropriate.

For purposes of the Policy Statement:

•
an “Interested Transaction” is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved will or may be expected to exceed $50,000 in any calendar year, (2) the Company is a participant, and (3) any Related Party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity); and

•
a “Related Party” is any (a) person who is or was (since the beginning of the last fiscal year for which the Company has filed a Form 10-K and proxy statement, even if he or she does not presently serve in that role) an executive officer, director or nominee for election as a director, (b) greater than 5 percent beneficial owner of the Company’s Common Stock, or (c) immediate family member of any of the foregoing. Immediate family member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee).

Notwithstanding the foregoing, each of the following Interested Transactions shall be deemed to be pre-approved by the Audit Committee, even if the aggregate amount involved exceeds $50,000:

•
Employment of executive officers. Any employment by the Company of an executive officer of the Company if either (i) the related compensation is required to be reported in the Company’s proxy statement under Item 402 of the SEC’s compensation disclosure requirements (generally applicable to “named executive officers”); or (ii) the executive officer is not an immediate family member of another executive officer or director of the Company, the related compensation would be reported in the Company’s proxy statement under Item 402 of the SEC’s compensation disclosure requirements if the executive officer was a “named executive officer”, and the Company’s Compensation Committee approved (or recommended that the Board approve) such compensation;

•
Director compensation. Any compensation paid to a director if the compensation is required to be reported in the Company’s proxy statement under Item 402 of the SEC’s compensation disclosure requirements;

•
Certain transactions with other companies. Any transaction with another company at which a Related Person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed 2 percent of that company’s total annual revenues;

•
Certain Company charitable contributions. Any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a Related Person’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $50,000, or 2 percent of the charitable organization’s total annual receipts;

•
Transactions where all stockholders receive proportional benefits. Any transaction where the Related Person’s interest arises solely from the ownership of the Company’s Common Stock and all holders of the Company’s Common Stock received the same benefit on a pro rata basis (e.g. dividends);

•	Transactions involving competitive bids. Any transaction involving a Related Party where the rates or charges involved are determined by competitive bids;

•
Regulated transactions. Any transaction with a Related Party involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority; and

•
Certain banking-related services. Any transaction with a Related Party involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

SELLING STOCKHOLDERS

This prospectus relates to the offering by the Selling Stockholders of shares of our Common Stock underlying the New Warrants held by the Selling Stockholders identified in the table below. Each of the Selling Stockholders acquired Series B Stock and the February 2008 Warrants to purchase our Common Stock as an investor in the Private Placement. On June 2, 2009, the Selling Stockholders and the Company entered into and consummated an Exchange Agreement pursuant to which, among other things, the Selling Stockholders were issued New Warrants to purchase an aggregate of 6,500,000 shares of our Common Stock. All of the Common Stock offered hereby is issuable to the Selling Stockholders upon exercise of such New Warrants. All of the Selling Stockholders are “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

The table set forth below lists the names of the Selling Stockholders as well as the number of shares of Common Stock underlying the New Warrants acquired by the Selling Stockholders pursuant to the Exchange Agreement, all of which are being offered hereby. Neither of the Selling Stockholders is a broker-dealer or an affiliate of a broker-dealer. Barron Partners LP, one of the Selling Stockholders, beneficially owns approximately 30.3% of our Common Stock and has engaged in certain transactions with the Company since 2004 which are described in the section of this prospectus entitled “Certain Relationships and Related Transactions” on page 72 of this Prospectus. Neither of the Selling Stockholders has or has had within the past three years any position, office, or other material relationship with the Company or any of its predecessors or affiliates.

Each Selling Stockholder may offer for sale all or part of the shares from time to time. The table below assumes that the Selling Stockholders will sell all of the shares offered for sale. A Selling Stockholder is under no obligation, however, to sell any shares immediately pursuant to this prospectus, nor is a Selling Stockholder obligated to sell all or any portion of its shares at any time.
Name of Selling Stockholder	Total Number and Percentage of Shares of Common Stock Beneficially Owned Prior to the Offering (1) (2)			Maximum Number of Shares to be Sold	Total Number and Percentage of Shares Beneficially Owned After the Offering (2)(3)(6)
Barron Partners LP	9,673,971	(4)	30.3%	6,308,824	3,365,147	12.1%
EOS Holdings, LLC	274,509	(5)	1.2%	191,176	83,333	.3%

(1)
As of July 24, 2009, we had outstanding 22,271,786 shares of Common Stock. Under applicable SEC rules, a person is deemed to beneficially own securities which he has the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of another security, and also is deemed to be the “beneficial owner” of a security with regard to which he directly or indirectly has or shares (a) voting power (which includes the power to vote or direct the voting of the security), or (b) investment power (which includes the power to dispose, or direct the disposition, of the security), in each case irrespective of the person’s economic interest in the security. All of the New Warrants and the Stock Purchase Agreement under which the Series B Stock was issued to the Selling Stockholders contain a limitation that the New Warrants or the Series B Stock may not be exercised or converted by the Selling Stockholder to the extent that upon exercise or conversion the number of shares of the Company’s Common Stock beneficially owned by such Selling Stockholder and its affiliates would exceed 4.9% of the outstanding shares of Common Stock on such date. Therefore, for purposes of the Selling Stockholder’s obligation to file a Statement on Schedule 13D pursuant to Section 13(d) of the Exchange Act or reports of beneficial ownership or changes in beneficial ownership under Section 16(a) of the Exchange Act, neither Selling Stockholder is deemed to beneficially own more than 4.9% of the Company’s Common Stock. However, for purposes of this prospectus, we have assumed that each Selling Stockholder beneficially owns all shares of Common Stock issuable upon exercise of the New Warrants and conversion of Series B Stock held by such Selling Stockholder. Each Selling Stockholder has the sole investment and voting power with respect to all shares of Common Stock shown as beneficially owned by such Selling Stockholder.

(2)
In determining the percent of Common Stock beneficially owned by a Selling Stockholder on July 24, 2009, (a) the numerator is the number of shares of Common Stock beneficially owned by such Selling Stockholder, including shares the beneficial ownership of which may be acquired within 60 days through the exercise of the New Warrants, if any, held by that Selling Stockholder, and (b) the denominator is the sum of (i) the 22,271,786 shares of Common Stock deemed outstanding on July 24, 2009, and (ii) the aggregate number of shares of Common Stock that may be acquired by such Selling Stockholder within 60 days upon the conversion of convertible securities and the exercise of the warrants held by the Selling Stockholder.

(3)	Assumes the sale of all shares offered by the Selling Stockholders.

(4)
Consists of 6,308,824 shares of Common Stock issuable upon exercise of the New Warrants and 3,365,147 shares of Common Stock issuable upon conversion of Series B Stock. Andrew Worden, Chairman and CEO of Barron Partners, has power to vote or to dispose of the securities offered for resale by Barron Partners.

(5)
Consists of 191,176 shares of Common Stock issuable upon exercise of the New Warrants and 83,333 shares of Common Stock issuable upon conversion of Series B Stock. Jon Carnes, the President of EOS Holdings, LLC, has power to vote or to dispose of the securities offered for resale.

(6)

Assumes all New Warrants to purchase an aggregate of 6,500,000 shares of the Company’s Common Stock are exercised in cash and the shares of Common Stock issued upon exercise of the New Warrants are sold by the Selling Stockholders.

PRINCIPAL STOCKHOLDERS

The following table provides information concerning beneficial ownership of our capital stock as of July 24, 2009, and as adjusted to reflect the sale of shares of Common Stock in this offering, by:

•	each stockholder, or group of affiliated stockholders, who owns more than 5% of our outstanding capital stock;
•	each of our named executive officers;
•	each of our directors; and
•	all of our directors and executive officers as a group.

The following table lists the number of shares and percentage of shares beneficially owned based on 22,271,786 shares of Common Stock outstanding as of July 24, 2009 and 28,771,786 shares of Common Stock outstanding upon the completion of this offering.

Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Shares of Common Stock subject to options and warrants currently exercisable or exercisable within 60 days of July 24, 2009 or issuable upon conversion of convertible securities which are currently convertible or convertible within 60 days of July 24, 2009 are deemed outstanding and beneficially owned by the person holding those options, warrants or convertible securities for purposes of computing the number of shares and percentage of shares beneficially owned by that person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons or entities named have sole voting and investment power with respect to all shares of our Common Stock shown as beneficially owned by them.

Unless otherwise indicated in the footnotes, the principal address of each of the stockholders below is c/o SkyPeople Fruit Juice, Inc., 16F, National Development Bank Tower, No. 2 Gaoxin 1st Road, Xi’an, Shaanxi Province, PRC 710075.

	Shares Beneficially Owned
			Percent
Name of Beneficial Owner	Number		Before Offering	After Offering (5)

5% Stockholders
Hongke Xue	17,604,939	(1)	79.0%	61.2%
Barron Partners LP	9,673,971	(2)	30.3%	12.1%
Lin Bai	2,200,617	(3)	9.9%	7.9%
Sixiao An	2,200,617	(4)	9.9%	7.9%

Directors and Named Executive Officers
Yongke Xue	-		-	-
Spring Liu	-		-	-
Yiaoqin Yan	-		-	-
Guolin Wang	-		-	-
Norman Ko	-		-	-
Robert B. Fields	-		-	-
All current directors and executive officers as a group (6 persons)	-		-

(1)
Consists of 17,604,939 shares owned of record by Fancylight Limited, a British Virgin Islands company (“Fancylight”). Fancylight and Hongke Xue have entered into a Call Option Agreement pursuant to which Mr. Xue has the right to acquire all of such shares. Fancylight and Mr. Xue have also entered a Voting Trust Agreement, dated as of February 25, 2008, under which Mr. Xue has been appointed as voting trustee under a voting trust created with respect to all of such shares. Therefore, Mr. Xue may be deemed to be the sole beneficial owner of such shares.

(2)
Consists of (a) 6,308,824 shares of our Common Stock issuable upon exercise of the New Warrants and (b) an aggregate of 3,365,147 shares of our Common Stock issuable upon conversion of Series B Stock. The address for Barron Partners is 730 Fifth Avenue, 9th Floor, New York, New York 10019.

(3)
Consists of 2,200,617 shares owned by China Shaanxi Tianren Organic Food Holding Company Limited, as attorney-in-fact for certain persons. China Shaanxi Tianren Organic Food Holding Company Limited (“Organic”) is a British Virgin Islands company. Organic and Lin Bai have entered into a Voting Trust and Escrow Agreement dated as of February 25, 2008 pursuant to which Lin Bai has been appointed as voting trustee under a voting trust created with respect to all of such shares. Therefore, Lin Bai may be deemed to be the sole beneficial owner of such shares.

(4)
Consists of 2,200,617 shares owned by Winsun Limited, as attorney-in-fact for certain persons. Winsun Limited (“Winsun”) is a British Virgin Islands company. Winsun and Sixiao An have entered into a Voting Trust and Escrow Agreement dated as of February 25, 2008 pursuant to which Sixiao An has been appointed as voting trustee under a voting trust created with respect to all of such shares. Therefore, Sixiao An may be deemed to be the sole beneficial owner of such shares.

(5)
Assumes all New Warrants to purchase an aggregate of 6,500,000 shares of the Company’s Common Stock are exercised  in cash and the shares of Common Stock issued upon exercise of the New Warrants are sold by the Selling Stockholders.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 100,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, 1,000,000 of which have been designated as Series A Stock and 7,000,000 of which have been designated as Series B Stock. The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our Amended and Restated Articles of Incorporation, By-laws and the Certificates of Designations, Preferences and Rights of the Series A Stock and the Series B Stock, which are filed as exhibits to the registration statement, and applicable provisions of Florida law.

As of June 3, 2009, there were 22,271,786 shares of our Common Stock outstanding held by approximately 89 stockholders of record, no shares of our Series A Stock outstanding, 3,448,480 shares of our Series B Stock outstanding (not including 2,000,000 shares deposited with an escrow agent as Make Good Escrow Stock, which shares are not considered to be outstanding for financial statement purposes) held by two stockholders of record and outstanding warrants to purchase 6,500,000 shares of our Common Stock.

Common Stock

Holders of shares of our Common Stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Except if a greater plurality is required by the express requirements of law or the Company’s Amended and Restated Articles of Incorporation, the affirmative vote of a majority of the shares of voting stock represented at a meeting of stockholders at which there shall be a quorum present shall be required to authorize all matters to be voted upon by the stockholders of the Company. According to our charter documents, holders of our Common Stock do not have preemptive rights and are not entitled to cumulative voting rights. There are no conversion or redemption rights or sinking funds provided for our stockholders. Shares of our Common Stock share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available for distribution as dividends. In the event of a liquidation, dissolution or winding up of the Company, the holders of our Common Stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. All of the outstanding shares of our Common Stock are fully paid and non-assessable.

Series A Convertible Preferred Stock

In connection with a share exchange transaction (the "Share Exchange"), we designated 1,000,000 shares of Series A Stock out of our total authorized number of 10,000,000 shares of preferred stock. The rights and preferences of the Series A Stock are set forth in the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock which we filed with the Secretary of State of Florida on February 22, 2008. On May 23, 2008, in connection with a 1-for-328.72898 reverse stock split of our Common Stock, all of the outstanding shares of Series A Stock were immediately and automatically converted into shares of our Common Stock without any notice or action required by us or by the holders of Series A Stock or Common Stock. In accordance with such mandatory conversion, each holder of Series A Stock received 22.0062 shares of the Company’s fully paid and non-assessable Common Stock for every one (1) share of Series A Stock held by such holder.  Accordingly, there are no longer any shares of our Series A Stock outstanding or authorized for issuance.

Series B Convertible Preferred Stock

In connection with the Share Exchange and the Stock Purchase Agreement, we designated 7,000,000 shares of Series B Stock out of our total authorized number of 10,000,000 shares of preferred stock. The rights and preferences of the Series B Stock are set forth in the Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock, which we filed with the Secretary of State of Florida on February 22, 2008. The following is a summary of the rights and preferences:

No Dividends. No dividends are payable with respect to the Series B Stock and no dividends can be paid on our Common Stock so long as the Selling Stockholders collectively own at least 20% of Series B Stock issued pursuant to the Stock Purchase Agreement.

Voting Rights. The Series B Stock shall have no voting rights, except as required by Florida law. However, so long as any shares of Series B Stock are outstanding, we cannot, without the affirmative approval of the holders of 75% of the shares of the Series B Stock then outstanding:

(a) alter or change adversely the powers, preferences or rights given to the Series B Stock or alter or amend the Certificate of Designations of the Series B Stock;

(b) authorize or create any class of stock (other than Series A Stock) ranking as to dividends or distribution of assets upon a liquidation senior to or otherwise pari passu with the Series B Stock, or any series of preferred stock possessing greater voting rights or the right to convert at a more favorable price than the Series B Stock;

(c) amend our Amended and Restated Certificate of Incorporation or other charter documents in breach of any of the provisions hereof;

(d) increase the authorized number of shares of Series B Stock or the number of authorized shares of preferred stock.

Liquidation Preference. Upon liquidation, the holders are entitled to receive $1.20 per share (out of available assets) before any distribution or payment can be made to the holders of any junior securities.

Conversion at Option of Holder. Upon effectiveness of the reverse split of our Common Stock on May 23, 2008, each share of Series B Stock became convertible at any time into one share of Common Stock at the option of the holder. If the conversion price (initially $1.20) is adjusted, the conversion ratio will likewise be adjusted and the new conversion ratio will be determined by multiplying the conversion ratio in effect by a fraction, the numerator of which is the conversion price in effect before the adjustment and the denominator of which is the new conversion price.

Automatic Conversion on Change of Control. In the event of a “change of control,” the shares of Series B Stock will be automatically converted into Common Stock. A “change in control” means a consolidation or merger of the Company with or into another company or entity in which we are not the surviving entity or the sale of all or substantially all of our assets to another company or entity not controlled by our then existing stockholders in a transaction or series of transactions.

4.9% Beneficial Ownership Limitation. Except in certain circumstances, the right of the holder to convert the Series B Stock is subject to a 4.9% ownership limitation, with the result we shall not effect any conversion of the Series B Stock, and the holder has no right to convert any portion of the Series B Stock, to the extent that after giving effect to such conversion, the holder (together with the holder’s affiliates) would beneficially own in excess of 4.9% of the number of shares of our Common Stock outstanding immediately after giving effect to such conversion. Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and Regulation 13d-3 thereunder. The 4.9% limitation may not be waived or amended.

Liquidated Damages for Failing to Timely Deliver Certificates. If we fail to deliver the appropriate stock certificates within three trading days of the conversion date, we are required to pay the holder, in cash, liquidated damages the amount by which (x) the holder’s total purchase price (including brokerage commissions, if any) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such holder was entitled to receive from the conversion at issue, multiplied by (2) the price at which the sell order giving rise to such purchase obligation was executed.

Stock Dividends and Stock Splits. Appropriate adjustments will be made to the conversion ratio in the event of a stock dividend, stock distribution, stock split or reverse stock split or reclassification with respect to the outstanding shares of our Common Stock.

Price Adjustment; Full Ratchet. From and after February 26, 2008 and until such time as the Selling Stockholders collectively own less than 20% of the Series B Stock, except for certain exempt issuances not to exceed 5% of the outstanding shares of our Common Stock for every two year period, certain issuances as to which price adjustment has already been made, in the event we issue Common Stock at a price, or issue warrants, options, convertible debt or equity securities with an exercise price per share or conversion price which is less than the conversion price then in effect, then the conversion price will be reduced, concurrently with such issue or sale, to such lower price.

Fundamental Transaction. If we effect a merger, sell all or substantially all of our assets, any tender offer or exchange offer is completed pursuant to which holders of our Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or we effect any reclassification of our Common Stock or any compulsory share exchange pursuant to which our Common Stock is effectively converted into or exchanged for other securities, cash or property (each a “fundamental transaction”), then on subsequent conversion of the Series B Stock, the holder has the right to receive, for each share of our Common Stock that would have been issuable on such conversion absent such fundamental transaction, the same kind and amount of securities, cash or property as the holder would have been entitled to receive on the occurrence of the fundamental transaction as if the holder had been, immediately prior to such fundamental transaction, the holder of Common Stock.

Undesignated Preferred Stock

Our Board of Directors is authorized under our Amended and Restated Articles of Incorporation to provide for the issuance of 10,000,000 shares of preferred stock. The preferred stock may be issued from time to time in one or more series. The Board of Directors has designated 7,000,000 of such shares as Series B Stock, the terms of which are summarized above. The Board of Directors has also designated 1,000,000 of such shares as Series A Stock.  An aggregate of 2,000,000 additional shares of authorized preferred stock may still be designated by the Company’s Board of Directors by filing a certificate of designations under Florida law to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof without any further vote or action by the stockholders. Any shares of preferred stock so issued are likely to have priority over our Common Stock with respect to dividend or liquidation rights.

The existence of authorized but unissued shares of preferred stock may enable our Board of Directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our Board of Directors were to determine that a takeover proposal is not in the best interests of our stockholders, our Board of Directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our Amended and Restated Articles of Incorporation grant our Board of Directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of Common Stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us. The Board of Directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized preferred stock, unless otherwise required by law.

Transfer Agent and Registrar

As of the date of this prospectus, the registrar and transfer agent for the Company’s capital stock is Holladay Stock Transfer, 2939 North 67th Place, Scottsdale, Arizona 85251 and its main telephone number is 480-481-3940.  Effective July 31, 2009 the transfer agent for the Company's Common Stock will be Continental Stock Transfer & Trust Company ("Continental"), 17 Battery Place, New York, New York, 10004.  The main telephone number of Continental is 212-509-4000.

Anti-Takeover Effects of Florida Law and Provisions of Our Certificate of Incorporation and Bylaws

Stockholders’ rights and related matters are governed by Florida corporate law, our Amended and Restated Articles of Incorporation and our By-laws. Certain provisions that may have the effect of delaying, deferring or preventing another party from acquiring control of the Company are described below.

Florida Law

Certain provisions of the Florida Business Corporation Act may discourage or have the effect of delaying or deferring potential changes in control of the Company.  Specifically, the Florida Control Share Act (the “FCSA”) generally provides that shares acquired in a control share acquisition will not possess any voting rights unless such voting rights are approved by a majority of the corporation’s disinterested stockholders. A “control share acquisition” is an acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares of a publicly held Florida corporation. “Control shares” are shares which, except for the FCSA, would have voting power that, when added to all other shares owned by a person or in respect to which such person may exercise or direct the exercise of voting power, would entitle such person immediately after acquisition of such shares, directly or indirectly, alone or as part of a group, to exercise or direct the exercise of voting power in the election of directors within any of the following ranges: (i) at least 20% but less than 33.33% of all voting power; (ii) at least 33.33% but less than a majority of all voting power; or (iii) a majority of all voting power.

Under the FCSA, a Florida corporation may expressly opt out of the application of the terms of the FCSA in its bylaws, in which case the shares acquired in a control share acquisition will automatically possess full voting rights without the requirement of the approval of a majority of the corporation’s disinterested stockholders. We have not opted out of the FCSA in our bylaws.

PLAN OF DISTRIBUTION

The Selling Stockholders identified in this prospectus may offer and sell up to an aggregate of 6,500,000 shares of our Common Stock issuable to them upon the exercise of the New Warrants. The Selling Stockholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices.

The Selling Stockholders may sell all or a portion of the shares of Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the Selling Stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. In the event any underwriter, broker-dealer or agent that is a member of the Financial Industry Regulatory Authority, Inc., or FINRA, participates in a public offering of the securities that are the subject of this prospectus, the maximum commission or discount to be received by any such FINRA member or independant broker-dealer will not be greater than 8% of the gross offering proceeds from securities offered with this prospectus.  The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

• on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
• in the over-the-counter market;
• in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
• through the writing of options, whether such options are listed on an options exchange or otherwise;
• ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
• block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
• purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
• an exchange distribution in accordance with the rules of the applicable exchange;
• privately negotiated transactions;
• short sales;
• sales pursuant to Rule 144;
• broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;
• a combination of any such methods of sale; and
• any other method permitted pursuant to applicable law.

If the Selling Stockholders effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of Common Stock or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The Selling Stockholders may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Stockholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.

The Selling Stockholders and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Stockholder will sell any or all of the shares of Common Stock registered pursuant to the shelf registration statement of which this prospectus is a part.

The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the Selling Stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

We have agreed to pay all expenses of the registration of the shares of Common Stock including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a Selling Stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Stockholders against liabilities, including some liabilities under the Securities Act, in accordance with our agreement to register the shares, or the Selling Stockholders will be entitled to contribution. We may be indemnified by the Selling Stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the Selling Stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

Once sold under the registration statement of which this prospectus is a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the shares of Common Stock offered by this prospectus will be passed upon for us by Guzov Ofsink, LLC, New York, New York.

EXPERTS

The financial statements appearing in this prospectus and registration statement have been audited by Child, Van Wagoner & Bradshaw, PLLC (“Child, Van Wagoner”), an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

Dismissal of Tarvaran Askelson & Company, LLP and Appointment of Child, Van Wagoner & Bradshaw, PLLC

The Company elected to terminate its engagement of Tarvaran Askelson & Company, LLP (“Tarvaran”) as the independent registered public accounting firm responsible for auditing the Company’s financial statements. The termination, which was effective as of March 5, 2008, was approved by the Company’s Board of Directors.

Tarvaran’s report on the Company’s financial statements as of September 30, 2007 and year then ended did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles with the exception that Tarvaran’s audit report contained an explanatory note which raised substantial doubt as to the ability of the Company to continue as a going concern. During the two most recent fiscal years and any subsequent interim period prior to the termination of Tarvaran, the Company did not have any disagreements with Tarvaran on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Tarvaran, would have caused it to make reference to the subject matter of the disagreements in connection with its report.

During the two most recent fiscal years and any subsequent interim period prior to the termination of Tarvaran, Tarvaran did not advise the Company of any of the following:

(a) that the internal controls necessary for the Company to develop reliable financial statements did not exist;

(b) that information had come to Tarvaran’s attention that had led it to no longer be able to rely on management’s representations or that had made it unwilling to be associated with the financial statements prepared by management; or

(c) that Tarvaran needed to expand significantly the scope of its audit, or that information had come to Tarvaran’s attention that if further investigated may: (i) materially impact the fairness or reliability of either a previously issued audit report or the underlying financial statements, or the financial statements issued or to be issued covering the fiscal period(s) subsequent to the date of the most recent financial statements covered by an audit report (including information that would have prevented it from rendering an unqualified audit report on those financial statements), or (ii) cause it to be unwilling to rely on management’s representations or be associated with the Company’s financial statements.

The Company has engaged Child, Van Wagoner to serve as the independent registered public accounting firm responsible for auditing the Company’s financial statements. The engagement, which was effective as of March 5, 2008, was approved by the Company’s Board of Directors.

The Company consulted with Child, Van Wagoner in connection with (a) the Company’s acquisition of all of the capital stock of Pacific on February 26, 2008, and (b) the filing by the Company on March 3, 2008 of a Current Report on Form 8-K to report the acquisition and related matters, which Current Report contained financial statements of Pacific (A) as of December 31, 2007 and 2006 and for the years then ended, audited by Child, Van Wagoner and containing their report thereon and (B) as of March 31, 2008 and the three months ended March 31, 2008 and March 31, 2007.

Except as set forth in the immediately preceding paragraph, neither the Company nor anyone on behalf of the Company consulted Child, Van Wagoner during the two most recent fiscal years and any subsequent interim period prior to engaging Child, Van Wagoner, regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report was provided to the Company nor oral advice was provided that the Company concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in paragraph (a)(1)(iv) and the related instructions of Item 304 of Regulation S-K) or a reportable event (as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K).

Dismissal of Mendoza Berger & Company LLP and Appointment of Tarvaran Askelson & Company LLP

On May 15, 2007 the Company elected to terminate its engagement of Mendoza Berger & Company LLP as the independent registered public accounting firm responsible for auditing the Company’s financial statements. The termination was approved by the Company’s Board of Directors.

Mendoza Berger & Company LLP’s report on the Company’s financial statements for the two years ended September 30, 2006 and 2005 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles with the exception that Mendoza Berger & Company LLP’s Audit Reports contained an explanatory note that raised substantial doubt as to the ability of the Company to continue as a going concern. During the Company’s two fiscal years ended September 30, 2006 and 2005 and the subsequent interim period ended December 31, 2006 which preceded the termination of Mendoza Berger & Company LLP, the Company did not have any disagreements with Mendoza Berger & Company LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Mendoza Berger & Company LLP, would have caused it to make reference to the subject matter of the disagreements in connection with its report.

During the Company’s two fiscal years ended September 30, 2006 and 2005 and the subsequent interim period ended December 31, 2006 which preceded the termination of Mendoza Berger & Company LLP, other than as is set forth herein, Mendoza Berger & Company LLP did not advise the Company of any of the following:

(a) that the internal controls necessary for the Company to develop reliable financial statements did not exist;

(b) that information had come to Mendoza Berger & Company LLP’s attention that had led it to no longer be able to rely on management’s representations, or that had made it unwilling to be associated with the financial statements prepared by management;

(c) that Mendoza Berger & Company LLP needed to expand significantly the scope of its audit, or that information had come to Mendoza Berger & Company LLP’s attention that if further investigated may: (i) materially impact the fairness or reliability of either a previously issued audit report or the underlying financial statements, or the financial statements issued or to be issued covering the fiscal period(s) subsequent to the date of the most recent financial statements covered by an audit report (including information that would have prevented it from rendering an unqualified audit report on those financial statements), or (ii) cause it to be unwilling to rely on management’s representations or be associated with the Company’s financial statements; or

(d) that information had come to Mendoza Berger & Company LLP’s attention that it had concluded materially impacted the fairness or reliability of either: (i) a previously issued audit report or the underlying financial statements, or (ii) the financial statements issued or to be issued covering the fiscal period subsequent to the date of the most recent financial statements covered by an audit report (including information that, unless resolved to Mendoza Berger & Company LLP’s satisfaction, would prevent it from rendering an unqualified audit report on those financial statements, except as indicated above).

On May 15, 2007, the Company engaged Tarvaran Askelson & Company, LLP to serve as the independent registered public accounting firm responsible for auditing the Company’s financial statements for the fiscal year ending September 30, 2007. The engagement was approved by the Company’s Board of Directors.

Neither the Company nor anyone on behalf of the Company consulted Tarvaran Askelson & Company, LLP during the two prior fiscal years and any subsequent interim period prior to engaging Tarvaran Askelson & Company, LLP, regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report was provided to the Company nor oral advice was provided that the Company concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in paragraph (a)(1)(iv) and the related instructions of Item 304 of Regulation S-K) or a reportable event (as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K).

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 (File No. 333-149896) under the Securities Act, as amended, with respect to the shares of Common Stock we are offering by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our Common Stock, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

The registration statement and other information may be read and copied at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site (HTTP://WWW.SEC.GOV) that contains the registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the SEC such as us.

You may also read and copy any reports, statements or other information that we have filed with the SEC at the addresses indicated above and you may also access them electronically at the web site set forth above. These SEC filings are also available to the public from commercial document retrieval services.

SKYPEOPLE FRUIT JUICE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS, UNAUDITED
	March 31,	December 31,
	2009	2008
ASSETS	(Unaudited)

CURRENT ASSETS
Cash and equivalents	$23,243,078	$15,274,171
Accounts receivable	5,011,043	11,610,506
Other receivables	225,640	297,394
Inventories	2,312,116	1,844,397
Prepaid expenses and other current assets	904,368	1,087,076
Total current assets	31,696,245	30,113,544

PROPERTY, PLANT AND EQUIPMENT, Net	19,930,452	20,406,967
LAND USAGE RIGHTS (Note 10)	6,353,266	6,404,771
OTHER ASSETS	2,299,914	2,362,049
TOTAL ASSETS	$60,279,877	$59,287,331

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$1,501,521	$663,092
Accrued expenses	1,341,469	1,657,437
Accrued liquidated damages	254,301	254,301
Related party payables	-	23,452
Income taxes payable	658,700	1,450,433
Advances from customers	1,404,299	1,375,460
Short-term notes payable	11,239,737	11,256,871
Total current liabilities	16,400,027	16,681,046

	-
TOTAL LIABILITIES	16,400,027	16,681,046

EQUITY
SkyPeople Fruit Juice, Inc. stockholders’ equity:
Preferred Stock, $0.001 par value; 10,000,000 shares authorized 3,448,480 Series B Preferred Stock issued and outstanding as of March 31, 2009 and December 31, 2008, respectively	3,448	3,448
Common Stock, $0.01 par value; 100,000,000 shares authorized 22,271,786 shares issued and outstanding as of March 31, 2009 and December 31, 2008, respectively	222,717	222,717
Additional paid-in capital	13,791,724	13,791,724
Accumulated retained earnings	23,708,370	22,468,934
Accumulated other comprehensive income	4,479,718	4,573,143
Total SkyPeople Fruit Juice, Inc. stockholders' equity	42,205,977	41,059,966
Noncontrolling interests	1,673,873	1,546,319
TOTAL EQUITY	43,879,850	42,606,285
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$60,279,877	$59,287,331

See accompanying notes to condensed consolidated financial statements.

SKYPEOPLE FRUIT JUICE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME,
UNAUDITED
	Three Months Ended
	March 31,	March 31,
	2009	2008
	(Unaudited)	(Unaudited)

Revenue	$6,671,061	$8,850,584
Cost of Sales	3,746,159	6,990,966
Gross Profit	2,924,902	1,859,618

Operating Expenses
General and administrative	411,904	566,714
Selling expenses	273,588	241,345
Research and development	275,510	7,477
Total operating expenses	961,002	815,536

Income from Operations	1,963,900	1,044,082

Other Income (Expense)
Interest expense	(226,396)	(59,028)
Interest income	7, 316	6,164
Subsidy income	87,800	-
Other income (expense)	(40)	238,956
Total other income (expense)	(131,320)	186,092

Income Before Income Taxes	1,832,580	1,230,174

Income Tax Provision	493,870	130,520

Net Income	1,338,710	1,099,654
Less: Net income attributable to noncontrolling interests	99,274	47,835
NET INCOME ATTRIBUTABLE TO SKYPEOPLE FRUIT JUICE, INC.	$1,239,436	$1,051,819

Earnings Per Share:
Basic earnings per share	$0.04	$0.04
Diluted earnings per share	$0.04	$0.04

Weighted Average Shares Outstanding:
Basic	22,271,684	22,485,118
Diluted	28,394,863	27,907,889

Comprehensive Income:
Net income	$1,338,710	$1,099,654
Foreign currency translation adjustment	(93,425)	1,420,300

Comprehensive Income	$1,245,285	$2,519,954
Comprehensive income attributable to the noncontrolling interest	(127,554)	(47,835)
Comprehensive Income Attributable to SkyPeople Fruit Juice, Inc.	$1,117,731	$2,472,119

See accompanying notes to condensed consolidated financial statements.

SKYPEOPLE FRUIT JUICE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS, UNAUDITED
	March 31,	March 31,
	2009	2008
	(Unaudited)	(Unaudited)
Cash Flow from Operating Activities
Net income	$1,239,436	$1,051,819
Adjustments to reconcile net income to net cash flow provided by operating activities
Bad debt expenses	1,130	-
Depreciation and amortization	487,158	714,647
D Earnings attributable to noncontrolling interests	99,274	47,835
Changes in operating assets and liabilities,
net of acquisition effects
Accounts receivable	6,580,392	(2,470,381)
Other receivables	71,292	(158,285)
Prepaid expenses and other current assets	239,570	3,340
Inventories	(470,472)	1,054,021
Accounts payable	839,339	1,053,211
Accrued expenses and other current liabilities	710,238	(239,362)
Advances from customers	30,929	(304,904)
Taxes payable	(1,549,833)	45,262
Net cash provided by operating activities	8,278,453	797,203

Cash Flow from Investing Activities
Loan advanced to related parties	-	(1,758,745)
Additions to property, plant and equipment	-	(154,458)
Net cash (used in) investing activities	-	(1,913,203)

Cash Flow from Financing Activities
Proceeds from stock issuance	-	3,216,667
Proceeds from bank loans	-	1,144,900
Repayments of related party loan	-	(66,236)
Net cash provided by financing activities	-	4,295,331

Effect of Changes in Exchange Rate	(309,546)	170,044

NET INCREASE IN CASH	7,968,907	3,349,375
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	15,274,171	4,094,238
CASH AND CASH EQUIVALENTS, END OF PERIOD	$23,243,078	$7,443,613
Supplementary Information of Cash Flows
Cash paid for interest	$1,283,303	$
(1) Cash paid for taxes	$226,396	$
(2) Dividend Payable to Noncontrolling Interests	$-	$303,118
(3) (Noncontrolling interest balance was offset by the dividend payable)

See accompanying notes to condensed consolidated financial statements.

 SKYPEOPLE FRUIT JUICE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.	CORPORATE INFORMATION

SkyPeople Fruit Juice, Inc. (“SkyPeople” or the “Company”), formerly Entech Environment Technology, Inc., was formed in June 1998 under the laws of the State of Florida. From July 2007 until February 26, 2008, our operations consisted solely of identifying and completing a business combination with an operating company and compliance with our reporting obligations under federal securities laws.

Between February 22, 2008 and February 25, 2008, we entered into a series of transactions whereby we acquired 100% of the ownership interest in Pacific Industry Holding Group Co., Ltd. (“Pacific”) from a share exchange transaction and raised $3,400,000 gross proceeds from certain accredited investors in a private placement transaction. As a result of the consummation of these transactions, Pacific is now a wholly-owned subsidiary of the Company.

This share exchange transaction resulted in Pacific obtaining a majority voting and control interest in the Company. Generally accepted accounting principles require that the company whose stockholders retain the majority controlling interest in a combined business be treated as the acquirer for accounting purposes, resulting in a reverse acquisition with Pacific as the accounting acquirer and SkyPeople as the acquired party. Accordingly, the share exchange transaction has been accounted for as a recapitalization of the Company. The equity sections of the accompanying financial statements have been restated to reflect the recapitalization of the Company due to the reverse acquisition as of the first day of the first period presented. All references to Common Stock of Pacific Common Stock have been restated to reflect the equivalent numbers of SkyPeople equivalent shares.

Pacific’s only business is acting as a holding company for Shaanxi Tianren Organic Food Co., Ltd.(“Shaanxi Tianren”), a company organized under the laws of the People’s Republic of China (“PRC”), in which Pacific holds a 99% ownership interest.  Shaanxi Tianren is engaged in the business of producing and selling a wide variety of fruit products, including fruit juice concentrates, fruit juice drinks, and fresh fruit and fruit seeds.

Shaanxi Tianren holds a 91.15% interest in Shaanxi Qiyiwangguo Modern Organic Agriculture Co. Ltd. (“Shaanxi Qiyiwangguo”). The acquisition was accounted for using the purchase method, and the financial statements of Shaanxi Tianren and Shaanxi Qiyiwangguo have been consolidated on the purchase date of May 27, 2006 and forward.

Shaanxi Tianren also holds a 100% interest in Huludao Wonder Fruit Co., Ltd. (“Huludao Wonder”). The payment was made through the offset of related party receivables from Shaanxi Hede Investment Management Co., Ltd. (“Hede”). Before the acquisition, Huludao Wonder had been a variable interest entity of Shaanxi Tianren for accounting purposes according to FASB Interpretation No. 46: Consolidation of Variable Interest Entities, an interpretation of ARB 51 (“FIN 46”), since June 1, 2007, and the financial statements of Shaanxi Tianren and Huludao Wonder have been consolidated as of June 1, 2007 and forward. See Note 14-Related Party Transactions.

On May 23, 2008, we amended the Company’s Articles of Incorporation and changed our name to SkyPeople Fruit Juice, Inc. to better reflect our business. A 1-for-328.72898 reverse stock split of the outstanding shares of Common Stock and a mandatory 1-for-22.006 conversion of Series A Preferred Stock, which had been approved by written consent of the holders of a majority of the outstanding voting stock, also became effective on May 23, 2008.

The Company’s current structure is set forth in the diagram below:

*Xi’an Qinmei Food Co., Ltd., an entity which is not affiliated with the Company, owns the other 8.85% of the equity interests in Shaanxi Qiyiwangguo (formerly called Xi’an Tianren Modern Organic Co., Ltd.).

2.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Financial Statements

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). This basis differs from that used in the statutory accounts of our subsidiaries in China, which were prepared in accordance with the accounting principles and relevant financial regulations applicable to enterprises in the PRC. All necessary adjustments have been made to present the financial statements in accordance with U.S. GAAP.

In the opinion of management, all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation have been included. Due to the seasonal nature of our business and other factors, interim results are not necessarily indicative of the results that may be expected for the entire fiscal year.

Certain prior year accounts have been reclassified to conform to the current presentation because of the acquisition of Huludao Wonder. The reclassification had no impact on net income for the quarters ended March 31, 2009 and 2008.

Consolidation

The accompanying condensed consolidated financial statements include the accounts of SkyPeople, Pacific, Shaanxi Tianren, Shaanxi Qiyiwangguo and Huludao Wonder. All material inter-company accounts and transactions have been eliminated in consolidation.

The pooling method (entity under common control) is applied to the consolidation of Pacific with Shaanxi Tianren and Shaanxi Tianren with Huludao Wonder. The reverse merger accounting is applied to the consolidation of SkyPeople with Pacific.

Economic and Political Risks

The Company faces a number of risks and challenges as a result of having primary operations and marketing in the PRC. Changing political climates in the PRC could have a significant effect on the Company’s business.

Control by Principal Stockholders

The directors, executive officers and their affiliates or related parties own, beneficially and in the aggregate, the majority of the voting power of the outstanding shares of the Common Stock of the Company. Accordingly, the directors, executive officers and their affiliates, if they voted their shares uniformly, would have the ability to control the approval of most corporate actions, including increasing the authorized capital stock of the Company and the dissolution, merger or sale of the Company’s assets.

Cash and Cash Equivalents

For purposes of the statements of cash flows, cash and cash equivalents include cash on hand and demand deposits held by banks. Deposits held in financial institutions in the PRC are not insured by any government entity or agency.

As of March 31, 2009, the cash balance in financial institutions in the United States was $110,986. Accounts at these financial institutions are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. At March 31, 2009, the Company had no deposits that were in excess of the FDIC insurance limit.

Accounting for the Impairment of Long-Lived Assets

The long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technological or other industrial changes. The determination of recoverability of assets to be held and used is made by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets.

If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell. During the reporting periods there was no impairment loss.

Earnings Per Share

Basic earnings per Common Stock (“EPS”) are calculated by dividing net income available to common stockholders by the weighted average number of Common Stock outstanding during the period. Our Series B Convertible Preferred Stock is a participating security. Consequently, the two-class method of income allocation is used in determining net income available to common stockholders.

Diluted EPS is calculated by using the treasury stock method, assuming conversion of all potentially dilutive securities, such as stock options and warrants. Under this method, (i) exercise of options and warrants is assumed at the beginning of the period and shares of Common Stock are assumed to be issued, (ii) the proceeds from exercise are assumed to be used to purchase Common Stock at the average market price during the period, and (iii) the incremental shares (the difference between the number of shares assumed issued and the number of shares assumed purchased) are included in the denominator of the diluted EPS computation. The numerators and denominators used in the computations of basic and diluted EPS are presented in the following table.

	Three Months Ended March 31,
	2009	2008
NUMERATOR FOR BASIC AND DILUTED EPS
Net income (numerator for Diluted EPS)	$1,239,436	$1,051,819
Net income allocated to Preferred Stock	(243,673)	(204,368)
Net income to common stockholders (Basic)	$995,763	$847,451

DENOMINATORS FOR BASIC AND DILUTED EPS
Common Stock outstanding	22,271,684	22,485,118
DENOMINATOR FOR BASIC EPS	22,271,684	22,485,118

Add: Weighted average preferred as if converted	5,448,480	5,422,771
Add: Weighted average stock warrants outstanding	674,699	-

DENOMINATOR FOR DILUTED EPS	28,394,863	27,907,889
EPS – Basic	$0.04	$0.04
EPS – Diluted	$0.04	$0.04

Shipping and Handling Costs

Shipping and handling amounts billed to customers in related sales transactions are included in sales revenues. The shipping and handling expenses of $251,180 and $230,578 for the three months ended March 31, 2009 and 2008, respectively, are reported in the Consolidated Statement of Income as a component of selling expenses.

Accumulated Other Comprehensive Income

Accumulated other comprehensive income represents foreign currency translation adjustments.

Trade Accounts Receivable

During the normal course of business, we extend unsecured credit to our customers. Accounts receivable and other receivables are recognized and carried at the original invoice amount less an allowance for any uncollectible amount. Allowance is made when collection of the full amount is no longer probable. Management reviews and adjusts this allowance periodically based on historical experience, the current economic climate, as well as its evaluation of the collectability of outstanding accounts. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. Based on the information available to management, the Company believed that its allowance for doubtful accounts was adequate as of March 31, 2009. The Company evaluates the credit risks of its customers utilizing historical data and estimates of future performance.

Inventories

Inventories consist primarily of raw materials and packaging (which include ingredients and supplies) and finished goods (which include finished juice in our bottling and canning operations). Inventories are valued at the lower of cost or market. We determine cost on the basis of the average cost or first-in, first-out methods.

Inventories consisted of:
	March 31, 2009	December 31, 2008
Raw materials and packaging	$964,364	$611,755
Finished goods	1,347,752	1,232,642
Inventories	$2,312,116	$1,844,397

Intangible Assets

The Company adopted the provisions of SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”), effective January 1, 2002. Under SFAS 142, goodwill and indefinite lived intangible assets are not amortized, but are reviewed annually for impairment, or more frequently, if indications of possible impairment exist. The Company has no indefinite lived intangible assets.

Revenue Recognition

We recognize revenue upon meeting the recognition requirements of Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition. Revenue from sales of the Company’s products is recognized upon shipment or delivery to its distributors or end users, depending upon the terms of the sales order, provided that persuasive evidence of a sales arrangement exists, title and risk of loss have transferred to the customer, the sales amount is fixed and determinable and collection of the revenue is reasonably assured. More than 69% of our products are exported either through distributors with good credit or to end-users directly. Of this amount, 80% of the revenue is exported through distributors. Our general sales agreement requires distributors to pay us after we deliver the products to them, which is not contingent on resale to end customers. Our credit term for distributors with good credit history is from 30 days to 90 days. For new customers, we usually require 100% advance payment for direct export sales. Advances from customers are recorded as unearned revenue, which is a current liability. Our payment terms with distributors are not determined by the distributor’s resale to the end customer. According to our past collection history, the bad debt rate of our accounts receivables is less than 0.5%. The problem of quality hardly occurred during production, storage and transportation due to our maintenance of strict standards during the entire process. Our customers have no contractual right of the return of products. Historically, we have not had any returned products. Accordingly, no provision has been made for returnable goods. We are not required to rebate or credit a portion of the original fee if we subsequently reduce the price of our product and the distributor still has rights with respect to that product.

Advertising and Promotional Expense

Advertising and promotional costs are expensed as incurred. The Company incurred $293 and zero in advertising and promotional costs for the three months ended March 31, 2009 and 2008, respectively.

Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. The significant areas requiring the use of management estimates include the provisions for doubtful accounts receivable, useful life of fixed assets and valuation of deferred taxes. Although these estimates are based on management’s knowledge of current events and actions management may undertake in the future, actual results may ultimately differ from those estimates.

Property, Plant and Equipment

Property, plant and equipment are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the useful lives of the assets. Major renewals and betterments are capitalized and depreciated; maintenance and repairs that do not extend the life of the respective assets are charged to expense as incurred. Upon disposal of assets, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in income. Depreciation related to property and equipment used in production is reported in cost of sales. Property, plant and equipment are depreciated over their estimated useful lives as follows:

Buildings	20-30 years
Machinery and equipment	10 years
Furniture and office equipment	5 years
Motor vehicles	5 years

	March 31, 2009	December 31, 2008
Machinery and equipment	$14,509,459	$14,531,577
Furniture and office equipment	225,638	226,929
Motor vehicles	193,966	194,262
Buildings	8,508,567	8,521,537
Construction in progress	1,900,520	1,903,418
Subtotal	25,338,150	25,377,723
Less: accumulated depreciation	(5,407,698)	(4,970,756)
Net property and equipment	$19,930,452	$20,406,967

Depreciation expense included in general and administration expenses for the three months ended March 31, 2009 and 2008 was $80,969 and $188,100, respectively. Depreciation expense included in cost of sales for the three months ended March 31, 2009 and 2008 was $364,438 and $472,512, respectively.

During 2008, Shaanxi Tianren commenced construction on the expansion of its research and development center. This project covers an area of 2,000 square meters and will encompass additional space required for research and development laboratories. The expansion is currently in progress on the existing site of the factory in Jingyang County, Shaanxi Province. Related to this project, we have capitalized, as construction in progress, $1,170,806 as of March 31, 2009. This research and development center is expected to be completed by June 30, 2009. Our estimated future capital expenditure for this project is $1,024,455. Once it is completed, it will provide more space for our engineers to conduct research and development toward the goal of improving and facilitating our product line.

In addition, Shaanxi Qiyiwangguo began construction on an industrial waste water processing facility and renovation of an employee building in the factory of Zhouzhi County in Shaanxi Province in fiscal year 2008.

Shaanxi Qiyiwangguo previously leased a waste-water processing facility at an annual fee of approximately $14,371. This 1,118 square meter industrial waste water processing facility remains on schedule and once completed will process 1,200 cubic meters of waste water per day, which will meet the increasing production demands of Shaanxi Qiyiwangguo and will improve the use of recycled waste water. We capitalized $679,300 as construction in progress as of March 31, 2009. This project is expected to be operational by the end of the third quarter of fiscal 2009. Our estimated future input for this project is $110,994. The newly built water processing facility in Shaanxi Qiyiwangguo will help the Company save on leasing fees and also enable the Company to increase its production capacity in the future.  Furthermore, it will be in compliance with local environmental laws.  In the fourth quarter of fiscal 2008, Shaanxi Qiyiwangguo began renovation of an employee building. We capitalized $11,131 as construction in progress as of March 31, 2009. This project is expected to be completed by the second quarter of 2009. There will be no future input for this project.

Capitalized interest expenses of $50,414 are in construction in progress in accordance with FASB Statement of Financial Accounting Standards (“SFAS”) No. 34, Capitalization of Interest Cost. The source of the future investment in these three projects will be generated from our working capital and our current bank loans.

Long-term assets of the Company are reviewed annually to assess whether the carrying value has become impaired according to the guidelines established in Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. No impairment of assets was recorded in the periods reported.

Foreign Currency and Comprehensive Income

The accompanying financial statements are presented in U.S. dollars. The functional currency of SkyPeople and Pacific is the U.S. dollar and that of Shaanxi Tianren and its subsidiary is the renminbi (“RMB”) of the PRC. The financial statements are translated into U.S. dollars from RMB at year-end exchange rates for assets and liabilities, and weighted average exchange rates for revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

On July 21, 2005, the PRC changed its foreign currency exchange policy from a fixed RMB/USD exchange rate into a flexible rate under the control of the PRC’s government. We use the closing rate method in currency translation of the financial statements of the Company.

RMB is not freely convertible into the currency of other nations. All such exchange transactions must take place through authorized institutions. There is no guarantee the RMB amounts could have been, or could be, converted into U.S. dollars at rates used in translation.

Taxes

Income tax expense is based on reported income before income taxes. Deferred income taxes reflect the effect of temporary differences between assets and liabilities that are recognized for financial reporting purposes and the amounts that are recognized for income tax purposes. In accordance with Statement of Financial Accounting Standards (“SFAS”) No.109, Accounting for Income Taxes, these deferred taxes are measured by applying currently enacted tax laws.

The Company has implemented SFAS No.109, Accounting for Income Taxes, which provides for a liability approach to accounting for income taxes. Deferred income taxes result from the effect of transactions that are recognized in different periods for financial and tax reporting purposes. The Company had no material adjustments to its liabilities for unrecognized income tax benefits according to the provisions of FIN 48.

Restrictions on Transfer of Assets Out of the PRC

Dividend payments by Shaanxi Tianren and its subsidiaries are limited by certain statutory regulations in the PRC. No dividends may be paid by Shaanxi Tianren without first receiving prior approval from the Foreign Currency Exchange Management Bureau. Dividend payments are restricted to 85% of profits, after tax.

Noncontrolling Interests

Noncontrolling interest represents the minority stockholders’ proportionate share of 1% of the equity of Shaanxi Tianren and 8.85% of the equity of Shaanxi Qiyiwangguo.

Accounting Treatment of the February 26, 2008 Private Placement

The shares held in escrow as Make Good Escrow Shares will not be accounted for on our books until such shares are released from escrow pursuant to the terms of the Make Good Escrow Agreement. During the time such Make Good Escrow Shares are held in escrow, they will be accounted for as contingently issuable shares in determining the diluted EPS denominator in accordance with SFAS 128.

Liquidated damages potentially payable by the Company under the Stock Purchase Agreement and the Registration Rights Agreement were accounted for in accordance with Financial Accounting Standard Board Staff Position EITF 00-19-2. Estimated damages at the time of closing were recorded as a liability and deducted from additional paid-in capital as costs of issuance. Liquidated damages determined later pursuant to the criteria for SFAS 5 were recorded as a liability and deducted from operating income.

Our failure to meet the timetables provided for in the Registration Rights Agreement have resulted in the imposition of liquidated damages, which are payable in cash to the Investors (pro rata based on the percentage of Series B Preferred Stock owned by the Investors at the time such liquidated damages shall have incurred) equal to fourteen percent (14%) of the Purchase Price per annum payable monthly based on the number of days such failure exists, which amount of liquidated damages, together with all liquidated damages that the Company may incur pursuant to the Registration Rights Agreement, the Warrant and the Stock Purchase Agreement, shall not exceed an aggregate of eighteen percent (18%) of the amount of the Purchase Price.

We initially filed with the SEC the registration statement on March 26, 2008, which date was before the filing date deadline of March 30, 2008 in the Registration Rights Agreement, because in the opinion of the counsel to the Company, the Company’s audited financials for the fiscal year 2007 were required to be included in the initial registration statement based on the applicable SEC rules. Therefore, we were required to have the registration statement declared effective by the SEC by July 24, 2008 (within 120 days after the initial filing date). On February 5, 2009, the registration statement was declared effective by the SEC.  We recorded liquidated damages of $254,301 in fiscal year 2008 for failure to meet the timetables provided for in the Registration Rights Agreement.

Research and Development

Shaanxi Tianren established a research and development institution with nearly 41 research and development personnel as of March 31, 2009. Shaanxi Tianren also from time to time retains external experts and research institutions. The research and development expenses were $275,510 and $7,477 for the three months ended March 31, 2009 and 2008, respectively.

       New Accounting Pronouncements

In April 2009, the FASB issued Staff Position (“FSP”) FAS 157-4, Determining Fair Value When the Volume or Level of Activity for the Asset or Liability Had Significantly Decreased and Identifying Transactions That Are Not Orderly (“FSP FAS157-4”). FSP FAS 157-4 provides additional guidance for estimating fair value in accordance with SFAS No. 157 when the volume or level of activity for the asset or liability has significantly decreased and requires that companies provide interim and annual disclosures of the inputs and valuation technique(s) used to measure fair value. FSP FAS 157-4 is effective for interim and annual reporting periods ending after June 15, 2009 and is to be applied prospectively. The Company does not expect the adoption of FSP FAS 157-4 to have a significant impact on its financial statements.

In April 2009, the FASB issued FSP FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments. FSP FAS 115-2 and FAS 124-2 amend the other-than-temporary impairment guidance to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. FSP FAS 115-2 and FAS 124-2 are effective for interim and annual reporting periods ending after June 15, 2009. The Company does not expect the adoption of FSP FAS 115-2 and FAS 124-2 to have a significant impact on its financial statements.

In April 2009, the FASB issued FSP FAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments. FSP FAS 107-1 and APB 28-1 require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. FSP FAS 107-1 and APB 28-1 are effective for interim and annual reporting periods ending after June 15, 2009. The adoption of FSP 107-1 and APB 28-1 will have no impact on the Company’s financial statements.

In February 2008, the FASB issued Staff Position No. FAS 157-2, which provides for a one-year deferral of the effective date of SFAS No. 157, Fair Value Measurements, for non-financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis.  The Company is evaluating the impact of this standard as it relates to the Company’s financial position and results of operations.

3.            SHARE EXCHANGE AND PRIVATE PLACEMENT FINANCING

Between February 22, 2008 and February 25, 2008, we entered into a series of transactions whereby we acquired 100% of the ownership interest in Pacific from the shareholders of Pacific in a share exchange transaction and raised $3,400,000 gross proceeds from certain accredited investors in a private placement transaction. These transactions, collectively hereinafter referred to as “Reverse Merger Transactions,” were consummated simultaneously on February 26, 2008, and as a result of the consummation of these transactions Pacific is now a wholly-owned subsidiary of the Company.

The following sets forth the material agreements that the Company entered into in connection with the Reverse Merger Transactions and the material terms of these agreements:

Share Exchange Agreement

On February 22, 2008, the Company and Terence Leong, the Company’s then Chief Executive Officer, entered into a Share Exchange Agreement with Pacific and all of the shareholders of Pacific (the “Share Exchange Agreement”). Pursuant to the Share Exchange Agreement, the shareholders of Pacific agreed to exchange 100 ordinary shares of Pacific, representing a 100% ownership interest in Pacific, for 1,000,000 shares of a newly designated Series A Convertible Preferred Stock of the Company, par value $0.001 per share (the “Share Exchange” or the “Share Exchange Transaction”).

Stock Purchase Agreement

In connection with the Share Exchange Transaction, on February 26, 2008, the Company entered into a Series B Convertible Preferred Stock Purchase Agreement (the “Stock Purchase Agreement”) with certain accredited investors (the “Investors”), pursuant to which the Company agreed to issue 2,833,333 shares of Series B Convertible Preferred Stock of the Company, par value $0.001 per share (“Series B Stock”) and warrants to purchase 7,000,000 shares of the Company’s Common Stock (the “Warrants”) to the Investors, in exchange for a cash payment in the amount of $3,400,000. Under the Stock Purchase Agreement, the Company also deposited 2,000,000 shares of the Series B Stock into an escrow account held by an escrow agent as Make Good Shares in the event the Company’s consolidated pre-tax income and pre-tax income per share, on a fully-diluted basis, for the years ended December 31, 2007, 2008 or 2009 are less than certain pre-determined target numbers.

On May 23, 2008, we amended the Company’s Articles of Incorporation and changed its name to SkyPeople Fruit Juice, Inc. to better reflect our business. A 1-for-328.72898 reverse stock split of the outstanding shares of Common Stock and a mandatory 1-for-22.006 conversion of Series A Preferred Stock, which had been approved by written consent of the holders of a majority of the outstanding voting stock, also became effective on May 23, 2008.

4.	CONVERTIBLE PREFERRED STOCK

The Series A Convertible Preferred Stock

In connection with the Share Exchange Transaction, we designated 1,000,000 shares of Series A Convertible Preferred Stock out of our total authorized number of 10,000,000 shares of Preferred Stock, par value $0.001 per share. Upon effectiveness of the 1-for-328.72898 reverse stock split of the outstanding shares of Common Stock on May 23, 2008, all the outstanding shares of Series A Preferred Stock were immediately and automatically converted into shares of Common Stock without any notice or action required by us or by the holders of Series A Preferred Stock or Common Stock (the “Mandatory Conversion”). In the Mandatory Conversion, each holder of Series A Preferred Stock received twenty two and 62/10,000 (22.0062) shares of fully paid and non-assessable Common Stock for every one (1) share of Series A held (the “Conversion Rate”).

Series B Convertible Preferred Stock

In connection with the Share Exchange Transaction, we designated 7,000,000 shares of Series B Convertible Preferred Stock out of our total authorized number of 10,000,000 shares of Preferred Stock, par value $0.001 per share. The Series B Convertible Preferred Stock is a participating security. No dividends are payable with respect to the Series B Preferred Stock and no dividends can be paid on our Common Stock while the Series B Preferred Stock is outstanding. Upon liquidation the holders are entitled to receive $1.20 per share (out of available assets) before any distribution or payment can be made to the holders of any junior securities.

The Company also deposited 2,000,000 shares of the Series B Stock into an escrow account to be held by an escrow agent as Make Good Shares in the event the Company’s consolidated pre-tax income and pre-tax income per share, on a fully-diluted basis, for the years ended December 31, 2007, 2008 or 2009 are less than certain pre-determined target numbers.

Upon effectiveness of the Reverse Split, each share of Series B Preferred Stock is convertible at any time into one share of Common Stock at the option of the holder. If the conversion price (initially $1.20) is adjusted, the conversion ratio will likewise be adjusted and the new conversion ratio will be determined by multiplying the conversion ratio in effect by a fraction, the numerator of which is the conversion price in effect before the adjustment and the denominator of which is the new conversion price.

5.	WARRANTS

The warrants that were issued pursuant to the Stock Exchange Agreement became exercisable after the consummation of a 1-for-328.72898 reverse split of our outstanding Common Stock, which was effective on May 23, 2008, and the 7,000,000 shares issuable upon exercise of such Warrants were not adjusted as a result of such reverse split.

6.	NOTE PURCHASE AGREEMENT

On February 26, 2008, the Company issued to Barron Partners, L.P. (“Barron Partners”) an aggregate of 615,147 shares of Series B Stock in exchange for the cancellation of all principal and accrued interest aggregating approximately $5,055,418 on certain promissory notes of the Company held by Barron Partners.

On February 22, 2008, the Company issued to Grover Moss an aggregate of 59,060 shares of Common Stock (post split) in exchange for the conversion of principal aggregating $398,000 evidenced by a promissory note dated February 22, 2008.

7.	ACCQUISITION OF HULUDAO WONDER

On June 10, 2008, the Company completed the acquisition of Huludao for a total purchase price of RMB 48,250,000, or approximately U.S. $6,308,591 based on the exchange rate of June 1, 2007.  The acquisition is accounted for according to FASB 141, appendix D, paragraphs 11 to 18, Transactions between Entities under Common Control. When accounting for a transfer of assets or exchange of shares between entities under common control, the entity that receives the net assets or the equity interests shall initially recognize the assets and liabilities transferred at their carrying amounts in the accounts of the transferring entity at the date of transfer and report results of operations for the period in which the transfer occurs as though the transfer of net assets or exchange of equity interests had occurred at the beginning of the period.

Prior to the June 2008 acquisition, Huludao Wonder was classified as a variable entity of Shaanxi Tianren according to FASB Interpretation No. 46: Consolidation of Variable Interest Entities (“V.I.E.”), an interpretation of ARB 51 (“FIN 46”). FIN 46R requires the primary beneficiary of the variable interest entity to consolidate its financial results with the variable interest entity. The Company had evaluated its relationship with Huludao and had concluded that Huludao Wonder was a variable interest entity for accounting purposes after June 2007 and prior to June 2008.

The following table summarizes the carrying value of Huludao Wonder’s assets and liabilities transfer:

ASSETS
Cash	$7,567
Accounts receivable, net	2,387,711
Other receivables	29,244
Inventory	57,948
Fixed assets	6,934,219
Intangible asset	3,262,566
Other assets	27,486
TOTAL ASSETS	$12,706,741

LIABILITIES
Accounts payable	$20,642
Other payables	101,603
Loans payable	6,275,905
TOTAL LIABILITIES	$6,398,150

NET ASSETS	$6,308,591

  8.           INVENTORIES

As of March 31, 2009 and December 31, 2008, inventories consisted of:

	March 31,	December 31,
	2009	2008
Raw materials and packaging	$964,364	$611,755
Finished goods	1,347,752	1,232,642
Inventories	$2,312,116	$1,844,397

9.           INCOME TAX

Prior to 2007, the Company was subject to a 33% income tax rate by the PRC. The Company had no material adjustments to its liabilities for unrecognized income tax benefits according to the provisions of FIN 48. Shaanxi Tianren was awarded the status of a nationally recognized High and New Technology Enterprise in December 2006, which entitled Shaanxi Tianren to tax-free treatment for two years starting from 2007. Starting from 2009, Shaaxin Tianren is subject to the regular tax rate of 25% according to the new tax law in China, which was effective on January 1, 2008. In December 2007, the tax rate of Shaanxi Qiywangguo was reduced from 33% to 25%, effective beginning January 2008. The tax rate of Huludao Wonder was also reduced to 25%, effective beginning January 2008. As a result, the Company’s income tax rate in the PRC is effectively 25%.

As the Company had no income generated in the United States, there was no tax expense or tax liability due to the Internal Revenue Service of the United States as of March 31, 2009.

The Company had no material adjustments to its liabilities for unrecognized income tax benefits according to the provisions of FIN 48. The income tax expense was $493,870 and $130,520 for the three months ended March 31, 2009 and March 31, 2008, respectively. The Company had recorded no deferred tax assets or liabilities as of  March 31, 2009  and 2008, since nearly all differences in tax basis and financial statement carrying values are permanent differences.

	Three Months Ended March 31,
Income Tax Expenses	2009	2008
Current	$493,870	$130,520
Deferred	-	-
Total	$493,870	$130,520

10.         LAND USAGE RIGHTS

According to the laws of the PRC, the government owns all of the land in the PRC. Companies or individuals are authorized to possess and use the land only through land use rights granted by the PRC government. Accordingly, the Company paid in advance for land use rights. Prepaid land use rights are being amortized and recorded as lease expenses using the straight-line method over the use terms of the lease, which were 20 to 50 years. The amortization expenses were $41,751 and $54,035 for the three months ended March 31, 2009 and 2008, respectively.

11.         COMMON STOCK

As of March 31, 2009, the Company had 22,271,786 shares of Common Stock issued and outstanding and 3,448,480 shares of Series B Preferred Stock issued and outstanding (2,000,000 shares of the Series B Preferred Stock deposited in the escrow account are not included). Assuming all five year warrants to purchase 7,000,000 shares of Common Stock with an exercise price of $3.00 per share are exercised and all shares of Series B Preferred Stock are converted, the total number of shares of Common Stock to be issued and outstanding will be 32,720,266.

In the first quarter of 2008, the Company issued 31,941 shares of Common Stock as part of the settlement with its prior Chief Executive Officer, Burr D. Northrop, 37,098 shares of Common Stock to Walker Street Associates and its prior director, Joseph I. Emas, respectively, for the professional services that they provided, and 59,060 shares of Common Stock to Grover Moss for the conversion of principal owed by the Company pursuant to a promissaory note in the amount of $398,000.

On February 26, 2008, the Company issued to Barron Partners an aggregate of 615,147 shares of Series B Stock in exchange for the cancellation of all principal and accrued interest aggregating approximately $5,055,418 on certain promissory notes of the Company held by Barron Partners. The shares issued to Barron Partners were not affected by the 1-for-328.72898 reverse split of our outstanding Common Stock, which was effective on May 23, 2008.

In connection with the Share Exchange Transaction in February 2008, the Company designated 1,000,000 shares of Series A Convertible Preferred Stock out of its total authorized number of 10,000,000 shares of Preferred Stock, par value $0.001 per share. In the Mandatory Conversion, each holder of Series A Preferred Stock was entitled to receive twenty two and 62/10,000 (22.0062) shares of fully paid and non-assessable Common Stock for every one (1) share of Series A held. The Company also agreed to issue 2,833,333 shares of a newly designated Series B Convertible Preferred Stock of the Company, par value $0.001 per share and warrants to purchase 7,000,000 shares of the Company’s Common Stock. Upon effectiveness of the Reverse Split on May 23, 2008, all the outstanding shares of Series A Preferred Stock were immediately and automatically converted into 22,006,173 shares of Common Stock. Each share of Series B Preferred Stock will be convertible at any time into one share of Common Stock at the option of the holder, and the Warrants became exercisable immediately after the Reverse Split. The 2,833,333 shares of Series B Convertible Preferred Stock and 7,000,000 shares issuable upon exercise of such Warrants were not adjusted as a result of the Reverse Split.

12.         NOTES PAYABLE

As of March 31, 2009, the balance of the short-term loans totaled RMB 76,800,000 (U.S. $11,239,737 based on the exchange rate on March 31, 2009), with interest rates ranging from 5.58% to 9.83% per annum. Of these loans, $5,239,357 are collateralized by land and buildings. These loans are due from May 2009 to October 2009.

Effective January 1, 2008, the Company adopted Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standard (“SFAS”) No. 157, Fair Value Measurements (“SFAS 157”) as it relates to financial assets and financial liabilities. The adoption of SFAS 157 did not have a material effect on our results of operations, financial position or liquidity.

The Company adopted SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115 as of January 1, 2008.  SFAS 159 permits entities to elect to measure many financial instruments and certain other items at fair value. We did not elect the fair value option for the Company’s loans payable. Therefore, valuation of the Company’s loans payable is not affected by the adoption of SFAS 157 and SFAS 159.

13.	DIVIDEND PAYMENT

On February 4, 2008, before the Share Exchange Transaction, the Board of Directors of Shaanxi Qiyiwangguo declared a cash dividend of RMB 20,553,592, or $2,933,899 based on the average exchange rate for the  nine months ended September 30, 2008, to its former shareholders. Since Shaanxi Tianren holds a 91.15% interest in Shaanxi Qiyiwangguo, RMB 18,734,599 (or $2,674,249) was paid to Shaanxi Tianren and RMB 1,818,993 (or $259,650) was paid to its noncontrolling interest holders. On the same date, the Board of Directors of Shaanxi Tianren declared a cash dividend of RMB 35,200,000 (or $5,024,584 based on the average exchange rate for the nine months ended September 30, 2008) to its shareholders. Since Pacific holds a 99% interest in Shaanxi Tianren, RMB 34,848,000 (or $4,974,338 based on the average exchange rate for the nine months ended September 30, 2008) was paid to Pacific and RMB 352,000 (or $50,246 based on the average exchange rate for the nine months ended September 30, 2008) was paid to its noncontrolling interest holders. The inter-company dividend was eliminated in the consolidated statement. The dividend paid to noncontrolling interest holders was RMB 2,170,993 (or $309,896 based on the average exchange rate for the nine months ended September 30, 2008).

In May 2008, Pacific erroneously paid RMB 34,848,000 (or $4,974,338 based on the average exchange rate for the nine months ended September 30, 2008) to its former shareholders as the result of a dividend declaration in February 2008. The monies were then returned to the Company in June 2008.

14.	RELATED PARTY TRANSACTIONS

Yongke Xue, the Chairman of the Board, and Chief Executive Officer of the Company, owns 80% of the equity interest of Hede. Xiaoqin Yan, a director of Shaanxi Tianren, owns the remaining 20% of Hede.

In January 2008, Shaanxi Tianren paid rental expense of RMB 11,038 (approximately $1,615 based on the exchange rate as of March 31, 2009) to the landlord of Hede’s office space on behalf of Hede.

On February 26, 2008, simultaneously with the consummation of the Share Exchange Agreement and Stock Purchase Agreement described herein, pursuant to an oral agreement with the Company and Barron Partners, the Company issued an aggregate of 615,147 shares of Series B Preferred Stock to Barron Partners in exchange for the cancellation of (a) all indebtedness of the Company to Barron Partners under certain outstanding convertible promissory notes issued to Barron Partners during the period from September 30, 2004 to February 2008 to evidence loans made by Barron Partners to the Company for working capital needs in the ordinary course of business, and (b) all liquidated damages payable to Barron Partners (including all amounts as well as any amounts which would become payable in the future as a result of continuing failures) as a result of the failure of the Company to have registered under the Securities Act of 1933, as amended (the “Securities Act”) for resale by Barron Partners the Common Stock of the Company issuable upon conversion of such convertible promissory notes under various registration rights agreements between the Company and Barron Partners entered into in connection with the foregoing loans.

As of the date of this Form 10-Q Report, Barron Partners beneficially owns 10,159,265 shares of the Company’s Common Stock (approximately 31.3% of the Common Stock). The oral agreement with Barron Partners described in the preceding paragraph was approved by the Chief Executive Officer of the Company.

The total amount of principal and accrued interest under all convertible promissory notes that were cancelled aggregated approximately $1,735,286 and the total amount of accrued liquidated damages that were cancelled aggregated approximately $3,320,132. All of the convertible promissory notes bore interest at the rate of 8% per annum and were convertible into shares of Common Stock at a conversion rate of one share of Common Stock for every $8.21822 of principal converted. The registration rights agreements provided for liquidated damages to accrue at the rate of 36% per annum of the note principal in the event that the registration statements to register the underlying shares were not declared effective by the required deadline.

The number of shares of Series B Stock that were issued to Barron Partners pursuant to the agreement was determined by dividing the aggregate indebtedness cancelled ($5,055,418) by $8.1822 per share (which was the rate at which one share of Common Stock was issuable for principal under the convertible promissory notes). In lieu of issuing Common Stock, the Company and Barron Partners agreed that Barron Partners would be issued Series B Stock (which upon consummation of the Reverse Split became convertible into Common Stock on a share for share basis).

The issuance of the Series B Preferred Stock was accomplished in reliance upon Section 4 (2) of the Securities Act.

15.	OTHER ASSETS

Other assets as of March 31, 2009 included RMB 15,000,000 of deposits to purchase Yingkou Trusty Fruits Co., Ltd. (“Yingkou”). On June 1, 2008, Shaanxi Tianren entered into a memorandum agreement with Xi’an Dehao Investment Consultation Co. Ltd. (“Dehao”). Under the term of the agreement, Dehao agreed to transfer 100% of the ownership interest of Yingkou to Shaanxi Tianren. Shaanxi Tianren is required to make a refundable down payment of RMB 15,000,000, or approximately $2,195,261 based on the exchange rate of March 31, 2009, to Dehao as a deposit for the purchase. The acquisition is in the negotiating process with Dehao and also a third party market value evaluation is in process. The acquisition is targeted to be complete in the second quarter of fiscal 2009.

16.          LIQUIDATED DAMAGES

Our registration statement to register for resale an aggregate of 9,833,333 shares of the Common Stock issuable upon conversion of our Series B Convertible Preferred Stock and warrants to purchase Common Stock that we sold to the Investors pursuant to the Stock Purchase Agreement was declared effective by the Securities and Exchange Commission on February 5, 2009.  We accrued liquidated damages payable of $254,301 in fiscal year 2008 due to the failure to meet the timetables provided for in the Registration Rights Agreement with such Investors, which was entered into in connection with the Stock Purchase Agreement.

19.            LEASE AGREEMENT

On June 23, 2008, Shaanxi Tianren entered into a lease agreement for China office space. The lease has a term of one year, with a commencement date of July 1, 2008 and covers approximately 1,400 total rentable square meters. The annual rent is  RMB 674,000, or approximately $96,858. Our new address is 16F, National Development Bank Tower, No.2 Gaoxin 1st Road, Hi-Tech Industrial Zone, Xi’an, Shaanxi Province, PRC 710075. Our phone number is 011-86-29-88377001. The Company is planning to purchase the leased offices from Zhonghai Trust Co., Ltd. The negotiation is still in process as of the filing date of this Form 10-Q.

AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF SKYPEOPLE FRUIT JUICE, INC
FOR THE YEARS ENDED DECEMBER 31, 2008 and 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
SkyPeople Fruit Juice, Inc.

We have audited the accompanying consolidated balance sheets of SkyPeople Fruit Juice, Inc. (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations and comprehensive income, shareholders' equity and cash flows for each of the two years in the period ended December 31, 2008. These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SkyPeople Fruit Juice, Inc. at December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

/s/ Child, Van Wagoner & Bradshaw, PLLC
CHILD, VAN WAGONER & BRADSHAW, PLLC

Salt Lake City, Utah
March 31, 2009

SKYPEOPLE FRUIT JUICE, INC.
CONSOLIDATED BALANCE SHEETS
	December 31,	December 31,
	2008	2007
ASSETS

CURRENT ASSETS
Cash and equivalents	$15,274,171	$4,094,238
Accounts receivable	11,610,506	9,153,687
Other receivables	297,394	55,737
Inventories	1,844,397	4,460,149
Advances to suppliers and other current assets	1,087,076	101,628
Total current assets	30,113,544	17,865,439

RELATED PARTY RECEIVABLES	-	480,254
PROPERTY, PLANT AND EQUIPMENT, Net	20,406,967	17,564,147
LAND USAGE RIGHTS (Note 11)	6,404,771	6,138,297
OTHER ASSETS	2,362,049	71,818
TOTAL ASSETS	$59,287,331	$42,119,955

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$663,092	$2,997,740
Payable-acquisition of a subsidiary (Note 8)	-	1,818,418
Accrued expenses	1,657,437	557,577
Accrued liquidated damages	254,301	-
Related party payables	23,452	143,366
Income taxes payable	1,450,433	114,909
Advances from customers	1,375,460	708,291
Short-term notes payable	11,256,871	6,406,922
Total current liabilities	16,681,046	12,747,223

NOTE PAYABLE, net of current portion	-	2,053,501
	-
TOTAL LIABILITIES	$16,681,046	$14,800,724

MINORITY INTEREST	1,546,319	1,073,364

STOCKHOLDERS' EQUITY
Preferred Stock, $0.001 par value; 10,000,000 shares authorized 3,448,480 Series B Preferred Stock issued and outstanding	3,448	-
Common Stock, $0.01 par value; 100,000,000 shares authorized 22,271,786 and 22,006,173 shares issued and outstanding as of December 31, 2008 and December 31, 2007, respectively	222,718	220,062
Additional paid-in capital	13,791,723	10,682,755
Accumulated retained earnings	22,468,934	12,458,632
Accumulated other comprehensive income	4,573,143	2,884,418
Total stockholders' equity	41,059,966	26,245,867
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$59,287,331	$42,119,955

See accompanying notes to consolidated financial statements.

SKYPEOPLE FRUIT JUICE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	For the Year Ended December 31,
	2008	2007
Revenue	$41,648,605	$29,361,941
Cost of Sales	23,607,409	18,467,045
Gross Margin	18,041,196	10,894,896

Operating Expenses
General and administrative expenses	2,830,739	1,158,759
Selling expenses	1,453,461	686,819
Research and development expenses	449,695	30,878
Liquidated damages	254,301	-
Total operating expenses	4,988,196	1,876,456

Income from Operations	13,053,000	9,018,440

Other Income (Expenses)
Interest income	63,775	18,295
Subsidy income	316,152	500,468
Interest expense	(932,048)	(400,517)
Other income (expenses)	353,698	(70,622)
Total other income (expenses)	(198,423)	47,624
Income Before Income Tax	12,854,577	9,066,064
Income Tax Provision	2,231,140	1,109,160
Income Before Minority Interest	10,623,437	7,956,904

Minority interest	613,135	360,501

Net Income	$10,010,302	$7,596,403

Earnings Per Share:
Basic earnings per share	$0.37	$0.35
Diluted earnings per share	$0.37	$0.35

Weighted Average Shares Outstanding
Basic	22,230,334	22,006,173
Diluted	26,831,961	22,006,173

Comprehensive Income
Net income	$10,010,302	$7,596,403
Foreign currency translation adjustment	1,688,725	2,349,283
Comprehensive Income	$11,699,027	$9,945,686

See accompanying notes to consolidated financial statements.

SKYPEOPLE FRUIT JUICE, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

	Preferred Stock Shares	Preferred Stock	Common Stock Shares	Common Stock	Additional Paid in Capital	Retained Earnings	Other Comprehensive Income	Total
Balance at December 31, 2006	—	—	22,006,173	$220,062	$10,682,755	$4,862,229	$535,135	$16,300,181
Net income	—	—	—	—	—	7,596,403	—	7,596,403

Foreign currency translation adjustment	—	—	—	—	—	—	$2,349,283	$2,349,283

Balance at December 31, 2007	—	—	22,006,173	$220,062	$10,682,755	$12,458,632	$2,884,418	$26,245,867
Net income	—		——	—	—	10,010,302	—	10,010,302
Foreign currency translation adjustment	—	—	—	—	—	—	$1,688,725	$1,688,725
Share Exchange and Private Placement Financing	3,448,480	3,448	265,613	2,656	3,108,968			3,115,072
Balance at December 31, 2008	3,448,480	$3,448	22,271,786	$222,718	$13,791,723	$22,468,934	$4,573,143	$41,059,966

See accompanying notes to consolidated financial statements.

SKYPEOPLE FRUIT JUICE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOW
	December 31, 2008	December 31, 2007
Cash Flows from Operating Activities
Net income	$10,010,302	$7,596,403
Adjustments to reconcile net income to net cash flow provided by operating activities
Bad debt	17,690	-
Depreciation and amortization	1,903,117	1,454,746
Loss on sale of property, plant and equipment	1,282
Minority interest	613,135	360,501
Changes in operating assets and liabilities
Accounts receivable	(1,798,369)	(1,101,307)
Other receivables	(233,740)	(1,369)
Prepaid expenses and other current assets	(1,052,874)	(164,389)
Inventories	2,873,565	(3,439,851)
Accounts payable	(2,512,196)	2,100,393
Accrued expenses	291,347	183,669
Accrued liquidated damages	254,301	-
Taxes payable or receivable	2,048,172	(1,516,106)
Advances from customers	605,042	680,388
Net cash provided by operating activities	13,020,774	6,153,078
Cash Flows from Investing Activities
Purchase of a subsidiary	-	(3,828,304)
Paid off of Huludao Wonder's debt	(2,220,394)
Deposits to purchase target company	(2,155,583)	-
Prepayment for lease improvement	(359,264)	-
Additions to fixed assets	(2,924,217)	(53,328)
Loan repayment from related parties	600,335	-
Loan advanced to related parties	(101,966)	(480,250)
Proceeds from sale of property, plant and equipment	5,030	-
Net cash used in investing activities	(7,156,059)	(4,361,882)
Cash Flows from Financing Activities
Capital contribution from stockholders	-	-
Proceeds from stock issuance	3,115,072	-
Repayment of short-term loan	(14,198, 105)	-
Proceeds from short-term loans	16,353,688	1,814,795
Prepayments of related party loan	(121,752)	(1,865,649)
Advanced from related party	-	-
Payment of dividends to minority shareholders	(311,984)	-
Net cash provided by (used in) financing activities	4,836,919	(50,854)
Effect of Changes in Exchange Rate	478,299	218,723
NET INCREASE IN CASH	11,179,933	1,959,065
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	4,094,238	2,135,173
CASH AND CASH EQUIVALENTS, END OF YEAR	$15,274,171	$4,094,238
Supplemental disclosures of cash flow information:
Cash paid for interest	$951,888	$400,517
Cash paid for income taxes	$2,231,133	$2,018,534
Purchase of Huludao, offset by related party receivables	$6,887,391	$-

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED December 31, 2008 and  2007

1.           CORPORATE INFORMATION

SkyPeople Fruit Juice, Inc.

SkyPeople Fruit Juice, Inc. (“SkyPeople” or the “Company”), formerly Entech Environment Technology, Inc. (“Entech”), was formed in June 1998 under the laws of the State of Florida. From July 2007 until February 26, 2008, our operations consisted solely of identifying and completing a business combination with an operating company and compliance with our reporting obligations under federal securities laws.

Between February 22, 2008 and February 25, 2008, we entered into a series of transactions whereby we acquired 100% of the ownership interest in Pacific Industry Holding Group Co., Ltd. (“Pacific”) from a share exchange transaction and raised $3,400,000 gross proceeds from certain accredited investors in a private placement transaction. As a result of the consummation of these transactions, Pacific is now a wholly-owned subsidiary of the Company.

Pacific was incorporated under the laws of the Republic of Vanuatu on November 30, 2006. Pacific’s only business is acting as a holding company for Shaanxi Tianren Organic Food Co., Ltd. (“Shaanxi Tianren”), a company organized under the laws of the People’s Republic of China (“PRC”), in which Pacific holds a 99% ownership interest.

This share exchange transaction resulted in Pacific obtaining a majority voting and control interest in the Company. Generally accepted accounting principles require that the company whose stockholders retain the majority controlling interest in a combined business be treated as the acquirer for accounting purposes, resulting in a reverse acquisition with Pacific as the accounting acquirer and SkyPeople as the acquired party. Accordingly, the share exchange transaction has been accounted for as a recapitalization of the Company. The equity sections of the accompanying financial statements have been restated to reflect the recapitalization of the Company due to the reverse acquisition as of the first day of the first period presented. All references to Common Stock of Pacific Common Stock have been restated to reflect the equivalent numbers of SkyPeople equivalent shares.

On May 23, 2008, we amended the Company’s Articles of Incorporation and changed our name to SkyPeople Fruit Juice, Inc. to better reflect our business. The 1-for-328.72898 reverse stock split of the outstanding shares of Common Stock and a mandatory 1-for-22.006 conversion of Series A Preferred Stock, which had been approved by written consent of the holders of a majority of the outstanding voting stock, also became effective on May 23, 2008.

Shaanxi Tianren Organic Food Co., Ltd.

Shaanxi Tianren was formed on August 8, 2001 under PRC law. Currently, Shaanxi Tianren is engaged in the business of research and development, production and sales of special concentrated fruit juices, fast-frozen and freeze-dried fruits and vegetables and fruit juice drinks.

On May 27, 2006, Shaanxi Tianren purchased 91.15% of Shaanxi Qiyiwangguo’s ownership interest for a purchase price in the amount of RMB 36,460,000 (or approximately U.S. $4,213,662). The acquisition was accounted for using the purchase method, and the financial statements of Shaanxi Tianren and Shaanxi Qiyiwangguo have been consolidated on the purchase date and forward.

On June 10, 2008, Shaanxi Tianren completed the acquisition of Huludao Wonder Fruit Co., Ltd. (“Huludao Wonder”) for a total purchase price of RMB 48,250,000, or approximately U.S. $6,308,591. The payment was made through the offset of related party receivables from Shaanxi Hede Investment Management Co., Ltd. (“Hede”). Before the acquisition, Huludao Wonder had been a variable interest entity of Shaanxi Tianren for accounting purposes according to FASB Interpretation No. 46: Consolidation of Variable Interest Entities, an interpretation of ARB 51 (“FIN 46”), since June 1, 2007, and the financial statements of Shaanxi Tianren and Huludao Wonder have been consolidated as of June 1, 2007 and forward.
The Company’s current structure is set forth in the diagram below:

SkyPeople Fruit Juice, Inc.

      *Xi’an Qinmei Food Co., Ltd., an entity which is not affiliated with the Company, owns the other 8.85% of the equity interests in Shaanxi Qiyiwangguo Modern Organic Co. Ltd.). (former Xi’an Tianren Modern Organic Co. Ltd.)

2.            SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Financial Statements

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). This basis differs from that used in the statutory accounts of our subsidiaries in China, which were prepared in accordance with the accounting principles and relevant financial regulations applicable to enterprises in the PRC. All necessary adjustments have been made to present the financial statements in accordance with U.S. GAAP.

In the opinion of management, all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation have been included. Due to the seasonal nature of our business and other factors, interim results are not necessarily indicative of the results that may be expected for the entire fiscal year.

Certain prior year accounts have been reclassified to conform to the current presentation because of the acquisition of Huludao Wonder. The reclassification had no impact on net income for the year ended December 31, 2008 and 2007.

Consolidation

The accompanying condensed consolidated financial statements include the accounts of SkyPeople, Pacific, Shaanxi Tianren, Shaanxi Qiyiwangguo and Huludao Wonder. All material inter-company accounts and transactions have been eliminated in consolidation.

The pooling method (entity under common control) is applied to the consolidation of Pacific with Shaanxi Tianren and Shaanxi Tianren with Huludao Wonder. The reverse merger accounting is applied to the consolidation of SkyPeople with Pacific.

Economic and Political Risks

The Company faces a number of risks and challenges as a result of having primary operations and marketing in the PRC. Changing political climates in the PRC could have a significant effect on the Company’s business.

Control by Principal Stockholders

The directors, executive officers and their affiliates or related parties own, beneficially and in the aggregate, the majority of the voting power of the outstanding shares of the Common Stock of the Company. Accordingly, the directors, executive officers and their affiliates, if they voted their shares uniformly, would have the ability to control the approval of most corporate actions, including increasing the authorized capital stock of the Company and the dissolution, merger or sale of the Company’s assets.

Cash and Cash Equivalents

For purposes of the statements of cash flows, cash and cash equivalents include cash on hand and demand deposits held by banks. Deposits held in financial institutions in the PRC are not insured by any government entity or agency.

As of December 31, 2008, the cash balance in financial institutions in the United States was $42,153. Accounts at these financial institutions are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. At December 31, 2008, the Company had no deposits which were in excess of the FDIC insurance limit.

Accounting for the Impairment of Long-Lived Assets

The long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technological or other industrial changes. The determination of recoverability of assets to be held and used is made by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets.

If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell. During the reporting periods there was no impairment loss.

Earnings Per Share

Basic earnings per Common Stock (“EPS”) are calculated by dividing net income available to common stockholders by the weighted average number of Common Stock outstanding during the period. Our Series A Convertible Preferred Stock is a participating security. Consequently, the two-class method of income allocation is used in determining net income available to common stockholders.

Diluted EPS is calculated by using the treasury stock method, assuming conversion of all potentially dilutive securities, such as stock options and warrants. Under this method, (i) exercise of options and warrants is assumed at the beginning of the period and shares of Common Stock are assumed to be issued, (ii) the proceeds from exercise are assumed to be used to purchase Common Stock at the average market price during the period, and (iii) the incremental shares (the difference between the number of shares assumed issued and the number of shares assumed purchased) are included in the denominator of the diluted EPS computation. The numerators and denominators used in the computations of basic and diluted EPS are presented in the following table.
	For the Year Ended December 31,
	2008	2007
NUMERATOR FOR BASIC AND DILUTED EPS
Net income (numerator for Diluted EPS)	$10,010,302	$7,596,403
Net income allocated to Preferred Stock	(1,716,767)	—
Net income to common stockholders (Basic)	$8,293,535	$7,596,403

DENOMINATORS FOR BASIC AND DILUTED EPS
Common Stock outstanding	22,230,334	22,006,173
	22,230,334	22,006,173
DENOMINATOR FOR BASIC EPS
Add: Weighted average preferred as if converted	4,601,627	-
Add: Weighted average stock warrants outstanding	-	-

DENOMINATOR FOR DILUTED EPS	26,831,961	22,006,173
EPS – Basic	$0.37	$0.35
EPS – Diluted	$0.37	$0.35

Shipping and Handling Costs

Shipping and handling amounts billed to customers in related sales transactions are included in sales revenues. The shipping and handling expenses of $1,344,484 and $625,416 for 2008 and 2007, respectively, are reported in the Consolidated Statement of Income as a component of selling expenses.

Accumulated Other Comprehensive Income

Accumulated other comprehensive income represents foreign currency translation adjustments.

Trade Accounts Receivable

During the normal course of business, we extend unsecured credit to our customers. Accounts receivable and other receivables are recognized and carried at the original invoice amount less an allowance for any uncollectible amount. Allowance is made when collection of the full amount is no longer probable. Management reviews and adjusts this allowance periodically based on historical experience, the current economic climate, as well as its evaluation of the collectability of outstanding accounts. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. Based on the information available to management, the Company believed that its allowance for doubtful accounts was adequate as of December 31, 2008. The Company evaluates the credit risks of its customers utilizing historical data and estimates of future performance.

Inventories

Inventories consist primarily of raw materials and packaging (which include ingredients and supplies) and finished goods (which includes finished juice in our bottling and canning operations). Inventories are valued at the lower of cost or market. We determine cost on the basis of the average cost or first-in, first-out methods.

Inventories consisted of:
	December 31, 2008	December 31, 2007
Raw materials and packaging	$611,755	$255,936
Finished goods	1,232,642	4,204,213
Inventories	$1,844,397	$4,460,149

Intangible Assets

The Company adopted the provisions of SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”), effective January 1, 2002. Under SFAS 142, goodwill and indefinite lived intangible assets are not amortized, but are reviewed annually for impairment, or more frequently, if indications of possible impairment exist. The Company has no indefinite lived intangible assets.

Revenue Recognition

We recognize revenue upon meeting the recognition requirements of Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition. Revenue from sales of the Company’s products is recognized upon shipment or delivery to its distributors or end users, depending upon the terms of the sales order, provided that persuasive evidence of a sales arrangement exists, title and risk of loss have transferred to the customer, the sales amount is fixed and determinable and collection of the revenue is reasonably assured. More than 69% of our products are exported either through distributors with good credit or to end-users directly. Of this amount, 80% of the revenue is exported through distributors. Our general sales agreement requires distributors to pay us after we deliver the products to them, which is not contingent on resale to end customers. Our credit term for distributors with good credit history is from 30 days to 90 days. For new customers, we usually require 100% advance payment for direct export sales. Advances from customers are recorded as unearned revenue, which is a current liability. Our payment terms with distributors are not determined by the distributor’s resale to the end customer. According to our past collection history, the bad debt rate of our accounts receivables is less than 0.5%. The problem of quality hardly occurred during production, storage and transportation due to our maintenance of strict standards during the entire process. Our customers have no contractual right of the return of products. Historically, we have not had any returned products. Accordingly, no provision has been made for returnable goods. We are not required to rebate or credit a portion of the original fee if we subsequently reduce the price of our product and the distributor still has right with respect to that product.

Advertising and Promotional Expense

Advertising and promotional costs are expensed as incurred. The Company incurred $32,835 and $12,945 in advertising and promotional costs for the years ended December 31, 2008 and 2007, respectively.

Estimates

The preparation of financial statements in conformity with United States’ Generally Accepted Accounting Principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. The significant areas requiring the use of management estimates include the provisions for doubtful accounts receivable, useful life of fixed assets and valuation of deferred taxes. Although these estimates are based on management’s knowledge of current events and actions management may undertake in the future, actual results may ultimately differ from those estimates.

Property, Plant and Equipment

Property, plant and equipment are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the useful lives of the assets. Major renewals and betterments are capitalized and depreciated; maintenance and repairs that do not extend the life of the respective assets are charged to expense as incurred. Upon disposal of assets, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in income. Depreciation related to property and equipment used in production is reported in cost of sales. Property, plant and equipment are depreciated over their estimated useful lives as follows:

Buildings	20-30 years
Machinery and equipment	10 years
Furniture and office equipment	5 years
Motor vehicles	5 years

	December 31, 2008	December 31, 2007
Machinery and equipment	$14,531,577	$13,672,861
Furniture and office equipment	226,929	200,266
Motor vehicles	194,262	193,899
Buildings	8,521,537	6,489,513
Subtotal	23,474,305	20,556,539
Less: accumulated depreciation	(4,970,756)	(2,992,392)
Net property and equipment	$18,503,549	$17,564,147

Depreciation expense included in general and administration expenses for the years ended December 31, 2008 and 2007 was $600,084 and $188,100, respectively. Depreciation expense included in cost of sales for the years ended December 31, 2008, and 2007 was $1,139,028 and $1,138,102, respectively.

During 2008, Shaanxi Tianren commenced construction on the expansion of its research and development center. This project covers an area of 2,000 square meters and will encompass additional space required for research and development laboratories. The expansion is currently in progress on the existing site of the factory in Jingyang County, Shaanxi Province. Related to this project, we have capitalized, as construction in progress, $1,211,933 during fiscal year 2008. This research and development center is expected to be completed by June 30, 2009. Our estimated future capital expenditure for this project is $1,026,017. Once it is completed, it will provide more space for our engineers to conduct research and development toward the goal of improving and facilitating our product line. The Company also completed a technology innovation and expansion project of $5,869,218 over its original industrial waste water processing facility located in the factory of Jingyang County in Shaanxi Province during the fiscal year 2008. This 600 square meter industrial waste water processing facility increases the capacity of waste water processing and recycling from the current 100 cubic meters per day to 300 cubic meters per day. The expanded industrial waste water processing facility enables the Company to increase its production capacity in the future and will be in compliance with local environmental laws.

In addition, Shaanxi Qiyiwangguo began construction on an industrial waste water processing facility and renovation of an employee building in the factory of Zhouzhi County in Shaanxi Province.

Shaanxi Qiyiwangguo previously leased a waste-water processing facility at an annual fee of approximately $11,600. This 1,118 square meter industrial waste water processing facility remains on schedule and once completed will process 1,200 cubic meters of waste water per day, which will meet the increasing production demands of Shaanxi Qiyiwangguo and will improve the use of recycled waste water. We capitalized $680,336 as construction in progress during 2008. This project is expected to be operational by the end of the third quarter of fiscal 2009. Our estimated future input for this project is $111,163. The newly built water processing facility in Shaanxi Qiyiwangguo will help the Company save on leasing fees and also enable the Company to increase its production capacity in the future.  Furthermore, it will be in compliance with local environmental laws.  In the fourth quarter of fiscal 2008, Shaanxi Qiyiwangguo began renovation of an employee building. We capitalized $11,149 as construction in progress during 2008. This project is expected to be completed by the first quarter of 2009. There will be no future input for this project.

Capitalized interest expenses of $39,473 are in construction in progress in accordance with FASB Statement of Financial Accounting Standards (“SFAS”) No. 34, Capitalization of Interest Cost. The source of the future investment in these three projects will be generated from our working capital and our current bank loans.

Long-term assets of the Company are reviewed annually to assess whether the carrying value has become impaired according to the guidelines established in Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. No impairment of assets was recorded in the periods reported.

Foreign Currency and Comprehensive Income

The accompanying financial statements are presented in U.S. dollars. The functional currency is the renminbi (“RMB”) of the PRC. The financial statements are translated into U.S. dollars from RMB at year-end exchange rates for assets and liabilities, and weighted average exchange rates for revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

On July 21, 2005, the PRC changed its foreign currency exchange policy from a fixed RMB/USD exchange rate into a flexible rate under the control of the PRC’s government. We use the closing rate method in currency translation of the financial statements of the Company.

RMB is not freely convertible into the currency of other nations. All such exchange transactions must take place through authorized institutions. There is no guarantee the RMB amounts could have been, or could be, converted into U.S. dollars at rates used in translation.

Taxes

Income tax expense is based on reported income before income taxes. Deferred income taxes reflect the effect of temporary differences between assets and liabilities that are recognized for financial reporting purposes and the amounts that are recognized for income tax purposes. In accordance with Statement of Financial Accounting Standards (“SFAS”) No.109, Accounting for Income Taxes, these deferred taxes are measured by applying currently enacted tax laws.

The Company has implemented SFAS No.109, Accounting for Income Taxes, which provides for a liability approach to accounting for income taxes. Deferred income taxes result from the effect of transactions that are recognized in different periods for financial and tax reporting purposes. The Company had no material adjustments to its liabilities for unrecognized income tax benefits according to the provisions of FIN 48.

Restrictions on Transfer of Assets Out of the PRC

Dividend payments by Shaanxi Tianren and its subsidiaries are limited by certain statutory regulations in the PRC. No dividends may be paid by Shaanxi Tianren without first receiving prior approval from the Foreign Currency Exchange Management Bureau. Dividend payments are restricted to 85% of profits, after tax.

Minority Interest in Subsidiaries

Minority interest represents the minority stockholders’ proportionate share of 1% of the equity of Shaanxi Tianren and 8.85% of the equity of Shaanxi Qiyiwangguo.

Accounting Treatment of the February 26, 2008 Private Placement

The shares held in escrow as Make Good Escrow Shares will not be accounted for on our books until such shares are released from escrow pursuant to the terms of the Make Good Escrow Agreement. During the time such Make Good Escrow Shares are held in escrow, they will be accounted for as contingently issuable shares in determining the diluted EPS denominator in accordance with SFAS 128.

Liquidated damages potentially payable by the Company under the Stock Purchase Agreement and the Registration Rights Agreement were accounted for in accordance with Financial Accounting Standard Board Staff Position EITF 00-19-2. Estimated damages at the time of closing were recorded as a liability and deducted from additional paid-in capital as costs of issuance. Liquidated damages determined later pursuant to the criteria for SFAS 5 were recorded as a liability and deducted from operating income.

Our failure to meet the timetables provided for in the Registration Rights Agreement have resulted in the imposition of liquidated damages, which are payable in cash to the Investors (pro rata based on the percentage of Series B Preferred Stock owned by the Investors at the time such liquidated damages shall have incurred) equal to fourteen percent (14%) of the Purchase Price per annum payable monthly based on the number of days such failure exists, which amount of liquidated damages, together with all liquidated damages that the Company may incur pursuant to the Registration Rights Agreement, the Warrant and the Stock Purchase Agreement, shall not exceed an aggregate of eighteen percent (18%) of the amount of the Purchase Price.

We initially filed with the SEC the registration statement on March 26, 2008, which date was before the filing date deadline of March 30, 2008 in the Registration Rights Agreement, because in the opinion of the counsel to the Company, the Company’s audited financials for the fiscal year 2007 were required to be included in the initial registration statement based on the applicable SEC rules. Therefore, we were required to have the registration statement declared effective by the SEC by July 24, 2008 (within 120 days after the initial filing date). On February 5, 2009, the registration statement was declared effective by the SEC.  We recorded liquidated damages of $254,301 in fiscal year 2008 for failure to meet the timetables provided for in the Registration Rights Agreement.

Research and Development

Shaanxi Tianren established a research and development institution with 41 research and development personnel as of December 31, 2008. Shaanxi Tianren also from time to time retains external experts and research institutions. Research and development expenses were $449,695 and $30,878 for the years ended December 31, 2008 and 2007, respectively.

New Accounting Pronouncements

We adopted Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standard (“SFAS”) No. 157, Fair Value Measurements (“SFAS 157”) on January 1, 2008 for financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. SFAS 157 defines fair value, establishes a framework for measuring fair value as required by other accounting pronouncements and expands fair value measurement disclosures. The provisions of SFAS 157 are applied prospectively upon adoption and did not have a material impact on our consolidated financial statements. The disclosures required by SFAS 157 are included in Note 14, “Note Payable,” to these consolidated financial statements.

We adopted SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115 (“SFAS 159”) as of January 1, 2008. SFAS 159 permits entities to elect to measure many financial instruments and certain other items at fair value. We did not elect the fair value option for any assets or liabilities which were not previously carried at fair value. Accordingly, the adoption of SFAS 159 had no impact on our consolidated financial statements.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (SFAS 162). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements that are presented in conformity with generally accepted accounting principles in the United States. This Statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles. The Company does not expect the implementation of this statement to have an impact on its results of operations or financial position.

In April 2008, the FASB issued FASB Staff Position (“FSP”) No. SFAS 142-3, Determination of the Useful Life of Intangible Assets (“FSP SFAS 142-3”). FSP SFAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”). The intent of FSP SFAS 142-3 is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141R (revised 2007), Business Combinations and other applicable accounting literature. FSP SFAS 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008 and must be applied prospectively to intangible assets acquired after the effective date. The adoption of this statement is not expected to have a material impact on our consolidated financial position or results of operations.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities. The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company does not expect that the adoption of SFAS No. 161 will have a material impact on its consolidated results of operations or financial position.

In February 2008, the FASB issued Staff Position No. FAS 157-2, which provides for a one-year deferral of the effective date of SFAS No. 157, Fair Value Measurements, for non-financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis.  The Company is evaluating the impact of this standard as it relates to the Company’s financial position and results of operations.

In December 2007, the SEC published Staff Accounting Bulletin (“SAB”) No. 110, which amends SAB No. 107 by extending the usage of a “simplified” method, as discussed in SAB No. 107, in developing an estimate of expected term of “plain vanilla” share options in accordance with SFAS No. 123 (revised 2004), Share-Based Payment. In particular, the SEC indicated in SAB 107 that it will accept a company’s election to use the simplified method, regardless of whether the company has sufficient information to make more refined estimates of expected term. The Company does not expect that the adoption of this SAB will have a material impact on its consolidated results of operations or financial position.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), Business Combinations, (“SFAS No. 141(R)”), and SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (“SFAS No. 160”). These new standards are the U.S. GAAP outcome of a joint project with the International Accounting Standards Board (“IASB”). SFAS No. 141(R) and SFAS No. 160 introduce significant changes in the accounting for and reporting of business acquisitions and noncontrolling interests in a subsidiary. SFAS No. 141(R) and SFAS No. 160 continue the movement toward the greater use of fair values in financial reporting and increased transparency through expanded disclosures. SFAS No. 141(R) changes how business acquisitions are accounted for and will impact financial statements at the acquisition date and in subsequent periods. SFAS No. 160 requires noncontrolling interests (previously referred to as minority interests) to be reported as a component of equity, which changes the accounting for transactions with noncontrolling interest holders. SFAS No. 141(R) and SFAS No. 160 are effective for our fiscal 2009. The Company has not completed its evaluation of the potential impact, if any, of the adoption of SFAS No. 141(R) and SFAS No. 160 on its consolidated financial position, results of operations and cash flows.

3.           SHARE EXCHANGE AND PRIVATE PLACEMENT FINANCING

Between February 22, 2008 and February 25, 2008, we entered into a series of transactions whereby we acquired 100% of the ownership interest in Pacific from the shareholders of Pacific in a share exchange transaction and raised $3,400,000 gross proceeds from certain accredited investors in a private placement transaction. These transactions, collectively hereinafter referred to as “Reverse Merger Transactions,” were consummated simultaneously on February 26, 2008, and as a result of the consummation of these transactions Pacific is now a wholly-owned subsidiary of the Company.

The following sets forth the material agreements that the Company entered into in connection with the Reverse Merger Transactions and the material terms of these agreements:

Share Exchange Agreement

On February 22, 2008, the Company and Terence Leong, the Company’s then Chief Executive Officer, entered into a Share Exchange Agreement with Pacific and all of the shareholders of Pacific (the “Share Exchange Agreement”). Pursuant to the Share Exchange Agreement, the shareholders of Pacific agreed to exchange 100 ordinary shares of Pacific, representing a 100% ownership interest in Pacific, for 1,000,000 shares of a newly designated Series A Convertible Preferred Stock of the Company, par value $0.001 per share (the “Share Exchange” or the “Share Exchange Transaction”).

Stock Purchase Agreement

In connection with the Share Exchange Transaction, on February 26, 2008, the Company entered into a Series B Convertible Preferred Stock Purchase Agreement (the “Stock Purchase Agreement”) with certain accredited investors (the “Investors”), pursuant to which the Company agreed to issue 2,833,333 shares of Series B Convertible Preferred Stock of the Company, par value $0.001 per share (“Series B Stock”) and warrants to purchase 7,000,000 shares of the Company’s Common Stock (the “Warrants”) to the Investors, in exchange for a cash payment in the amount of $3,400,000. Under the Stock Purchase Agreement, the Company also deposited 2,000,000 shares of the Series B Stock into an escrow account held by an escrow agent as Make Good Shares in the event the Company’s consolidated pre-tax income and pre-tax income per share, on a fully-diluted basis, for the years ended December 31, 2007, 2008 or 2009 are less than certain pre-determined target numbers.

On May 23, 2008, we amended the Company’s Articles of Incorporation and changed its name to SkyPeople Fruit Juice, Inc. to better reflect our business. A 1-for-328.72898 reverse stock split of the outstanding shares of Common Stock and a mandatory 1-for-22.006 conversion of Series A Preferred Stock, which had been approved by written consent of the holders of a majority of the outstanding voting stock, also became effective on May 23, 2008.

4.           CONVERTIBLE PREFERRED STOCK

The Series A Convertible Preferred Stock

In connection with the Share Exchange Transaction, we designated 1,000,000 shares of Series A Convertible Preferred Stock out of our total authorized number of 10,000,000 shares of Preferred Stock, par value $0.001 per share. Upon effectiveness of the 1-for-328.72898 reverse stock split of the outstanding shares of Common Stock on May 23, 2008, all the outstanding shares of Series A Preferred Stock were immediately and automatically converted into shares of Common Stock without any notice or action required by us or by the holders of Series A Preferred Stock or Common Stock (the “Mandatory Conversion”). In the Mandatory Conversion, each holder of Series A Preferred Stock received twenty two and 62/10,000 (22.0062) shares of fully paid and non-assessable Common Stock for every one (1) share of Series A held (the “Conversion Rate”).

Series B Convertible Preferred Stock

In connection with the Share Exchange Transaction, we designated 7,000,000 shares of Series B Convertible Preferred Stock out of our total authorized number of 10,000,000 shares of Preferred Stock, par value $0.001 per share. The Series B Convertible Preferred Stock is a participating security. No dividends are payable with respect to the Series B Preferred Stock and no dividends can be paid on our Common Stock while the Series B Preferred Stock is outstanding. Upon liquidation the holders are entitled to receive $1.20 per share (out of available assets) before any distribution or payment can be made to the holders of any junior securities.

The Company also deposited 2,000,000 shares of the Series B Stock into an escrow account to be held by an escrow agent as Make Good Shares in the event the Company’s consolidated pre-tax income and pre-tax income per share, on a fully-diluted basis, for the years ended December 31, 2007, 2008 or 2009 are less than certain pre-determined target numbers.

Upon effectiveness of the Reverse Split, each share of Series B Preferred Stock is convertible at any time into one share of Common Stock at the option of the holder. If the conversion price (initially $1.20) is adjusted, the conversion ratio will likewise be adjusted and the new conversion ratio will be determined by multiplying the conversion ratio in effect by a fraction, the numerator of which is the conversion price in effect before the adjustment and the denominator of which is the new conversion price.

5.           WARRANTS

In connection with the Share Exchange Transaction, on February 26, 2008, the Company entered into a Series B Convertible Preferred Stock Purchase Agreement (the “Stock Purchase Agreement”) with certain accredited investors (the “Investors”), pursuant to which the Company agreed to issue 2,833,333 shares of a newly designated Series B Convertible Preferred Stock of the Company, par value $0.001 per share (“Series B Stock”) and warrants to purchase 7,000,000 shares of the Company’s Common Stock (the “Warrants”) to the Investors, in exchange for a cash payment in the amount of $3,400,000.

The Warrants became exercisable after the consummation of a 1-for-328.72898 reverse split of our outstanding Common Stock, which was effective on May 23, 2008, and the 7,000,000 shares issuable upon exercise of such Warrants were not adjusted as a result of such reverse split.

6.           NOTE PURCHASE AGREEMENT

On February 26, 2008, the Company issued to Barron Partners an aggregate of 615,147 shares of Series B Stock in exchange for the cancellation of all principal and accrued interest aggregating approximately $5,055,418 on certain promissory notes of the Company held by Barron.

On February 22, 2008, the Company issued to Grover Moss an aggregate of 59,060 shares of Common Stock (post split) in exchange for the conversion of principal aggregating $398,000.

7.           ACQUISITION OF HULUDAO WONDER

On June 10, 2008, the Company completed the acquisition of Huludao for a total purchase price of RMB 48,250,000, or approximately U.S. $6,308,591.  The acquisition is accounted for according to FASB 141, appendix D, paragraphs 11 to 18, Transactions between Entities under Common Control. When accounting for a transfer of assets or exchange of shares between entities under common control, the entity that receives the net assets or the equity interests shall initially recognize the assets and liabilities transferred at their carrying amounts in the accounts of the transferring entity at the date of transfer and report results of operations for the period in which the transfer occurs as though the transfer of net assets or exchange of equity interests had occurred at the beginning of the period.  In this regard, some of the 2007 accounts have been reclassified to be comparable to  the 2008 presentation.

Prior to the June 2008 acquisition, Huludao Wonder was classified as a variable entity of Shaanxi Tianren according to FASB Interpretation No. 46: Consolidation of Variable Interest Entities (“V.I.E.”), an interpretation of ARB 51 (“FIN 46”). FIN 46R requires the primary beneficiary of the variable interest entity to consolidate its financial results with the variable interest entity. The Company had evaluated its relationship with Huludao and had concluded that Huludao Wonder was a variable interest entity for accounting purposes after June 2007 and prior to June 2008.

The following table summarizes the carrying value of Huludao Wonder’s assets and liabilities transfer:

ASSETS
Cash	$7,567
Accounts receivable, net	2,387,711
Other receivables	29,244
Inventory	57,948
Fixed assets	6,934,219
Intangible asset	3,262,566
Other assets	27,486
TOTAL ASSETS	$12,706,741

LIABILITIES
Accounts payable	$20,642
Other payables	101,603
Loans payable	6,275,905
TOTAL LIABILITIES	$6,398,150

NET ASSETS	$6,308,591

Pro Forma Financial Information

The unaudited pro forma financial information presented below summarizes the combined operating results of the Company and Huludao Wonder for the year ended December 31, 2007 as if the acquisition had occurred on January 1, 2007.

The pro forma financial information is presented for informational purposes only and is not necessarily indicative of the results of operations that would have been achieved had the acquisition taken place on January 1, 2007. The unaudited pro forma combined statements of operations combine the historical results of the Company and the historical results of the acquired entity for the periods described above.

PRO FORMA STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2007
	Historical Information of the Company(1)	Historical Information of the Acquired Entity (2)	Pro Forma Adjustments (3)	Pro Forma
	(Unaudited)	(Unaudited)		(Unaudited)
Net sales	$29,361,941	$1,775,241	$--	$31,137,182

Net income (loss)	$7,596,403	$(271,213)	$(34,432)	$7,290,758

Basic earnings per share	$0.35			$0.33
Diluted earnings per share	$0.35			$0.33

Basic weighted average common shares outstanding	22,006,173			22,006,173
Diluted weighted average common shares outstanding	22,006,173			22,006,173

               Note:  The currency exchange rate is based on the average exchange rate of the related period.

(1)	The historical operating results of the Company were based on the Company’s unaudited financial statements for the year ended December 31, 2007.
(2)	The historical information of Huludao was derived from the books and the records of Huludao for the five months ended May 30, 2007.

(3)
Pro forma adjustment was based on the assumption that the fair value of the fixed assets and intangible assets were amortized over the life of the assets, assuming the acquisition took place on January 1, 2007

8.           PAYABLE-ACQUISTION OF HULUDAO WONDER

As of December 31, 2007, payable of $1,818,418 represents balance owed to Huludao Wonder’s former owners upon acquisition.  Amount was paid off during 2008.

9.           INVENTORIES

Inventories consisted of the following:
	December 31,	December 31,
	2008	2007
Raw materials and packaging	$611,755	$255,936
Finished goods	1,232,642	4,204,213
Inventories	$1,844,397	$4,460,149

10.           INCOME TAX

Prior to 2007, the Company was subject to a 33% income tax rate by the PRC. The Company had no material adjustments to its liabilities for unrecognized income tax benefits according to the provisions of FIN 48. Shaanxi Tianren was awarded the status of a nationally recognized High and New Technology Enterprise in December 2006, which entitled Shaanxi Tianren to tax-free treatment for two years starting from 2007, and thereafter reduced income taxes at 50% of its regular income tax rate then effective from 2009 to 2010. In December 2007, the tax rate of Shaanxi Qiyiwangguo was reduced from 33% to 25%, effective beginning January 2008.

As the Company had no income generated in the United States, there was no tax expense or tax liability due to the Internal Revenue Service of the United States as of December 31, 2008.

The Company had no material adjustments to its liabilities for unrecognized income tax benefits according to the provisions of FIN 48. The current year tax was $2,231,140 and $1,109,160 for fiscal year 2008 and 2007, respectively. The Company has recorded no deferred tax assets or liabilities as of December 31, 2008 and 2007, since nearly all differences in tax basis and financial statement carrying values are permanent differences.

Income Tax Expenses	December 31, 2008	December 31, 2007
Current	$2,231,140	$1,109,160
Deferred	-	-
Total	$2,231,140	$1,109,160

11.           LAND USAGE RIGHTS

According to the laws of the PRC, the government owns all of the land in the PRC. Companies or individuals are authorized to possess and use the land only through land use rights granted by the PRC government. Accordingly, the Company paid in advance for land use rights. Prepaid land use rights are being amortized and recorded as lease expenses using the straight-line method over the use terms of the lease, which is 20 to 50 years. The amortization expenses were $160,005 and $128,544 for fiscal year 2008 and 2007, respectively.

12.           RELATED PARTIES RECEIVABLES AND PAYABLES

As of December 31, 2008, the Company had no outstanding loans to related entities with common owners and directors. During the year ended December 31, 2008, Pacific erroneously paid RMB 34,848,000, or approximately $5,007,850 based on the average rate of the year ended December 31, 2008, to its former shareholders, the Company’s director Xiaoqing Yan and its CEO, Yongke Xue as the result of a dividend declaration by Pacific in February 2008 (See Note 15). Because the recipients of the money were no longer shareholders of Pacific, the transaction has been treated for accounting purposes as an interest free loan. As of December 31, 2008, the directors and other related parties had returned the monies they received (along with amounts loaned to related parties prior to January 1, 2008) in cash in the amount of $5,506,229.

During the year ended December 31, 2008, the related party loan and advances to Hede of RMB 48,929,272 were credited against the purchase price that the Company paid for Huludao on June 10, 2008. The Company also paid off approximately $121,752 of its loans payable to related parties in the year ended December 31, 2008. The indebtedness of the Company to related entities with common owners and directors as of December 31, 2007 totaled $4,970,427 as follows. The loans were unsecured and bear no interest. These loans had no fixed payment terms.

Name of Related Party to Whom Loans were Given	December 31, 2007	Relation
Mr. Andu Liu	$22,177	Former shareholder of Shaanxi Tianren
Mr. Ke Lu	7,734	Manager of Shaanxi Tianren
Xi’an Hede Investment Consultation Company Limited	101,286	The Managing Director of Xi’an Hede is one of the family members of Shaanxi Tianren
Shaanxi Xirui Group Co., Ltd.	198,216	Shareholder of Shaanxi Qiyiwangguo
Yingkou Trusty Fruits Co., Ltd. (“Yingkou”)	77,212	Hede is a shareholder of Yingkou
Shaanxi Fruits Processing Co., Ltd.	73,629	Former Shaanxi Tianren
Total	$480,254

As of December 31, 2008, the indebtedness of the Company to its shareholders and related entities with common owners and directors was $23,452 as follows:

Name of Related Partyfrom Whom Loans wereReceived	December 31, 2008	Relation
Mr. Yongke Xue	$(23,452)	Former shareholder of Shaanxi Tianren
Total	$(23,452)

 As of December 31, 2007, the indebtedness of the Company to its shareholders and related entities with common owners and directors was $143,366 as follows:

Name of Related Partyfrom Whom Loans wereReceived	December 31, 2007	Relation
Mr. Guang Li	$(137)	Director of Shaanxi Tianren
Mr. Yongke Xue	(32,308)	Former shareholder of Shaanxi Tianren
Ms. Yuan Cui	(62,387)	Former shareholder of Shaanxi Tianren
Mr. Hongke Xue	(48,397)	President of Shaanxi Tianren
Ms. Xiaoqin Yan	(137)	Former shareholder of Shaanxi Tianren
Total	$(143,366)

13.           COMMON STOCK

As of December 31, 2008, the Company had 22,271,786 shares of Common Stock issued and outstanding and 3,448,480 shares of Series B Preferred Stock issued and outstanding (2,000,000 shares of the Series B Preferred Stock deposited in the escrow account are not included). Assuming all five year warrants to purchase 7,000,000 shares of Common Stock with an exercise price of $3.00 per share are exercised and all shares of Series B Preferred Stock are converted, the total number of shares of Common Stock to be issued and outstanding will be 32,720,266.

In the first quarter of 2008, the Company issued 31,941 shares of Common Stock as part of the settlement with its prior Chief Executive Officer, Burr D. Northrop, 37,098 shares of Common Stock to Walker Street Associates and its prior director, Joseph I. Emas, for the professional services that they provided, and 59,060 shares of Common Stock to Grover Moss for the conversion of principal under the obligation of $398,000 with the Company.

On February 26, 2008, the Company issued to Barron Partners an aggregate of 615,147 shares of Series B Stock in exchange for the cancellation of all principal and accrued interest aggregating approximately $5,055,418 on certain promissory notes of the Company held by Barron. The shares issued to Barron Partners were not affected by the 1-for-328.72898 reverse split of our outstanding Common Stock which was effective on May 23, 2008.

In connection with the Share Exchange Transaction in February 2008, the Company designated 1,000,000 shares of Series A Convertible Preferred Stock out of its total authorized number of 10,000,000 shares of Preferred Stock, par value $0.001 per share. In the Mandatory Conversion, each holder of Series A Preferred Stock was entitled to receive twenty two and 62/10,000 (22.0062) shares of fully paid and non-assessable Common Stock for every one (1) share of Series A held. The Company also agreed to issue 2,833,333 shares of a newly designated Series B Convertible Preferred Stock of the Company, par value $0.001 per share and warrants to purchase 7,000,000 shares of the Company’s Common Stock. Upon effectiveness of the Reverse Split on May 23, 2008, all the outstanding shares of Series A Preferred Stock were immediately and automatically converted into 22,006,173 shares of Common Stock. Each share of Series B Preferred Stock will be convertible at any time into one share of Common Stock at the option of the holder. The Warrants are exercisable after the Reverse Split. The 2,833,333 shares of Series B Convertible Preferred Stock and 7,000,000 shares issuable upon exercise of such Warrants were not adjusted as a result of the Reverse Split.

14.           NOTE PAYABLE

In the year ended December 31, 2008, the Company paid off RMB 98,800,000, or approximately $14,198,105 of short-term loans payable, and transferred RMB 15,000,000, or approximately $2,155,583 based on the average exchange rate for the year ended December 31, 2008 from long-term loans payable to short-term loans payable, which will be due in September 2009. The Company also entered into nine new short-term loan agreements with some local banks in China. As of December 31, 2008, the balance of these short-term loans totaled RMB 76,800,000 (U.S. $11,256,871 based on the exchange rate on December 31, 2008), with an interest rate ranging from 5.58% to 9.83% per annum. Of these loans, $5,247,343 are collateralized by land and buildings. These loans are due from May 2009 to October 2009.

During 2007, the Company borrowed a short-term loan from a bank in the amount of RMB 54,000,000 ($7,392,602 based on the exchange rate on December 31, 2007) with an interest rate ranging from 5.40% to 9.48% per annum due from January 2008 to September 2008. During December 2007, a short-term loan of RMB 720,000 ($985,680) was paid off. At December 31, 2007, the short -term loan balance was $6,406,922.

During 2007, the Company borrowed a long-term loan from a bank in the amount of RMB 15,000,000 ($2,053,501 based on the exchange rate on December 31, 2007) at the bank’s prime rate of 9.49% plus a floating rate per annum. The loan has a term of two years from the date of draw down. The principal of RMB 10,000,000 ($1,369,000) is due on July 10, 2009, and the balance of RMB 5,000,000 ($684,501) is due on September 20, 2009. At December 31, 2007, the long-term loan balance was $2,053,501.

Effective January 1, 2008, the Company adopted Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standard (“SFAS”) No. 157, Fair Value Measurements (“SFAS 157”) as it relates to financial assets and financial liabilities. The adoption of SFAS 157 did not have a material effect on our results of operations, financial position or liquidity.

The Company adopted SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115 as of January 1, 2008.  SFAS 159 permits entities to elect to measure many financial instruments and certain other items at fair value. We did not elect the fair value option for the Company’s loans payable. Therefore, valuation of the Company’s loans payable is not affected by the adoption of SFAS 157 and SFAS 159.

15.           DIVIDEND PAYMENT

On February 4, 2008, before the Share Exchange Transaction, the Board of Directors of Shaanxi Qiyiwangguo declared a cash dividend of RMB 20,553,592, or $2,953,665 based on the average rate for the year ended December 31, 2008, to its former shareholders. Since Shaanxi Tianren holds a 91.15% interest in Shaanxi Qiyiwangguo, RMB 18,734,599, (or $2,692,266) was paid to Shaanxi Tianren and RMB 1,818,993 (or $261,399) was paid to its minority interest holders. On the same date, the Board of Directors of Shaanxi Tianren declared a cash dividend of RMB 35,200,000 (or $5,058,434 based on the average exchange rate for the year ended December 31, 2008), to its shareholders. Since Pacific holds a 99% interest in Shaanxi Tianren, RMB 34,848,000 (or $5,007,850 based on the average exchange rate for the year ended December 31, 2008) was paid to Pacific and RMB 352,000 (or $50,584 based on the average exchange rate for the year ended December 31, 2008) was paid to its minority interest holders. The inter-company dividend was eliminated in the consolidated statement. The dividend paid to minority interest holders was RMB 2,170,993 (or $311,984 based on the average exchange rate for the year ended December 31, 2008).

In May 2008, Pacific erroneously paid RMB 34,848,000 (or $5,007,850 based on the average exchange rate for the year ended December 31, 2008) to its former shareholders as the result of a dividend declaration in February 2008. The monies were then returned to the Company in June 2008 (See Note 12).

16.           RELATED PARTY TRANSACTIONS

During the year ended December 31, 2007, the Company made a loan of $198,216 to Shaanxi Xirui Group Co. Ltd., which is a shareholder of the former Shaanxi Qiyiwangguo.

Yongke Xue, the Chairman of the Board, and Chief Executive Officer of the Company, owns 80% of the equity interest of Shaanxi Hede Investment Management Co., Ltd. (“Hede”), a PRC company. Xiaoqin Yan, a director of Shaanxi Tianren, owns the remaining 20% of Hede.

On May 31, 2007, Huludao Wonder was acquired by Hede at the fair market price of RMB 48,250,000, which was based on a third party valuation. At the time Hede acquired Huludao Wonder, both Hede and Shaanxi Tianren intended that Huludao Wonder would be sold to Shaanxi Tianren after a one-year holding period. The management of Shaanxi Tianren wanted an affiliate to run Huludao Wonder first to make sure there were no issues before it was conveyed to Shaanxi Tianren. Shaanxi Tianren participated significantly in the design of this purchase transaction, and the purchase price was agreed upon by the Board of Shaanxi Tianren. The purchase agreement under which Hede acquired Huludao Wonder required that installments of the purchase price be paid as follows: RMB 10,000,000 on June 10, 2007; RMB 20,000,000 before September 2007; and RMB 18,250,000 before March 31, 2008. Immediately following the acquisition, Hede leased to Shaanxi Tianren all of the assets and facilities of Huludao Wonder under a Lease Agreement dated June 2, 2007 between Hede and Shaanxi Tianren. The lease was for a term of one year from July 1, 2007 to June 30, 2008. The monthly rent under the lease was RMB 300,000 (approximately $43,972 based on the exchange rate on December 31, 2008). Upon execution of the lease, Hede was paid RMB 1.8 million, representing the first 6 months rent, and a refundable security deposit of RMB 1.2 million.

In January 2008, Shaanxi Tianren paid rental expense of RMB 11,038 (approximately $1,618 based on the exchange rate on December 31, 2008) to the landlord of Hede’s office space on behalf of Hede.

In May 2008, Shaanxi Tianren paid to Hede an aggregate amount of RMB 1,500,000 (approximately $219,861 based on the exchange rate on December 31, 2008) of rent for the period from January to May 2008 pursuant to the Huludao Wonder Lease. In the same month, Shaanxi Tianren assumed Hede’s obligation of RMB 18,000,000 (approximately $2,638,329 based on the exchange rate on December 31, 2008) for the balance of the purchase price for Huludao Wonder.

On May 31, 2008, Shaanxi Tianren entered into a Stock Transfer Agreement with Hede. Under the terms of the Stock Transfer Agreement, Hede agreed to transfer all its stock ownership of Huludao Wonder to Shaanxi Tianren for a total price of RMB 48,250,000 (approximately $6,308,591 based on the exchange rate on June 1, 2007). The sale was closed on June 10, 2008. As of May 31, 2008, Shaanxi Tianren had a related party receivable of RMB 48,928,272 from Hede, which was credited against the purchase price (so that Shaanxi Tianren did not pay any cash to Hede for the purchase) and the remaining balance of the loans and advances of RMB 679,272 (approximately $99,564 based on the exchange rate on December 31, 2008) to Hede was repaid to the Company on June 11, 2008.

On February 26, 2008, simultaneously with the consummation of the Share Exchange Agreement and Stock Purchase Agreement described herein, pursuant to an oral agreement with the Company and Barron Partners, the Company issued an aggregate of 615,147 shares of Series B Preferred Stock to Barron in exchange for the cancellation of (a) all indebtedness of the Company to Barron Partners under certain outstanding convertible promissory notes issued to Barron Partners during the period from September 30, 2004 to February 2008 to evidence loans made by Barron Partners to the Company for working capital needs in the ordinary course of business, and (b) all liquidated damages payable to Barron Partners (including all amounts as well as any amounts which would become payable in the future as a result of continuing failures) as a result of the failure of the Company to have registered under the Securities Act of 1933 as amended (the “Securities Act”) for resale by Barron Partners the Common Stock of the Company issuable upon conversion of such convertible promissory notes under various registration rights agreements between the Company and Barron Partners entered into in connection with the foregoing loans.

As of the date of this Annual Report, Barron Partners beneficially owns 10,159,265 shares of the Company’s Common Stock (approximately 31.3% of the Common Stock) and is a selling stockholder herein. The oral agreement with Barron Partners was approved by the Chief Executive Officer of the Company.

The total amount of principal and accrued interest under all convertible promissory notes which were cancelled aggregated approximately $1,735,286 and the total amount of accrued liquidated damages which were cancelled aggregated approximately $3,320,132. All of the convertible promissory notes bore interest at the rate of 8% per annum and were convertible into shares of Common Stock at a conversion rate of one share of Common Stock for every $8.21822 of principal converted. The registration rights agreements provided for liquidated damages to accrue at the rate of 36% per annum of the note principal in the event that the registration statements to register the underlying shares were not declared effective by the required deadline.

The number of shares of Series B Stock that were issued to Barron Partners pursuant to the agreement was determined by dividing the aggregate indebtedness cancelled ($5,055,418) by $8.1822 per share (which was the rate at which one share of Common Stock was issuable for principal under the convertible promissory notes). In lieu of issuing Common Stock, the Company and Barron Partners agreed that Barron Partners would be issued Series B Stock (which upon consummation of the Reverse Split became convertible into Common Stock on a share for share basis).

The issuance of the Series B Preferred Stock was accomplished in reliance upon Section 4 (2) of the Securities Act.

17.           CONTINGENCIES

The Company has not, historically, carried any property or casualty insurance and has never incurred property damage or incurred casualty losses. Management feels the chances of such an obligation arising are remote. Accordingly, no amounts have been accrued for any liability that could arise from a lack of insurance.

Deposits in banks in the PRC are not insured by any government entity or agency, and are consequently exposed to risk of loss. Management believes the probability of a bank failure, causing loss to the Company, is remote.

18.           CONCENTRATIONS, RISKS AND UNCERTAINTIES

The Company does not have concentrations of business with customers constituting greater than 10% of the Company’s revenue in fiscal year 2008 and 2007. Sales to our five largest customers accounted for approximately 34% and 29% of our net sales during the years ended December 31, 2008 and 2007, respectively.

The Company has not experienced any significant difficulty in collecting its accounts receivable in the past and is not aware of any financial difficulties being experienced by its major customers. There was bad debt expense of $17,690 and $0 during the years ended December 31, 2008 and 2007, respectively.

The Company does not have concentrations of business with vendors constituting greater than 10% of the Company’s purchases in fiscal year 2008 and 2007.

19.           NEW LEASE AGREEMENT

On June 23, 2008, Shaanxi Tianren entered into a lease agreement for China office space. The lease has a term of one year, with a commencement date of July 1, 2008 and covers approximately 1,400 total rentable square meters. The annual rent is  RMB 674,000, or approximately $96,858. Our new address is 16F, National Development Bank Tower, No.2 Gaoxin 1st Road, Hi-Tech Industrial Zone, Xi’an, Shaanxi Province, PRC 710075. Our phone number is 011-86-29-88377001. The Company is planning to purchase the leased offices from Zhonghai Trust Co., Ltd. The negotiation is still in process as of the filing date of this Form 10-K.

20.           OTHER ASSETS

Other assets as of December 31, 2008 included RMB 15,000,000 of deposits to purchase Yingkou Trusty Fruits Co., Ltd. (“Yingkou”). On June 1, 2008, Shaanxi Tianren entered into a memorandum agreement with Xi’an Dehao Investment Consultation Co. Ltd. (“Dehao”). Under the term of the agreement, Dehao agreed to transfer 100% of the ownership interest of Yingkou to Shaanxi Tianren. Shaanxi Tianren is required to make a refundable down payment of RMB 15,000,000, or approximately $2,198,608 based on the exchange rate of December 31, 2008, to Dehao as a deposit for the purchase. The acquisition is in the negotiating process with Dehao and also a third party market value evaluation is in process. The acquisition is targeted to be complete in the second quarter of fiscal 2009.

21.            SUBSEQUENT EVENT

Our registration statement to register for resale an aggregate of 9,833,333 shares of the Common Stock issuable upon conversion of our Series B Convertible Preferred Stock and warrants to purchase Common Stock which we sold to two Investors pursuant to a Stock Purchase Agreement on February 26, 2008 was declared effective by the Securities and Exchange Commission on February 5, 2009..  We recorded liquidated damages of $254,301 in fiscal year 2008 due to the failure to meet the timetables provided for in the Registration Rights Agreement with such Investors which was entered into in connection with the Stock Purchase Agreement.